As filed with the Securities and Exchange Commission on December 12, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

1ST UNITED BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Florida	6022	65-0925265
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One North Federal Highway
Boca Raton, Florida 33432
561-362-3435
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

JOHN MARINO
President
1st United Bancorp, Inc.
One North Federal Hwy.
Boca Raton, Florida 33432
(561) 362-3435
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Michael V. Mitrione, Esq. David C. Scileppi, Esq. Gunster, Yoakley & Stewart, P.A. 777 S. Flagler Drive, Suite 500 East West Palm Beach, Florida 33401 Telephone: (561) 650-0553	John P. Greeley, Esq. Smith Mackinnon, P.A. 255 S. Orange Avenue, Suite 800 Orlando, Florida 32801 Telephone: (407) 843-7300

          Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective and the satisfaction of waiver of all other conditions to closing of the Merger described herein.

          If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

          If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, par value $.01 per share	-	n/a	$39,944,418	$4,578

(1)

This Registration Statement relates to common stock of the Registrant issuable to holders of common stock of Anderen Financial, Inc. in the proposed acquisition of Anderen Financial, Inc. by the Registrant. Pursuant to Rule 457(f)(2), the registration fee was computed on the basis of $8.07, the book value of common stock of Anderen Financial, Inc. as of September 30, 2011, and 4,949,742 shares, the maximum number of Anderen Financial, Inc. shares that may be exchanged for the shares being registered.

(2)	Pursuant to Rule 457(o), the registration fee has been calculated on the basis of the maximum offering price, and the number of shares being registered has been omitted.

          The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 12, 2011

PROXY STATEMENT OF ANDEREN FINANCIAL, INC.	PROSPECTUS OF 1ST UNITED BANCORP, INC.

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

          The boards of directors of Anderen Financial, Inc. (“AFI”) and 1st United Bancorp, Inc. (“Bancorp”) have each unanimously approved a merger (the “Merger”) of AFI with and into Bancorp according to the terms of an Agreement and Plan of Merger dated October 24, 2011 (the “Merger Agreement”). If the Merger is completed, Bancorp will be the surviving financial holding company and 1st United Bank will be the surviving bank. Before we can complete the Merger, the holders of a majority of the outstanding shares of AFI must approve and adopt the Merger Agreement and the Merger.

          If the Merger is completed, each share of AFI common stock will be converted into the right to receive cash and/or stock consideration equal to the value of the Per Share Consideration (as defined in the Merger Agreement) as calculated at the effective time of the Merger (“Effective Time”). The Per Share Consideration depends upon two variables: (i) the average of the daily closing sales prices during the regular session of one share of Bancorp common stock as reported on the Nasdaq Global Market (“Nasdaq”) for the 20 consecutive full trading days in which such shares are traded on the Nasdaq ending at the close of trading on the fifth full trading day preceding the Effective Time (the “Average Closing Price”) and (ii) AFI’s adjusted tangible book value determined as of the month immediately preceding the Effective Time.

          The value of the Merger consideration will fluctuate with the market price of Bancorp common stock and the tangible book value of AFI. A table showing the cash and stock consideration that would be paid to AFI shareholders under various hypothetical circumstances is provided beginning on page 44. Although you will elect which type of consideration you will receive for your shares of AFI common stock, shareholder elections may be subject to mandatory allocation procedures intended to ensure that the total consideration paid to AFI shareholders will be approximately 50% in cash and 50% in Bancorp common stock.

          Shares of Bancorp common stock are traded on the Nasdaq Global Market under the symbol “FUBC”. AFI common stock is not traded on any securities exchange nor is there an established trading market for AFI common stock. The closing price for a share of Bancorp common stock on [●], 2012 was $[●]. The last known sales price for a share of AFI common stock of which management is aware was $[●] on [●].

          AFI’s board of directors unanimously recommends that you vote FOR approval and adoption of the Merger Agreement and the Merger and urges you to sign and date the enclosed proxy card and return it promptly in the enclosed envelope to make sure that your vote is counted.

          You should read this entire proxy statement/prospectus and the documents incorporated by reference herein carefully because they contain important information about the Merger. In particular, you should read carefully the information under the section entitled “RISK FACTORS” beginning on page 12.

          The shares of Bancorp common stock to be issued to AFI’s shareholders in the Merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Merger described in this proxy statement/prospectus or the Bancorp common stock to be issued in connection with the Merger, or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

          This proxy statement/prospectus is dated [●], 2012, and is first being mailed to AFI’s shareholders on or about [●], 2012.

Anderen Financial, Inc.
3450 East Lake Road
Palm Harbor, Florida 34685
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on [●], 2012

To the shareholders of
Anderen Financial, Inc.:

          You are cordially invited to attend a Special Meeting of Shareholders of Anderen Financial, Inc. (“AFI”) to be held at [●] on [●], 2012 at [●], local time (the “Special Meeting”).

          At the meeting, you will be asked to consider and vote upon the following matters:

          1. To approve and adopt the Merger Agreement and the Merger, pursuant to which, among other things, (i) AFI will merge with and into 1st United Bancorp, Inc., with 1st United Bancorp, Inc. being the surviving financial holding company, and (ii) Anderen Bank will merge with and into 1st United Bank, with 1st United Bank being the surviving bank.

          2. To approve a proposal to grant discretionary authority to the persons named as proxies to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Merger.

          3. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

          These proposals are described more fully in the attached proxy statement/prospectus. You should carefully review all of the information set forth in the attached proxy statement/prospectus, including without limitation, the matters discussed under “RISK FACTORS.” Only AFI shareholders of record at the close of business on [●], are entitled to notice of, and to vote at, the Special Meeting or any adjournment of the Special Meeting. At the close of business on [●], there were [●] shares of AFI common stock outstanding and entitled to vote.

          Whether you expect to attend the meeting in person or not, it is important that your shares be represented. Please use the enclosed proxy card to vote on the matters to be considered at the Special Meeting by signing and dating the proxy card and mailing it promptly in the enclosed envelope. Returning a signed proxy card will not prevent you from attending the meeting and voting in person if you wish to do so.

          A holder of AFI common stock who complies with the provisions of Florida law relating to appraisal rights applicable to the Merger is entitled to assert appraisal rights under the Florida appraisal rights law, a copy of which is attached as Annex B to this proxy statement/prospectus. Whether you attend the meeting or not, you may revoke a previously granted proxy at any time before it is voted by submitting to AFI’s corporate secretary a duly executed revocation of proxy bearing a later date or by appearing and voting in person at the Special Meeting. You may revoke a proxy by any of these methods, regardless of the method used to deliver your previous proxy. Attendance at the meeting without voting will not itself revoke a proxy.

          The affirmative vote of the holders of a majority of the shares of AFI common stock outstanding on [●] is required for the approval of Proposal No. 1 regarding approval and adoption of the Merger Agreement and the Merger and Proposal No. 2 regarding adjournment of the Special Meeting. The Board of Directors of AFI unanimously recommends that you vote “FOR” each of the proposals described in the attached materials.

By Order of the Board of Directors
Very truly yours,
/s/ Charles Allcott, III
Charles Allcott, III
Chairman and Chief Executive Officer
Palm Harbor, Florida
[●], 2012

WHERE YOU CAN FIND MORE INFORMATION

          This proxy statement/prospectus incorporates important business and financial information about Bancorp from documents that are filed with the Securities and Exchange Commission (referred to in this proxy statement/prospectus as the “SEC”) but that are not included in or delivered with this proxy statement/prospectus. You can obtain Bancorp’s documents incorporated by reference in this proxy statement/prospectus without charge by requesting them in writing or by telephone from Bancorp at the following address:

1st United Bancorp, Inc.
One North Federal Highway
Boca Raton, Florida 33432
Attention: John Marino, President
Telephone: (561) 362-3400

          Shareholders of AFI requesting Bancorp documents should do so no later than [●], 2012 in order to receive them before the Special Meeting. You may also obtain these documents at the SEC’s website, “www.sec.gov” and you may obtain certain of these documents at Bancorp’s website, “www.1stunitedbankfl.com” by selecting the tab entitled “Investor Relations” and then selecting the tab entitled “News & Filings.” Other information contained on Bancorp’s website is expressly not incorporated by reference into this proxy statement/prospectus.

          If you have any questions, or need assistance in completing and returning your proxy, you may contact AFI at the following address and telephone number:

Anderen Financial, Inc.
3450 East Lake Road
Palm Harbor, Florida 34685
Attention: John R. Warren
Telephone: (727) 771-4655

          See “WHERE YOU CAN FIND MORE INFORMATION” on page 93.

IMPORTANT NOTICE FOR AFI’S SHAREHOLDERS

          This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction in which or to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer, or proxy solicitation.

          You should rely only on the information contained in this proxy statement/prospectus in voting your shares at the Special Meeting. Neither AFI nor Bancorp has authorized anyone to provide you with information that is different from, or in addition to what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [●], 2012. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in the affairs of AFI or Bancorp since the date of this proxy statement/prospectus.

          Except where the context indicates otherwise, references to “AFI” refer to Anderen Financial, Inc. and its consolidated subsidiaries and references to “Bancorp” refer to 1st United Bancorp, Inc. and its consolidated subsidiaries. References to “Anderen Bank” refer to Anderen Bank, AFI’s wholly-owned subsidiary bank, and Anderen Bank’s wholly-owned subsidiary “AFI Holdings, Inc.” References to “1st United Bank” refer to 1st United Bank, Bancorp’s wholly-owned subsidiary bank. References to “we”, “us”, or “our” refer to both AFI and Bancorp.

-i-

-ii-

(continued)

-iii-

(continued)

Page

LEGAL MATTERS	93

EXPERTS	93

OTHER MATTERS	93

WHERE YOU CAN FIND MORE INFORMATION	93

ANNEXES

AGREEMENT AND PLAN OF MERGER	A

APPRAISAL RIGHTS PROVIDED BY THE FLORIDA BUSINESS CORPORATION ACT	B

FAIRNESS OPINION OF SANDLER O’NEILL & PARTNERS, L.P.	C

-iv-

QUESTIONS AND ANSWERS

          In the following questions and answers, we highlight material information from this proxy statement/prospectus, but we have not included all of the information that may be important to you regarding the Merger and the transactions contemplated by the Merger Agreement. To better understand the Merger and the transactions contemplated by the Merger Agreement, you should carefully read this entire proxy statement/prospectus, including the annexes. See “WHERE YOU CAN FIND MORE INFORMATION” on pages i and 93 of this proxy statement/prospectus.

Q(1):	WHAT AM I BEING ASKED TO APPROVE?

A:

You are being asked to approve and adopt the Merger Agreement and the Merger and the transactions contemplated by the Merger Agreement providing for, among other things, (i) the merger of AFI with and into Bancorp with Bancorp being the surviving financial holding company, and (ii) the merger of Anderen Bank with and into 1st United Bank, with 1st United Bank being the surviving bank. You are also being asked to approve a proposal to grant discretionary authority to those persons named as proxies to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Merger.

Q(2):	WHY IS AFI MERGING WITH BANCORP?

A:

Your board of directors believes that the Merger will enable AFI shareholders to hold stock in a larger and more diversified entity. Your board also believes the Merger will enable AFI to offer its customers more products and services. Based upon these and other factors, we believe that the Merger is in the best interest of the AFI shareholders. We provide the background and more detailed reasons for the Merger, starting on page 19.

Q(3):	HOW DOES MY BOARD OF DIRECTORS RECOMMEND I VOTE ON THE MERGER AGREEMENT?

A:

The AFI board of directors unanimously recommends that you vote “FOR” the Merger and the transactions contemplated by the Merger Agreement. Additionally, the directors of both AFI and Anderen Bank have signed shareholder voting agreements that obligate these directors to vote in favor of the approval and adoption of the Merger Agreement and the Merger.

Q(4):	AS AN AFI SHAREHOLDER, WHAT WILL I RECEIVE IN THE MERGER?

A:

If the Merger is completed, each share of AFI common stock will be converted into the right to receive cash consideration, stock consideration, or a combination of cash and stock consideration as each AFI shareholder may elect. The value of the consideration received will be equal to the Per Share Consideration, as defined in the Merger Agreement. The Per Share Consideration is based on two variables, AFI’s adjusted tangible book value determined as of the month immediately preceding the Effective Time and in accordance with the Merger Agreement (“AFI Tangible Book Value”) and the Average Closing Price, and is determined as follows:

▪

if the Average Closing Price is equal to or between $5.37 and $6.50, then the Per Share Consideration will equal the AFI Tangible Book Value divided by the total number of shares of AFI common stock issued and outstanding at the Effective time (the “AFI Per Share Tangible Book Value”);

▪

if the Average Closing Price is less than $5.37, then the Per Share Consideration will be equal to the AFI Per Share Tangible Book Value, multiplied by an adjustment factor obtained by dividing (i) the sum of the Average Closing Price plus $5.37, by (ii) $10.74; and

▪

if the Average Closing Price is greater than $6.50, then the Per Share Consideration will be equal to the AFI Per Share Tangible Book Value, multiplied by an adjustment factor obtained by dividing (i) the sum of the Average Closing Price plus $6.50, by (ii) $13.00.

For a discussion of the computation of the Per Share Consideration, see the section entitled “THE MERGER AGREEMENT – What You Will Receive in the Merger.” The value of the Per Share Consideration will fluctuate with the market price of Bancorp common stock and the AFI Tangible Book Value. You should obtain current stock price quotations for Bancorp common stock. You can get a quotation from a newspaper, on the Internet or by calling your broker. For illustrative purposes only, based on the Average Closing Price of

Bancorp common stock as determined on [●] and the AFI Tangible Book Value as of [●], for each of your shares of AFI common stock exchanged you would receive either approximately $[●] in cash or approximately [●] shares of Bancorp common stock, depending on the election made. If you elected to receive mixed consideration (i.e. 50% in cash and 50% in stock) or if you did not make an election you would receive approximately half of both foregoing amounts for each share of AFI common stock exchanged. The actual Per Share Consideration you will receive cannot be determined until the Effective Time. A chart showing Merger consideration under various hypothetical circumstances is provided beginning on page 44 of this proxy statement/prospectus.

Q(5):	WHEN MUST I ELECT THE TYPE OF MERGER CONSIDERATION THAT I PREFER TO RECEIVE?

A:

If you wish to elect the type of consideration you receive in the Merger, you should carefully review and follow the instructions set forth in the form of election, which is included in this mailing. You will need to sign, date and complete the election form and return it to AFI in the enclosed envelope, on or prior to the election deadline, which is 5:00 p.m. on the day of the Special Meeting. If you do not submit a properly completed and signed form of election to AFI by the election deadline, you will receive consideration in the form of approximately 50% in cash and 50% in Bancorp common stock. Cash will be paid in lieu of fractional shares of Bancorp common stock.

Q(6):	WILL I RECEIVE THE FORM OF CONSIDERATION I ELECT?

A:

The form of consideration you actually receive in connection with the Merger may differ from the form of consideration that you elect to receive. This is because the consideration to be received by each AFI shareholders is subject to allocation procedures that are intended to ensure that approximately 2,474,871 shares of AFI common stock (approximately 50% of the total number of shares of AFI common stock outstanding immediately prior to the Effective Time) will be converted into shares of Bancorp common stock, and the remaining shares of AFI common stock will be converted into cash.

Q(7):	WILL I RECEIVE FRACTIONAL SHARES OF BANCORP COMMON STOCK AS PART OF THE MERGER CONSIDERATION?

A:

No. Bancorp will not issue any fractional shares of Bancorp common stock in the Merger. Instead, Bancorp will pay you the cash value of any fractional shares measured by the Average Closing Price as set forth in the Merger Agreement.

Q(8):	WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:

We expect to complete the Merger during the second quarter of 2012. The Merger must be approved by holders of a majority of the outstanding shares of AFI common stock and by certain regulatory agencies, including the Florida Office of Financial Regulation (“OFR”) and the Board of Governors of the Federal Reserve. Additionally, consummation of the Merger is conditioned upon Bancorp’s receipt of the Federal Deposit Insurance Corporation’s (“FDIC”) consent pursuant to certain shared-loss agreements between 1st United Bank and the FDIC as more fully described in this proxy statement/prospectus on page 55.

Q(9):	WHAT ARE THE U.S. TAX CONSEQUENCES OF THE MERGER TO ME?

A:

We expect that for U.S. federal income tax purposes, the Merger will be considered a tax-free reorganization, which means that the exchange of AFI common stock for Bancorp common stock generally will not cause you to recognize any gain or loss. You may, however, have to recognize gain in connection with any cash received in the Merger. In addition, a shareholder who successfully pursues his or her dissenters’ rights and receives the fair value of his or her shares of AFI common stock will recognize gain or loss on the exchange of his or her shares for cash. We urge you to consult your own tax advisers as to the specific tax consequences of the Merger to you.

We provide a more detailed review of the U.S. federal income tax consequences of the Merger beginning on page 31 of this proxy statement/prospectus.

Q(10):	DO I HAVE RIGHTS TO DISSENT FROM THE MERGER?

A:

Yes. If you are an AFI shareholder and you follow the procedures prescribed by Florida law, you may dissent from the Merger and receive the fair value of your shares of AFI common stock. To perfect your appraisal rights, you must precisely follow the required statutory procedures. To the extent you comply with the appraisal rights requirements, the fair value of your AFI shares, determined in the manner prescribed by Florida law, which may be more or less than the value of the Per Share Consideration you would receive in the Merger if you do not dissent, will be paid to you in cash. This cash payment will be fully taxable to you.

Q(11):	WHAT SHOULD I DO NOW TO VOTE MY SHARES?

A:

After you have thoroughly reviewed this proxy statement/prospectus and the materials incorporated by reference herein, simply indicate on your proxy card how you want to vote, sign it and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at the Special Meeting.

If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve and adopt the Merger Agreement and the Merger, and in favor of the adjournment proposal. If you do not sign and send in your proxy or attend and vote in favor of the proposal to approve and adopt the Merger Agreement and the Merger at the Special Meeting, your failure to vote will not count as a vote in favor of or against the Merger. Failure to vote against the Merger will not result in a waiver of your right to appraisal. However, the failure to vote or a vote against the Merger, alone, will not perfect your appraisal rights under Florida law.

The Special Meeting will be held at [●] and is scheduled for [●], 2012 at [●]. You are invited to the meeting to vote your shares in person rather than signing and mailing your proxy card. If you do sign your card, you can take back your proxy up to and including the time of the vote at the Special Meeting and either change your vote or attend the Special Meeting and vote in person. We provide more detailed instructions about voting beginning on page 17.

Q(12):	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:

No. After the Merger is completed, you will be sent written instructions explaining how to exchange your AFI common stock certificates for Bancorp common stock certificates and the cash portion of the Merger consideration, as applicable.

Q(13):	WILL I BE ABLE TO SELL THE SHARES OF BANCORP COMMON STOCK THAT I RECEIVE IN THE MERGER?

A:

Yes, in most cases. The shares of Bancorp common stock to be issued in the Merger will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and listed on the Nasdaq Global Market. However, certain shareholders who are deemed to be “affiliates” of Bancorp under the Securities Act (generally directors and executive officers of Bancorp and shareholders holding 10% or more of the outstanding shares of common stock of Bancorp) must abide by certain transfer restrictions under the Securities Act.

Q(14):	WHO CAN HELP ANSWER MY QUESTIONS?

A:	If you want additional copies of this proxy statement/prospectus, or if you want to ask any questions about the Merger, you should contact:

John R. Warren
Anderen Financial, Inc.
3450 East Lake Road
Palm Harbor, Florida 34685
(727) 771-4655

SUMMARY

          This summary, together with the section of this proxy statement/prospectus entitled “QUESTIONS AND ANSWERS REGARDING THE SPECIAL MEETING,” highlights material information from this proxy statement/prospectus and may not contain all of the information about the Merger that is important to you. For a more complete description of the terms of the Merger, you should read carefully this entire proxy statement/prospectus and all of its annexes, including the Merger Agreement, which is attached as Annex A, before voting on the proposals.

The Merger and the Merger Agreement (see pages 19 and 43)

          Under the terms of the Merger Agreement, Bancorp will acquire AFI through the merger of AFI with and into Bancorp. In addition, Bancorp will acquire Anderen Bank through the merger of Anderen Bank with and into 1st United Bank. Bancorp will be the surviving financial holding company and 1st United Bank will be the surviving bank subsidiary following the Merger. The Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference. You are encouraged to read the entire Merger Agreement carefully, as it is the primary legal document that governs the Merger.

Parties to the Merger (see page 19)

Anderen Financial, Inc.
3450 East Lake Road
Palm Harbor, Florida 34685
(727) 771-4655

          AFI is a bank holding company headquartered in Palm Harbor, Florida providing a wide range of business and consumer financial services. AFI was incorporated under the laws of the State of Florida on October 26, 2006. Anderen Bank was chartered under the laws of the State of Florida in 2007 and has three banking offices in the Tampa Bay area and one office in Winter Park, Florida. For more information about AFI, go to www.anderenbank.com. By making reference to this website, the information contained in the website is not intended to be incorporated into this proxy statement/prospectus. The website should not be considered a part of this proxy statement/prospectus. As of September 30, 2011, AFI had total consolidated assets of $205.5 million, consolidated total net loans of $140.9 million, consolidated total deposits of $165.2 million, and consolidated shareholders’ equity of $39.9 million.

1st United Bancorp, Inc.
One North Federal Highway
Boca Raton, Florida 33432
(561) 362-3435

          Bancorp is a financial holding company headquartered in Boca Raton, Florida providing consumer lending, commercial lending, deposit services, cash management services, residential lending and safe deposit services. Bancorp was incorporated in 2000 and has grown from its original one location to its existing 19 banking centers, including seven banking centers in the Tampa Bay area acquired from the FDIC-assisted acquisition of Old Harbor Bank. Bancorp’s operations are conducted from its main office located in Boca Raton, Florida, with banking centers from the Treasure Coast to South Florida including Brevard, Broward, Indian River, Miami-Dade, and Palm Beach Counties, in addition to the Tampa Bay area. For more information about Bancorp, go to www.1stunitedbankfl.com. By making reference to this website, the information contained in the website is not intended to be incorporated into this proxy statement/prospectus. The website should not be considered a part of this proxy statement/prospectus. As of September 30, 2011, Bancorp had total consolidated assets of $1.247 billion, consolidated total loans of $787.7 million, consolidated total deposits of $1.005 billion, and consolidated shareholders’ equity of $214.3 million. The foregoing amounts do not include the assets and liabilities acquired and assumed by 1st United Bank in its FDIC-assisted acquisition of Old Harbor Bank on October 21, 2011. In that transaction, 1st United Bank agreed to assume all of the deposits (other than depository organization-brokered deposits) and purchase substantially all of the assets of Old Harbor Bank, headquartered in Clearwater, Florida. The assets purchased by 1st United Bank at the carrying value of Old Harbor Bank included approximately $144.8 million in loans and $3.0 million in other real estate owned and the deposits assumed amounted to approximately $209.5 million.

What You Will Receive in the Merger (see page 43)

          If the Merger is completed, each share of AFI common stock will be converted into the right to receive cash consideration, stock consideration, or a combination of cash and stock consideration, as each AFI shareholder may elect. The value of the consideration received will be equal to the “Per Share Consideration,” as defined in the Merger Agreement. The Per Share Consideration is based on two variables, the AFI Tangible Book Value and the Average Closing Price, and is determined as follows:

▪

if the Average Closing Price is equal to or between $5.37 and $6.50, then the Per Share Consideration will equal the AFI Per Share Tangible Book Value (as defined on page 1 of this proxy statement/prospectus);

▪

if the Average Closing Price is less than $5.37, then the Per Share Consideration will equal the AFI Per Share Tangible Book Value, multiplied by an adjustment factor obtained by dividing (i) the sum of the Average Closing Price plus $5.37, by (ii) $10.74; and

▪

if the Average Closing Price is greater than $6.50, then the Per Share Consideration will equal the AFI Per Share Tangible Book Value, multiplied by an adjustment factor obtained by dividing (i) the sum of the Average Closing Price plus $6.50, by (ii) $13.00.

          The value of the Per Share Consideration will fluctuate with the market price of Bancorp common stock and the AFI Tangible Book Value. You should obtain current stock price quotations for Bancorp common stock. You can get a quotation from a newspaper, on the Internet or by calling your broker.

          For illustrative purposes only, based on the Average Closing Price of Bancorp common stock as determined on [●] and the AFI Tangible Book Value as of [●], for each of your shares of AFI common stock exchanged you would receive either approximately $[●] in cash or approximately [●] shares of Bancorp common stock, depending on the election made. If you elected to receive mixed consideration (i.e. 50% in cash and 50% in stock) or if you did not make an election, you would receive approximately half of both foregoing amounts for each share of AFI common stock exchanged. A chart showing Merger consideration under various hypothetical circumstances is provided beginning on page 44 of this proxy statement/prospectus.

Special Meeting of Shareholders of AFI (see page 17)

          Time, Date and Place. AFI will hold a Special Meeting of its shareholders on [●], 2012, at [●], local time, at [●], at which shareholders will be asked to vote to approve the Merger Agreement as well the grant of discretionary authority to AFI’s board of directors to adjourn the Special Meeting.

          Record Date and Voting Power. You are entitled to vote at the Special Meeting if you owned shares of AFI common stock at the close of business on [●], which is the record date for the Special Meeting. You will have one vote at the Special Meeting for each share of AFI common stock you owned at the close of business on the record date. There are 4,949,742 shares of AFI common stock entitled to be voted at the Special Meeting.

          Required Vote. The affirmative vote of holders of a majority of the outstanding shares of AFI common stock entitled to vote at the Special Meeting is required to approve the proposal to approve and adopt the Merger Agreement and the Merger. The proposal to grant discretionary authority to the persons named as proxies to vote your shares to adjourn the Special Meeting and, if necessary, to solicit additional proxies if there are insufficient votes for any of the board proposals requires the affirmative vote of holders of a majority of the shares entitled to vote that are present in person or represented by proxy at the Special Meeting and actually cast at the Special Meeting.

          Voting by AFI’s Directors; Voting Agreements. Each of AFI’s and Anderen Bank’s directors has agreed, subject to certain exceptions, with Bancorp to vote all of their shares of AFI common stock, representing approximately [●]% of the issued and outstanding shares of AFI common stock on [●], in favor of all of the Special Meeting proposals.

Risk Factors (see page 12)

          The “RISK FACTORS” section beginning on page 12 of this proxy statement/prospectus should be considered carefully by AFI shareholders in evaluating whether to approve the proposals. These risk factors should be considered along with the information incorporated by reference into this proxy statement/prospectus, including risk factors, from the reports of Bancorp filed with the SEC and any other information included in this proxy statement/prospectus, including the matters addressing the section of this proxy statement/prospectus entitled “Cautionary Statement Concerning Forward-Looking Information on page 16.

Recommendation of the AFI Board of Directors (see page 17)

          After careful consideration, the AFI board of directors unanimously adopted the Merger Agreement and determined that the Merger would be fair to, and in the best interests of, AFI and its shareholders, and declared the Merger to be advisable. The AFI board of directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the Merger Agreement and the Merger, and “FOR” the adjournment proposal.

AFI Reasons for the Merger (see page 20)

          AFI’s board of directors, with the assistance of outside financial and legal advisors, evaluated the financial, legal and market considerations bearing on the decision to adopt and recommend the Merger Agreement. In reaching its conclusion that the Merger Agreement is in the best interests of AFI and its shareholders, the AFI board of directors carefully considered several material factors, which are discussed under “PROPOSAL NO. 1 – THE MERGER – AFI’s Reasons for the Merger and Recommendation of AFI’s Board” beginning on page 20.

Opinion of AFI’s Financial Advisor (see pages 22 through 31)

          In deciding to adopt the Merger Agreement, the board of directors of AFI considered, among other things, the opinion of its financial advisor, Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), an investment banking and financial advisory firm specializing in advising financial institutions, that the Per Share Consideration provided in the Merger Agreement is fair, from a financial point of view, to the AFI shareholders. The opinion is based on and subject to procedures, matters, and limitations described in the opinion and other matters that Sandler O’Neill deemed relevant. The opinion is attached to this proxy statement/prospectus as Annex C. We urge all AFI shareholders to read the entire opinion, which describes the procedures followed, matters considered, and limitations on the review undertaken by Sandler O’Neill in providing its opinion.

AFI’s Directors and Executive Officers and AFI’s Affiliates Have Interests in the Merger (see page 31)

          When you consider your board of directors’ recommendation that you vote in favor of the proposal to approve the Merger Agreement, you should be aware that the executive officers of AFI, the members of AFI’s board of directors, and AFI’s affiliates have interests in the Merger that may be different from, or in addition to, the interests of AFI shareholders generally. AFI’s board of directors was aware of these interests when it adopted the Merger Agreement. Such material interests are as follows:

▪	the appointment of one existing AFI director to both Bancorp’s and 1st United Bank’s board of directors;

▪	the appointment of one additional existing AFI director to 1st United Bank’s board of directors;

▪

Bancorp’s entry into employment agreements with Charles Allcott, III, AFI’s Chief Executive Officer, John R. Warren, Anderen Bank’s President and Chief Operating Officer, and Riley S. Miles, Anderen Bank’s Senior Lending Officer;

▪	the payment of contract termination payments to Messrs. Allcott, Warren, and Miles totaling $1.46 million pursuant to their employment agreements with AFI;

▪	provisions in the Merger Agreement relating to director and officer liability insurance and the indemnification of AFI’s officers and directors for certain liabilities; and

▪	the grant of options to purchase Bancorp common stock to AFI’s and Anderen Bank’s directors as consideration for entering into non-competition agreements.

          As of the date of this proxy statement/prospectus, the two existing AFI directors to be appointed to the boards of directors of Bancorp or 1st United Bank have not yet been determined.

AFI is Prohibited from Soliciting Other Offers (see page 51)

          The Merger Agreement contains detailed provisions that prohibit AFI and its respective officers, directors, and agents, from taking any action, directly or indirectly, to encourage, to solicit or to initiate discussions or negotiations with, or to engage in negotiations or discussions with, or to provide non-public information to, any person concerning any acquisition proposal other than the Merger.

What Is Needed to Complete the Merger (see pages 48 and 54)

          We cannot complete the Merger until we receive the approval of certain regulatory agencies. Bancorp and AFI filed applications with the Federal Reserve Board and the Florida Office of Financial Regulation seeking approval of the Merger. The approval from the Federal Reserve Board or the Florida Office of Financial Regulation may impose conditions or restrictions that, in the opinion of Bancorp and/or AFI, would have a material adverse effect on the economic or business benefits of the Merger. In that event, Bancorp and AFI may terminate the Merger Agreement by mutual consent. Furthermore, consummation of the Merger is conditioned upon Bancorp’s receipt of the FDIC’s consent pursuant to certain shared-loss agreements between 1st United Bank and the FDIC. In addition to regulatory approval and consent, there are a number of conditions that must be met before the Merger can be completed. We have described these conditions in detail later in this proxy statement/prospectus.

Termination and Termination Fee (see page 52)

          AFI and Bancorp can agree by mutual consent to terminate the Merger Agreement, if the board of directors of each determines to do so by vote of a majority of the members of their respective boards of directors. In addition, under circumstances specified in the Merger Agreement, either AFI or Bancorp may terminate the Merger Agreement, including if the Merger has not been consummated by April 30, 2012 (which can be extended to June 30, 2012 by Bancorp) or if the Average Closing Price of Bancorp’s common stock is above or below certain thresholds set forth in the Merger Agreement. Those circumstances are described in detail later in this proxy statement/prospectus. In addition, under certain circumstances, which are also described in detail later in this proxy statement/prospectus, if the Merger Agreement is terminated, AFI may be required to pay a termination fee to Bancorp.

Differences in Rights of AFI’s Shareholders After the Merger (See page 86)

          If the Merger is consummated, AFI shareholders, whose rights are governed by AFI’s Articles of Incorporation and Bylaws, as amended, and by the Florida Business Corporation Act, will automatically become Bancorp’s shareholders, and their rights as Bancorp shareholders will be determined by Bancorp’s Articles of Incorporation and Bylaws and by the Florida Business Corporation Act. The current rights of Bancorp shareholders differ from the rights of AFI’s shareholders in certain important respects, which are detailed in the section entitled “COMPARISON OF RIGHTS OF HOLDERS OF AFI COMMON STOCK AND BANCORP COMMON STOCK.”

Material United States Federal Income Tax Consequences of the Merger (see page 31)

          The Merger has been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (referred to as the “U.S. Tax Code”). If the Merger qualifies as a reorganization, AFI shareholders will not recognize any gain or loss with respect to the exchange of their shares of AFI common stock solely for shares of Bancorp common stock. However, AFI shareholders will generally be taxed on any gain they might have if and to the extent they receive cash in exchange for their shares of AFI common stock or if they receive cash instead of any fractional share of Bancorp common stock that they would otherwise be entitled to receive.

          AFI shareholders are urged to read the discussion in the section entitled “PROPOSAL NO. 1—THE MERGER-Material United States Federal Income Tax Consequences of the Merger” and to consult their tax advisors as to the United States federal income tax consequences of the Merger, as well as the effect of state, local and non-United States tax laws.

Accounting Treatment of the Merger (see page 33)

          The Merger will be accounted for by applying what is referred to as the “acquisition method” as that term is used under accounting principles generally accepted in the United States (“GAAP” or “U.S. GAAP”), for accounting and financial reporting purposes. Under the acquisition method, the assets and liabilities of AFI as of the effective time of the Merger will be recorded at their respective fair values and added to those of Bancorp. Any excess of purchase price over the fair value of the assets acquired and liabilities assumed is allocated to goodwill. Financial statements of Bancorp issued after the completion of the Merger would reflect such fair values and would not be restated retroactively to reflect the historical financial position or results of operations of AFI.

Appraisal Rights (see page 33)

          Each holder of AFI common stock as of the record date who perfects his or her rights is entitled to rights of appraisal under the Florida Business Corporation Act, subject to compliance with the procedures set forth in those provisions. Pursuant to Section 607.1302 of the Florida Business Corporation Act, an AFI shareholder who does not wish to accept the Per Share Consideration to be received pursuant to the terms of the Merger Agreement may dissent from the Merger and elect to receive the fair value of his or her AFI shares as of immediately prior to the date of the AFI Special Meeting, excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be inequitable. The fair value that a dissenting AFI shareholder receives may be more or less than the Per Share Consideration.

Selected Consolidated Financial Data of AFI

          The following table presents selected consolidated financial data for AFI. The balance sheet and income statement data for the years ended December 31, 2010, 2009, 2008, and 2007 are derived from audited financial statements of AFI. The data for the nine-month periods ended September 30, 2011 and 2010 have been derived from unaudited financial statements of AFI, which include all adjustments, consisting of normal, recurring adjustments that AFI considers necessary for the fair presentation of the financial position and results of operations for these periods. Operating results for the period ended September 30, 2011 are not necessarily indicative of results that may be expected for the entire year ending December 31, 2011 or any future period. AFI commenced operations in 2007 and therefore only four years of results are shown. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by, the AFI financial statements and the accompanying notes and the other information included elsewhere in this proxy statement/prospectus.

	As of and for the nine months ended September 30,		As of and for the year ended December 31,
(Dollars in thousands, except per share data)	2011	2010	2010	2009	2008	2007(1)
BALANCE SHEET DATA
Total assets	$205,476	$199,721	$197,427	$151,108	$88,968	$25,881
Total gross loans	143,881	148,096	147,907	85,027	44,713	2,640
Allowance for loan losses	3,011	2,216	4,318	1,477	549	29
Securities available-for-sale	30,893	28,064	26,108	38,157	22,952	—
Deposits	165,209	157,756	157,664	100,999	41,540	3,413
Shareholders’ equity	39,944	41,590	39,407	46,707	41,753	22,334
INCOME STATEMENT DATA
Interest income	$6,884	$5,685	$8,018	$5,166	$2,481	$126
Interest expense	1,748	1,741	2,372	1,958	727	9
Net interest income	5,136	3,944	5,646	3,208	1,754	117
Provision for loan losses	(124)	2,010	4,930	928	520	29
Net interest income after provision for loan losses	5,260	1,934	716	2,280	1,234	88
Non-interest income	987	54	80	(929)	140	—
Non-interest expense	4,871	5,931	7,807	7,212	5,882	1,470
Income taxes	564	(1,222)	(2,327)	(2,125)	(1,628)	(642)
Net income	$812	$(2,721)	$(4,684)	$(3,736)	$(2,880)	$(740)
PER SHARE DATA
Basic earnings per share	$0.16	$(0.53)	$(0.92)	$(0.70)	$(0.85)	$(1.26)
Fully diluted earnings per share	0.16	(0.53)	(0.92)	(0.70)	(0.85)	(1.26)
Book value	8.07	8.31	7.87	8.66	9.20	9.53
SELECTED OPERATING RATIOS
Return on average assets	0.52%	(1.61)%	(2.65)%	(2.97)%	(3.64)%	(4.28)%
Return on average shareholders’ equity	2.76%	(6.26)%	(10.89)%	(7.80)%	(9.09)%	(6.63)%
Net interest margin (2)	3.51%	3.38%	3.45%	2.82%	3.42%	3.96%
SELECTED ASSET QUALITY DATA, CAPITAL AND ASSET QUALITY RATIOS
Equity/assets	19.44%	20.82%	19.96%	30.91%	46.93%	86.29%
Non-accrual loans/total loans	4.11%	3.75%	4.77%	5.74%	0.00%	0.00%
Allowance for loan losses/total loans	2.09%	1.50%	2.92%	1.74%	1.23%	1.10%
Allowance for loan losses/non-accrual loans	50.87%	39.90%	61.25%	30.24%	N/A	N/A %
Net charge-offs (recoveries)/ average loans	0.82%	1.52%	1.74%	0.00%	0.00%	0.00%
Dividend payout ratio (3)	0.00	0.00	0.00	0.00	0.00	0.00

(1) AFI commenced operations on November 15, 2007.

(2) Non-accrual loans are included in average loans, using a zero yield, for computing net interest margin.

(3) Calculated by dividing dividends per share by basic earnings per share.

Comparative Share Data Regarding Bancorp and AFI

          The table below shows consolidated historical information about Bancorp’s and AFI’s respective earnings per share, book value per share, and similar information reflecting the Merger, which is referred to as “pro forma” information, as of and for the nine months ended September 30, 2011, and for the year ended December 31, 2010. In presenting the comparative pro forma information for the periods shown, we assumed that the Merger had been completed at the beginning of the earliest period presented.

          Bancorp is required to account for the Merger as an acquisition under U.S. GAAP. Under the acquisition method, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of AFI will be recorded, as of completion of the Merger, at their respective fair values and added to those of Bancorp. Any excess of the purchase price over the fair value of AFI’s assets and liabilities is allocated to goodwill (excess purchase price). Consolidated financial statements and reported results of operations of Bancorp issued after completion of the Merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of AFI. The results of operations of AFI will be included in the results of operations of Bancorp following the Effective Time.

          The pro forma combined financial information includes estimated adjustments to record certain assets and liabilities of AFI at their respective fair values. These pro forma adjustments are subject to updates as additional information becomes available and as additional analyses are performed. Certain other assets and liabilities of AFI will also be subject to adjustment to their respective fair values. Pending more detailed analyses, no pro forma adjustments are included for these assets and liabilities, including additional intangible assets that may be identified. Any change in the fair value of the net assets of AFI will change the amount of the purchase price allocable to goodwill. Additionally, changes to AFI’s shareholders’ equity, including dividends and net income from September 30, 2011 through the date the Merger is completed, will also change the amount of goodwill recorded. In addition, the final adjustments may be materially different from the pro forma adjustments presented in this proxy statement/prospectus.

          The pro forma combined information is also based on an estimate of the number of Bancorp shares that will be issued in connection with the Merger. The pro forma combined Bancorp information is presented in terms of an equivalent share of AFI stock by multiplying the Bancorp information by an estimate of the relative value of a share of AFI common stock to a share of Bancorp common stock issuable in the Merger.

          We also anticipate that the Merger may provide Bancorp with financial benefits that include increased revenue and reduced operating expenses, but these financial benefits are not reflected in the pro forma information. Accordingly, the pro forma information is presented for illustration purposes only and does not necessarily reflect what the historical results of Bancorp would have been had Bancorp and AFI been combined during the periods presented.

          The information in the following table is based on historical consolidated financial information and related notes for AFI and Bancorp. You should read all of the summary consolidated financial information we provide in the following table together with historical consolidated financial information and related notes. See “WHERE YOU CAN FIND MORE INFORMATION” on page 93.

	As of and for the nine months ended September 30, 2011	As of and for the year ended December 31, 2010
Book value per share:
Bancorp	$7.01	$7.00
AFI	8.07	7.87
Pro forma combined	6.78
Per equivalent AFI share(1)	10.66

Net income per share (basic):
Bancorp	$0.10	$0.07
AFI	0.16	(0.92)
Pro forma combined	0.11	0.02
Per equivalent AFI share(1)	0.17	(0.03)

Net income per share (diluted):
Bancorp	$0.10	$0.07
AFI	0.16	(0.92)
Pro forma combined	0.11	0.02
Per equivalent AFI share(1)	0.17	0.03

(1)

Calculated by (a) multiplying the pro forma combined per share amount by number of shares issued (assuming in accordance with the pro forma financial information that 50% of the consideration is in Bancorp common stock and 50% is in cash), then (b) dividing the result by the percentage of consideration paid by Bancorp common stock (50%), and then (c) dividing the result by the total shares of AFI outstanding at the date indicated.

RISK FACTORS

          AFI and Bancorp will operate as a combined company in a market environment that cannot be predicted and that involves significant risks, many of which will be beyond the combined company’s control. An investment in the combined company’s common stock contains a high degree of risk. In addition to the other information contained in, or incorporated by reference into, this proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Information,” you should carefully consider the risks described below before deciding how to vote your shares. We have described below the risks and uncertainties related to the Merger that we believe to be material to a decision on how to vote your shares. If any of the following risks and uncertainties develops into actual events, the combined company, its results of operation or financial condition could be adversely impacted.

          Risks Related to the Merger

The consideration to be paid to AFI shareholders in exchange for their AFI common stock upon completion of the Merger depends on variables which cannot be determined until after the Special Meeting. Therefore, you will not know the precise value of the consideration that you will receive in exchange for your shares of AFI common stock until after you vote, either by proxy or in person, on the proposal to approve and adopt the Merger Agreement and the Merger at the Special Meeting.

          The value of the consideration that you will receive for each share of AFI common stock exchanged in connection with the Merger (i.e., the Per Share Consideration) depends, in part, upon (i) the Average Closing Price and (ii) the AFI Tangible Book Value. Because neither the Average Closing Price nor the AFI Tangible Book Value can be precisely determined until the Effective Time of the Merger, you will be unable to calculate the value of the consideration that you would receive in exchange for your shares of AFI common stock until after the Special Meeting. Therefore, at the time that you vote, either by proxy or in person at the Special Meeting, on the proposal to approve and adopt the Merger Agreement and the Merger, you will not know nor will you be able to calculate the precise value of the consideration you will receive for your shares of AFI common stock if the Merger is completed. As a result, you may receive less value for your shares of AFI common stock upon completion of the Merger than you may have estimated at the time of the vote at the Special Meeting.

Bancorp may have difficulties integrating AFI’s operations into Bancorp’s operations or may fail to realize the anticipated benefits of the Merger.

          The Merger involves the integration of two companies that have previously operated independently of each other. Successful integration of AFI’s operations will depend primarily on Bancorp’s ability to consolidate AFI’s operations, systems and procedures into those of Bancorp and to eliminate redundancies and costs. Bancorp may not be able to integrate the operations without encountering difficulties, including, without limitation:

▪	the loss of key employees and customers;

▪	possible inconsistencies in standards, control procedures and policies; and

▪	unexpected problems with costs, operations, personnel, technology or credit.

          In determining that the Merger is in the best interests of Bancorp and AFI, as the case may be, the board of directors of each of Bancorp and AFI considered that enhanced earnings may result from the consummation of the Merger, including from the reduction of duplicate costs, improved efficiency and cross-marketing opportunities. However, any enhanced earnings or cost savings may not be fully realized or may take longer to be realized than expected.

You may not receive the form of Merger consideration that you elect.

          If the Merger is completed, each outstanding share of AFI common stock will be converted into the right to receive solely cash, solely Bancorp common stock, or 50% in cash and 50% in Bancorp common stock. Your right to receive the consideration that you elect is limited because of the allocation procedures set forth in the Merger Agreement, which are intended to ensure that approximately 50% of the total number of shares of AFI common stock will be converted into cash. If the total stock elections by AFI shareholders are greater, or less, than the aggregate stock consideration to be paid in the Merger, you may not receive exactly the form of consideration that you elect and you may receive a pro rata amount of cash and Bancorp common stock. We recommend that you carefully read the Merger Agreement attached to this proxy statement/prospectus as Annex A.

The loss of key personnel may adversely affect Bancorp.

          Bancorp’s success is, and is expected to remain, highly dependent on its senior management team. Bancorp relies heavily on its senior management because, as a community bank, it is its management’s extensive knowledge of and relationships in the community that generate business for it. Successful execution of Bancorp’s growth strategy will continue to place significant demands on its management and the loss of any such person’s services may adversely affect its growth and profitability.

          After the closing of the Merger, Bancorp expects to integrate AFI’s business into its own. The integration process and Bancorp’s ability to successfully conduct AFI’s business after the Merger will require the experience and expertise of key employees of AFI. Therefore, the ability to successfully integrate AFI’s operations with those of Bancorp, as well as the future success of the combined company’s operations, will depend, in part, on Bancorp’s ability to retain key employees of AFI following the Merger. Although Bancorp has entered into employment agreements with Messrs. Allcott, Warren, and Miles, Bancorp may not be able to retain these individuals or other key employees for the time period necessary to complete the integration process or beyond. The loss of such employees could adversely affect Bancorp’s ability to successfully conduct its business in the markets in which AFI now operates, which could have an adverse effect on Bancorp’s financial results and the value of its common stock.

The Merger cannot be completed unless regulatory approvals are received and conditions of those approvals are met. The need for regulatory approvals may delay the date of completion of the Merger or may diminish the benefits of the Merger.

          We cannot complete the Merger unless Bancorp receives the necessary regulatory approvals and we may not receive all required regulatory approvals. Bancorp and AFI filed applications with the Federal Reserve Board and the Florida Office of Financial Regulation seeking approval of the Merger. In addition, the Federal Reserve Board and the Florida Office of Financial Regulation may impose conditions on the completion of the Merger or require changes in the terms of the Merger. These conditions or changes could have the effect of delaying completion of the Merger or imposing additional costs or limiting the possible revenues of the combined company.

          In addition, you should be aware that, as in any transaction, it is possible that, among other things, restrictions on the combined operations of the two companies, including divestitures, may be sought by governmental agencies as a condition to obtaining the required regulatory approvals. This may diminish the benefits of, or have an adverse effect on, the combined company following the Merger. Both Bancorp and AFI have the right to terminate the Merger Agreement if a government agency, as part of its authorization or approval, imposes any term, condition or restriction upon Bancorp that either Bancorp or AFI reasonably determines would prohibit or materially limit the ownership or operation by Bancorp of any material portion of AFI’s business or assets, or that would compel Bancorp to dispose or hold separate any material portion of AFI’s assets.

If the Merger is not completed, AFI will have incurred substantial expenses without its shareholders realizing the expected benefits.

          AFI has incurred substantial expenses in connection with the transactions described in this proxy statement/prospectus. If the Merger is not contemplated, AFI expects that it will have incurred approximately $[●] in Merger-related expenses. These expenses would likely have a material adverse impact on the operating results of AFI because it would not have realized the expected benefits of the Merger. The Merger may not be completed.

Bancorp’s lack of operating experience in the Central Florida market area may adversely impact Bancorp’s ability to successfully compete in this market area.

          The Merger expands Bancorp’s Central Florida market area. Before acquiring Old Harbor Bank in an FDIC-assisted transaction in October 2011, 1st United Bank had no operations in Central Florida. Additionally, Central Florida is outside of the markets in which Bancorp’s senior management has current knowledge and experience. Accordingly, there is a risk that we could lose customers in this new market area, that we may not adequately address this new market in terms of the products and services we propose to offer, or that we may be unable to successfully compete with institutions already established within this market area.

1st United Bank’s purchase and assumption of substantially all of the assets and deposits of Old Harbor Bank may make successful integration of AFI, Bancorp and their subsidiary banks more difficult.

          1st United Bank’s purchase and assumption of substantially all assets and deposits of Old Harbor Bank through an FDIC-assisted transaction was announced shortly before the Merger was announced. Bancorp’s focus on that other transaction may limit its ability to effectuate Merger and the integration that will be required if the Merger is approved by AFI’s shareholders and the Merger is consummated.

The unaudited pro forma combined condensed consolidated financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Merger may differ materially.

          The unaudited pro forma combined condensed consolidated financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Bancorp’s financial condition or results of operations would have been had the Merger been completed on the dates indicated, nor is it necessarily indicative of the future financial condition or results of operations in future periods of the combined entity. The pro forma combined condensed consolidated financial information reflects adjustments, which are based upon preliminary estimates, to record the AFI identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. Additionally, the pro forma information does not include the assets and liabilities acquired and assumed by 1st United Bank in its FDIC-assisted acquisition of Old Harbor Bank on October 21, 2011. In that transaction, 1st United Bank agreed to assume all of the deposits (other than depository organization-brokered deposits) and purchase substantially all of the assets of Old Harbor Bank, headquartered in Clearwater, Florida. The assets purchased by 1st United Bank included approximately $154.3 million in loans and $1.3 million in other real estate owned and the deposits assumed amounted to approximately $213.3 million.

          The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of AFI as of the date of the completion of the Merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. See the section of this proxy statement/prospectus titled “UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION RELATING TO THE MERGER” beginning on page 36.

The Merger Agreement prohibits AFI’s ability to pursue alternatives to the Merger.

          The Merger Agreement contains provisions that prohibit AFI from discussing, facilitating or committing to competing third-party proposals to acquire all or a significant part of AFI. In addition, AFI has agreed to pay Bancorp a fee of $2.0 million if the transaction is terminated because AFI decides to pursue another acquisition transaction. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of AFI from considering or proposing that acquisition even if it were prepared to pay a higher per share price than that proposed in the Merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire AFI than it might otherwise have proposed to pay.

AFI shareholders will have less influence as shareholders of Bancorp than as shareholders of AFI.

          Following the Merger, AFI shareholders as a group will own approximately [●]% of Bancorp common stock. Because of this, AFI shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of AFI.

Certain directors and executive officers of AFI have economic interests in the Merger that are different from, or in addition to, their interests as shareholders.

          Executive officers of AFI and Bancorp negotiated the terms of the Merger Agreement, and the AFI and Bancorp boards of directors approved the Merger Agreement and the AFI board of directors recommended that its shareholders vote to approve the Merger Agreement. In considering these facts and the other information in this proxy statement/prospectus, you should be aware that certain directors and executive officers of AFI have economic interests in the Merger other than their interests as shareholders. For example, Messrs. Allcott, Warren, and Miles will receive contract termination payments totaling approximately $1.46 million pursuant to their employment agreements with AFI and have entered into new employment agreements with Bancorp. Additionally, AFI’s directors will receive indemnification from Bancorp after the Merger closes. One existing AFI director will be appointed to the Bancorp and 1st United Bank boards of directors, and one additional AFI director will be appointed to the 1st United Bank board of directors. AFI’s non-employee directors (other than the two directors appointed to the boards of directors of Bancorp and 1st United in accordance with the terms of the Merger Agreement) will receive options to purchase Bancorp common stock as consideration for entering into non-competition agreements. The board of directors of AFI was aware of these interests at the time it approved the Merger. These interests may cause AFI’s directors and executive officers to view the Merger proposal differently and more favorably than you may view it.

The fairness opinion obtained by AFI will not reflect changes in circumstances that may occur before the closing date.

          AFI has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus from its financial adviser. Changes in the operations and prospects of AFI, general market and economic conditions and other factors which may be beyond the control of AFI, and on which the fairness opinion was based, may alter the value of AFI and/or Bancorp or the prices of shares of AFI common stock and shares of Bancorp common stock by the time the Merger is completed. The opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion. For a description of the opinion that AFI received from its financial adviser, please refer to “PROPOSAL NO. 1—THE MERGER—Opinion of Anderen Financial, Inc.’s Financial Advisor” on page 22.

If the Merger does not constitute a reorganization under section 368(a) of the U.S. Tax Code, then AFI shareholders may be responsible for payment of U.S. federal income taxes.

          The United States Internal Revenue Service may determine that the Merger does not qualify as a tax-free reorganization under section 368(a) of the U.S. Tax Code. In that case, each AFI shareholder would recognize a gain or loss equal to the difference between (i) the fair market value of the Bancorp common stock and cash received by the shareholder in the Merger and (ii) the shareholder’s adjusted tax basis in the shares of AFI common stock exchanged therefor. Either AFI or Bancorp may terminate the Merger Agreement if an opinion of counsel related to certain tax matters, including that the Merger constitutes a reorganization under section 368(a) of the U.S. Tax Code, is not issued in accordance with the terms of the Merger Agreement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

          The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This proxy statement/prospectus contains “forward-looking statements”. These forward-looking statements include, among others, statements about our beliefs, plans, objectives, goals, expectations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements.

          All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in the forward-looking statements. Our ability to achieve our financial objectives could be adversely affected by the factors discussed in detail in the section entitled “RISK FACTORS” as well as the following factors:

▪	the satisfaction of closing conditions for the Merger, including receipt of required regulatory approvals;

▪	receipt of approval by the shareholders of AFI for the transaction, and the possibility that the transaction will not be completed, or if completed, will not be completed on a timely basis;

▪	disruption to the parties’ businesses as a result of the announcement and pendency of the transaction;

▪	our need and our ability to incur additional debt or equity financing;

▪	our ability to comply with the terms of the loss sharing agreements with the FDIC;

▪	our ability to successfully integrate the operations of banks acquired in FDIC-assisted transactions, including, but not limited to, Old Harbor Bank;

▪	the strength of both the United States economy in general and the local economies in which we operate;

▪	the accuracy of our financial statement estimates and assumptions, including the estimate of our loan loss provision;

▪	the effects of harsh weather conditions, including hurricanes, and man-made disasters;

▪	inflation, interest rate, market, and monetary fluctuations;

▪	the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations;

▪	the frequency and magnitude of foreclosure of our loans;

▪	legislative and regulatory changes, including the Dodd-Frank Act;

▪	our ability to comply with the extensive laws and regulations to which we are subject;

▪	the willingness of clients to accept third-party products and services rather than our products and services and vice versa;

▪	changes in securities and real estate markets;

▪	increased competition and its effect on pricing, including the impact on our noninterest margin from the repeal of Regulation Q;

▪	negative publicity and the impact on our reputation;

▪	technological changes;

▪	changes in monetary and fiscal policies of the U.S. Government;

▪	the effects of security breaches and computer viruses that may affect our computer systems;

▪	changes in consumer spending and saving habits;

▪	changes in accounting principles, policies, practices or guidelines;

▪	anti-takeover provisions under federal and state law as well as our Articles of Incorporation and our Bylaws; and

▪	our ability to manage the risks involved in the foregoing.

          However, other factors besides those listed above and in “RISK FACTORS” or discussed elsewhere in this proxy statement/prospectus also could adversely affect Bancorp’s results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. These forward-looking statements are not guarantees of future performance, but reflect the present expectations of future events by our management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Any forward-looking statements made by us speak only as of the date they are made. Neither AFI nor Bancorp undertake to update any forward-looking statement, except as required by applicable law.

THE SPECIAL MEETING OF SHAREHOLDERS OF AFI

Date, Time and Place

          AFI will hold the Special Meeting at [●] on [●], 2012 at [●], local time.

Purpose of the Special Meeting

          At the Special Meeting, you will be asked to consider and vote upon the proposals to (i) approve and adopt the Merger Agreement and the Merger; (ii) grant discretionary authority to adjourn the meeting, if necessary, to solicit additional proxies if there are insufficient votes in favor of any of the board proposals; and (iii) transact such other business as may properly come before the Special Meeting or any adjournment thereof.

Recommendation of AFI’s Board of Directors

          After careful consideration, AFI’s board of directors unanimously recommends that you vote “FOR” all of the proposals. Additionally, the directors of both AFI and Anderen Bank have executed shareholder voting agreements that obligate these directors to vote in favor of the approval and adoption of the Merger Agreement and the Merger.

Record Date; Shares Entitled to Vote; Quorum

          Only holders of record of common stock at the close of business on [●], the record date for the Special Meeting, will be entitled to vote at the Special Meeting. At the close of business on the record date, AFI had approximately 4,949,742 shares of common stock outstanding and entitled to vote. Holders of record of shares of AFI common stock on the record date are entitled to one vote per share at the Special Meeting on all matters to be considered at the meeting.

          A quorum of shareholders is necessary to hold a valid Special Meeting. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum to transact business at the meeting.

Voting of Proxies

          Proxies are being solicited on behalf of AFI’s board of directors for use at the Special Meeting. If you are a shareholder of record, you may submit a proxy for the Special Meeting by completing, signing, dating and returning the proxy card in the pre-addressed envelope provided. All signed, returned proxy cards that are not revoked will be voted in accordance with the instructions on the proxy card. Returned signed proxy cards that give no instructions as to how they should be voted on a particular proposal will be counted as votes “FOR” that proposal.

          If you are a shareholder of record, you may also vote in person at the Special Meeting. If you hold shares in street name, you may not vote in person at the Special Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

Effect of Abstentions

          If a shareholder indicates on their proxy card or voting instruction card that they wish to abstain from voting, these shares are considered present and entitled to vote at the meeting and will count toward determining whether or not a quorum is present. If a shareholder does not sign and send in the proxy card or vote in person at the Special Meeting, or if the shareholder marks the “abstain” box on the proxy card or voting instruction card:

▪	it will have the same effect as a vote against the proposal to approve and adopt the Merger Agreement and the Merger; but

▪	it will have no effect on the proposals to grant discretionary authority to adjourn the Special Meeting.

Effect of Broker Non-Votes

          Broker non-votes occur where a broker holding stock in “street name” is entitled to vote the shares on some matters but not others. If shares are in street name (or held by a broker) and the shareholder does not give his or her broker voting instructions on those matters for which the broker has no discretion, the missing votes are broker non-votes. Broker non-votes will be deemed present for quorum purposes for all proposals to be voted on at the Special Meeting. Broker non-votes:

▪	will have the same effect as a vote against the proposal to approve the Merger and approve and adopt the Merger Agreement; but

▪	will have no effect on the proposal to grant discretionary authority to adjourn the Special Meeting.

Required Vote

          Approval of the Merger Agreement and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the shares of AFI common stock outstanding on the record date of the Special Meeting. Directors owning [●]% of the shares of AFI common stock have agreed to vote to approve and adopt the Merger Agreement and the Merger.

          Approval of the proposal to grant discretionary authority to adjourn the Special Meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares entitled to vote that are present in person or represented by proxy at the meeting and actually cast at the meeting.

          The inspector of elections appointed for the Special Meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes for each proposal.

Revoking of Proxies

          A shareholder may revoke a proxy at any time before it is voted. A proxy may be revoked by completing, signing, dating and returning a proxy with a later date, which is received by AFI before the vote is taken, by delivering a written, dated notice of revocation to the Secretary of AFI, which is received by AFI before the vote is taken, stating that the proxy is revoked or by attending the meeting and voting in person. If a shareholder has instructed a broker, bank or nominee to vote his, her or its shares of AFI common stock by executing a voting instruction card, the shareholder must follow the directions received from the broker, bank or nominee to change his, her or its instructions.

Expenses of Soliciting Proxies

          The solicitation of proxies from AFI shareholders is made on behalf of the AFI board of directors. Bancorp and AFI will generally share the costs and expenses of printing and mailing this proxy statement/prospectus. After the original mailing of the proxies and other soliciting materials, AFI and/or its agents may also solicit proxies by mail, telephone, facsimile, email or in person.

AFI Stock Certificates

          Please do not send in any AFI stock certificates with your proxy cards. If the Merger is approved and consummated, American Stock Transfer & Trust Company, LLC, the exchange agent for the Merger, will send letters of transmittal with instructions for the surrender of certificates representing shares of AFI common stock to the former AFI shareholders shortly after the Merger is completed.

Appraisal Rights

          AFI shareholders are entitled to appraisal rights under Florida law which are described in further detail beginning on page 33 of this proxy statement/prospectus.

PROPOSAL NO. 1—THE MERGER

          The following is a description of the material aspects of the Merger and the Merger Agreement. While AFI and Bancorp believe that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to you. AFI and Bancorp encourage you to read carefully this entire proxy statement/prospectus, including the Merger Agreement attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the Merger.

Summary of the Merger

          The Merger is a proposed business combination between AFI and Bancorp where AFI will merge with and into Bancorp, with Bancorp surviving the Merger. Immediately after the Merger, Bancorp, as the surviving financial holding company, will merge Anderen Bank with and into 1st United Bank, with 1st United Bank being the surviving bank.

Background of the Merger

          Over the past several years, AFI’s and Anderen Bank’s boards of directors and management teams have periodically explored and discussed strategic options potentially available to AFI in light of the increasing competition, the increased regulatory burden and encouraged consolidation in the banking and financial services industry in Florida. These strategic discussions included the possibility of business combinations involving AFI and other financial institutions. The discussions resulted in AFI entering into two merger agreements which were both terminated without any transaction closing.

          On August 26, 2011, John Warren, Chairman of AFI and Charles Allcott, Chairman and CEO of Anderen Bank met with Rudy Schupp, CEO of Bancorp, and John Marino, President of Bancorp. Sandler O’Neill, AFI’s financial advisor, initiated the meeting. After representatives of both institutions signed a reciprocal confidentiality agreement, the parties met for several hours discussing the history, culture, loan philosophy, locations, short term and long term objectives, products, and organizational structures of each bank. At the end of the meeting, the Bancorp representatives requested that additional information be sent to them regarding AFI. The Bancorp representatives would analyze the requested information and develop a framework for a potential business combination. The Bancorp representatives invited Messrs. Warren and Allcott to a meeting in West Palm Beach, Florida on September 13, 2011.

          On September 13, 2011, a four hour meeting was held at the corporate offices of Bancorp in West Palm Beach where Messrs. Schupp and Marino overviewed a proposed structure for a business combination. The preliminary proposed consideration discussed was to be based on both AFI’s adjusted tangible book value and Bancorp’s tangible book value, with 50% of the consideration being paid in cash and 50% in Bancorp common stock. The parties also discussed potential ranges of price for the Bancorp common stock at closing. The parties agreed that Bancorp would perform due diligence on AFI and then refine its proposal.

          Due diligence by Bancorp commenced on September 26, 2011 and was completed on September 28, 2011. Bancorp reviewed a significant portion of the AFI loan portfolio, as well as financial statements, relevant corporate documents, and conducted interviews with key AFI executives. At the end of the due diligence, the Bancorp representatives stated that an adjusted proposal would be forthcoming. The Bancorp representatives offered to make a presentation to the AFI Board of Directors to introduce Bancorp to the AFI board and explain Bancorp’s proposal.

          On September 29, 2011, Jo Ellen Henderson and Sam Miles, executives of AFI visited the offices of Bancorp in West Palm Beach, Florida to perform due diligence on the loan portfolio and to meet with Bancorp executives. Ms. Henderson met with Larry Ostermayer, Bancorp’s Senior Vice President - Credit & Risk Management, to review and discuss the scope of the due diligence project. Mr. Miles and Ms. Henderson reviewed Special Asset credits that were not in the FDIC loss share pool and a sample of 1st United Bank’s recent underwriting packages. Ms. Henderson and Mr. Miles also met with Mr. Schupp at the completion of their visit.

          After much discussion between Bancorp and AFI, the parties agreed to a proposal that was to be presented to the AFI Board at a board meeting on October 5, 2011 at the Omni Hotel in Orlando, Florida. Guests in attendance at the board meeting included Rudy Schupp, John Marino, and Warren Orlando, Chairman of the Board of Bancorp. Mr.

Warren introduced Mr. Orlando, who then made opening comments and introductions of the Bancorp executives. Following the introductions, Mr. Schupp and Mr. Marino led the board through a presentation of a combination of Bancorp and AFI. Upon conclusion of the presentation, a discussion ensued including a period of questions and answers with board members.

          After Mr. Allcott requested that the guests excuse themselves from the AFI board meeting, additional discussion and deliberation occurred regarding a possible business combination. A consensus was reached by the AFI Board of Directors to move forward with further negotiations and development of a draft Agreement and Plan of Merger among Bancorp, AFI, and Anderen Bank.

          Over the next week, the parties negotiated the Merger Agreement and Plan of Merger. The deal terms, including the consideration ranges were further refined. AFI countered the initial offer from Bancorp and considered Bancorp’s final proposal a fair offer. The Merger Agreement was then presented to the board of directors of AFI and Anderen Bank for review on October 14, 2011, with a board meeting scheduled for October 18, 2011.

          At the joint meeting of the boards of directors of AFI and Anderen Bank on October 18, 2011, the Merger Agreement and related agreements were discussed in detail. AFI’s legal counsel thoroughly discussed the Merger Agreement and related agreements. The Board identified a few additional items to be discussed with Bancorp. These items were discussed by Mr. Warren with Bancorp senior management team and resolved.

          A joint meeting of the boards of directors of AFI and Anderen Bank was then scheduled for October 20, 2011 for the purpose of reviewing the fairness opinion provided by Sandler O’Neill and determining whether to approve the Merger Agreement and related agreements. At the meeting, proper motions were made and resolutions were approved for the approval and adoption of the Merger Agreement and the transactions contemplated by it, including the Merger. The Merger Agreement was signed on of October 24, 2011.

AFI’s Reasons for the Merger and Recommendation of AFI’s Board

          AFI’s board of directors, with the assistance of outside financial and legal advisors, evaluated the financial, legal and market considerations bearing on the decision to adopt and recommend to the shareholders to approve the Merger Agreement. The terms of the Merger are a result of arms-length negotiations between the representatives of AFI and Bancorp. In reaching its conclusion that the Merger Agreement is in the best interest of AFI and its shareholders, the AFI board of directors carefully considered the following material factors:

▪

the consideration to be received in the proposed Merger, including the likelihood that AFI shareholders will not recognize any gain or loss for federal income tax purposes to the extent they receive Bancorp common stock in the Merger;

▪	the fact that AFI shareholders will have the opportunity to receive stock of Bancorp and thereby participate in any growth opportunities of the combined company;

▪	a comparison of the terms of the proposed Merger with comparable transactions;

▪	information concerning the business, financial condition, results of operations and prospects of AFI and Bancorp;

▪	its understanding of the business, operations, financial condition, earnings and future prospects of AFI;

▪

the current and prospective environments in which AFI and Bancorp operate, including, national, regional and local economic conditions, the competitive environment for financial institutions generally and the trend toward consolidation in the financial services industry;

▪	competitive factors and trends towards consolidation in the banking industry;

▪	the likelihood of the regulatory approvals needed to complete the transaction would be obtained;

▪	the benefits of increased liquidity that AFI shareholders would have as shareholders of Bancorp;

▪	the review by the AFI board of directors with its legal and financial advisors of the provisions of the Merger Agreement;

▪

the opinion rendered by Sandler O’Neill to the AFI board of directors that the Per Share Consideration provided for in the Merger Agreement is fair, from a financial point of view, to the shareholders of AFI;

▪	alternatives to the Merger, including continuing to operate AFI as an independent banking organization;

▪

the effects of the Merger on AFI’s employees, including the prospects for employment with a strong, growing organization such as Bancorp and the severance and other benefits agreed to be provided by Bancorp to employees whose employment is terminated in connection with the Merger; and

▪	the value to be received by the AFI shareholders in the Merger in relation to the historical book value, earnings and dividends per share of AFI common stock.

          The AFI board of directors also considered potential risks associated with the Merger in connection with its consideration of the proposed transaction, including:

▪

the challenges of combining the businesses, assets and workforce of the two companies, which could affect the post-Merger success of the combined company, and the ability to achieve anticipated cost savings and other potential synergies;

▪

the interests of certain executive officers and directors of AFI with respect to the Merger apart from their interest as holders of AFI common stock, and the risk that these interests might influence their decision with respect to the Merger; and

▪

the risk that the terms of the Merger Agreement, including the provisions relating to the payment of a termination fee under specified circumstances, although required by Bancorp as a condition to its willingness to enter into the Merger Agreement, could have the effect of discouraging other parties that might be interested in a transaction with AFI from proposing such a transaction.

          The AFI board of directors believes that by becoming part of a larger organization with greater resources, AFI will be able to expand more rapidly, serve its customers and communities better and provide a broad array of services that will be competitive in Florida.

          While each member of the AFI board of directors individually considered the foregoing and other factors, the board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The AFI board of directors collectively made its determination with respect to the Merger Agreement based on the conclusions reached by its members, in light of the factors that each of them considered appropriate, that the Merger Agreement is in the best interests of AFI’s shareholders.

          AFI’s board unanimously recommends that you vote “FOR” the adoption and approval of the Merger Agreement and the Merger.

Bancorp’s Reasons for the Merger

          Bancorp’s board of directors concluded that the Merger is in the best interests of Bancorp and its shareholders. In deciding to adopt and approve the Merger Agreement and to approve the Merger, Bancorp’s board of directors considered a number of factors, including, without limitation, the following:

▪	management’s view that the Merger with AFI provides an attractive opportunity to expand its market presence in Central Florida in the Tampa and Orlando markets, both of which are desirable markets;

▪	management’s view that the senior management and staff of AFI add significant skills to the combined organization;

▪	AFI’s community banking orientation and its compatibility with Bancorp and 1st United Bank;

▪	the potential for cost savings by integrating AFI’s operations into Bancorp’s recently acquired Tampa Bay area branches from Old Harbor Bank in an FDIC-assisted transaction;

▪	the effectiveness of the Merger as a method of implementing and accelerating Bancorp’s growth strategy and objectives;

▪

the complementary fit of the businesses of Bancorp and AFI, which Bancorp’s management believes will enable the combined company to deliver improved services to customers to achieve stronger financial performance and enhance shareholder value;

▪	management’s review of the business, operations, earnings, and financial condition of AFI, including capital levels and asset quality;

▪	the opportunity to invest a portion of Bancorp’s excess capital in a transaction expected to be accretive to earnings;

▪	the pro forma financial effects of the proposed transaction;

▪	management’s belief that the combined company will be positioned to benefit from increased credit portfolio diversity and increased lending capacity;

▪	the ability to complete the Merger, including the conditions to the Merger requiring necessary regulatory approvals in accordance with the terms of the Merger Agreement; and

▪	management’s view that the combined organization will have greater access to capital and growth opportunities through mergers and acquisitions.

Opinion of Anderen Financial, Inc.’s Financial Advisor

          By letter dated October 14, 2011, AFI retained Sandler O’Neill to render a fairness opinion in connection with its combination with Bancorp. Sandler O’Neill, as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

          At the October 20, 2011 meeting at which AFI’s board considered and approved the Merger Agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing, that, as of such date, the Per Share Consideration to be received in the transaction was fair to AFI’s shareholders from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Sandler O’Neill urges AFI shareholders to read the entire opinion carefully in connection with their consideration of the proposed Merger.

          Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the AFI board and is directed only to the fairness of the Merger consideration to AFI shareholders from a financial point of view. It does not address the underlying business decision of AFI to engage in the Merger or any other aspect of the Merger and is not a recommendation to any AFI shareholder as to how such shareholder should vote at the Special Meeting with respect to the Merger or any other matter.

          In connection with this opinion, Sandler O’Neill has reviewed, among other things:

▪	the Merger Agreement, dated as of October 24, 2011;

▪	certain audited financial statements and other historical financial information of AFI as provided by AFI and that Sandler O’Neill deemed relevant;

▪	certain publicly audited financial statements and other historical financial information of Bancorp that Sandler O’Neill deemed relevant;

▪	internal financial projections for AFI for the years ending December 31, 2011 through December 31, 2014 in each case as prepared by and discussed with senior management of AFI;

▪

median publicly available earnings and growth estimates for Bancorp for the years ending December 31, 2011 and 2012 and an estimated growth rate thereafter and in each case as discussed with senior management of Bancorp;

▪

the pro forma financial impact of the Merger on Bancorp based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of Bancorp;

▪	a comparison of certain financial information for AFI and Bancorp with similar institutions for which publicly available information is available;

▪	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

▪	the current market environment generally and the commercial banking environment in particular; and

▪	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

          Sandler O’Neill also discussed with certain members of senior management of AFI the business, financial condition, results of operations and prospects of AFI and held similar discussions with certain members of senior management of Bancorp regarding the business, financial condition, results of operations and prospects of Bancorp, including the potential impact of Bancorp’s recently announced FDIC-assisted acquisition of Old Harbor Bank.

          In performing its review, Sandler O’Neill has relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by AFI and Bancorp or their respective representatives or that was otherwise reviewed by it and has assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill has further relied on the assurances of the respective management of AFI and Bancorp that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill has not been asked to and has not undertaken an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of AFI and Bancorp or any of their respective subsidiaries. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of AFI and Bancorp, or the combined entity after the Merger and Sandler O’Neill did not review any individual credit files relating to AFI or Bancorp. Sandler has assumed, with AFI’s consent, that the respective allowances for loan losses for both AFI and Bancorp were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

          In preparing its analyses, Sandler O’Neill received internal financial projections and estimates for AFI and used median publicly available earnings and growth estimates for Bancorp. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments and expected cost savings which were prepared by and/or reviewed with the management of Bancorp. With respect to those projections, estimates and judgments, the respective managements of AFI and Bancorp confirmed to Sandler O’Neill that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of AFI and Bancorp, respectively, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expressed no opinion as to such projections, estimates or the assumptions on which they are based. Sandler O’Neill also assumed that there was no material change in AFI’s and Bancorp’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill has assumed in all respects material to its analysis that AFI and Bancorp will remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the Agreement are not waived. Finally, Sandler O’Neill did not render any opinion with respect to the legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement.

          Sandler O’Neill’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring after the date could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. Sandler O’Neill has acted as AFI’s financial advisor in connection with the Merger and will receive a fee for its services, a substantial portion of which is contingent upon consummation of the Merger. Sandler O’Neill will also receive a fee for rendering its opinion. AFI has also agreed to indemnify Sandler O’Neill against certain liabilities arising out of its engagement. In the past, Sandler O’Neill has provided investment banking services to AFI and has received customary fees for those services. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to AFI and Bancorp and their affiliates.

          Sandler O’Neill’s was engaged by AFI solely for the purpose of rendering its opinion. Sandler O’Neill was not asked to and did not solicit any alternative potential buyers of AFI, nor did Sandler O’Neill participate in the negotiation of the Merger consideration or the Merger Agreement.

          In rendering its October 20, 2011 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to AFI or Bancorp and no transaction is identical to the Merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of AFI or Bancorp and the companies to which they are being compared. Sandler O’Neill’s fairness opinion was approved by Sandler O’Neill’s Fairness Opinion Committee.

          In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of AFI, Bancorp and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the AFI board at its October 20, 2011 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of AFI’s common stock or Bancorp’s common stock or the prices at which AFI’s or Bancorp’s common stock may be sold at any time.

     Summary of Proposal

          Sandler O’Neill reviewed the financial terms of the proposed transaction. Under the terms of the Merger Agreement, upon consummation of the Merger, each share of AFI common stock issued and outstanding immediately prior to the Merger (the “AFI Common Stock”), other than certain shares specified in the Agreement, will be converted into the right to receive the Per Share Consideration. The Per Share Consideration is defined as the quotient of (i) Total Consideration and (ii) the total number of shares of AFI Common Stock issued and outstanding as of the Effective Date. Total Consideration is defined as (i) one-half (1/2) of AFI’s adjusted tangible book value and (ii) the product of (1) the quotient of (a) one-half (1/2) of AFI’s adjusted tangible book value and (b) the Stipulated Closing Price and (2) the Average Closing Price. The Stipulated Closing Price shall mean the average of the daily closing sales prices of one share of Bancorp common stock as reported on the Nasdaq Global Market for the twenty (20) consecutive full trading days on which such shares are traded on the Nasdaq Global Market and ending at the close of trading on the fifth full trading day preceding the consummation of the Merger, but if: (i) if the Stipulated Closing Price is less than $5.37, the Stipulated Closing Price shall be deemed to equal $5.37 or (ii) if the Stipulated Closing Price is greater than $6.50, the Stipulated Closing Price shall be deemed to equal $6.50.

          Based upon the closing stock price of Bancorp’s common stock on October 18, 2011 of $5.00 per share, an implied exchange ratio of 0.7156 representing a purchase price of $7.42 per share, the exchange of 50% of AFI’s shares into shares of Bancorp in the Merger, and the cash consideration for 50% of AFI’s shares, and based upon per-share financial information for AFI for the twelve months ended September 30, 2011, Sandler O’Neill calculated the following ratios:

Transaction Ratios

Price / Last Twelve Months Net Income	NM
Price / Est. 2012 Net Income	24.2	x
Price / Stated Book Value	92%
Price / Stated Tangible Book Value	92%
Tangible Book Premium / Core Deposits	(2.2%)

The aggregate offer value was approximately $36.7 million, based upon the purchase of 4,949,742 shares of AFI’s common stock at $7.42 price per share.

     Comparable Company Analysis

          Sandler O’Neill compared selected financial and market trading information for AFI with a group of financial institutions selected by Sandler O’Neill. For AFI, the peer group consisted of the following:

Comparable Group
Alliance National Bank
BankGreenville Financial Corp.
Blue Ridge Bankshares Inc.
Carolina Alliance Bank
CBC Holding Company
Colonial Virginia Bank
Commerce Union Bank
Community Capital Bancshares
Community Southern Bank
Farmers Bank of Appomattox
Heritage Bancshares Inc.

Mountain-Valley Bankshares Inc.
NBT Holdings
Pinnacle Bancshares Inc.
Pioneer Bankshares Inc.
RBC Inc.
Security Bancorp Inc.
Sound Banking Co.
Sumner Bank & Trust
United Financial Banking Co.
Virginia Bank Bankshares Inc.
Virginia Company Bank

          The analysis compared financial information for AFI as of and for the three months ended September 30, 2011 with that of the AFI peer group as of and for the three-month period ended June 30, 2011. The tables below set forth the data for AFI and the median data for the AFI peer group, with pricing data as of October 18, 2011.

AFI Comparable Group Analysis

AFI	Peer Group Median
Balance Sheet and Capital Adequacy
Total Assets ($mm)	$205	$161
Loans / Deposits	87.1%	83.5%
Tangible Common Equity / Tangible Assets	19.44%	9.85%
Total Risk-Based Capital Ratio	22.12%	15.74%
Profitability (Last Twelve Months)
Return on Average Assets	(0.56%)	0.44%
Return on Average Equity	(2.93%)	4.64%
Net Interest Margin	3.54%	3.90%
Efficiency Ratio	96.9%	73.3%
Asset Quality
Nonperforming Assets / Assets	4.15%	1.71%
Texas Ratio(1)	19.83%	15.50%
Allowance for Loan Loss / Gross Loans	2.09%	1.56%
Net Charge-offs / Average Loans	0.11%	0.11%
Market Valuation
Price / Tangible Book Value	—	73%
Price / Last Twelve Months Earnings per Share	—	12.6	x
Dividend Yield	—	0.00%
Market Capitalization ($mm)	—	$13.0

(1)	“Texas Ratio” is defined as (i) the sum of non-performing assets and loans past due 90 days or greater, divided by (ii) the sum of tangible common equity and loan loss reserves.

          Sandler O’Neill also used financial information to compare selected financial and market trading information for Bancorp with a group of financial institutions selected by Sandler O’Neill. For Bancorp, the peer group consisted of the following:

Comparable Group
Burke & Herbert Bank & Trust
Cardinal Financial Corp.
City Holding Co.
Eastern Virginia Bankshares
First Community Bancshares Inc
Hamilton State Bancshares
Middleburg Financial Corp.

National Bankshares Inc.
Southeastern Bank Financial Corp.
Southern BancShares (NC)
State Bank Financial Corp.
StellarOne Corp.
Wilson Bank Holding Company

          The analysis compared publicly available financial information for Bancorp as of and for the three months ended September 30, 2011 (except as otherwise noted below) with that of the Bancorp peer group as of and for the three-month period ended June 30, 2011. The tables below set forth the data for Bancorp and the median data for the Bancorp peer group, with pricing data as of October 18, 2011.

Bancorp Comparable Group Analysis

	Bancorp		Peer Group Median
Balance Sheet and Capital Adequacy
Total Assets ($mm)	$1,248		$1,600
Loans / Deposits	78.4%		74.7%
Tangible Common Equity / Tangible Assets	13.87%		9.79%
Total Risk-Based Capital Ratio	28.86%		14.38%
Profitability (LTM)
Return on Average Assets	0.44%		1.04%
Return on Average Equity	2.62%		9.14%
Net Interest Margin	4.30%		3.81%
Efficiency Ratio	71.8%		58.9%
Asset Quality
Nonperforming Assets / Assets	2.67	%*	1.61%
Texas Ratio	18.99	%*	12.49%
Allowance for Loan Loss / Gross Loans	1.67%		1.62%
Net Charge-offs / Average Loans	1.08	%*	0.50%
Market Valuation
Price / Tangible Book Value	92%		113%
Price / Last Twelve Months Earnings per Share	NM		26.7	x
Price / Est. 2011 Earnings per Share	38.5	x	12.7	x
Price / Est. 2012 Earnings per Share	17.9	x	11.7	x
Market Capitalization ($mm)	$153		$236

*	Financial information for the three months ended June 30, 2011.

          Stock Trading History

          Sandler O’Neill reviewed the history of the reported trading prices of Bancorp’s common stock for the three-year period ended October 18, 2011. As described below, Sandler O’Neill then compared the relationship between the movements in the prices of Bancorp’s common stock to movements in the prices of the NASDAQ Bank Index and the S&P 500 Index. Bancorp’s stock price outperformed the NASDAQ Bank Index but underperformed the S&P 500 Index.

Bancorp’s Stock Performance for the three years ended October 18, 2011

	Beginning Index Value October 18, 2008	Ending Index Value October 18, 2011
Bancorp	100.0%	76.9%
NASDAQ Bank	100.0	69.0
S&P 500	100.0	130.3

          Sandler O’Neill also reviewed the history of the reported trading prices of Bancorp’s common stock for the one-year period ended October 18, 2011. As described below, Sandler O’Neill then compared the relationship between the movements in the prices of Bancorp’s common stock to movements in the prices of the NASDAQ Bank Index and the S&P 500 Index. Bancorp’s stock price underperformed both the NASDAQ Bank Index and the S&P 500 Index.

Bancorp’s Stock Performance for the one year ended October 18, 2011

	Beginning Index Value October 18, 2010	Ending Index Value October 18, 2011
Bancorp	100.0%	78.0%
NASDAQ Bank	100.0	90.2
S&P 500	100.0	103.4

     Analyst Recommendation and Estimates Analysis

          Sandler O’Neill used publicly available research analyst estimates and recommendations to outline the current analyst views for Bancorp.

          The analysis compared published recommendations, fiscal year 2011 and fiscal year 2012 earnings per share estimates. As of October 18, 2011, five research analysts had published recommendations for Bancorp, composed of two “Hold” recommendations and three “Buy” recommendations. The table below sets forth the First Call Median of the estimates:

Median Price Target	$7.00
Median FY 2011 Estimated Earnings per share	$0.13
Median FY 2012 Estimated Earnings per share	$0.28

     Analysis of Selected Merger Transactions

          Sandler O’Neill reviewed selected merger transactions both in the Southeast region and nationwide. In the Southeast region, 27 commercial bank and thrift acquisitions were announced between January 1, 2010 and October 18, 2011 with disclosed announced transaction values. Nationwide, 69 commercial bank and thrift acquisitions were announced between January 1, 2010 and October 18, 2011 with announced transaction values between $10 million and $50 million. Sandler O’Neill reviewed the multiples of transaction price at announcement to last twelve months earnings per share, book value, tangible book value, tangible book premium to core deposits, and premium to market value. The median multiples from this selected group were compared to the proposed transaction ratios.

Comparable Transaction Metrics

	Bancorp/ AFI Metric		Median Nationwide Metric		Median Southeast Metric
Price / Last Twelve Months Net Income	NM		30.0	x	26.6	x
Price / Est. 2012 Net Income	24.2	x	—		—
Price / Stated Book Value	92%		115%		83%
Price / Stated Tangible Book Value	92%		117%		83%
Tangible Book Premium / Core Deposits	(2.2%)		2.1%		(1.4%)

      Net Present Value Analysis

          Sandler O’Neill performed an analysis that estimated the future stream of after-tax cash flows of AFI after being provided a financial budget from AFI management for fiscal years 2011 through 2014. It was also assumed that AFI performed in accordance with the earnings and growth projections reviewed with and confirmed by management of AFI. To approximate the terminal value of AFI common stock at December 31, 2014, Sandler O’Neill applied price to earnings multiples ranging from 8.0x to 16.0x. The income streams and terminal values were then discounted to present values using different discount rates ranging from 11.3% to 15.3% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of AFI’s common stock. In addition, the terminal value of AFI’s common stock at December 31, 2014 was calculated using a range of price to earnings multiples ranging from 8.0x to 16.0x and applied to a range of discounts and premiums to the projected net income of AFI. The range applied to the projected net income was 10% under the projected amount to 10% over the projected amount, using a discount rate of 14.3% for the tabular analysis. In addition, the terminal value of AFI’s common stock at December 31, 2014 was calculated by applying price to tangible book values multiples ranging from 70% to 130%. As illustrated in the following tables, this analysis indicated an imputed range of values per share for AFI common stock of $3.71 to $8.32 when applying the price to earnings multiples to the matched projections, $3.43 to $8.40 when applying the earnings multiples to the -10% / +10% projection and $4.25 to $8.86 when applying tangible book value multiples.

Earnings per Share Multiples

	8.0x	10.0x	12.0x	14.0x	16.0x
11.3%	$4.16	$5.20	$6.24	$7.28	$8.32
12.3%	$4.04	$5.05	$6.06	$7.07	$8.08
13.3%	$3.93	$4.91	$5.89	$6.87	$7.85
14.3%	$3.82	$4.77	$5.72	$6.68	$7.63
15.3%	$3.71	$4.64	$5.56	$6.49	$7.42

With Projected Net Income Variance:

Earnings per Share Multiples

	8.0x	10.0x	12.0x	14.0x	16.0x
(10.0%)	$3.43	$4.29	$5.15	$6.01	$6.87
(5.0%)	$3.63	$4.53	$5.44	$6.34	$7.25
0.0%	$3.82	$4.77	$5.72	$6.68	$7.63
5.0%	$4.01	$5.01	$6.01	$7.01	$8.01
10.0%	$4.20	$5.25	$6.30	$7.35	$8.40

Tangible Book Value Multiples

	70%	85%	100%	115%	130%
11.3%	$4.77	$5.79	$6.81	$7.83	$8.86
12.3%	$4.63	$5.62	$6.62	$7.61	$8.60
13.3%	$4.50	$5.46	$6.43	$7.39	$8.36
14.3%	$4.37	$5.31	$6.25	$7.19	$8.12
15.3%	$4.25	$5.16	$6.07	$6.99	$7.90

          In connection with its analyses, Sandler O’Neill considered and discussed with the AFI board of directors how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O’Neill noted that the discounted cash flow and terminal value analysis is a widely used valuation methodology, but the results of such methodologies are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

          Sandler O’Neill performed an analysis that estimated the future stream of after-tax cash flows in two different scenarios. In the first scenario, Sandler O’Neill used assumptions provided by Bancorp’s management, as well as published equity analyst research for fiscal years 2011 and 2012 and 7% balance sheet growth for fiscal years 2013 and 2014. It was also assumed that Bancorp performed in accordance with management and consensus analyst estimates for 2011 and 2012 and 7% growth rates and projections were applied in 2013 and 2014. To approximate the terminal value of Bancorp common stock at December 31, 2014, Sandler O’Neill applied price to earnings multiples ranging from 10.0x to 18.0x. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 11.3% to 15.3% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Bancorp’s common stock. In addition, the terminal value of Bancorp’s common stock at December 31, 2014 was calculated using a range of price to earnings multiples ranging from 10.0x to 18.0x and applied to a range of discounts and premiums to the projected net income of Bancorp. The range applied to the projected net income was 10% under the projected amount to 10% over the projected amount, using a discount rate of 14.3% for the tabular analysis. In addition, the terminal value of Bancorp’s common stock at December 31, 2014 was calculated by applying price to tangible book values multiples ranging from 90% to 190%. As illustrated in the following tables, this analysis indicated an imputed range of values per share for Bancorp’s common stock of $2.49 to $5.03 when applying the price to earnings multiples to the matched projections, $2.31 to $5.08 when applying the earnings multiples to the -10% / +10% projection and $3.70 to $8.76 when applying tangible book value multiples.

Earnings per Share Multiples

	10.0x	12.0x	14.0x	16.0x	18.0x
11.3%	$2.80	$3.36	$3.91	$4.47	$5.03
12.3%	$2.72	$3.26	$3.80	$4.35	$4.89
13.3%	$2.64	$3.17	$3.69	$4.22	$4.75
14.3%	$2.56	$3.08	$3.59	$4.10	$4.62
15.3%	$2.49	$2.99	$3.49	$3.99	$4.49

With Projected Net Income Variance:

Earnings per Share Multiples

	10.0x	12.0x	14.0x	16.0x	18.0x
(10.0%)	$2.31	$2.77	$3.23	$3.69	$4.15
(5.0%)	$2.44	$2.92	$3.41	$3.90	$4.39
0.0%	$2.56	$3.08	$3.59	$4.10	$4.62
5.0%	$2.69	$3.23	$3.77	$4.31	$4.85
10.0%	$2.82	$3.39	$3.95	$4.51	$5.08

Tangible Book Value Multiples

	90%	115%	140%	165%	190%
11.3%	$4.15	$5.30	$6.45	$7.61	$8.76
12.3%	$4.03	$5.15	$6.27	$7.39	$8.51
13.3%	$3.92	$5.00	$6.09	$7.18	$8.27
14.3%	$3.81	$4.86	$5.92	$6.98	$8.03
15.3%	$3.70	$4.73	$5.75	$6.78	$7.81

          In the second scenario, Sandler O’Neill used the same assumptions in the first scenario, as well as the assumption that Bancorp would declare annual dividends for the fiscal years of 2012, 2013 and 2014 of $0.72 per share, $1.16 per share and $1.01 per share. To approximate the terminal value of Bancorp common stock at December 31, 2014, Sandler O’Neill applied price to earnings multiples ranging from 10.0x to 18.0x. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 11.3% to 15.3% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Bancorp’s common stock. In addition, the terminal value of Bancorp’s common stock at December 31, 2014 was calculated using a range of price to earnings multiples ranging from 10.0x to 18.0x and applied to a range of discounts and premiums to the projected net income of Bancorp. The range applied to the projected net income was 10% under the projected amount to 10% over the projected amount, using a discount rate of 14.3% for the tabular analysis. In addition, the terminal value of Bancorp’s common stock at December 31, 2014 was calculated by applying price to tangible book values multiples ranging from 90% to 190%. As illustrated in the following tables, this analysis indicated an imputed range of values per share for Bancorp’s common stock of $4.51 to $7.18 when applying the price to earnings multiples to the matched projections, $4.37 to $7.09 when applying the earnings multiples to the -10% / +10% projection and $4.13 to $7.13 when applying tangible book value multiples.

Earnings per Share Multiples

	10.0x	12.0x	14.0x	16.0x	18.0x
11.3%	$5.98	$5.53	$6.08	$6.63	$7.18
12.3%	$4.86	$5.39	$5.93	$6.46	$6.99
13.3%	$4.74	$5.26	$5.78	$6.29	$6.81
14.3%	$4.63	$5.13	$5.63	$6.13	$6.64
15.3%	$4.51	$5.00	$5.49	$5.98	$6.47

With Projected Net Income Variance:

Earnings per Share Multiples

	10.0x	12.0x	14.0x	16.0x	18.0x
(10.0%)	$4.37	$4.83	$5.28	$5.73	$6.18
(5.0%)	$4.50	$4.98	$5.46	$5.93	$6.41
0.0%	$4.63	$5.13	$5.63	$6.13	$6.64
5.0%	$4.75	$5.28	$5.81	$6.34	$6.86
10.0%	$4.88	$5.43	$5.98	$6.54	$7.09

Tangible Book Value Multiples

	90%	115%	140%	165%	190%
11.3%	$4.56	$5.20	$5.84	$6.48	$7.13
12.3%	$4.44	$5.07	$5.69	$6.32	$6.94
13.3%	$4.34	$4.94	$5.55	$6.16	$6.76
14.3%	$4.23	$4.82	$5.41	$6.00	$6.59
15.3%	$4.13	$4.70	$5.28	$5.85	$6.42

     In connection with its analyses, Sandler O’Neill considered and discussed with the AFI board of directors how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O’Neill noted that the discounted cash flow and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

     Pro Forma Merger Analysis

     Sandler O’Neill analyzed certain potential pro forma effects of the Merger, assuming the following: (i) the Merger closes on March 31, 2012; (ii) each share of AFI common stock will be converted into the right to receive (a) cash in the amount of $3.84 per share and (b) 0.7156 shares of Bancorp’s common stock; (c) all ASC 805 accounting rules have been incorporated; (d) 27% cost savings on AFI’s non-interest expense base; (e) 2.50% pre-tax cost of cash used to fund the deal; (f) pre-tax transaction costs and expenses of $2.6 million; and (g) 3.0% core deposit intangible, all non-time deposits, amortized over eight years using sum of years digits methodology.

          Based upon those assumptions, Sandler O’Neill’s analysis indicated that the Merger would be accretive to Bancorp’s earnings per share in 2012, 2013 and 2014.

          From the perspective of an AFI shareholder, the analysis indicated that at the years ended December 31, 2013, and December 31, 2014, the Merger would be accretive to AFI’s tangible book value. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Sandler O’Neill Relationship

          AFI has agreed to pay Sandler O’Neill a fee in connection with the rendering of a Fairness Opinion of $175,000. AFI has also agreed to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

          Sandler O’Neill has, in the past, provided certain investment banking services to AFI and has received compensation for such services. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to AFI and Bancorp and their affiliates. Sandler O’Neill may also actively trade the debt or equity securities of AFI and/or Bancorp or their affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

AFI Employees

          At the Effective Time of the Merger, Bancorp may offer employment to employees of AFI. If, within six months of the Effective Time, any employee of AFI is terminated by Bancorp or 1st United solely as a result of the Merger (i.e., elimination of duplicative jobs, etc.), and not as a result of inadequate performance or other good cause, Bancorp has agreed to make a severance payment to each displaced employee in an amount equal to one week’s pay for each twelve months of each displaced employee’s prior employment with AFI, up to a maximum of $10,000 for each displaced employee. Additionally, as a condition for Bancorp to close the Merger, Messrs. Allcott, Warren, and Miles will enter into employment agreements with Bancorp.

AFI Executive Officer Termination Payments

          At the Effective Time of the Merger, Bancorp will make contract termination payments to Messrs. Allcott, Warren, and Miles totaling approximately $1.46 million in the aggregate, as provided by their executive employment agreements with AFI. Specifically, Mr. Allcott will receive a payment of $580,000, Mr. Warren will receive a payment of $540,000, and Mr. Miles will receive a payment of $340,000.

AFI Director Options

          In connection with the Merger, each AFI and Anderen Bank non-employee director (other than the directors appointed to the boards of directors of Bancorp and 1st United in accordance with the terms of the Merger Agreement) will receive options to purchase 20,000 shares of Bancorp common stock with an exercise price equal to the closing price of Bancorp common stock on the closing date of the Merger as consideration for entering into non-competition agreements. The specific terms of these options are set forth in the Merger Agreement.

Material United States Federal Income Tax Consequences of the Merger

          This section summarizes the material anticipated federal income tax consequences of the Merger for AFI shareholders. This summary is based on the federal income tax laws now in effect. It does not take into account possible changes in these laws or interpretations, including amendments to applicable statutes or regulations or changes in judicial decisions or administrative rulings, some of which may have retroactive effect. This summary does not purport to address all aspects of the possible federal income tax consequences of the Merger and is not intended as tax advice to any person. This summary does not address the federal income tax consequences of the Merger to shareholders in light of their particular circumstances or status (for example, as foreign persons, tax-exempt entities, dealers in securities, and insurance companies, individuals who will acquire Bancorp shares pursuant to the exercise or termination of employee stock options or otherwise as compensation, among others), nor does this summary address any consequences of the Merger under any state, local, estate, gift, foreign, or other tax laws. You are urged to consult your own tax advisers as to the specific tax consequences of the Merger to you, including tax return reporting requirements, the application and effect of federal, foreign, state, local, and other tax laws, and the implications of any proposed changes in the tax laws.

          The tax opinion of Gunster, Yoakley & Stewart, P.A. has been filed as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus is a part. Additionally, it is a condition to the obligations of AFI and Bancorp to complete the Merger that AFI receive an opinion of Gunster, Yoakley & Stewart, P.A., counsel to Bancorp, dated as of the closing date of the Merger to the effect that, based on representations of AFI and Bancorp and on certain customary assumptions and conditions, the merger will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the U.S. Tax Code. The tax opinion in Exhibit 8.1 is not intended to satisfy this closing condition.

          The tax opinion delivered or to be delivered to AFI in connection with the Merger is not binding on the IRS or the courts, and neither AFI nor Bancorp have sought or will seek any ruling from the IRS, regarding any matters relating to the Merger. Consequently, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions contained in the tax opinion delivered to AFI or the federal income tax consequences of the Merger described in this proxy statement/prospectus.

          As a reorganization pursuant to Section 368(a) of the U.S. Tax Code, the material federal income tax consequences to shareholders of AFI will be as follows:

▪

AFI shareholders will recognize gain (but not loss) from the exchange, but not in excess of the cash received; the computation of gain is made on a share by share basis; it is not anticipated that any portion of such gain will be characterized as a dividend;

▪

the basis of the Bancorp common stock received by AFI shareholders in the Merger (including fractional shares deemed received and redeemed) will, in each instance, be the same as the basis of the AFI common stock surrendered in exchange therefor, (i) decreased by the cash received (other than cash received in lieu of a fractional share of Bancorp common stock) and (ii) increased by the gain recognized in the exchange;

▪

the holding period of the Bancorp common stock received by the AFI shareholders will, in each instance, include the period during which the AFI common stock surrendered in exchange therefor was held, provided that the AFI common stock was held as a capital asset on the date of the exchange;

▪

the payment of cash to AFI shareholders in lieu of fractional shares of Bancorp common stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Bancorp; it is anticipated that any gain or loss recognized upon such redemption will be capital gain or loss (rather than a dividend), provided the fractional share constitutes a capital asset in the hands of the exchanging shareholder;

▪

subject to the conditions and limitations of U.S. Tax Code Section 302, a holder of AFI common stock who exercises statutory appraisal rights in connection with the Merger generally will recognize gain or loss equal to the difference, if any, between such holder’s tax basis in the AFI common stock exchanged and the amount of cash received in exchange therefor; and

▪

unless the exchange is deemed to have the effect of the distribution of a dividend, any gain or loss recognized by a holder of AFI common stock as a result of the Merger will be capital gain or loss and will be long-term capital gain or loss if such holder’s stock (i) constitutes a capital asset in the hands of the exchanging shareholder and (ii) has been held for more than one year at the effective time of the Merger.

          Each AFI shareholder who receives Bancorp common stock in the Merger which qualifies as a tax-free reorganization will be required to attach to his or her federal income tax return for the year of the Merger a complete statement of all facts pertinent to the non-recognition of gain, including the shareholder’s basis in the AFI common stock exchanged, and the number of shares of Bancorp common stock and cash received in exchange for AFI common stock. Each shareholder should also keep as part of such shareholder’s permanent records information necessary to establish such shareholder’s basis in, and holding period for, the Bancorp common stock received in the Merger.

Accounting Treatment of the Merger

          Bancorp is required to account for the Merger as a business combination under U.S. GAAP. Under the acquisition method, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of AFI will be recorded, as of completion of the Merger, at their respective fair values and added to those of Bancorp. Any excess of purchase price over the net fair value of AFI’s assets and liabilities is recorded as goodwill (excess purchase price). Financial statements and reported results of operations of Bancorp issued after completion of the Merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of AFI. The results of operations of AFI will be included in the results of operations of Bancorp following the effective time of the Merger.

Appraisal Rights

          Holders of AFI common stock as of the record date are entitled to appraisal rights under the Florida Business Corporation Act. Pursuant to Section 607.1302 of the Florida Business Corporation Act, an AFI shareholder who does not wish to accept the consideration to be received pursuant to the terms of the Merger Agreement may dissent from the Merger and elect to receive the fair value of his or her shares of AFI common stock immediately prior to the date of the AFI Special Meeting, excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be inequitable. You should note that if more than 5% of the outstanding shares of AFI Common Stock validly exercise, or remain entitled to exercise, their appraisal rights, then Bancorp will have the right to terminate the Merger Agreement.

          In order to exercise appraisal rights, a dissenting AFI shareholder must strictly comply with the statutory procedures of Sections 607.1301 through 607.1333 of the Florida Business Corporation Act, which are summarized below. A copy of the full text of those Sections is included as Annex B to this proxy statement/prospectus. Shareholders of AFI are urged to read Annex B in its entirety and to consult with their legal advisers. Each AFI shareholder who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.

Procedures for Exercising Dissenters’ Rights of Appraisal

          The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the Florida Business Corporation Act, a copy of which are included as Annex B in this proxy statement/prospectus.

          A dissenting shareholder, who desires to exercise his or her appraisal rights, must file with AFI, prior to the taking of the vote on the Merger, a written notice of intent to demand payment for his or her shares if the Merger is effectuated. A vote against the Merger will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the Florida Business Corporation Act. A dissenting shareholder need not vote against the Merger, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his or her AFI shares in favor of the Merger. A vote in favor of the Merger will constitute a waiver of the shareholder’s appraisal rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:

Anderen Financial, Inc.
3450 East Lake Road
Palm Harbor, Florida 34685
Attention: John R. Warren

          All such notices must be signed in the same manner as the shares are registered on the books of AFI. If a shareholder has not provided written notice of intent to demand fair value before the vote is taken at the Special Meeting, the shareholder will be deemed to have waived his or her appraisal rights.

          Within 10 days after the completion of the Merger, Bancorp must provide to each AFI shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an appraisal election form that specifies, among other things:

▪	the date of the completion of the Merger;

▪	Bancorp’s estimate of the fair value of the AFI shares;

▪

where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which they must be received by Bancorp or its agent, which date may not be fewer than 40 nor more than 60 days after the date Bancorp sent the appraisal notice and appraisal election form to the shareholder; and

▪

the date by which a notice from the shareholder of his or her desire to withdraw his or her appraisal election must be received by Bancorp, which date must be within 20 days after the date set for receipt by Bancorp of the appraisal election form from the shareholder.

          The form must also contain Bancorp’s offer to pay to the shareholder the amount that it has estimated as the fair value of the AFI shares, and request certain information from the shareholder, including:

▪	the shareholder’s name and address;

▪	the number of shares as to which the shareholder is asserting appraisal rights;

▪	whether the shareholder voted for the Merger;

▪	whether the shareholder accepts the offer of Bancorp to pay its estimate of the fair value of the AFI shares to the shareholder; and

▪	if the shareholder does not accept the offer of Bancorp, the shareholder’s estimated fair value of the AFI shares and a demand for payment of the shareholder’s estimated value plus interest.

          A dissenting shareholder must submit the certificate(s) representing his or her shares with the appraisal election form. Any dissenting shareholder failing to return a properly completed appraisal election form and his or her stock certificates within the period stated in the form will lose his or her appraisal rights and be bound by the terms of the Merger Agreement.

          Upon returning the appraisal election form, a dissenting shareholder will be entitled only to payment pursuant to the procedure set forth in the applicable sections of the Florida Business Corporation Act and will not be entitled to vote or to exercise any other rights of a shareholder, unless the dissenting shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form.

          A dissenting shareholder who has delivered the appraisal election form and his or her AFI common stock certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to Bancorp within the time period specified in the appraisal election form. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of Bancorp. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder.

          If the dissenting shareholder accepts the offer of Bancorp in the appraisal election form to pay Bancorp’s estimate of the fair value of the AFI shares, payment for the shares of the dissenting shareholder is to be made within 90 days after the receipt of the appraisal election form by Bancorp or its agent. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares.

          A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify AFI in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the beneficial shareholder only if the beneficial shareholder submits to AFI the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal notice, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.

          The current Florida Statute, Section 607.1330, addresses what should occur if a dissenting shareholder fails to accept the offer of Bancorp to pay the value of the shares as estimated by Bancorp, and Bancorp fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest.

          If a dissenting shareholder refuses to accept the offer of Bancorp to pay the value of the shares as estimated by Bancorp, and Bancorp fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest, then within 60 days after receipt of a written demand from any dissenting shareholder given within 60 days after the date on which the Merger was effected, Bancorp shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in Florida where the registered office of Bancorp, maintained pursuant to Florida law, is located requesting that the fair value of such shares be determined by the court.

          If Bancorp fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of Bancorp. A copy of the initial pleading will be served on each dissenting shareholder. Bancorp is required to pay each dissenting shareholder the amount found to be due within 10 days after final determination of the proceedings, which amount may, in the discretion of the court, include a fair rate of interest, which will also be determined by the court. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in such shares.

          The current Florida Statute, Section 607.1331, provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against Bancorp, except that the court may assess costs against all or some of the dissenting shareholders, in amounts determined by the court, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts determined by the court, against (i) Bancorp and in favor of any or all dissenting shareholders if the court finds Bancorp did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322, or (ii) either Bancorp or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against Bancorp, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that Bancorp fails to make a required payment when a dissenting shareholder accepts Bancorp’s offer to pay the value of the shares as estimated by Bancorp, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from Bancorp all costs and expenses of the suit, including counsel fees.

          Any dissenting shareholder who perfects his or her right to be paid the fair value of his or her shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for such shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the U.S. Tax Code. See “PROPOSAL NO. 1—THE MERGER — Material United States Federal Income Tax Consequences of the Merger.”

          BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF FLORIDA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISERS.

AFI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL
INFORMATION RELATING TO THE MERGER

          The following unaudited combined company pro forma financial information is based on the historical financial statements of Bancorp and AFI and has been prepared to illustrate the effects of the Merger. The unaudited pro forma condensed consolidated statement of financial condition as of September 30, 2011 and the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2011 and for the year ended December 31, 2010 give effect to the Merger, accounted for under the acquisition method. Under the acquisition method, the assets and liabilities of AFI, as of the effective date of the Merger, will be recorded at their respective fair values and the excess of the Merger consideration over the fair value of AFI’s net assets will be allocated to goodwill. The final allocation of the merger consideration will be determined after the Merger is completed and after the fair values of AFI’s tangible and identifiable intangible assets and liabilities as of the effective date of the Merger are determined. As a result, the final adjustments may be materially different from the unaudited combined company pro forma financial information presented in the proxy statement/prospectus.

          The unaudited pro forma condensed consolidated statement of operations and unaudited pro forma condensed consolidated statement of financial condition as of and for the nine months ended September 30, 2010 have been derived from the unaudited interim financial statements of Bancorp and AFI included in this proxy statement/prospectus. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2010 is based on the audited financial statements of Bancorp and AFI included in this proxy statement/prospectus. The unaudited pro forma condensed consolidated statements of operations give effect to the transaction as if it had been consummated at the beginning of the earliest period presented. The unaudited pro forma condensed consolidated statement of financial condition gives effect to the transaction as if consummated on September 30, 2011. These unaudited pro forma condensed consolidated financial statements do not give effect to any anticipated cost savings or revenue enhancements in connection with the transaction.

          The unaudited combined company pro forma financial information does not include the effect of the assets and liabilities of Old Harbor Bank acquired from the FDIC on October 21, 2011. The estimated fair value of the assets acquired included $118.9 million in loans, $2.1 million in other real estate and $65.2 million in cash and investments. Bancorp also assumed approximately $209.6 million in deposits. The FDIC paid Bancorp $8.5 million and approximately $3.2 million in goodwill was recorded.

          The unaudited pro forma condensed consolidated financial statements should be considered together with the historical financial statements of Bancorp and AFI, including the respective notes to those statements, included in this joint proxy statement/prospectus. The pro forma information is based on certain assumptions described in the accompanying Notes to unaudited combined company pro forma financial information and does not necessarily indicate the consolidated financial position or the results of operations in the future or the consolidated financial position or the results of operations that would have been realized had the Merger been consummated at the beginning of the periods or as of the date for which the pro forma information was presented.

Combined Company Pro Forma Financial Information (unaudited)
Condensed Consolidated Statement of Financial Condition
As of September 30, 2011
(Dollars in thousands, except per share data)

	Historical			Mark to Market and Transaction Adjustments			Pro Forma After Adjustments
		Anderen Financial Group	Pro Forma Before Entries
	1st United Bancorp					Adjustment
				Debit	Credit
Assets:
Cash and due from financial institutions	$126,239	$6,150	$132,389		18,985	(d)	$113,204
					200	(c)
Federal funds sold	441	$11,303	11,744				11,744
Cash and cash equivalents	126,680	17,453	144,133				124,948
Time deposits in other financial institutions	75	—	75				75
Securities available-for-sale	188,515	30,893	219,408				219,408
Loans held for sale	232	—	232				232
Loans, net	774,586	140,870	915,456		9,000	(d)	906,456
Nonmarketable equity securities	12,349	596	12,945				12,945
Premise and equipment, net	10,619	6,062	16,681			(f)	16,681
Other real estate owned	8,609	2,599	11,208				11,208
Company owned life insurance	4,837	—	4,837				4,837
FDIC loss share receivable	56,121	—	56,121				56,121
Goodwill	45,008	—	45,008	4,164		(d)	49,172
Core deposit intangible	2,916	—	2,916	600		(a)	3,766
				250		(e)
Accrued interest receivable and other assets	17,227	7,003	24,230		228	(a)	27,992
				570		(d)
				3,420		(d)
Total assets	$1,247,774	$205,476	$1,453,250	$8,754	$28,413		$1,433,841

Liabilities:
Non-interest-bearing	$316,434	$15,841	332,275				332,275
Interest-bearing	688,987	149,369	838,356			(f)	838,356
	1,005,421	165,210	1,170,631				1,170,631
Federal funds purchased and repurchase agreements	10,611	—	10,611				10,611
Federal Home Loan Bank advances	5,000	—	5,000				5,000
Other borrowings	4,375	—	4,375				4,375
Accrued interest payable and other liabilities	8,037	322	8,359		1,500	(d)	9,859
Total liabilities	1,033,444	165,532	1,198,976	—	1,500		1,200,476

Shareholders Equity:
Preferred stock	—	—	—				—
Common stock	306	54	360	54		(b)	345
					39	(e)
Additional paid in capital	217,546	51,219	268,765	51,219		(b)	236,542

					18,946	(e)
					250	(e)
				200		(c)
Accumulated deficit	(6,048)	(11,606)	(17,654)		11,606	(b)	(6,048)
Accumulated other comprehensive income	2,526	277	2,803	277		(b)	2,526
Total shareholders’ equity	214,330	39,944	254,274	51,750	30,591		233,365
Total liabilities and shareholders’ equity	$1,247,774	$205,476	$1,453,250	$51,750	$32,091		$1,433,841
Number of common shares outstanding	30,557,603	4,949,742			3,890,266		34,447,869

Total book value per common share (Note g)	$7.01	$8.07					$6.78

Tangible book value per common share (Note g)	$5.45	$8.07					$5.24

NOTES TO THE COMBINED COMPANY PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

Condensed Consolidated Statement of Financial Condition
as of September 30, 2011

a.

Estimated core deposit intangible asset of approximately 0.68% of AFI’s total deposits, excluding time deposits. Core deposit intangible will be amortized over 6 years using the straight-line method as follows (Dollars in thousands):

Year 1	$100
Year 2	100
Year 3	100
Year 4	100
Year 5	100
Year 6	100
600
Estimated Tax Effect	(228)
$372

b.	Elimination of AFI’s shareholders’ equity.

c.	The following pro forma stock issuance costs are expected by Bancorp (Dollars in thousands):

Capitalized Costs:
Investment banking fees	$75
Professional fees	100
Proxy printing	25
$200

d.	The following represents the total Merger consideration and the amount of Goodwill resulting from the Merger (Dollars in thousands):

Total Consideration to AFI Shareholders is based on the AFI Tangible Book Value at the end of the month preceding the closing. Bancorp will pay 50% cash and 50% Bancorp common stock. The number of shares to be issued pursuant to the Merger is based on the 20-day average stock price ending on the fifth full trading day prior to the Effective Time.

Tangible Book Value at September 30, 2011	$39,944
Adjustments:
Unused Deferred Tax Asset	(1,700)
Merger Expenses	(275)
Adjusted Tangible Book Value	$37,969
Cash Consideration to AFI Shareholders - 50% of Adjusted Tangible Book Value:	$18,985
Stock Consideration to AFI Shareholders - 50% of Adjusted Tangible Book Value ($39 common stock, $18,946 additional paid in capital):	18,985
Total purchase price:	37,970

Net assets of AFI per historical financial statements:	39,944
Fair Value and Other Consideration Adjustments:
Change of Control Contracts (net of tax)	(930)
Loans (net of tax)	(5,580)
Core Deposit Intangible (net of tax)	372
Pro Forma Assets Acquired	33,806
Total Goodwill	$4,164

The estimated fair value of the assets acquired and the liabilities assumed as of the balance sheet date are as follows:

Cash and due from financial institutions	$6,150
Federal funds sold	11,303
Cash and cash equivalents	17,453
Securities available-for-sale	30,893
Loans, at fair value	131,870	(1)
Nonmarketable equity securities	596
Premise and equipment, net	6,062
Other real estate owned	2,599
Goodwill	4,164
Core deposit intangible	600
Accrued interest receivable and other assets	10,765
Total assets acquired	$205,002

Deposits	$165,210
Accrued interest payable and other liabilities	1,822
Total liabilities assumed	167,032

Net assets acquired	$37,970

(1)	Estimated fair value adjustment for loans is $9,000 and includes an adjustment to reverse the AFI allowance for loan losses of $3,011 at September 30, 2011.

e.

Established intangible asset for non-compete agreements for AFI directors. Consideration for the non-compete agreements was 100,000 options to purchase Bancorp common stock with a fair value of $250,000.

f.	The fair value is materially equal to book value.

g.	Determined as follows (Dollars in thousands):

	Historical

	1st United Bancorp, Inc.	Anderen Financial, Inc.	Pro Forma after Merger
Shareholders’ equity	$214,330	$39,944	$233,365
Goodwill	45,008	—	49,174
Intangible assets, net	2,916	—	3,766
Tangible shareholders’ equity	$166,406	$39,944	$180,425

Book value per common share	$7.01	$8.07	$6.77
Effect of intangible assets	(1.56)	—	(1.53)
Tangible book value per share	$5.45	$8.07	$5.24

Combined Company Pro Forma Financial Information (unaudited)
Condensed Consolidated Statement of Operations
For the Nine Months Ended September 30, 2011
(Dollars in thousands, except per share data)

	Historical			Mark to Market and Transaction Adjustments
	1st United Bancorp	Anderen Financial Group	Pro Forma Before Entries				Pro Forma After Adjustments

				Debit	Credit	Adjustment
Interest income:
Loans, including fees	$40,977	$5,944	$46,921		900	(c)	$47,821
Securities available-for-sale	3,040	922	3,962				3,962
Federal funds sold and other	557	18	575	35		(b)	540
Total interest income	44,574	6,884	51,458				52,323

Interest expense:
Deposits	4,485	1,744	6,229				6,229
Federal funds purchased and repurchase agreements	13	—	13				13
Federal Home Loan Bank and Federal Reserve Bank borrowings	171	4	175				175
Other borrowings	95	—	95				95
Total interest expense	4,764	1,748	6,512				6,512
Net interest income	39,810	5,136	44,946				45,811
Provision for loan losses	4,800	(124)	4,676	124		(d)	4,800

Net interest income after provision for loan losses	35,010	5,260	40,270				41,011

Service charges and fees on deposit accounts	2,688	23	2,711				2,711
Net gains on sale of securities	—	888	888	888		(e)	0
Losses on sales of REO	(254)	—	(254)				(254)
Gains on sales of loans held for sale	28	—	28				28
Increase in cash surrender value of Company owned life insurance	110	—	110				110
Adjustment to FDIC loss share receivable	(1,955)	—	(1,955)				(1,955)
Other	654	76	730				730
Total non interest income	1,271	987	2,258				1,370

Salaries and employee benefits	15,037	2,622	17,659				17,659
Occupancy and equipment	5,863	815	6,678				6,678
Data processing	2,606	350	2,956				2,956
Telephone and office supplies	894	106	1,000				1,000
Amortization of intangibles	373	—	373	75		(a)	448
Professional fees	1,540	190	1,730				1,730
Advertising	182	166	348				348
Merger reorganization expenses	750	—	750				750
Regulatory assessment	1,059	190	1,249				1,249

Other	3,411	432	3,843	75		(f)	3,918
Total non interest expense	31,715	4,871	36,586				36,736

Income before income taxes	4,566	1,376	5,942				5,645

Income tax expense	1,750	564	2,314		113	(h)	2,201

Net income	$2,816	$812	$3,628				$3,444

Basic Earnings per common share	$0.10	$0.16					$0.11
Diluted earnings per common share	$0.10	$0.16					$0.11
Basic weighted average common shares outstanding	28,796,614	4,953,284					32,686,880
Diluted weighted average common shares outstanding	28,807,499	4,953,284					32,697,765

Combined Company Pro Forma Financial Information (unaudited)
Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2010
(dollars in thousands, except per share data)

	Historical			Mark to Market and Transaction Adjustments
	1st United Bancorp	Anderen Financial Group	Pro Forma Before Entries	Debit	Credit	Adjustment	Pro Forma After Adjustments
Interest income:
Loans, including fees	$41,529	$6,628	$48,157		1200	(c)	$49,537
Securities available-for-sale	3,263	1,379	4,642				4,642
Federal funds sold and other	971	11	982	47		(b)	935
Total interest income	45,763	8,018	53,781				54,934
		—
Interest expense:
Deposits	7,278	2,323	9,601				9,601
Federal funds purchased and repurchase agreements	23	—	23				23
Federal Home Loan Bank and Federal Reserve Bank borrowings	233	49	282				282
Other borrowings	211	—	211				211
Total interest expense	7,745	2,372	10,117				10,117

Net interest income	38,018	5,646	43,664				44,817
Provision for loan losses	13,520	4,930	18,450		4,930	(d)	13,520
Net interest income after provision for loan losses	24,498	716	25,214				31,297

Service charges and fees on deposit accounts	3,091	27	3,118				3,118
Net gains on sale of securities	(113)	—	(113)				(113)
Losses on sales of REO	435	—	435				435
Gains on sales of loans held for sale	73	—	73				73
Gain on acquisition	10,334	—	10,334				10,334
Increase in cash surrender value of Company owned life insurance	161	—	161				161
Other	764	53	817				817
Total noninterest income	14,745	80	14,825				14,825

Salaries and employee benefits	16,052	4,262	20,314				20,314
Occupancy and equipment	6,237	662	6,899				6,899
Data processing	2,684	449	3,133	200		(g)	3,333
Telephone and office supplies	1,074	140	1,214				1,214
Amortization of intangibles	433	—	433	100		(a)	533
Professional fees	2,153	718	2,871				2,871
Advertising	165	35	200				200
Merger reorganization expenses	2,213	—	2,213				2,213
Regulatory assessment	1,659	191	1,850				1,850
Other	3,759	1,350	5,109	100		(f)	5,209
Total noninterest expense	36,429	7,807	44,236				44,636
Income before income taxes	2,814	(7,011)	(4,197)				1,486
Income tax expense	1,091	(2,327)	(1,236)	2,160		(h)	924
Net income	$1,723	$(4,684)	$(2,961)				$562

Basic Earnings per common share	$0.07	$(0.92)					$0.02
Diluted earnings per common share	$0.07	$(0.92)					$0.02
Basic weighted average common shares outstanding	24,781,660	5,095,958					28,671,926
Diluted weighted average common shares outstanding	24,880,572	5,095,958					28,770,838

NOTES TO THE COMBINED COMPANY PRO FORMA FINANCIAL INFORMATION (UNAUDITED)
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2010 and
For the Nine Month Period Ended September 30, 2011

(Dollars in thousands)

a.	Represents the adjustment to record the amortization of the fair value adjustment on acquired core deposits using the straight-line balance method amortized over 6 years.

b.	Represents the loss of interest earnings on fed funds liquidated to facilitate the Merger at an estimated earnings rate of .25%.

Fed Funds Liquidated	$18,985
Estimated earnings rate	0.25%
Annual loss in interest earnings	$47
Loss of interest income 9 months	$35

c.	Represents the accretion of loan discount estimated at $1,200 for the year ended December 31, 2010 (or $900 for the nine-month period ended September 30, 2011).

d.	Represents the reversal of AFI provision (benefit) for periods presented.

e.	Represents reversal of AFI securities gains for periods presented.

f.

Represents the amortization of non-compete agreements with AFI directors which have a two-year term. Total expense for the year ended December 31, 2010 estimated at $100 and for the nine months ended September 30, 2011 at $75.

g.	Represents the estimated cost of the cancellation of data processing contracts.

h.	Represents the impact of above adjustments to income at a marginal tax rate of 38.0%.

THE MERGER AGREEMENT

          The following summary describes the material provisions of the Merger Agreement. The provisions of the Merger Agreement are complicated and not easily summarized. This summary may not contain all of the information about the Merger Agreement that is important to you. This discussion is qualified in its entirety by reference to the Merger Agreement and the opinion of Sandler O’Neill, AFI’s financial advisor, which are attached as Annex A and C, respectively, to this proxy statement prospectus and are incorporated by reference into this proxy statement/prospectus. We urge you to read these documents carefully in their entirety for a more complete understanding of the Merger Agreement. The Merger Agreement is not intended to provide any other factual information about either Bancorp or AFI. Such information can be found elsewhere in this proxy statement/prospectus.

Summary of the Merger

          The Merger Agreement provides for the merger of AFI with and into Bancorp, with Bancorp as the surviving financial holding company, and the merger of 1st United Bank with and into Anderen Bank, with 1st United Bank as the surviving bank.

          AFI, Bancorp, Anderen Bank and 1st United Bank will complete the mergers when all of the conditions to completion of the mergers contained in the Merger Agreement described in the section entitled “Conditions Precedent to Completion of the Merger” beginning on page 48 of this proxy statement/prospectus are satisfied or waived, including approval of the Merger Agreement by the shareholders of AFI. The merger between AFI and Bancorp will become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Florida. Subsequently, Anderen Bank and 1st United Bank will be merged.

What You Will Receive in the Merger

          If the Merger is completed, each share of AFI common stock will be converted into the right to receive cash consideration, stock consideration, or a combination of cash and stock consideration as each AFI shareholder may elect, subject to the mandatory allocation procedures set forth in the Merger Agreement and described below. The value of the consideration received will be equal to the Per Share Consideration, as defined in the Merger Agreement. The Per Share Consideration is based on two variables, the AFI Tangible Book Value and the Average Closing Price, and is determined as follows:

▪

if the Average Closing Price is equal to or between $5.37 and $6.50, then the Per Share Consideration will equal the AFI Per Share Tangible Book Value (as defined on page 1 of this proxy statement/prospectus);

▪

if the Average Closing Price is less than $5.37, then the Per Share Consideration will equal the AFI Per Share Tangible Book Value, multiplied by an adjustment factor obtained by dividing (i) the sum of the Average Closing Price plus $5.37, by (ii) $10.74; and

▪

if the Average Closing Price is greater than $6.50, then the Per Share Consideration will equal the AFI Per Share Tangible Book Value, multiplied by an adjustment factor obtained by dividing (i) the sum of the Average Closing Price plus $6.50, by (ii) $13.00.

          The value of the Merger consideration will fluctuate with the market price of Bancorp common stock and the AFI Tangible Book Value. The AFI Tangible Book Value is equal to AFI’s total shareholders’ equity, as that term is calculated in accordance with GAAP and in accordance with applicable regulatory requirements as determined on the last day of the calendar month immediately preceding the Effective Time, less goodwill, intangible assets, $1.7 million of unused tax deferred assets, and all adjustments to AFI’s financial statements that are required by any regulatory authority in connection with any examination of AFI that occurs prior to the closing of the Merger. Also, (i) expenses incurred by AFI in connection with the Merger and the merger of 1st United Bank with Anderen Bank and (ii) except to the extent approved by Bancorp in writing, gains recognized from sales of investment securities, loans and other assets after September 30,2011 will be deducted from AFI Tangible Book Value. You should obtain current stock price quotations for Bancorp common stock. You can get a quotation from a newspaper, on the Internet or by calling your broker.

          For illustrative purposes only, based on the Average Closing Price of Bancorp common stock as determined on [●] and the AFI Tangible Book Value as of [●], for each of your shares of AFI common stock exchanged you would receive either approximately $[●] in cash or approximately [●] shares of Bancorp common stock, depending on the election made. If you elected to receive mixed consideration (i.e. 50% in cash and 50% in stock) or if you did not make an election, you would receive approximately half of both foregoing amounts for each share of AFI common stock exchanged. Pursuant to the Merger Agreement, you may elect to exchange your AFI common stock (i) solely for cash, (ii) solely for Bancorp common stock, or (iii) 50% for cash and 50% for Bancorp common stock. Each election is summarized below:

     Cash Election

          The Merger Agreement provides that each AFI shareholder who makes a valid Cash Election (as defined in the Merger Agreement) will have the right to receive, in exchange for each share of AFI common stock, an amount in cash, without interest, equal to the Per Share Consideration. We sometimes refer to this amount as the cash consideration. For illustrative purposes, based on the Average Closing Price determined as of [●] and the AFI Tangible Book Value as of [●], the cash consideration would be approximately $[●].

     Stock Election

          The Merger Agreement provides that each AFI shareholder who makes a valid Stock Election (as defined in the Merger Agreement) will have the right to receive, in exchange for each share of AFI common stock, the number of shares of Bancorp common stock equal to the Per Share Consideration divided by the Average Closing Price. We sometimes refer to this amount as the stock consideration. For illustrative purposes, based on the Average Closing Price of Bancorp common stock determined as of [●] and the AFI Tangible Book Value as of [●], you would receive approximately [●] shares of Bancorp common stock for each share of AFI common stock as stock consideration.

     Mixed Election

          The Merger Agreement provides that each AFI shareholder who either (i) makes a valid Mixed Election (as defined in the Merger Agreement) or (ii) makes no election, will receive cash consideration for 50% of their shares of AFI common stock and stock consideration for 50% of their AFI common stock.

     No Fractional Shares

          No fractional shares of Bancorp common stock will be issued to any holder of AFI common stock upon completion of the Merger. For each fractional share that would otherwise be issued, Bancorp will make a cash payment without interest to each AFI shareholder who would otherwise receive a fractional share of Bancorp common stock. The amount of the cash payment will be determined by multiplying the fraction of a share of Bancorp common stock otherwise issuable to that shareholder by the Average Closing Price.

     Mandatory Allocation Procedures

          Even if you make a Cash Election or a Stock Election, you may nevertheless receive a mix of cash and stock consideration for your shares of AFI common stock. Cash Elections and Stock Elections are subject to mandatory allocation procedures to ensure that approximately half of the shares of AFI common stock outstanding at the Effective Time are exchanged for cash and half of the shares of AFI common stock outstanding at the Effective Time are exchanged for shares of Bancorp common stock.

     Illustrative Consideration Table

          For the purposes of illustration, the table below indicates the Merger consideration that would be paid by Bancorp to AFI shareholders for each share of AFI common stock exchanged under various circumstances. These examples are for illustrative purposes only. If you are an AFI shareholder, the value of the Merger consideration that you actually receive, and the aggregate Merger consideration to be received by all AFI shareholders, will be based on both the Average Closing Price of Bancorp common stock and the AFI Tangible Book Value. The actual amount of cash and/or the number of shares of Bancorp common stock that each AFI shareholder will receive for each share of AFI common stock exchanged in the Merger will be determined at the Effective Time using the formulas contained in the Merger Agreement. The consideration to be paid to AFI shareholders cannot be determined until the Effective Time which will occur after the Special Meeting. We intend to announce these amounts when known.

AFI Tangible Book Value	Average Closing Price	Total Consideration(1)	Cash Consideration Received Under Cash Election for Each Share of AFI Common Stock(2)	Shares of Bancorp Common Stock Received Under Stock Election for Each Share of AFI Common Stock(3)	Cash Consideration Received Under Mixed Election for Each Share of AFI Common Stock (4)	Shares of Bancorp Common Stock Received Under Mixed Election for Each Share of AFI Common Stock (5)
$35,000,000.00	$4.00	$30,535,381.75	$6.169	1.542	$3.085	0.771
$35,000,000.00	$4.50	$32,164,804.47	$6.498	1.444	$3.249	0.722
$35,000,000.00	$5.00	$33,794,227.19	$6.827	1.365	$3.414	0.683
$35,000,000.00	$5.50	$35,000,000.00	$7.071	1.286	$3.536	0.643
$35,000,000.00	$6.00	$35,000,000.00	$7.071	1.179	$3.536	0.589
$35,000,000.00	$6.50	$35,000,000.00	$7.071	1.088	$3.536	0.544
$35,000,000.00	$7.00	$36,346,153.85	$7.343	1.049	$3.672	0.525
$35,000,000.00	$7.50	$37,692,307.69	$7.615	1.015	$3.808	0.508
$35,000,000.00	$8.00	$39,038,461.54	$7.887	0.986	$3.943	0.493
$35,000,000.00	$8.50	$40,384,615.38	$8.159	0.960	$4.079	0.480
$36,000,000.00	$4.00	$31,407,821.23	$6.345	1.586	$3.173	0.793
$36,000,000.00	$4.50	$33,083,798.88	$6.684	1.485	$3.342	0.743
$36,000,000.00	$5.00	$34,759,776.54	$7.023	1.405	$3.511	0.702
$36,000,000.00	$5.50	$36,000,000.00	$7.273	1.322	$3.637	0.661
$36,000,000.00	$6.00	$36,000,000.00	$7.273	1.212	$3.637	0.606
$36,000,000.00	$6.50	$36,000,000.00	$7.273	1.119	$3.637	0.559
$36,000,000.00	$7.00	$37,384,615.38	$7.553	1.079	$3.776	0.539
$36,000,000.00	$7.50	$38,769,230.77	$7.833	1.044	$3.916	0.522
$36,000,000.00	$8.00	$40,153,846.15	$8.112	1.014	$4.056	0.507
$36,000,000.00	$8.50	$41,538,461.54	$8.392	0.987	$4.196	0.494
$37,000,000.00	$4.00	$32,280,260.71	$6.522	1.630	$3.261	0.815
$37,000,000.00	$4.50	$34,002,793.30	$6.870	1.527	$3.435	0.763
$37,000,000.00	$5.00	$35,725,325.88	$7.218	1.444	$3.609	0.722
$37,000,000.00	$5.50	$37,000,000.00	$7.475	1.359	$3.738	0.680
$37,000,000.00	$6.00	$37,000,000.00	$7.475	1.246	$3.738	0.623
$37,000,000.00	$6.50	$37,000,000.00	$7.475	1.150	$3.738	0.575
$37,000,000.00	$7.00	$38,423,076.92	$7.763	1.109	$3.881	0.554
$37,000,000.00	$7.50	$39,846,153.85	$8.050	1.073	$4.025	0.537
$37,000,000.00	$8.00	$41,269,230.77	$8.338	1.042	$4.169	0.521
$37,000,000.00	$8.50	$42,692,307.69	$8.625	1.015	$4.313	0.507
$38,000,000.00	$4.00	$33,152,700.19	$6.698	1.674	$3.349	0.837
$38,000,000.00	$4.50	$34,921,787.71	$7.055	1.568	$3.528	0.784

AFI Tangible Book Value	Average Closing Price	Total Consideration(1)	Cash Consideration Received Under Cash Election for Each Share of AFI Common Stock(2)	Shares of Bancorp Common Stock Received Under Stock Election for Each Share of AFI Common Stock(3)	Cash Consideration Received Under Mixed Election for Each Share of AFI Common Stock (4)	Shares of Bancorp Common Stock Received Under Mixed Election for Each Share of AFI Common Stock (5)
$38,000,000.00	$5.00	$36,690,875.23	$7.413	1.483	$3.706	0.741
$38,000,000.00	$5.50	$38,000,000.00	$7.677	1.396	$3.839	0.698
$38,000,000.00	$6.00	$38,000,000.00	$7.677	1.280	$3.839	0.640
$38,000,000.00	$6.50	$38,000,000.00	$7.677	1.181	$3.839	0.591
$38,000,000.00	$7.00	$39,461,538.46	$7.972	1.139	$3.986	0.569
$38,000,000.00	$7.50	$40,923,076.92	$8.268	1.102	$4.134	0.551
$38,000,000.00	$8.00	$42,384,615.38	$8.563	1.070	$4.281	0.535
$38,000,000.00	$8.50	$43,846,153.85	$8.858	1.042	$4.429	0.521
$39,000,000.00	$4.00	$34,025,139.66	$6.874	1.719	$3.437	0.859
$39,000,000.00	$4.50	$35,840,782.12	$7.241	1.609	$3.620	0.805
$39,000,000.00	$5.00	$37,656,424.58	$7.608	1.522	$3.804	0.761
$39,000,000.00	$5.50	$39,000,000.00	$7.879	1.433	$3.940	0.716
$39,000,000.00	$6.00	$39,000,000.00	$7.879	1.313	$3.940	0.657
$39,000,000.00	$6.50	$39,000,000.00	$7.879	1.212	$3.940	0.606
$39,000,000.00	$7.00	$40,500,000.00	$8.182	1.169	$4.091	0.584
$39,000,000.00	$7.50	$42,000,000.00	$8.485	1.131	$4.243	0.566
$39,000,000.00	$8.00	$43,500,000.00	$8.788	1.099	$4.394	0.549
$39,000,000.00	$8.50	$45,000,000.00	$9.091	1.070	$4.546	0.535
$40,000,000.00	$4.00	$34,897,579.14	$7.050	1.763	$3.525	0.881
$40,000,000.00	$4.50	$36,759,776.54	$7.427	1.650	$3.713	0.825
$40,000,000.00	$5.00	$38,621,973.93	$7.803	1.561	$3.901	0.780
$40,000,000.00	$5.50	$40,000,000.00	$8.081	1.469	$4.041	0.735
$40,000,000.00	$6.00	$40,000,000.00	$8.081	1.347	$4.041	0.673
$40,000,000.00	$6.50	$40,000,000.00	$8.081	1.243	$4.041	0.622
$40,000,000.00	$7.00	$41,538,461.54	$8.392	1.199	$4.196	0.599
$40,000,000.00	$7.50	$43,076,923.08	$8.703	1.160	$4.351	0.580
$40,000,000.00	$8.00	$44,615,384.62	$9.014	1.127	$4.507	0.563
$40,000,000.00	$8.50	$46,153,846.15	$9.324	1.097	$4.662	0.548

(1)

“Total Consideration” (as defined in the Merger Agreement) means the sum of (i) one-half (1/2) of AFI Tangible Book Value and (ii) the product of (1) the quotient of (a) one-half (1/2) of AFI Tangible Book Value and (b) the Stipulated Closing Price and (2) the Average Closing Price.

(2)

The cash received for each share of AFI common stock exchanged 100% for cash under a Cash Election (as defined in the Merger Agreement). This assumes that the number of issued and outstanding shares of AFI common stock at closing is 4,949,742 shares.

(3)

The number of shares of Bancorp stock that would be received for each share of AFI common stock exchanged solely for stock consideration under a Stock Election (as defined in the Merger Agreement) based on the specified Average Closing Price. This assumes that the number of issued and outstanding shares of AFI common stock at closing is 4,949,742 shares.

(4)

The cash received for each share of AFI common stock under the Mixed Election (as defined in the Merger Agreement), which is one-half of the cash received per share of AFI common stock under the Cash Election. This assumes that the number of issued and outstanding shares of AFI common stock at closing is 4,949,742 shares.

(5)

The number of shares of Bancorp common stock that would be received for each share of AFI common stock under the Mixed election, which is one-half of the number of shares of Bancorp common stock received per share of AFI common stock under the Stock Election. This assumes that the number of issued and outstanding shares of AFI common stock at closing is 4,949,742 shares.

Holders of Options and Warrants to Acquire Shares of AFI Common Stock

          If the Merger is completed, each option and warrant to acquire shares of AFI common stock which is then outstanding will be canceled and no consideration will be paid to holders of such options and warrants. As of the date of this proxy statement/prospectus, the exercise prices of all such outstanding options and warrants to purchase shares of AFI common stock are above the current market price of shares of AFI common stock.

Dissenting Shares

          Shares of common stock held by AFI shareholders who have properly exercised and preserved appraisal rights pursuant to Sections 607.1301 to 607.1333, Florida Statutes, will not be converted or represent a right to receive the Merger consideration. Instead, these shares will be entitled to appraisal rights. See the description in the section entitled “PROPOSAL NO. 1—THE MERGER— Appraisal Rights.”

Closing and Effective Time of Merger

          The closing of the Merger will occur as soon as practicable after all of the conditions set forth in the Merger Agreement are satisfied, on a date mutually agreeable to Bancorp and AFI. The Effective Time shall be when the Articles of Merger for the merger of AFI with and into Bancorp become effective with the Secretary of State of Florida.

Representations and Warranties

          The Merger Agreement contains customary representations and warranties that AFI, Anderen Bank and Bancorp made to, and solely for the benefit of, each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that AFI, Anderen Bank and Bancorp have exchanged in connection with signing the Merger Agreement. While AFI, Anderen Bank and Bancorp do not believe that these disclosure schedules contain information that securities laws require the parties to publicly disclose other than information that has already been so disclosed, they do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the Merger Agreement and certain representations and warranties may have been modified in important part by the underlying disclosure memoranda. These disclosure memoranda contain information that has been included in the companies’ general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosures.

          AFI and Anderen Bank, in Article 4 of the Merger Agreement, have jointly and severally made representations and warranties to Bancorp that relate to, among other things:

▪	organization and authority to enter into the Merger Agreement;

▪	capitalization, subsidiaries and financial statements;

▪	undisclosed liabilities;

▪	certain changes or events or failures since the balance sheet date to take action which could have a material adverse effect or cause a material breach or violation of any covenants and agreements;

▪	allowance for possible loan losses;

▪	tax matters, including but not limited to filing of tax returns, payment of taxes, audit history, and tax elections;

▪	assets, including but not limited to title, insurance coverage and leases;

▪	intellectual property, including but not limited to ownership, right to convey and pending or threatened litigation;

▪	environmental matters, including but not limited to compliance with environmental laws, hazardous materials and notification of any violation of environmental laws;

▪	banking and other laws, including but not limited to the Bank Holding Company Act, the Community Reinvestment Act of 1977, the Truth in Lending Act and the United States anti-money laundering laws;

▪	labor relations;

▪	employee benefit plans;

▪	pending and threatened litigation; and

▪	reports filed with regulatory authorities.

          The representations and warranties of AFI and Anderen Bank will survive the Effective Time of the Merger.

          Bancorp, in Article 5 of the Merger Agreement, made representations and warranties to AFI and Anderen Bank that relate to, among other things:

▪	organization and authority to enter into the Merger Agreement;

▪	capitalization, subsidiaries and financial statements;

▪	undisclosed liabilities;

▪	certain changes or events or failures since the balance sheet date to take action which could have a material adverse effect or cause a material breach or violation of any covenants and agreements;

▪	allowance for possible loan losses;

▪	intellectual property, including but not limited to ownership, right to convey and pending or threatened litigation;

▪	banking and other laws, including but not limited to the Bank Holding Company Act, the Community Reinvestment Act of 1977, the Truth in Lending Act and the United States anti-money laundering laws;

▪	pending and threatened litigation;

▪	reports filed with regulatory authorities; and

▪	accounting, tax and regulatory matters.

          The representations and warranties of Bancorp will not survive the Effective Time of the Merger.

Conditions Precedent to Completion of the Merger

          The Merger Agreement contains a number of conditions that must be satisfied or waived (if they are waivable) to complete the Merger. The following summary is qualified in its entirety by reference to the Merger Agreement which is attached as Annex A to this proxy statement/prospectus. The conditions include, among other things:

▪	the Merger Agreement and the Merger have been adopted by the vote of holders of at least a majority of the outstanding shares of AFI common stock;

▪

all consents of, filings and registrations with, and notifications to, all regulatory authorities required for consummation of the mergers shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired;

▪	each party to the Merger Agreement shall have obtained any and all consents required for consummation of the Merger or for the preventing of any default under any contract or permit;

▪

no court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by the Merger Agreement;

▪

the registration statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the registration statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act relating to the issuance of the shares of Bancorp common stock issuable pursuant to the Merger shall have been received;

▪	the shares of Bancorp common stock to be issued in the Merger shall have been listed on Nasdaq;

▪

holders of no more than 5% of the outstanding shares of AFI common stock shall have validly exercised, or remained entitled to exercise, their appraisal rights under Sections 607.1301-1333, Florida Statutes;

▪	Gunster, Yoakley & Stewart, P.A., as counsel to Bancorp, shall have issued its written tax opinion, in a form reasonably satisfactory to the parties to the Merger Agreement;

▪

continued accuracy as of the closing date of the representations and warranties set forth in the Merger Agreement and fulfillment in all material respects of the parties’ covenants set forth in the Merger Agreement;

▪	all other conditions to the Merger discussed in this proxy statement/prospectus and set forth in the Merger Agreement are either satisfied or waived; and

▪

since the date of the Merger Agreement (i) no event shall have occurred which has a material adverse effect on any of the parties, and (ii) no condition, event, fact, circumstances or other occurrence shall have occurred that may reasonably be expected to have or result in such a material adverse effect on any of the parties.

Shareholder Voting Agreement

          As a condition to the Merger, the directors of both AFI and Anderen Bank were each required to enter into a Shareholder Voting Agreement with Bancorp. These Shareholder Voting Agreements provide that:

▪

Each AFI director and Anderen Bank director will use their reasonable best efforts to vote (or cause to be voted) all shares of AFI common stock held or beneficially owned by such director in favor of the Merger and against any competing proposal or any action or agreement that would impede or prevent the Merger; and

▪

Each AFI director and Anderen Bank director may not offer to transfer (which term shall include, without limitation, any sale, tender, gift, pledge, assignment or other disposition), transfer or consent to transfer of any shares AFI common stock held or beneficially owned by such director.

AFI Executive Officer Termination Payments

          At the Effective Time of the Merger, Bancorp will make contract termination payments to Messrs. Allcott, Warren, and Miles in the amount of $580,000, $540,000, and $340,000, respectively, as provided by their executive employment agreements with AFI.

Employment Agreements with Former AFI Officers

          As a condition to the Merger, 1st United Bank entered into employment agreements with Messrs. Allcott, Warren, and Miles for a two-year terms commencing at the Effective Time of the Merger. The terms of the employment agreements will automatically renew for successive one-year periods unless sooner terminated in accordance with the terms of each agreement.

          Mr. Allcott will serve as the Executive Vice President of 1st United Bank, Pinellas and Pasco and will receive an annual base salary of $200,000. Mr. Allcott will be eligible to receive an annual bonus of up to $70,000 after the first year and an annual bonus of up to 50% of his base salary for subsequent years. Mr. Allcott is entitled to participate in all of the employee benefit programs and perquisites generally available to the executive officers of 1st United Bank. In addition, Mr. Allcott is entitled to receive qualified stock options to purchase 25,000 shares of Bancorp’s common stock exercisable at the fair market value of Bancorp common stock on the grant date. Mr. Allcott will also receive certain benefits, including but not limited to a monthly car allowance, life insurance, and country club membership dues.

          Mr. Warren will serve as the Executive Vice President of 1st United Bank, Orlando and Tampa and will receive an annual base salary of $200,000. Mr. Warren will be eligible to receive an annual bonus of up to $70,000 after the first year and an annual bonus of up to 50% of his base salary for subsequent years. Mr. Warren is entitled to participate in all of the employee benefit programs and perquisites generally available to the executive officers of 1st United Bank. In addition, Mr. Warren is entitled to receive qualified stock options to purchase 25,000 shares of Bancorp’s common stock exercisable at the fair market value of Bancorp common stock on the grant date. Mr. Warren will also receive certain benefits, including but not limited to a monthly car allowance, life insurance, and country club membership dues.

          Mr. Miles will serve as the Senior Vice President of 1st United Bank, Senior Lender-Central Florida and will receive an annual base salary of $150,000. Mr. Miles will be eligible to receive an annual bonus of up to $10,000 upon completion of each quarter during the first year and an annual bonus of up to 50% of his base salary for subsequent years. Mr. Miles is entitled to participate in all of the employee benefit programs and perquisites generally available to the executive officers of 1st United Bank. In addition, Mr. Miles is entitled to receive qualified stock options to purchase 10,000 shares of Bancorp’s common stock exercisable at the fair market value of Bancorp common stock on the grant date. Mr. Miles will also receive certain benefits, including but not limited to a monthly car allowance.

Waiver and Amendment

          Nearly all of the conditions to completing the Merger may be waived at any time by the party for whose benefit they were created; however, the Merger Agreement provides that the parties may not waive any condition that would result in the violation of any law or regulation. Also, the parties may amend or supplement the Merger Agreement at any time by written agreement. Any material change in the terms of the Merger Agreement after the Special Meeting may require a re-solicitation of votes from AFI’s shareholders with respect to the amended Merger Agreement.

Conduct of Business Before Completion of the Merger

          Under the Merger Agreement, AFI and Anderen Bank have agreed that, until the earlier of the completion of the Merger or the termination of the Merger Agreement, unless Bancorp otherwise agrees in writing or as otherwise expressly contemplated or permitted by other provisions of the Merger Agreement, AFI and Anderen Bank will each conduct its business in the usual, regular and ordinary course and in a manner designed to preserve its business and assets and not take any action that would affect the successful completion of the Merger.

          Under the Merger Agreement, AFI and Anderen Bank have agreed that, until the earlier of the completion of the Merger or the termination of the Merger Agreement, unless Bancorp otherwise agrees in writing or as otherwise expressly contemplated each or permitted by other provisions of the Merger Agreement, each of AFI and Anderen Bank will not:

▪	amend its articles of incorporation, bylaws or other governing instruments;

▪

issue, sell, pledge, encumber the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding to, any additional shares of AFI or Anderen Bank common stock except pursuant to the exercise of outstanding options or any other capital stock or options, warrants, conversions, privileges or rights of any kind;

▪

adjust, split, combine, reclassify or issue or authorize the issuance of any outstanding shares of its common stock or sell, lease, mortgage or otherwise dispose of are shares of common stock or any asset having a book value in excess of $25,000 other than in the ordinary course of business for reasonable and adequate consideration;

▪	incur any debt or other obligations in excess of an aggregate of $250,000 except in the ordinary course of business consistent with past practices;

▪	repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into shares, of the common stock of AFI or Anderen Bank;

▪	declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to its common stock, except as consistent with past practices;

▪

purchase any securities or make any material investment, other than in United States Treasury securities and United States government securities having maturities of three years or less or in a wholly-owned AFI subsidiary;

▪	make any new loans or extensions of credit or renew, extend or renegotiate any existing loans or extensions of credit in excess of $250,000 without prior approval from Bancorp;

▪

purchase or sell (except for sales of single family residential first mortgage loans in the ordinary course of AFI’s or Anderen Bank’s business for fair market value) any whole loans, leases, mortgages or any loan participations or agented credits or other interest therein;

▪

renew or renegotiate any loans or credits that are on any watch list and/or are classified or special mentioned or take any similar actions with respect to collateral held with respect to debts previously contracted or other real estate owned, except pursuant to safe and sound banking practices and with prior disclosure to Bancorp;

▪	enter into or amend any employment agreement;

▪

adopt any new benefit plan or terminate or withdraw from, or make any material change in or to, any existing benefit plan other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such plan, except as required by law;

▪

make any significant change in any tax or accounting methods or methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or GAAP;

▪	make any material change in policies regarding the extension of credit, establishment of reserves with respect to possible losses, or other material banking policies;

▪	commence any litigation other than in accordance with past practice, settle any litigation involving any liability for money damages or restrictions upon the operations;

▪	Make any capital expenditures in excess of $5,000 or $10,000 in the aggregate, other than pursuant to existing binding commitments or to keep assets in good repair; or

▪	enter into, modify, amend or terminate any material contract outside the ordinary course of business.

          Under the Merger Agreement, Bancorp has agreed that, until the earlier of the completion of the Merger or the termination of the Merger Agreement, unless AFI otherwise agrees in writing or as otherwise expressly contemplated or permitted by other provisions of the Merger Agreement, Bancorp will continue to conduct its business and the business of its subsidiaries in a manner designed to enhance the long-term value of Bancorp’s common stock and its business prospects, and will not:

▪

take any action which would adversely affect the ability of any party to the Merger Agreement to obtain any consents required or perform its covenants; provided, that the foregoing shall not prevent Bancorp or any of its subsidiaries from acquiring any assets or other businesses or from discontinuing or disposing of any of its assets or business if such action is, in the judgment of Bancorp, desirable in the conduct of the business; or

▪

amend or agree or commit to amend or permit any of its subsidiaries to amend or agree or commit to amend its the articles of incorporation or bylaws in any manner adverse to the holders of AFI common stock as compared to the rights of holders of Bancorp common stock.

          Each party to the Merger Agreement has agreed to:

▪

give written notice promptly to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance which is reasonably likely to have a material adverse effect on AFI, Anderen Bank or Bancorp or which would cause or constitute a breach of any of the representations, warranties, or covenants in the Merger Agreement; and

▪	to file all reports required by it with regulatory authorities and deliver to the other party copies of all such reports.

AFI Prohibited from Soliciting Other Offers

          AFI and its affiliates, including Anderen Bank, and its representatives were required to immediately cease any negotiations with any person regarding any acquisition transaction existing at the time the Merger Agreement was executed. In addition, AFI and its affiliates, including Anderen Bank, and its representatives may not directly or indirectly:

▪	solicit, initiate, induce, or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any acquisition proposal;

▪

participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person any information or data with respect to AFI or otherwise relating to an acquisition proposal;

▪	release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which AFI is a party;

▪	enter into any agreement regarding or that could reasonably be expected to lead to any acquisition proposal; or

▪	make or authorize any public statement, recommendation or solicitation in support of any acquisition proposal.

Termination of the Merger Agreement

          The Merger Agreement specifies the circumstances under which the parties may terminate the Merger Agreement and abandon the Merger. Those circumstances are:

▪	by mutual written consent of Bancorp’s board of directors and AFI’s board of directors;

▪

by either Bancorp or AFI if the other party breaches any representation, warranty, or covenant contained in the Merger Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of the breach and the existence of the breach would result, in the event of a breach of a representation or warranty, in a “material adverse effect,” as defined in the Merger Agreement;

▪	by Bancorp or AFI if the AFI shareholders do not approve the Merger Agreement or any required consent of any regulatory authority has been denied by final nonappealable action of such authority;

▪

by Bancorp or AFI, in the event that the Merger shall not have been consummated by April 30, 2012, which date may be extended by Bancorp through June 30, 2012, or if the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by that date;

▪

by Bancorp, in the event that the management of AFI or Anderen Bank or their board of directors, for any reason, shall have failed to reaffirm its approval of the Merger (to the exclusion of any other alternative acquisition proposal) or AFI shall have otherwise violated the restrictions in the Merger Agreement regarding its ability to solicit, negotiate, or otherwise participate in negotiations regarding an alternative acquisition proposal;

▪

by Bancorp or AFI, in the event of an “AFI Adverse Finding” or a “Bancorp Adverse Finding” (as defined in the Merger Agreement), respectively, and if time is granted by Bancorp or AFI, as the case may be, to cure such adverse finding, such adverse finding is not cured to the satisfaction of Bancorp or AFI, as applicable, within the time specified in such notice of such adverse finding;

▪	By AFI if the Average Closing Price (as defined in the Merger Agreement) is less than $4.50; or

▪	By Bancorp if the Average Closing Price is greater than $8.00.

          AFI must pay Bancorp a termination fee of $2.0 million, if any of the following circumstances occur:

▪	Either AFI or Bancorp terminates the Merger Agreement because

o

the requisite AFI shareholder approval has not been obtained and prior to the Special Meeting an acquisition proposal has been received by AFI and AFI (x) has entered into any acquisition or similar agreement, including a letter of intent, in connection with any third party acquisition proposal, or (y) has consummated any third party acquisition proposal within 18 months from the date the Merger Agreement is terminated; or

o

the Merger had not been consummated by April 30, 2012 (or as extended by Bancorp to June 30, 2012); without the Special Meeting occurring and with the registration statement having been declared effective and, the shareholders, the board or senior management of AFI was aware of an alternative acquisition proposal and within 18 months after termination of the Merger Agreement, AFI enters into an acquisition agreement, a letter of intent or similar agreement with the party that submitted the alternative acquisition proposal;

▪	Bancorp terminates the Merger Agreement in the event

o

the management of AFI or Anderen Bank or their board of directors, for any reason, shall have failed to reaffirm its approval of the Merger (to the exclusion of any other alternative acquisition proposal) or AFI shall have otherwise violated the restrictions in the Merger Agreement regarding its ability to solicit, negotiate, or otherwise participate in negotiations regarding an alternative acquisition proposal;

o

that the management of AFI or Anderen Bank or their board of directors, for any reason, shall have failed to reaffirm its approval of the Merger (to the exclusion of any other alternative acquisition proposal) or AFI shall have otherwise violated the restrictions in the Merger Agreement regarding its ability to solicit, negotiate, or otherwise participate in negotiations regarding an alternative acquisition proposal;

o	AFI or Anderen Bank fail to cooperate in the preparation and mailing of a registration statement and proxy statement; or

o	AFI fails to call a shareholders’ meeting to vote upon the Merger within 30 days after a registration statement for the shares of Bancorp common stock to be issued in the Merger has become effective.

Payment of Expenses Relating to the Merger

          AFI and Bancorp will each pay one-half of the filing fees payable in connection with this proxy statement/ prospectus and printing costs. The parties will otherwise pay all of their own expenses related to negotiating and completing the Merger.

Exchange Procedures

          At the Effective Time of the Merger, AFI’s shareholders who receive Bancorp common stock in the Merger will automatically become entitled to all the rights and privileges afforded to Bancorp’s shareholders at that time. However, the actual physical exchange of AFI common stock certificates for Bancorp common stock certificates will occur after the Merger.

          In the mailing of this proxy statement/prospectus to the shareholders of AFI, Bancorp and AFI included an election form to each holder of record of AFI common stock. The election form permits the holder to elect to receive one of the types of Merger consideration described above, or to indicate that such holder makes no election. If no election is made, the consideration will be paid 50% in Bancorp common stock and 50% in cash. Any shareholder who has not submitted an effective, properly completed election form to AFI on or before 5:00 p.m., on the day of the Special Meeting (or such other time and date as Bancorp and AFI may mutually agree) shall also be deemed to have not made an election.

          Generally, an election may be revoked or changed, but only by written notice received by AFI prior to the election deadline accompanied by a properly completed and signed revised form of election. You will not be permitted to revoke or change your election following the election deadline. As a result, if you made elections, you will be unable to revoke your elections during the time between the election deadline and the completion of the Merger.

          As promptly as practicable after completion of the Merger, Bancorp will cause American Stock Transfer & Trust Company, the exchange agent for the Merger, to mail to each record holder of AFI common stock (except those shares held by shareholders who have properly exercised and preserved appraisal rights pursuant to the Florida Business Corporation Act and shares canceled or extinguished) a letter of transmittal containing instructions for surrendering the record holder’s stock certificates. Those holders of AFI common stock who properly surrender their AFI stock certificates in accordance with the exchange agent’s instructions will receive the (i) number of shares of Bancorp common stock that the holder is entitled to receive pursuant to the Merger Agreement and as indicated on their election form and/or (ii) a check representing the amount of cash, if any, which such holder has the right to receive and as indicated on their election form, subject to the proration adjustments described in the Merger Agreement. The surrendered certificates representing AFI common stock will be canceled. After the record date, each certificate representing shares of AFI common stock that has not been surrendered will represent only the right to receive the Merger consideration and no transfers of AFI common stock will be made in AFI’s stock transfer books.

          Holders of AFI common stock should not send in their AFI stock certificates until they receive a letter of transmittal from American Stock Transfer & Trust Company, LLC, the exchange agent for the Merger, with instructions for the surrender of AFI common stock certificates.

Distributions with Respect to Unexchanged Shares

          Holders of AFI common stock are not entitled to receive any dividends or other distributions on Bancorp common stock until the Merger is completed. Holders of AFI common stock will be entitled to dividends and other distributions declared or made, if any, after completion of the Merger with respect to the number of shares of Bancorp common stock which they are entitled to receive upon exchange of their AFI common stock certificates, but they will not be paid any dividends or other distributions on the Bancorp common stock until they surrender their AFI common stock certificates to the exchange agent in accordance with the exchange agent’s instructions.

Transfers of Ownership and Lost Stock Certificates

          Bancorp will issue shares of Bancorp common stock that may be payable in a name other than the name in which a surrendered AFI stock certificate is registered only if the person requesting such exchange presents to the exchange agent all documents required to show and effect the unrecorded transfer of ownership and to show that such person paid any applicable stock transfer taxes. If an AFI stock certificate or any certificate or similar instrument evidencing options or warrants is lost, stolen or destroyed, the holder of such certificate may need to deliver an affidavit or bond prior to receiving the Merger consideration payable with respect to such AFI common stock.

Appraisal Rights

          Shares of common stock held by AFI shareholders who have properly exercised and preserved appraisal rights pursuant to the Florida Business Corporation Act will not be converted or represent a right to receive shares of Bancorp. Instead, these shares will be entitled to appraisal rights. See the description in the section entitled “PROPOSAL NO. 1—THE MERGER — Appraisal Rights” beginning on page 33.

Regulatory and Other Required Approvals

          Federal Reserve Board and Florida Office of Financial Regulation

          The Federal Reserve Board must approve the Merger before it can be completed. Bancorp and AFI must then wait at least 15 days after the date of Federal Reserve Board approval before they may complete the Merger. During this waiting period, the United States Department of Justice may object to the Merger on antitrust grounds. Bancorp, 1st United Bank, and Anderen Bank filed applications for approval of the Merger with the Federal Reserve Board on October 28, 2011. In reviewing that application, the Federal Reserve Board must consider the following:

▪

competitive factors, such as whether the Merger will result in a monopoly or whether the benefits of the Merger to the public in meeting the needs and convenience of the community clearly outweigh the Merger’s anticompetitive effects or restraints on trade; and

▪	banking and community factors, which include an evaluation of:

	o	the financial and managerial resources of Bancorp, and of AFI, and the effect of the proposed transaction on these resources;

	o	management expertise;

	o	internal control and risk management systems;

	o	the capital of Bancorp;

	o	the convenience and needs of the communities to be served; and

	o	the effectiveness of Bancorp and AFI in combating money laundering activities.

          The application process includes publication and opportunity for comment by the public. The Federal Reserve Board may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act of 1977, as amended.

          The Florida Office of Financial Regulation must also approve the Merger. 1st United Bank and Anderen Bank each filed an application for approval with the Florida Office of Financial Regulation on October 28, 2011. The Florida Office of Financial Regulation procedures are similar to the requirements of the Federal Reserve Board.

          In connection with or as a result of the Merger, Bancorp or AFI may be required, pursuant to other laws and regulations, either to notify or obtain the consent of other regulatory authorities and organizations to which such companies or subsidiaries of either or both of them may be subject. The Bancorp common stock to be issued in exchange for AFI common stock in the Merger will be registered with the SEC. The transaction also will be registered with such state securities regulators as may be required.

          FDIC Consent

          On December 11, 2009, 1st United Bank entered into a purchase and assumption agreement with the FDIC for the purchase and assumption of certain assets and liabilities of Republic Federal Bank, N.A. in an FDIC-assisted acquisition. In connection with that acquisition, 1st United Bank entered into shared-loss agreements with the FDIC covering the loans acquired from Republic Federal Bank, N.A. These shared-loss agreements require Bancorp to obtain the FDIC’s prior consent to consummate the Merger. Bancorp’s receipt of the FDIC’s consent to the Merger is a condition precedent to both AFI’s and Bancorp’s obligation to consummate the Merger in accordance with the Merger Agreement.

          Status and Effect of Approvals

          To date, all regulatory applications and notices required to be filed prior to the Merger have been filed. Bancorp and AFI contemplate that they will complete the Merger soon after the Special Meeting, assuming all required approvals and consents are received. On December 2, 2011, Bancorp received a determination letter from the FDIC stating that the FDIC would not need to consent to the Merger.

          Bancorp and AFI believe that the proposed Merger is compatible with the regulatory requirements described in the preceding paragraphs; however, we may not receive all required approvals and consents, nor may we be able to comply with any required conditions in respect of an approval or consent, or that compliance or noncompliance with any such conditions would not have adverse consequences for the combined company after the Merger.

          While Bancorp and AFI believe that the requisite regulatory approvals and consents for the Merger will be obtained, we can give you no assurance regarding the timing of the approvals and consents, our ability to obtain the approvals and consents on satisfactory terms or the absence of litigation challenging those approvals and consents or otherwise. Similarly, we cannot assure you that the United States Department of Justice, any state attorney general or other regulatory authority will not attempt to challenge the Merger on antitrust grounds or for other reasons, or, if such a challenge is made, project the result thereof. The Merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the Merger.

          We are not aware of any regulatory approvals or consents that would be required for completion of the transactions contemplated by the Merger Agreement other than as described above. Should any other approvals or consents be required, those approvals or consents would be sought, but we cannot assure you that they will be obtained or that we would be able to comply with any conditions that might be imposed in respect of such approvals or consents.

PROPOSAL NO. 2—ADJOURNMENT OF THE SPECIAL MEETING

          In the event that there are not sufficient votes to constitute a quorum or to approve the Merger Agreement at the time of the Special Meeting, the Merger Agreement may not be approved unless the Special Meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by AFI at the time of the Special Meeting to be voted for an adjournment, if necessary, AFI has submitted to its shareholders as a separate matter for their consideration the question of adjournment if necessary to solicit additional proxies to approve the Merger Agreement. The board of directors of AFI unanimously recommends that AFI shareholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the Special Meeting, no notice of the adjourned Special Meeting is required to be given to shareholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the Special Meeting of the hour, date and place to which the Special Meeting is adjourned.

AFI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

ABOUT AFI

Business

          AFI was incorporated under the laws of State of Florida on October 26, 2006. It is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and owns all of the issued and outstanding shares of Anderen Bank. The AFI’s primary activity is the operation of Anderen Bank, a Florida-chartered commercial bank and wholly-owned subsidiary of AFI. The deposit accounts of Anderen Bank are insured up to the applicable limits by the FDIC. The operations of Anderen Bank are subject to the supervision and regulation of the FDIC and OFR.

          Anderen Bank offers a variety of banking and financial services to small- and middle-market businesses, professional and commercial customers as well as targeted retail and consumer segments in the Tampa Bay and Orlando Metropolitan Statistical Areas (“MSA”). The basic services offered by Anderen Bank includes a complete range of interest-bearing and non-interest-bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest-bearing savings accounts, and certificates of deposit. Lending products include secured and unsecured commercial loans, real estate loans, home equity loans, consumer/installment loans and issues stand-by letters of credit. In addition, Anderen Bank provides consumer services such as U.S. savings bonds, cashier’s checks, safe deposit boxes, bank-by-mail services, direct deposit, online banking, and automatic teller services. Specialized services to commercial customers include cash management, expanded on-line banking, lock box, and door-to-door courier services. Anderen Bank does not have trust powers and, accordingly, no trust services are provided. Anderen Bank currently has four banking offices: its main office in Palm Harbor, Florida, one branch in the Orlando MSA, and three branches, including its main office, in the Tampa Bay MSA. Anderen Bank has one wholly-owned subsidiary, AFI Holdings, Inc., whose purpose is to hold foreclosed properties.

          AFI’s revenues are primarily derived from interest on, and fees received in connection with, real estate and other loans, from interest and dividends from investment securities, service charge income generated from demand accounts, gains on sales of securities, ATM fees, and other services. The principal sources of funds for AFI’s lending activities are its deposits (primarily consumer deposits), loan repayments, and proceeds from investment securities. The principal expenses of AFI are the interest paid on deposits, and operating and general administrative expenses.

          As is the case with banking institutions generally, AFI’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve, FDIC and OFR. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. AFI faces strong competition in the attraction of deposits (its primary source of lendable funds) and in the origination of loans.

          AFI’s business strategy is to provide both competitive and responsive financial services to the small businesses and individual customers in its market areas and to optimize the return on investment to AFI shareholders.

          Banking Services

               Commercial Banking

          AFI focuses its commercial loan originations on small- and mid-sized businesses and such loans are usually accompanied by significant related deposits. Commercial underwriting is driven by cash flow analysis supported by collateral analysis and review. Commercial loan products include: commercial real estate construction and term loans; working capital loans and lines of credit; demand, term and time loans; and equipment, inventory and accounts receivable financing. AFI offers a range of cash management services and deposit products to its commercial customers. Online banking and courier services are currently available to AFI’s customers.

               Retail Banking

          AFI’s retail banking activities emphasize consumer deposit and checking accounts. A range of these services is offered by AFI to meet the varied needs of its customers. In addition to traditional products and services, AFI offers contemporary products and services, such as debit cards, internet banking and electronic bill payment services. Consumer loan products offered by AFI include home equity lines of credit, second mortgages, auto loans, boat loans, overdraft protection, and unsecured personal credit lines.

               Lending Activities

          AFI offers a full complement of lending activities, including commercial, consumer/installment and real estate loans.

          Commercial lending is directed principally towards businesses whose demands for funds fall within AFI’s legal lending limits and are potential deposit customers in its market areas. For presentation purposes, the commercial lending category includes loans made to individual, partnership or corporate borrowers, and obtained for a variety of business purposes. Particular emphasis is placed on loans to small- and medium-sized businesses. Real estate loans consist of residential and commercial first mortgage loans, second mortgage financing and construction loans. Lines of credit include home equity, commercial, and consumer lines of credit. Consumer loans consist primarily of installment loans to individuals for personal, family and household purposes.

          AFI has correspondent relationships with several banks whereby it can purchase and sell loan participations. Participations purchased, if any, are entered into using the same underwriting criteria that would be applied if AFI had originated the loan. This includes credit and collateral analyses and maintenance of complete credit files on each participation purchased that is consistent with the credit files that it maintains on AFI customers.

          AFI does not presently have, nor intends to implement, an automatic renewal policy with respect to its loan portfolio. Approximately 83% of AFI’s loan portfolio is concentrated in real estate loans. All loans are recorded according to original terms, and demand loans, overdrafts and loans having no stated repayment terms or maturity are reported as due in one year or less.

               Credit Administration

          AFI’s lending activities are subject to written policies approved by its board of directors to ensure proper management of credit risk. Loans are subject to a defined credit process that includes credit evaluation of borrowers, risk-rating of credits, establishment of lending limits and application of lending procedures, including the holding of adequate collateral and the maintenance of compensating balances, as well as procedures for on-going identification and management of credit deterioration. Regular portfolio reviews are performed to identify potential underperforming credits, estimate loss exposure, and to ascertain compliance with AFI’s policies. The review includes an evaluation of the financial strengths of the borrower and the guarantor, the related collateral and the effects of economic conditions.

          AFI generally does not make commercial or consumer loans outside its market area unless the borrower has an established relationship with AFI and conducts its principal business operations within AFI’s market area. Consequently, AFI and its borrowers are affected by the economic conditions prevailing in its market area.

               Competition

          AFI operates in a highly competitive environment competing for deposits and loans with commercial banks, thrifts and other financial institutions, many of which have greater financial resources than AFI. Many large financial institutions compete for business in AFI’s market area.

          AFI’s focus is on cultivating brand loyalty through impeccable customer service and bank operation efficiency. Through these efforts, AFI’s identity, products and services are communicated to the market. Personal calling efforts of the management team are the chosen form of marketing delivery. AFI’s management believes AFI is able to compete favorably with its competitors by providing timely, responsive, personalized services through its knowledge and awareness of its market area, customers and business. The locations of the branch system and courier services also assist in expanding its footprint.

Management’s Discussion and Analysis

          Management’s discussion and analysis provides supplemental information, which sets forth the major factors that have affected AFI’s financial condition and results of operations and should be read in conjunction with the Consolidated Financial Statements and related notes beginning on page F-3 of this proxy statement/prospectus. This discussion and analysis is divided into subsections entitled “General Overview,” “Results of Operations,” “Financial Condition,” “Liquidity,” “Off-Balance Sheet Arrangements,” “Capital Resources,” and “Critical Accounting Policies.” Information in these subsections is intended to facilitate a better understanding of the major factors and trends that affect AFI’s earnings performance and financial condition, and how its performance compares with previous periods.

          General Overview

          AFI’s profitability, like most financial institutions, is dependent to a large extent upon net interest income, which is the difference between the interest received on earning assets, such as loans and securities, and the interest paid on interest-bearing liabilities, principally deposits and borrowings. Results of operations are also affected by the provision for loan losses, operating expenses such as salaries and employee benefits, occupancy and other operating expenses including income taxes, and non-interest income such as service charges on deposit accounts and merchant service fees.

          Results of Operations

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

               General

          AFI’s net loss for 2010 was $4.7 million, a $948,000 or 25.4% increase from 2009’s net loss of $3.7 million. The loss per share was $0.92, or 31% greater than in 2009. The increased net loss occurred primarily due to increases of $4.0 million in the provision for loan losses and $595,000 in non-interest expense, which were partially offset by a $1.0 million increase in non-interest income. The increase in non-interest income was the result of an “other-than-temporary impairment” of $1.0 million which had been recorded in 2009. In 2010, AFI changed its methodology in calculating its loan loss provision, as discussed below.

          The return on average assets for 2010 was (2.65%), compared to (2.97%) in 2009. The return on average equity for 2010 was (10.89%) compared to (7.80%) in 2009.

               Net Interest Income

          Net interest income increased $2.4 million or 76% in 2010 to $5.6 million. Net interest spread, the difference between the yield on interest-earning assets and the rate paid on interest-bearing liabilities, was 3.01% on average in 2010, an increase of 124 basis points over the prior year. In addition, the net interest margin, which is net interest income divided by average interest-earning assets, averaged 3.45% in 2010, a 63 basis points increase over 2009.

          Interest income increased $2.9 million or 55% to $8.0 million in 2010, reflective of continued strong loan growth. Though loan growth was vigorous during the year, deposit growth was also strong, resulting in higher temporary investments (largely low-yielding agency and mortgage-backed securities). This growth provided a 37 basis point improvement in the yield on earning assets. For all of 2010, the average yield on interest-earning assets was 4.90% compared to 4.53% in the previous year.

          Interest expense totaled $2.3 million in 2010, an increase of $414,000 or 21%. The overall yield on interest-bearing liabilities was 1.89%, a decrease of 87 basis points from the prior year. Combined NOW, money market and savings account rates were 62 basis points lower on average, while the average cost of certificates of deposit (“CDs”) declined 88 basis points. Renewal of maturing CDs and expansion of CDs outstanding at lower financial market rates resulted in an overall decrease in the average funding rate for the year.

          The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. All average balances are daily average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.

Net Interest Income Analysis

	Year Ended December 31, 2010			Year Ended December 31, 2009

(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Loans receivable	$120,104	$6,628	5.52%	$72,203	$3,838	5.32%
Investment securities	31,850	1,342	4.21	28,516	1,287	4.51
Other interest-earning assets	11,845	48	0.41	13,223	41	0.31
Total interest-earning assets	163,799	$8,018	4.90	113,942	$5,166	4.53
Other assets	12,926			12,062
Total assets	$176,725			$126,004

Interest-bearing liabilities:
Time deposits	$72,515	$1,609	2.22%	$42,196	$1,307	3.10%
Savings deposits	19,263	269	1.40	3,637	76	2.09
Money market deposits	28,928	428	1.48	19,293	403	2.09
Interest-bearing demand deposits	1,849	17	0.92	1,078	14	1.30
Total interest-bearing deposits	122,555	2,323	1.90	66,204	1,800	2.72
Borrowings	2,812	49	1.74	4,833	158	3.27
Total interest-bearing liabilities	125,367	2,372	1.89	71,037	1,958	2.76

Non-interest-bearing demand deposits	8,035			6,890
Other liabilities	328			200
Shareholders’ equity	42,995			47,877
Total liabilities and shareholders’ equity	$176,725			$126,004
Net interest income		$5,646			$3,208
Net interest spread			3.01%			1.77%
Net earning assets	$38,432			$42,905
Net yield on average interest-earning assets (net interest margin)			3.45%			2.82%

          The following table sets forth certain information regarding changes in AFI’s interest income and interest expense for the year ended December 31, 2010 as compared to the year ended December 31, 2009. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to changes in interest rate and changes in the volume. Changes in both volume and rate have been allocated based on the proportionate absolute changes in each category.

Rate Volume Analysis (Dollars in thousands)	Change in Interest Income/ Expenses	Variance Due to Volume Changes	Variance Due to Rate Changes
Assets
Interest earning assets:
Loans	$2,791	$2,698	$93
Investment securities	54	140	(86)
Other interest-earning securities	7	13	(6)
Total interest earning assets	$2,852	$2,851	$1

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Time deposits	$302	$673	$(371)
Savings accounts	193	218	(25)
Money market deposits	25	143	(118)
Interest-bearing demand deposits	3	7	(4)
Other borrowings	(109)	(36)	(73)
Total interest-bearing liabilities	$414	$1,005	$(591)
Net interest spread	$2,438	$1,846	$592

               Provision for Loan Losses

          The allowance for loan losses at December 31, 2010 amounted to $4.3 million or 2.92% of outstanding gross loans compared to $1.5 million or 1.74% of loans outstanding one year earlier. The loan loss provision was $4.9 million in 2010, 431% higher than the expense in 2009, largely because of strong loan growth of 74% during the year and increases in nonperforming and classified assets.

               Non-interest Income

         Non-interest income increased $1.0 million from a negative $929,000 during 2009, to $80,000 during 2010. The year ending December 31, 2009 included a $1.0 million “other-than-temporary impairment” on a security available-for-sale. Exclusive of this item, non-interest income would have increased by $9,000 or 13% for the twelve months ended December 31, 2010. This increase was the result of an increase of in deposit service charges, due to the overall increase of customer deposits.

               Non-interest Expenses

          Non-interest expenses were $7.8 million for 2010, compared to $7.2 million for 2009. This represented an increase of $595,000 or 8%. Of that amount, $341,000 was the result of the opening of an additional branch office in Clearwater, Florida on April 1, 2010. In addition, professional legal and consulting fees increased $135,000. The remaining increases were due to normal incremental adjustments.

               Income Tax Benefit

          Deferred income tax benefit was $2.3 million in 2010, as compared to $2.1 million for 2009 primarily due to the increase in pretax losses. The effective tax rate for 2010 was 33%, compared to 36% in 2009.

          Nine Months Ended September 30, 2011 Compared to Nine Months Ended September 30, 2010

               General

          For the nine month period ended September 30, 2011, net income increased to $812,000 from a loss of $2.7 million for the same period in 2010. Return on average assets for the nine months of 2011 was 0.52% compared to a negative 2.14 % in 2010. Return on average equity for the first nine months of 2011 was 2.76% compared to a negative 8.35 % for 2010.

          The improvement in net income was driven by $1.2 million greater net interest income, a result of $39.3 million or 25% growth in earning assets and a 13 basis point increase in the net interest margin to 3.51%. In addition, non-interest income increased by $933,000 primarily as a result of $888,000 in gain on sale of investments. A $1.1 million decline in non-interest expense resulted in an efficiency ratio for the nine month period of 93.05%, an improvement of 553 basis points over the first nine months of 2010.

               Net Interest Income

          Net interest income for the first nine months of 2011 totaled $5.1 million, up $1.2 million or 30% greater than the same period in the prior year. Approximately $268,000 of the increase in net interest income was due to an improved net interest margin, with $924,000 a result of $2.8 million growth in net interest earning assets. The yield on interest earning assets for the first nine months of 2011 was 4.71%, slightly below the same period last year, while the cost of funds declined 46 basis points to 1.51%. This resulted in a 30 basis point improvement in the interest rate spread.

          In addition, total average interest earning assets increased $39.3 million to $195.5 million over the same period last year and total average interest-bearing liabilities increased $36.5 million to $154.6 million. This positive growth in net earning assets of $2.8 million was reflective of AFI’s campaign to grow average non-interest-bearing deposits which averaged $15.1 million for the first nine months of 2011, an increase of $7.7 million compared to the same period in 2010.

          The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. All average balances are daily average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.

	Nine Months Ended September 30, 2011			Nine Months Ended September 30, 2010
Net Interest Income Analysis (Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/Rate
Interest-earning assets:
Loans receivable	$143,885	$5,944	5.45%	$110,166	$4,565	5.52%
Investment securities	32,673	892	3.65%	33,969	1,087	4.28%
Other interest-earning assets	18,952	48	0.34%	12,065	33	0.36%
Total interest-earning assets	195,510	6,884	4.71%	156,200	5,685	4.87%
Other assets	13,562			13,089
Total assets	$209,072			$169,289

Interest-bearing liabilities:
Time deposits	$84,131	$1,232	1.96%	$68,112	$1,165	2.29%
Savings deposits	18,379	115	0.84%	18,566	210	1.51%
Money market deposits	48,174	383	1.06%	25,872	304	1.57%
Interest-bearing Demand deposits	2,599	14	0.72%	1,872	13	0.93%
Total Interest-bearing deposits	153,283	1,744	1.52%	114,422	1,692	1.98%
Borrowings	1,275	4	0.42%	3,648	49	1.80%
Total interest-bearing liabilities	154,558	1,748	1.51%	118,070	1,741	1.97%
Non-Interest-bearing demand deposits	15,091			7,383
Other liabilities	255			369
Shareholders’ equity	39,168			43,467
Total liabilities and shareholders’ equity	$209,072			$169,289

Net interest income		$5,136			$3,944
Net interest spread			3.20%			2.90%
Net earning assets	$40,952			$38,130
Net yield average interest earning assets (net interest margin)			3.51%			3.38%

          The following table sets forth certain information regarding changes in AFI’s interest income and interest expense for the nine months ended September 30, 2011 compared to the same period in 2010. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to changes in interest rate and changes in the volume. Changes in both volume and rate have been allocated based on the proportionate absolute changes in each category.

	Nine months ended September 30, 2011 and 2010
Rate Volume Analysis (Dollars in thousands)	Change in Interest Income/ Expense	Variance Due to Volume Changes	Variance Due to Rate Changes
Assets
Interest earning assets
Loans	$1,379	$1,352	$27
Investment securities	(195)	(35)	(160)
Other interest-earning securities	15	15	—
Total interest earning assets	$1,199	$1,332	$(133)

Liabilities and Shareholders’ Equity
Interest-bearing liabilities
Time deposits	$67	$235	$(168)
Savings accounts	(95)	(1)	(94)
Money market deposits	79	177	(98)
Interest-bearing demand deposits	1	4	(3)
Other borrowings	(45)	(7)	(38)
Total interest-bearing liabilities	$7	$408	$(401)
Net interest spread	$1,192	$924	$268

               Non-interest Income

          Noninterest income was $987,000 in the first nine months of 2011, a $933,000 increase over the comparable period of 2010. This increase was primarily the result of the sale of $32.1 million of primarily mortgage-backed securities which resulted in a gain on sale of investments of $888,000. Exclusive of the gain on sale of investments, non-interest income increased $45,000 between the two periods.

               Non-interest Expenses

          Non-interest expense totaled $4.9 million for the first nine months of 2011, reflecting an 18% or $1.1 million improvement compared to the same period of 2010. A decline of $717,000 in personnel expense between the two periods occurred in salaries and employee benefits primarily as a result of the elimination of stock compensation cost and other overhead expenses at the holding company level. Additional savings were realized in professional services ($322,000) and other miscellaneous expenses ($117,000) which included a reduction in stock compensation expense at the bank level.

          These savings were partially offset by increases, which are attributable to the growth of AFI, in the areas of data processing expense ($143,000), advertising, marketing and public relations ($42,000) and regulatory insurance assessments ($149,000).

               Income Tax Expense (Benefit)

          Income tax expense was $564,000 for the nine months ended September 30, 2011 compared to a tax benefit of $1.2 million for the nine months ended September 30, 2010.

          Financial Condition

               General

          Total assets at September 30, 2011 were $205.5 million compared to $197.4 million at December 31, 2010, and $151.1 million at December 31, 2009. The increase in total assets from December 31, 2009 to 2010 was primarily due to an increase of $56.7 million in total deposits which helped to fund $62.9 million in loan growth during 2010.

          The increase in total assets for the nine months ended September 30, 2011 was also a result of growth in deposits which totaled $7.5 million. Those funds have been temporarily placed into liquid investments pending redeployment into higher yielding loans.

               Investment Securities

          AFI’s consolidated securities portfolio, which represented 15% of AFI’s total asset base as of September 30, 2011, as compared to 13% and 25% as of December 31, 2010 and 2009, respectively, is managed to minimize interest rate risk, maintain sufficient liquidity, and maximize return. The portfolio includes several callable agency debentures and mortgage backed securities.

          The investment portfolio increased from a December 31, 2010 balance of $26.1 million to $30.9 million as of September 30, 2011. During the first nine months of 2011, AFI sold investment securities with a fair value of $32.1 million as part of its assets and liability management program and recorded gains of $888,000. In addition, $8.0 million of U.S. Agency obligations were called. These proceeds and other excess liquid funds were reinvested into $47.3 million of mortgage-backed securities and U.S. Agency obligations at an average yield of 3.87%.

          At the date of purchase, AFI may classify its securities as either “held-to-maturity,” “trading” or “available-for-sale.” Securities for which AFI has the positive intent and ability to hold until maturity are classified as held-to-maturity and reported at amortized cost. Securities are classified as trading securities if bought and held principally for the purpose of selling them in the near future. Trading securities are recorded at fair value with unrealized gains and losses included in operations. AFI did not have any securities classified as held-to-maturity or trading during the nine months ended September 30, 2011 or for the years ended December 31, 2010 or 2009.

          Securities classified as available-for-sale are those securities that may be sold prior to maturity as part of AFI’s asset/liability management strategies or in response to other factors. These securities are reported at fair value with unrealized gains and losses excluded from operations and reported net of tax as a separate component of shareholders’ equity in accumulated other comprehensive income (loss) until realized. The following table sets forth the carrying amount of AFI’s investment portfolio, all of which was classified as available-for-sale as of September 30, 2011 and as of December 31, 2010 and 2009.

          There were no securities pledged as collateral as of September 30, 2011 and as of December 31, 2010 and 2009, respectively. AFI did not hold any tax exempt securities and there were no investments in securities from a single issuer which exceeded ten percent of shareholders’ equity as of September 30, 2011 and December 31, 2010 and 2009, respectively.

          Securities have been classified according to management’s intent. The amortized cost, gross unrealized gains and losses and estimated fair value of securities available-for-sale shown in the consolidated statements of condition as of September 30, 2011 and as of December 31, 2010 and 2009 is as follows:

(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At September 30, 2011:
Mortgage-backed securities	$20,497	$348	$—	$20,845
US Agency obligations	9,952	96	—	10,048
Total	$30,449	$444	$—	$30,893
At December 31, 2010:
Mortgage-backed securities	$19,715	$451	$(128)	$20,038
US Agency obligations	5,983	91	(4)	6,070
Total	$25,698	$542	$(132)	$26,108
At December 31, 2009:
Mortgage-backed securities	$18,798	$244	$(118)	$18,924
US Agency obligations	19,989	2	(758)	19,233
Total	$38,787	$246	$(876)	$38,157

          Securities available-for-sale measured at fair value on a recurring basis at September 30, 2011 and at December 31, 2010 and 2009 are summarized below (Dollars in thousands):

		Fair Value Measurements Using
	Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
At September 30, 2011
Mortgage-backed securities	$20,845	$—	$20,845	$—
U.S. Agency obligations	10,048	—	10,048	—
Total	$30,893	$—	$30,893	$—

At December 31, 2010
Mortgage-backed securities	$20,038	$—	$20,038	$—
U.S. Agency obligations	6,070	—	6,070	—
Total	$26,108	$—	$26,108	$—

At December 31, 2009
Mortgage-backed securities	$18,924	$—	$18,924	$—
U.S. Agency obligations	19,233	—	19,233	—
Total	$38,157	$—	$38,157	$—

          During the nine months ended September 30, 2011 and the years ended December 31, 2010 and 2009, there were no securities that were transferred in or out of Level 1, Level 2, and Level 3.

          There were no security sales during 2010. Security sales transactions on securities available-for-sale during the nine months ended September 30, 2011 and the year ended December 31, 2009 are summarized as follows (Dollars in thousands):

	Nine Months Ended September 30, 2011	Twelve Months Ended December 31, 2009
Proceeds received from sales:	$33,025	$1,954

Gross gains	888	33
Net gains	$888	$33

          Expected maturities of investment securities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Periodic payments are received on mortgage-backed securities based on the payment patterns of the underlying collateral. As of September 30, 2011 and December 31, 2010, the amortized cost and estimated fair value of investment securities, by contractual maturities, are as follows (Dollars in thousands):

	As of September 30, 2011		As of December 31, 2010
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in less than one year	$—	$—	$—	$—
Due in one to five years	—	—	—	—
Due in five to ten years	5,967	6,056	2,000	2,017
Due after 10 years	3,985	3,992	3,983	4,053
Mortgage-backed securities	20,497	20,845	19,715	20,038
Total securities available-for-sale	$30,449	$30,893	$25,698	$26,108

          Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and ability of AFI to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

          At September 30, 2011, there were no securities in a loss position. At December 31, 2010, three out of eighteen securities were in an unrealized loss position. The unrealized losses were primarily a result of depressed market conditions. It is expected that the securities will not be settled at a price less than the par value of the investments. Because AFI has the ability and intent to hold these investments until a market price recovery or maturity, these securities are not considered other-than-temporarily impaired. In 2009, AFI did have one security classified as other-than-temporary impairment with a balance of $1,000,000 which was completely written off.

          The securities with gross unrealized losses at December 31, 2010 and length of time that these securities have been in a continuous loss position are as follows (Dollars in thousands):

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Mortgage-backed securities	$(128)	$5,946	$—	$—
US Agency obligations	—	—	(4)	1,998
Total	$(128)	$5,946	$(4)	$1,998

                    Loan Portfolio

          Total gross loans totaled $143.9 million at September 30, 2011 compared to $147.9 million at December 31, 2010, and $85.0 million at December 31, 2009. At September 30, 2011, AFI’s loan portfolio represented approximately 70.0% of its total assets of $205.5 million. At September 30, 2011, AFI’s loan portfolio consisted of $109.6 million (76.1%) in commercial real estate loans, $9.9 million (6.8%) in 1-4 family residential loans (including residential construction), $23.0 million (16.0%) in commercial and industrial loans, and $1.7 million (1.2%) in home equity and other consumer loans.

          AFI had five loans totaling $5.9 million at September 30, 2011 that were classified as nonperforming and $2.6 million in real estate owned (“REO”) representing three properties. The ratio of nonperforming loans to total loans was 4.11% and nonperforming assets to total assets was 4.18% compared to 4.77% and 3.61%, respectively, at December 31, 2010.

          During 2010, total loan production of $85.3 million resulted in a net increase in loans of $62.9 million for the year. Commercial real estate loans, including multi-family dwellings but excluding those in construction, increased by $50.8 million and totaled 57% of total loans outstanding, while commercial and industrial loans climbed $8.6 million representing 16% of total loans outstanding. One-to-four family residential loans were $10.3 million (7% of total loans), down $1.3 million from the prior year-end, while consumer lines of credit and installment and other loans remained relatively level at $2.3 million (2% of total loans).

          Total gross loans declined $4.0 million for the first nine months of 2011. The decline in the portfolio was the result of repayment activity, including the payoff of several large loans in the first half of 2011. Gross loan production for the period totaled $29.6 million. Although commercial real estate loans, including multi-family dwellings but excluding those in construction, increased by $4.2 million and represent 62% of total loans outstanding, AFI remains within the regulatory commercial real estate concentration levels.

          The following table provides stratification of the portfolio by type in dollars and percentages (Dollars in thousands):

	September 30, 2011		December 31, 2010		December 31, 2009
Real Estate Loans:
1-4 Family	$9,854	7%	$10,276	7%	$11,595	14%
Multi-Family	2,526	2	6,162	4	5,578	6
Commercial real estate	86,766	60	78,923	53	28,690	34
Construction & Development	20,262	14	25,943	18	21,117	25
Total real estate loans	119,408	83	121,304	82	66,980	79
Commercial Loans	22,958	16	24,501	16	15,887	19
Consumer Loans	1,657	1	2,280	2	2,317	2
Total Loans	$144,023	100%	$148,085	100%	$85,184	100%
Less:
Deferred Income	(142)		(178)		(157)
Allowance for loan losses	(3,011)		(4,318)		(1,477)
Total Loans, net	$140,870		$143,589		$83,550

          At September 30, 2011, the maturities of fixed and adjustable rate loans for AFI were as follows (Dollars in thousands):

	Maturity Period
	Total	< 1 year Fixed	< 1 year Adjustable	1 to 5 years Fixed	1 to 5 years Adjustable	> 5 years Fixed	> 5 years Adjustable
Commercial loans	$22,958	$289	$7,836	$5,334	$5,549	$874	$3,076

Residential real estate	5,965	1,100	—	2,863	945	412	645

Commercial real estate	89,292	932	8,033	30,971	17,016	16,307	16,033
Construction and land development	20,262	3,600	6,303	3,500	6,159	700	—
Home equity lines of credit	3,889	—	—	—	249	—	3,640

Consumer and other	1,657	410	600	130	517	—	—
Total Loans	$144,023	$6,331	$22,772	$42,798	$30,435	$18,293	$23,394

                    Allowance for Loan Losses

          The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes the collectability of a loan balance is unlikely. Subsequent recoveries, if any, are credited to the allowance. In December

2010, AFI adjusted qualitative factors and peer data used in the calculation of the general loan loss provision as a result of an increase in nonperforming and classified assets. Management identified peer banks whose loan portfolios closely resembled those of Anderen. Management derived average loss ratios by regulatory classification using an average loss history of peer banks or that of AFI, whichever was greater, plus qualitative and other economic factors as described in the “Interagency Policy Statement on the Allowance for Loan and Lease Losses.” This resulted in the recording, of additional loan loss reserves over and above what was previously required.

          The allowance for loan losses is evaluated on a regular basis by management and is established and maintained at levels deemed adequate to cover losses inherent in the portfolio as of the date of the consolidated statement of condition. This estimate is based upon management’s evaluation of the risks in the loan portfolio, review of the collectability of the loans, grades assigned to individual loans, and changes in the nature and volume of loan activity. Estimates for loan losses are derived by analyzing historical loss experience, current trends in delinquencies and charge-offs, historical peer bank experience, changes in the size and composition of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

          The allowance for loan losses is comprised of: (i) a general component based on historical loss experience adjusted for qualitative factors and (ii) a specific component for individual loan impairment. Loans not individually evaluated for impairment include certain commercial and commercial real estate loans that are performing or do not fall within the guidelines to be individually evaluated for impairment and large groups of smaller balance one-to-four family and consumer loans. These loans are evaluated based on current economic conditions and historical peer bank loss experience which are adjusted for qualitative factors.

          The general component which covers loans not individually evaluated is based on historical loss experience and adjusted for qualitative factors, such as economic conditions and other trends or uncertainties that could affect management’s estimate of probable losses. The historical loss component of the allowance is determined by losses recognized over the preceding 18- to 24-month period. Because of AFI’s lack of historical loss experience, the allowance has been principally established based on loss histories of comparably sized and positioned banking institutions, adjusted for current economic and demographic conditions. This is supplemented by the risks for each portfolio segment. Risk factors impacting loans in each of the portfolio segments include an adjustment for the current economic conditions including broad deterioration of property values, reduced consumer and business spending as a result of continued high unemployment and reduced credit availability and lack of confidence in a sustainable recovery. The historical loss experience is further adjusted for other qualitative factors to include AFI’s current delinquency trends, slow economic recovery, changes in the volume and type of credit and the size of the portfolio being evaluated. These factors are reviewed quarterly and may be adjusted for other trends or uncertainties that could affect management’s estimate of probable losses.

          The specific component relates to loans that are impaired. For such loans, an allowance is established when the discounted cash flows or the collateral value of the impaired loan is lower than the carrying value of that loan. A loan is considered impaired when, based on current information and events, it is probable that AFI will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Larger impaired credits that are measured individually have been defined by AFI to include loans which have been identified to contain certain credit weaknesses based on our credit risk policy and where the borrower relationship is greater than $250,000. For such loans that are considered impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

          Generally, interest income received on impaired loans which have been placed into nonaccrual status is credited to principal. However, if a loan in nonaccrual status has been restructured, the interest income received on that loan is credited to income as received. A loan will be returned to accrual status after it remains current for a period of six months and there is evidence of the borrower’s ability to make timely payment going forward.

Analysis of Allowance for Loan Losses	For the Nine Months Ended September 30,		For the Year Ended December 31,
(Dollars in thousands)	2011	2010	2010	2009

Balance at beginning of period	$4,318	$1,477	$1,477	$549

Charge-offs	(1,268)	(1,271)	(2,089)	—
Recoveries	85	—	—	—
Net recoveries (charge-offs)	(1,183)	(1,271)	(2,089)	—
Additions charged to operations	(124)	2,010	4,930	928
Balance at end of period	$3,011	$2,216	$4,318	$1,477

Ratio of net charge-offs (recoveries) during the period to average loans outstanding during the period	0.82%	1.52%	1.74%	0.00%
Allowance for loan losses to loans	2.09%	1.50%	2.92%	1.74%

          The following table shows the breakdown of the charge-offs and recoveries for the periods indicated:

	September 30, 2011		September 30, 2010		December 31, 2010		December 31, 2009
(Dollars in thousands)	Charge-offs	Recoveries	Charge-offs	Recoveries	Charge-offs	Recoveries	Charge-offs	Recoveries
Real estate	$1,268	$3	$—	$—	$818	$—	$—	$—
Commercial	—	82	1,271	—	1,271	—	—	—
Consumer & other	—	—	—	—	—	—	—	—
Total	$1,268	$85	$1,271	$—	$2,089	$—	$—	$—

          The following table reflects the allowance allocation per loan category:

(Dollars in thousands)	Real Estate Mortgage Loans	Commercial Loans	Consumer Loans	Total	Comparative Total
Loans individually evaluated for impairment:
Recorded investment	$13,759	$1,000	$—	$14,759	$22,651
Balance in allowance for loan losses	$609	$187	$—	$796	$1,295

Loans collectively evaluated for impairment:
Recorded investment	$105,567	$21,958	$1,656	$129,181	$125,430
Balance in allowance for loan losses	$1,700	$505	$10	$2,215	$3,023

Loans acquired with deteriorated credit quality:
Recorded investment	$—	$—	$—	$—	$—
Balance in allowance for loan losses	$—	$—	$—	$—	$—

                    Asset Quality

          Anderen Bank’s board of directors reviews, on a monthly basis, all loan portfolio activity including any and all levels of concentrations. Anderen Bank’s asset quality management includes what it considers prudent underwriting characteristics, a comprehensive risk rating component and detailed monitoring and reporting.

          The loan loss reserve to total loans at September 30, 2011 was 2.09% and the nonperforming asset coverage ratio (loan loss allowance to nonperforming loans) was 50.87%. Net of partial charge-offs, AFI had five loans totaling $5.9 million at September 30, 2011 that were classified as nonperforming and $2.6 million in REO representing three properties. As of September 30, 2011, nonperforming loan to total loans was 4.11% and nonperforming assets to total assets was 4.18%.

          At December 31, 2010, the loan loss reserve to total loans was 2.92% and the nonperforming asset coverage ratio (loan loss allowance to nonperforming loans) was 61.25%. Net of partial charge-offs, AFI had six loans totaling $7.1 million at December 31, 2010 that were classified as nonperforming and no REO property. As of December 31, 2010, nonperforming loan to total loans was 4.77% and nonperforming assets to total assets was 3.61%.

          AFI has divided the loan portfolio into three portfolio segments, each with different risk characteristics and methodologies for assessing risk. The portfolio segments identified by AFI are as follows:

                              Real Estate Mortgage Loans

          Real estate mortgage loans are typically segmented into three classes: commercial real estate (both owner- and nonowner-occupied), residential real estate, and construction and land development loans. Commercial real estate loans, both owner and nonowner occupied, are secured by the subject property and are underwritten based upon standards set forth in policies approved by Anderen Bank’s board of directors. Such standards include, among other factors, loan to value limits, cash flow coverage and general credit worthiness of the obligors. Residential real estate loans are underwritten in accordance with policies set forth and approved by Anderen Board, including repayment capacity and source, value of the underlying property, credit history and stability. Residential and commercial construction loans to borrowers are to finance the construction of owner-occupied and lease properties. These loans are categorized as construction loans during the construction period, later converting to residential or commercial real estate loans after the construction is complete and amortization of the loan begins. Real estate development and construction loans are approved based on an analysis of the borrower and guarantor, the viability of the project and on an acceptable percentage of the appraised value of the property securing the loan. Real estate development and construction loan funds are disbursed periodically based on the percentage of the construction completed. AFI monitors these loans with on-site inspections and requires the receipt of lien waivers on funds advanced. Development and construction loans are typically secured by the properties under development or construction, and personal guarantees are typically obtained. To further mitigate risks related to changes in the value of the underlying collateral, AFI considers additional factors, including without limitation, the market conditions and the feasibility and viability of the proposed projects, the financial condition and reputation of the borrower and guarantors, the amount of the borrower’s equity in the project, independent appraisals, costs estimates and pre-construction sale information in deciding whether to fund a real estate development loan. AFI may also make loans for the purchase of land for future development by the borrower. Land loans may be extended for future development for either commercial or residential use by the borrower. AFI analyzes the intended use of the property and the viability thereof prior to extending such loans.

                              Commercial and Industrial Loans

          Commercial business loans and lines of credit consist of loans to small- and medium-sized companies in AFI’s market area. Commercial loans are generally used for working capital purposes or for acquiring equipment, inventory or furniture. The majority of AFI’s commercial loans are secured loans. AFI’s underwriting analysis consists of a review of the financial statements of the borrower, the lending history of the borrower, their debt service capabilities, projected cash flows of the business, value of the collateral, if any, and whether the loan is guaranteed by the principals of the borrower. These loans are generally secured by accounts receivable, inventory, equipment, or other assets. Commercial and industrial loans are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business, which makes them of higher risk than real estate secured loans and the collateral securing these loans may be difficult to appraise and may fluctuate in value based on the success of the business. We seek to minimize these risks through our underwriting standards.

                              Consumer and Other Loans

          Consumer and other loans are extended for various purposes, including purchases of automobiles, recreational vehicles, and boats. AFI also offers home improvement loans, lines of credit, personal loans, and deposit account collateralized loans. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas such as unemployment levels. Loans to consumers are extended after a credit evaluation, including the credit worthiness of the borrower(s), the purpose of the credit, and the secondary source of repayment. Consumer loans are made at fixed and variable interest rates and may be made on terms of up to ten years. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

               Credit Quality Indicators

          AFI analyzes loans individually by classifying the loans as to credit risk. Loans classified as substandard or special mention are reviewed monthly by AFI for further deterioration or improvement to determine if they are appropriately classified and whether there is any impairment. All loans are graded upon initial issuance. In addition, during the renewal process of any loan, as well as if a loan becomes past due, AFI will determine the appropriate loan grade.

          Loans excluded from the review process above are generally classified as pass credits until: (i) they become past due; (ii) management becomes aware of deterioration in the credit worthiness of the borrower; or (iii) the customer contacts AFI for a modification. In these circumstances, the loan is specifically evaluated for potential classification as to special mention, substandard or even a partial charge off. AFI uses a nine point rating system as follows:

Risk – 1: Excellent
Risk – 2: Minimal
Risk – 3: Above Average
Risk – 4: Average
Risk – 5: Acceptable
Risk – 6: Special Mention
Risk – 7: Substandard
Risk – 8: Doubtful
Risk – 9: Loss

          The following is a summary of the definitions for the risk ratings:

Pass – A pass loan includes all loans risk rated 1 through 5 as indicated above. Generally, a pass loan’s primary source of repayment is satisfactory, with secondary sources very likely to be realized if necessary.

Special Mention – A special mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of repayment prospects for the loan or in the bank’s credit position at some future date. Special mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant an adverse classification.

Substandard – A substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledge, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the bank will sustain some loss if the deficiencies are not corrected.

Doubtful – A loan classified doubtful has all the weaknesses inherent in those classified substandard with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of the currently known facts, conditions and values, highly questionable and improbable.

Loss – A loan classified loss is considered uncollectible and of such little value that their continuance as a bankable loan is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off this worthless asset even though partial recovery may be affected in the future. Losses should be taken in the period in which they surface as uncollectible.

          Management has established a policy to discontinue accruing interest (non-accrual status) on a loan after it has become 90 days delinquent as to payment of principal or interest unless the loan is considered to be well collateralized and AFI is in the process of collection. In addition, a loan will be placed on non-accrual status before it becomes 90 days delinquent if management believes that the borrower’s financial condition is such that collection of interest or principal is doubtful. Interest previously accrued but uncollected on such loans is reversed and charged against current income when the receivable is estimated to be uncollectible. Interest income on non-accrual loans is recognized only as received on a cash basis method. Loans are returned to accrual status when all the principal and interest amounts contractually due have been brought current and future payments, in accordance with the agreed upon terms, are reasonably assured.

          The following summarizes the loan credit quality at September 30, 2011 and December 31, 2010 (Dollars in thousands):

Credit Risk Profile by Internally Assigned Grade

	Real Estate Mortgage Loans
	Commercial Real Estate	Residential Real Estate	Construction and Land Devel. Loans	Commercial loans	Consumer loans	Total
As of September 30, 2011:
Pass loans:	$75,982	$9,746	$9,784	$21,156	$1,590	$118,258
Special Mention loans:	6,428	109	3,600	802	66	11,005
Substandard loans:	6,882	—	6,878	1,000	—	14,760
Doubtful loans:	—	—	—	—	—	—
Loss loans:	—	—	—	—	—	—
Total loans	$89,292	$9,855	$20,262	$22,958	$1,656	$144,023

As of December 31, 2010:
Pass loans:	$73,832	$9,717	$16,899	$22,103	$2,280	$124,831
Special Mention loans:	1,133	—	—	—	—	1,133
Substandard loans:	10,120	559	9,044	2,398	—	22,121
Doubtful loans:	—	—	—	—	—	—
Loss loans:	—	—	—	—	—	—
Total loans	$85,085	$10,276	$25,943	$24,501	$2,280	$148,085

          The following provides an age analysis of past-due loans at September 30, 2011 and December 31, 2010 (Dollars in thousands):

	Accruing Loans
	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Current loans	Nonaccrual loans	Total Loans
As of September 30, 2011:
Real estate mortgage loans:
Commercial real estate	$4,475	$—	$—	$4,475	$80,118	$4,699	$89,292
Residential real estate	—	—	—	—	9,854	—	9,854
Construction and land real estate	2,364	—	—	2,364	17,678	220	20,262
Commercial	—	—	—	—	21,958	1,000	22,958
Consumer	—	—	—	—	1,657	—	1,657
Total	$6,839	$—	$—	$6,839	$131,265	$5,919	$144,023

As of December 31, 2010:
Real estate mortgage loans:
Commercial real estate	$—	$—	$—	$—	$81,176	$3,909	$85,085
Residential real estate	—	—	—	—	10,276	—	10,276
Construction and land real estate	2,448	—	—	2,448	21,751	1,744	25,943
Commercial	—	1,000	—	1,000	22,103	1,398	24,501
Consumer	—	—	—	—	2,280	—	2,280
Total	$2,448	$1,000	$—	$3,448	$137,586	$7,051	$148,085

*There were no loans past due ninety days or more but still accruing.

          A loan is considered impaired when, based on current information and events, it is probable that AFI will be unable to collect all amounts due according to the contractual terms of the loan agreement. Specific impairment on loans in this category is calculated based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or for collateral-dependent loans, at the fair value of the collateral.

          The following summarizes the amount of impaired loans at September 30, 2011 (Dollars in thousands):

	With No Related Allowance			With an Allowance Recorded			Total
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
Real estate mortgage loans:
Commercial real estate	$5,520	$5,482	$—	$1,399	$1,400	$237	$6,919	$6,882	$237
Residential real estate	—	—	—	—	—	—	—	—	—
Construction and land real estate	4,514	4,513	—	2,379	2,364	372	6,893	6,877	372
Commercial	—	—	—	1,000	1,000	187	1,000	1,000	187
Consumer	—	—	—	—	—	—	—	—	—
Total	$10,034	$9,995	$—	$4,778	$4,764	$796	$14,812	$14,759	$796

Comparative totals - 2010	$1,380	$1,398	$—	$21,277	$21,256	$1,295	$22,657	$22,654	$1,295

          The following summarizes the amount of impaired loans at the dates indicated (Dollars in thousands):

	September 30		December 31
	2011	2010	2010	2009
Collateral dependent loans identified as impaired:
Gross loans with no related allowance	$9,995	$—	$—	$—
Gross impaired loans with related allowance	4,764	7,539	20,256	9,043
Allowance on these loans	(796)	(518)	(1,278)	(486)
Net loans with related allowances	3,968	7,021	18,978	8,557
Net investment in collateral dependent impaired loans	13,963	7,021	18,978	8,557

Non-collateral dependent loans identified as impaired:
Gross loans with no related allowance	—	2,684	1,398	—
Gross impaired loans with related allowance	—	—	1,000	—
Allowance on these loans	—	—	(17)	—
Net loans with related allowances	—	—	983	—
Net investment in non-collateral dependent impaired loans	—	2,684	2,381	—

Net investment in impaired loans	$13,963	$9,705	$21,359	$8,557

          The average net investment in impaired loans and interest income recognized and received on impaired loans, by class, as of September 30, 2011, is as follows (Dollars in thousands):

	Average Recorded Investment	Interest Income Recognized	Interest Income Received
Real estate mortgage loans:
Commercial real estate	$8,298	$253	$251
Residential real estate	337	19	21
Construction and land real estate	8,423	222	210
Commercial	2,235	(12)	53
Consumer	—	—	—
Total	$19,293	$482	$535

          AFI did not have any impaired loans for the years ended December 31, 2008 and 2007. The average net investment in impaired loans and interest income recognized and received on impaired loans is as follows (Dollars in thousands):

	For the nine months ended September 30, 2011	For the year ended December 31, 2010	For the year ended December 31, 2009
Impaired Loans Analysis:
Average net investment in impaired loans	$19,293	$10,018	$5,940
Interest income recognized on impaired loans	$482	$218	$225
Interest income received on impaired loans	$535	$286	$234

Nonperforming Loans:
Nonaccrual loans	$5,919	$7,051	$4,884
Loans past due ninety days or more, but still accruing interest	—	—	—
Total nonperforming loans	$5,919	$7,051	$4,884

          The key characteristics of a troubled debt restructuring (“TDR”) include when (i) the original terms of the loan have been modified solely because of deterioration in the financial condition of the borrower; (ii) the modification provides for a reduction of either interest or principal repayment or is extended beyond a maturity that would not normally be considered by the bank for a similar credit risk; (iii) the transfer from the borrower to the bank of real estate, receivables from third parties, other assets or an equity interest in the borrower in full or partial satisfaction of the loan; or (iv) a combination of any of the foregoing.

          AFI did not have any TDRs for the years ended December 31, 2010, 2009, 2008, or 2007. TDRs during the nine months ended September 30, 2011 are as follows (Dollars in thousands):

	Number of contracts	Pre- Modification Outstanding Recorded Investment	Pre- Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
Commercial Real Estate:
Modified interest rates	—	$—	$—
Modified amortization	—	$—	$—
Modified interest rate and amortization	—	$—	$—
Modified principal	1	$521	$231

          The allowance for loan losses on commercial real estate loans that have been restructured and are considered a TDR are included in AFI’s specific reserve. The specific reserve is determined on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the loan is collateral dependent. TDRs that have subsequently defaulted would be considered collateral dependent. There have been no TDRs that have subsequently defaulted.

                    Deposits

          Deposits are the primary source of AFI’s funds for lending and other investment purposes. Deposits are attracted principally from within AFI’s primary market area through the offering of a broad variety of deposit instruments including checking accounts, money market accounts, regular savings accounts, term certificate accounts and retirement accounts.

          Total deposits rose $7.5 million or 5% from December 31, 2010 to $165.2 million at September 30, 2011. Included in the $165.2 million is an increase of $12.9 million in money market accounts which represents a 31% increase over the first nine months of the year for that deposit category. Non-interest-bearing demand deposit accounts increased by $5.6 million; a 54% increase since December 31, 2010.

          The annualized average rate paid on total interest-bearing deposits during the first nine months of 2011 was 1.52%, a decline of 37 basis points compared to the twelve months ended December 31, 2010 of 1.90% and 120 basis points less than the 2.72% paid during the year ended December 31, 2009. Average outstanding deposits increased by $37.8 million for the nine months ended September 30, 2011 to $168.4 million as compared to average deposits of $130.6 million for the year ended December 31, 2010. Average deposits increased by $57.5 million at December 31, 2010 from $73.1 million at December 31, 2009.

          The following table sets forth the composition of the deposits and the average rate paid on each category for the periods noted.

	September 30, 2011		December 31,
			2010		2009
(Dollars in thousands)	Amount	% of Average Rates	Amount	% of Average Rates	Amount	% of Average Rates
Non-interest-bearing accounts	$15,841	n/a	$10,270	n/a	$7,975	n/a
Interest-bearing demand deposits	2,748	0.52%	2,179	0.80%	1,680	1.06%
Savings accounts	15,798	0.65	20,095	1.09	12,443	2.08
Money market accounts	53,961	0.92	41,048	1.28	22,441	1.52
Time deposits	76,861	1.95	84,072	2.05	56,460	2.60
Total average deposits	$165,209	1.28%	$157,664	1.58%	$100,999	2.07%

          A schedule of maturities of time deposits at September 30, 2011 is as follows (Dollars in thousands):

Year ending December 31,	Amount
2011	$11,766
2012	29,135
2013	29,673
2014	5,079
2015	649
2016	559
Total	$76,861

          The following table indicates amounts outstanding of time certificates of deposit of $100,000 or more and their respective maturities as of September 30, 2011 (Dollars in thousands):

Amount
Three months or less	$9,160
Four – six months	9,632
Seven – 12 months	10,808
Over 12 months	31,542
Total	$61,142

                    Borrowings

          While client deposits remain the primary source of funding for asset growth, management uses other borrowings as a funding source for loan growth, regulatory capital needs, and as a tool to manage AFI’s interest rate risk.

          In addition, Anderen Bank is a member of the FHLB. Borrowings from the FHLB may be either on a fixed or variable rate basis. These borrowings are collateralized by a blanket lien on AFI’s loan portfolio consisting of commercial real estate loans, one-to-four residential loans, home equity lines of credit/second mortgages, and multifamily dwellings at December 31, 2010. There were no outstanding advances at September 30, 2011 or December 31, 2010.

          The following table provides the amount, interest rate and maturity of outstanding advances at December 31, 2009 (Dollars in thousands):

	2009
	Amount	Rate
Fixed Rate Advances:
Matured 03/04/2010	$1,500	3.11%
Matured 09/07/2010	1,500	3.26%
Total FHLB Advances	$3,000	3.19%

          During 2009, AFI prepaid a $1,000,000 FHLB advance, due in 2013, and incurred a prepayment penalty of $54,000 which is included in other expenses.

          Liquidity

          AFI’s primary sources of funds are deposits, proceeds from principal and interest payment on loans and on investment securities. While maturities and scheduled amortization of loans and investment securities are a predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.

          Assets may be managed by controlling the availability of credit through pricing and other means and planning for the sale and/or runoff of marketable assets and loans. Liabilities may be managed through pricing and by the acquisition of discretionary funds from other outside sources. Portfolio credit quality introduces additional liquidity risks because assets may fail to pay off as agreed or deposits may be lost because of declining customer confidence. AFI’s sources of liquidity are its securities investment portfolio, its core deposits, FHLB advances and fed funds lines from its correspondent banks. A stable and predictable source of customer deposits and borrowings from correspondent banks is a crucial component of liquidity management. The investment portfolio is AFI’s primary source of liquidity in addition to core deposit growth. Apart from temporary short-term borrowings, outside borrowings are considered a secondary liquidity source.

          Liquidity needs are managed by measuring the current liquidity position of AFI, forecasting projected maturities of existing and potential new business, assessing the cost and availability of both retail and wholesale funding sources and reviewing compliance with AFI’s overall policy guidelines. Management ALCO reviews loan funding projections and deposit trends monthly through a comprehensive cash flow analysis.

          AFI’s investing activities have a direct correlation to the financing activities. Factors that influence AFI’s financing activities involve the collection of deposit and repayments of other borrowings. As of September 30, 2011, AFI had available $12.1 million in lines of credit with financial institutions, all of which are for variable rate borrowings. There were no borrowings outstanding as of September 30, 2011 or December 31, 2010. At September 30, 2011 and December 31, 2010, AFI had an unused line of credit with the FHLB of $36.1 million and $25.1 million, respectively.

          The purpose of the liquidity policy of AFI is to assure that sufficient funds are available to fund credit-worthy assets, accommodate anticipated decreases in deposits and purchased funds, and provide for the contingency of an unanticipated outflow of funds. AFI maintains a certain level of cash and other liquid assets to fund normal volumes of loan commitments, deposit withdrawals and other obligations. AFI monitors various general guidelines to manage its liquidity. These guidelines include a (i) a maximum ratio of 85% of gross loans to total assets; (ii) a minimum of 12% of liquid assets to total deposits; (iii) a maximum of 35% of pledged securities to total securities; and (iv) a maximum ration of 10% of volatile deposits (defined as jumbo certificates and brokered deposits, if any, maturing within six months) to total deposits.

          AFI’s most liquid assets are cash, cash in banks and Federal Funds Sold. The levels of these assets are dependent on AFI’s operating, financing, lending and investing activities during any given period. At September 30, 2011, December 31, 2010 and 2009, these liquid assets totaled $17.5 million, $12.8 million, and $16.1 million, respectively.

          Off-Balance Sheet Arrangements

          AFI does not currently engage in the use of derivative instruments to hedge interest rate risks. However, in the normal course of business, Anderen uses various financial instruments with off-balance sheet risk to meet the financing needs of its customers.

          These financial instruments include commitments to extend credit through loans approved and not yet funded, standby letters of credit and unused lines of credit and may involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statement of condition. The contract amounts of these instruments reflect the extent of involvement AFI has in these financial instruments.

          Commitments to extend credit and unused lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. AFI evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by AFI upon extension of credit is based on management’s credit evaluation of the counterparty. AFI’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and unused lines of credit is represented by the contractual amount of those instruments.

          Standby letters of credit are conditional commitments issued by AFI to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Most guarantees expire within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Credit losses are incurred when one of the parties fails to perform in accordance with the terms of the contract.

          AFI uses the same credit policies in making commitments as it does for on-balance sheet instruments. Commitments to extend credit typically result in loans with a market interest rate when funded. At September 30, 2011, AFI had $14.5 million in unused lines of credit, $15.0 million in commitments to extend credit and $2.3 million in standby letters of credit.

           A summary of the amounts of AFI’s financial instruments with off-balance sheet risk at September 30, 2011 and December 31, 2010 and 2009 is as follows (Dollars in thousands):

	September 30, 2011	December 31, 2010	December 31, 2009
Commitments to extend credit	$15,037	$5,632	$6,800
Standby letters of credit	$2,300	$2,050	$1,916
Unused lines of credit	$14,500	$15,340	$17,198

          Management does not anticipate that funding of these commitments will adversely impact AFI’s ability to meet on-going obligations. In the event these commitments require funding in excess of historical levels, management believes current liquidity, available lines of credit from the FHLB, investment security maturities and AFI’s revolving credit facility provide a sufficient source of funds to meet these commitments.

          Capital Resources

          As of September 30, 2011 and December 31, 2010, AFI and Anderen Bank met all applicable capital requirements established by federal and state regulatory agencies.

          AFI is subject to regulatory capital requirements administered by federal and state banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. AFI’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors and the regulator can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the consolidated financial statements.

          Quantitative measures established by regulation to ensure capital adequacy require AFI to maintain minimum amounts and percentages of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets (as set forth in the table below). The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

          As of September 30, 2011 and December 31, 2010, AFI was considered as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed AFI’s classification. AFI’s actual capital amounts and percentages as of September 30, 2011 and as of December 31, 2010 and 2009, are presented in the table below (Dollars in thousands):

	Actual		For Capital Adequacy Purposes		For Well Capitalized Purposes

	Amount	Percent	Amount	Percent	Amount	Percent
As of September 30, 2011:
Total Capital to Risk-
Weighted Assets:	$34,547	21.41%	$12,909	8.00%	$16,136	10.00%
Tier I Capital to Risk-
Weighted Assets:	32,518	20.15	6,454	4.00	9,681	6.00
Tier I Capital to Average
Assets – leverage ratio*	32,518	16.00	8,131	4.00	10,164	5.00

As of December 31, 2010:
Total Capital to Risk-
Weighted Assets:	$32,855	20.82%	$12,622	8.00%	$15,778	10.00%
Tier I Capital to Risk-
Weighted Assets:	30,853	19.56	6,311	4.00	9,467	6.00
Tier I Capital to Average
Assets – leverage ratio*	30,853	16.06	8,131	4.00	9,604	5.00

As of December 31, 2009:
Total Capital to Risk-
Weighted Assets:	$35,824	36.28%	$7,899	8.00%	$9,874	10.00%
Tier I Capital to Risk-
Weighted Assets:	34,587	35.03	3,949	4.00	5,924	6.00
Tier I Capital to Average
Assets – leverage ratio*	34,587	24.13	5,734	4.00	7,167	5.00

* AFI is required to maintain a leverage ratio of at least 8.00% throughout the first seven years of operations.

          AFI’s primary source for cash dividends is the dividends received from Anderen Bank. Anderen Bank is subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums.

          Both AFI and Anderen Bank are also restricted in their ability to pay dividends by Florida statutory law. Anderen Bank is prohibited from paying a dividend when the net income from the current year, combined with the retained net income from the two previous years is a loss, or which would cause its capital accounts to fall below the minimum amount required by law, regulation, order, or any written agreement with the regulatory authorities. However, for any dividend declaration, the boards of directors of AFI and Anderen Bank must consider additional factors such as the amount of liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividends which AFI and Anderen Bank could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound banking practice.

Critical Accounting Policies

               Allowance for Loan Losses

          The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes the collectability of a loan balance is unlikely. Subsequent recoveries, if any, are credited to the allowance. Management derived average loss ratios by regulatory classification using an average loss history of peer banks or that of AFI, whichever was greater, plus qualitative and other economic factors as described in the “Interagency Policy Statement on the Allowance for Loan and Lease Losses.”

          The allowance for loan losses is evaluated on a regular basis by management and is established and maintained at levels deemed adequate to cover losses inherent in the portfolio as of the date of the consolidated statement of condition. This estimate is based upon management’s evaluation of the risks in the loan portfolio, review of the collectability of the loans, grades assigned to individual loans, and changes in the nature and volume of loan activity. Estimates for loan losses are derived by analyzing historical loss experience, current trends in delinquencies and charge-offs, historical peer bank experience, changes in the size and composition of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

          The allowance for loan losses is comprised of: (i) a general component based on historical loss experience adjusted for qualitative factors and (ii) a specific component for individual loan impairment. Loans not individually evaluated for impairment include certain commercial and commercial real estate loans that are performing or do not fall within the guidelines to be individually evaluated for impairment and large groups of smaller balance one-to-four family and consumer loans. These loans are evaluated based on current economic conditions and historical peer bank loss experience which are adjusted for qualitative factors.

          The general component which covers loans not individually evaluated is based on historical loss experience and adjusted for qualitative factors, such as economic conditions and other trends or uncertainties that could affect management’s estimate of probable losses. The historical loss component of the allowance is determined by losses recognized over the preceding 18- to 24-month period. Because of AFI’s relatively short operational period since inception and lack of extensive historical loss experience, the allowance has been established primarily based on historical losses of comparably sized and similarly positioned banking institutions, adjusted for current economic and demographic conditions. This is supplemented by the risks for each portfolio segment. Risk factors impacting loans in each of the portfolio segments include an adjustment for the current economic conditions including broad deterioration of property values, reduced consumer and business spending as a result of continued high unemployment and reduced credit availability and lack of confidence in a sustainable recovery. The historical loss experience is further adjusted for other qualitative factors to include AFI’s current delinquency trends, slow economic recovery, changes in the volume and type of credit and the size of the portfolio being evaluated. These factors are reviewed quarterly and may be adjusted for other trends or uncertainties that could affect management’s estimate of probable losses.

          The specific component relates to loans that are impaired. For such loans, an allowance is established when the discounted cash flows or the collateral value of the impaired loan is lower than the carrying value of that loan. A loan is considered impaired when, based on current information and events, it is probable that AFI will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Larger impaired credits that are measured individually have been defined by AFI to include loans which have been identified to contain certain credit weaknesses based on our credit risk policy and where the borrower relationship is greater than $250,000. For such loans that are considered impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

          Generally, interest income received on impaired loans which have been placed into nonaccrual status are credited to principal. However, if a loan in nonaccrual status has been restructured, the interest income received on that loan is credited to income as received. A loan will be returned to accrual status after it remains current for a period of six months and there is evidence of the borrower’s ability to make timely payment going forward.

               Income Taxes

          There are two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. AFI determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. AFI recognizes interest and penalties on income taxes as a component of income tax expense.

          Deferred tax assets are recognized if it is more-likely-than-not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more-likely-than-not means a probability of occurrence of greater than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent probability of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s business judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more-likely-than-not that some portion or all of a deferred tax asset will not be realized.

          On January 1, 2009, AFI adopted accounting guidance relating to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions. As of December 31, 2010, management is not aware of any uncertain tax positions that would have a material effect on AFI’s consolidated financial statements.

          The AFI and Anderen Bank file consolidated tax returns with the federal and state taxing authorities. Anderen Bank computes federal and state income taxes as if it filed a separate return and remits to, or is reimbursed by, AFI based on its portion of taxes currently due or refundable.

               Stock-Based Compensation

          AFI expenses the fair value of any stock options granted. Compensation expense for all stock-based awards made to officers and employees is recognized in salaries and employee benefits and expense for stock-based awards to directors is recorded in other expense in the consolidated statements of operations. This expense is recognized on a straight-line basis over the vesting period.

Market Price and Dividends of AFI Common Stock

          The common stock of AFI has not been registered under the Securities Act and is not listed or traded on any exchange or over-the-counter market. There is no established public trading market for AFI’s common stock. All of the shares of AFI common stock, and all such shares subject to outstanding options and warrants, were issued or sold by AFI in private transactions. Trades of AFI common stock are infrequent and are privately negotiated by AFI shareholders.

          AFI and Anderen Bank are subject to statutory and regulatory limitations on their ability to pay dividends. AFI’s primary source of income from which it may pay dividends is the dividends that AFI receives from Anderen Bank.

          Anderen Bank is restricted in its ability to pay dividends by Florida law. Anderen Bank is prohibited from paying a dividend when the net income from the current year, when combined with the retained net income from the two previous years, is a loss or which would cause the capital accounts of Anderen Bank to fall below the minimum amount required by law, regulation, order, or any written agreement with regulatory authorities. Furthermore, for any dividend declaration, AFI must consider additional factors such as the amount of liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividends AFI could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem the payment of dividends to be an unsafe or unsound banking practice.

          AFI has not paid any dividends to its shareholders since its inception.

Employees

          As of September 30, 2011, AFI and Anderen Bank collectively employed 43 full-time employees. The employees are not represented by a collective bargaining unit. AFI and Anderen Bank consider relations with employees to be good.

Properties

          The main office of AFI and Anderen Bank is located at 3450 East Lake Road, Suite 202, Palm Harbor, Florida 34685, of which 5,886 square feet is leased by Anderen Bank. Anderen Bank also has an administrative facility at 1720 Lee Road, Winter Park, Florida 32789. Anderen Bank operates banking offices at 3412 East Lake Road, Palm Harbor, Florida 34685; 1720 Lee Road, Winter Park, Florida 32789; 2514 West Kennedy Blvd., Tampa, Florida 33609; and 1465 South Fort Harrison Avenue, Suite 100, Clearwater, Florida 33756. The facilities in Winter Park and Tampa Florida are owned facilities. The remaining banking offices are leased by Anderen Bank.

Legal Proceedings

          Anderen Bank is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its business. AFI management does not believe that there is any pending or threatened proceeding against Anderen Bank which, if determined adversely, would have a material adverse effect on AFI’s financial position or results of operations.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

DESCRIPTION OF BANCORP COMMON STOCK

          Set forth below is a summary of the terms of Bancorp’s capital stock. This summary is qualified in its entirety by reference to Bancorp’s Articles of Incorporation and Bylaws and to the applicable provisions of the Florida Business Corporation Act.

General

          The authorized capital stock of Bancorp consists of 60,000,000 shares of common stock, $0.01 par value per share, of which [●] shares were issued outstanding as of the record date. Bancorp is also authorized to issue 5,000,000 shares of preferred stock, none of which are issued and outstanding. Additionally, as of the record date, there were exercisable options to acquire [●] shares of Bancorp common stock.

Common Stock

          Holders of Bancorp common stock are entitled to receive such dividends as may from time to time be declared by the Bancorp board of directors out of funds legally available for such purposes. However, the Bancorp board of directors has never declared or paid dividends on Bancorp common stock and does not expect to do so in the near future. Any future determination relating to dividend policy will be made at the discretion of Bancorp’s board of directors and will depend on a number of factors, including Bancorp’s earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, Bancorp’s ability to service any equity or debt obligations senior to the common stock, and other factors deemed relevant by Bancorp’s board of directors. In addition, there are regulatory restrictions on Bancorp’s ability to pay dividends, including, without limitation, the minimum capital requirements imposed by federal regulation on financial holding companies which may require Bancorp to retain its earnings to maintain its “well capitalized” status.

          Holders of Bancorp common stock are entitled to one vote per share on all matters on which the holders are entitled to vote and do not have any cumulative votes in the election of directors. Holders of Bancorp common stock have no conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of Bancorp, holders of Bancorp common stock are entitled to share equally and ratably in the assets of Bancorp, if any, remaining after the payment of all debts and liabilities of Bancorp. Holders of Bancorp common stock do not have any preemptive or other preferential rights to purchase any shares of equity securities issued by Bancorp from time to time.

          Bancorp’s Articles of Incorporation and Bylaws contain certain provisions designed to assist the Bancorp board in protecting the interests of Bancorp and its shareholders if any group or person attempts to acquire control of Bancorp. For a further discussion, see “COMPARISON OF RIGHTS OF HOLDERS OF AFI COMMON STOCK AND BANCORP COMMON STOCK,” beginning on page 86.

          The outstanding shares of Bancorp common stock are, and the shares of Bancorp common stock to be issued by Bancorp in connection with the Merger will be, duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

          Under the Articles of Incorporation, the Bancorp board has the power, without further action by the holders of common stock, to designate and issue from time to time the preferred stock in series having such designations, powers, preferences, rights and limitations, and on such terms and conditions as the board shall from time to time determine. Such rights and preferences include those as to voting, dividends (including whether dividends are cumulative), redemption (including sinking fund provisions), liquidation preferences and conversion.

Indemnification of Directors, Officers, and Employees

          The Florida Business Corporation Act authorizes a company to indemnify its directors and officers in certain instances against certain liabilities that they may incur by virtue of their relationship with the company. A company may indemnify any director, officer, employee or agent against judgments, fines, penalties, amounts paid in settlement, and expenses incurred in any pending, threatened or completed civil, criminal, administrative, or investigative proceeding (except an action by the company) against him in his capacity as a director, officer, employee, or agent of the company, or another company if serving in such capacity at the company’s request if he (i) acted in good faith; (ii) acted in a manner which he reasonably believed to be in or not opposed to the best interests of the company; and (iii) with respect to a criminal action, had no reasonable cause to believe his conduct was unlawful. Furthermore, a company may indemnify any director, officer, agent or employee against expenses incurred in defense or settlement of any proceeding brought by the company against him in his capacity as a director, officer, employee or agent of the company, or another company if serving in such capacity at the company’s request, if he: (i) acted in good faith; (ii) acted in a manner which he reasonably believed to be in or not opposed to the best interests of the company; and (iii) is not adjudged to be liable to the company (unless the court finds that he is nevertheless reasonably entitled to indemnity for expenses which the court deems proper). A company must repay the expenses of any director, officer, employee or agent who is successful on the merits of an action against him in his capacity as such.

          A Florida company is authorized to make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, except for acts or omissions which constitute (i) a violation of the criminal law (unless the individual had reasonable cause to believe it was lawful); (ii) a transaction in which the individual derived an improper personal benefit; (iii) in the case of a director, a circumstance under which certain liability provisions of the Florida Business Corporation Act are applicable (related to payment of dividends or other distributions or repurchases of shares in violation of such Act); or (iv) willful misconduct or a conscious disregard for the best interest of the company in a proceeding by the company, or a company shareholder. A Florida company also is authorized to purchase and maintain liability insurance for its directors, officers, employees and agents.

          Under Bancorp’s Bylaws, Bancorp may indemnify its directors, officers, and so on to the fullest extent permitted by applicable law. Bancorp has entered into Indemnification Agreements with each member of the board of directors which provide that Bancorp and 1st United Bank will indemnify each such person to the fullest extent permitted by applicable law.

          Federal banking law, which is applicable to Bancorp as a financial holding company and to 1st United Bank as an insured depository institution, limits the ability of Bancorp and 1st United Bank’s ability to indemnify their directors and officers. Neither Bancorp nor 1st United Bank may make, or agree to make, indemnification payments to an institution-affiliated party such as an officer or director in connection with any administrative or civil action instituted by a federal banking agency if as a result of the banking agency action the indemnitee is assessed a civil money penalty, is removed from office or prohibited from participating in the conduct of Bancorp’s or1st United Bank’s affairs, or is subject to a cease and desist order. Prior to the resolution of any action instituted by the applicable banking agency, Bancorp or 1st United Bank, as applicable, may indemnify officers and directors only if their respective board of directors, as the case may be, (i) determines that the indemnified person acted in good faith, (ii) determines after investigation that making indemnification payments would not affect Bancorp’s safety and soundness or the safety and soundness of 1st United Bank, as the case may be, and (iii) if the indemnified party agrees in writing to reimburse Bancorp or 1st United Bank, as the case may be, for any indemnity payments which turn out to be impermissible.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Bancorp’s directors, officers or controlling persons pursuant to the provisions described above, or otherwise, Bancorp has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

          American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for Bancorp common stock.

COMPARISON OF RIGHTS OF HOLDERS OF AFI COMMON STOCK
AND BANCORP COMMON STOCK

          Bancorp and AFI are both organized under the laws of the state of Florida. Any differences, therefore, in the rights of holders of Bancorp capital stock and AFI capital stock arise primarily from differences in their respective Articles of Incorporation and Bylaws. Upon completion of the Merger, the Articles of Incorporation and Bylaws of Bancorp in effect immediately prior to the Effective Time of the Merger will be the Articles of Incorporation and Bylaws of the surviving financial holding company in the Merger. Consequently, after the Effective Time of the Merger, the rights of the shareholders of AFI who become shareholders of Bancorp will be determined by reference to the Bancorp Articles of Incorporation and Bylaws.

          Set forth below is a summary of the material differences that an AFI shareholder will experience regarding their rights as a shareholder of Bancorp. The rights under the AFI Articles of Incorporation and the AFI Bylaws are in the left column and the rights of a shareholder under the Bancorp Articles of Incorporation and the Bancorp Bylaws are in the right column. The summary set forth below is not intended to provide a comprehensive summary of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Bancorp Articles of Incorporation and Bancorp Bylaws, and the AFI Articles of Incorporation and AFI Bylaws.

AFI	Bancorp

Authorized Capital

100,000,000 shares of common stock, $0.01 per share par value.	60,000,000 shares of common stock, $0.01 per share par value.

20,000,000 shares of undesignated preferred stock, $1.00 per share par value.	5,000,000 shares of undesignated preferred stock.

Number of Directors

The AFI Articles of Incorporation fix the required number of directors at not less than three and not more than fifteen, with the actual number determined by the board of directors according to the AFI Bylaws.

The Bancorp Articles of Incorporation fix the required number of directors at not less than one, with the actual number determined by the board of directors according to the Bancorp Bylaws.

Vacancies and Newly Created Directorships

Vacancies are filled by a vote of the directors then in office. The person who fills any such vacancy holds office until the next annual meeting of shareholders.	Vacancies are filled by a vote of the directors then in office. The person who fills any such vacancy holds office until the next election of directors by the shareholders.

Special Meeting of the Board

Special meetings of the board of directors may be called by the Chairman of the Board, the President, or any two directors, upon at least two days written notice.

Special meetings of the board of directors may be called by the Chairman of the Board, the Chief Executive Officer, or the President or by the request of a majority of the board members, upon at least two days written notice.

Special Meeting of Shareholders

Special meetings of the shareholders may be called by the Chairman of the Board, President, by a majority of the board of directors or by shareholders owning at least one-third of the outstanding shares of any voting class upon at least 10 days but not more than 60 days written notice prior to the date of the meeting.

Special meetings of the shareholders may be called by the Chairman of the Board, the Chief Executive Officer, the President or the board of directors, or by a request in writing by the holders of at least 50% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting. A meeting requested by shareholders shall be held not less than 10 days nor more than 60 days after the request is made. All shareholder requests must state the purpose or purposes for which the

AFI	Bancorp
meeting is called.

Classes of Directors

The AFI Articles of Incorporation and AFI Bylaws provide that the board of directors shall be classified into three classes of directors, each consisting of as nearly one-third of the whole number of directors as practicable. Directors shall be elected for three-year terms so that the term of office of one class of directors will expire each year.

Neither the Bancorp Articles of Incorporation nor Bylaws provide for a classified board of directors. Each director’s term expires after one year.

Removal of Directors

The AFI Articles of Incorporation and Bylaws provide that the shareholders may remove one or more directors at a meeting of shareholders with or without cause, provided that notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director(s). The AFI Articles of Incorporation provide that one or more directors may be removed from office for cause by a majority of the other directors who are not the subject of removal.

The Bancorp Articles of Incorporation provide that directors may only be removed for cause, which is defined as a conviction of a felony, declaration of unsound mind by a court order, adjudication of bankruptcy, or having been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of their duties Bancorp in a matter of substantial importance to Bancorp and such adjudication is no longer subject to direct appeal. Removal for cause must be approved by at least 66 2/3% of the shares of Bancorp then entitled to vote at an election for that director. Any action for removal must be brought within one year of such conviction, declaration, or adjudication.

Consent Action by Shareholders

Under the AFI Bylaws, AFI’s shareholders are entitled to take action without a meeting if the minimum number of voting shares required to approve such action consent to taking such action in writing.	Under Bancorp’s Articles of Incorporation, Bancorp’s shareholders are not entitled to take action without a meeting.

Amendments to Governing Instruments

The AFI Articles of Incorporation may generally be amended by an affirmative vote of a majority of the issued and outstanding shares. Certain provisions of AFI’s Articles of Incorporation may only be amended or repealed by the vote of at least two-thirds of issued and outstanding shares of AFI’s capital stock entitled to vote generally in the election of directors voting together as a single class.

Under the AFI Bylaws, the Bylaws may be amended by the board of directors. Under the FBCA, a corporation’s shareholders may also amend or repeal a corporation’s bylaws at an annual meeting provided the notice provisions described below are met, at a Special Meeting or by consent.

The Bancorp Articles of Incorporation may generally be amended by an affirmative vote of a majority of the issued and outstanding shares. However, certain provisions contained in Bancorp’s Articles of Incorporation, including but not limited to provisions relating to authorized shares of preferred stock, action by shareholders without a meeting, special meetings of shareholders, director vacancies, removal of directors, and amendment of the Articles of Incorporation, require the affirmative vote of at least 66 2/3% of the shares of Bancorp then entitled to vote to amend, alter, repeal, or adopt any provision in consistent with the foregoing provisions. The board of directors must recommend the amendment to the shareholders, unless the board of directors determines that because of conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment.

AFI	Bancorp

Under the Bancorp Bylaws, the Bylaws may, if a quorum is present when a vote is taken, be amended by the affirmative vote of a majority of directors present. Under the FBCA, the directors could also amend the Bancorp bylaws without a meeting by the unanimous written consent of all the board members. Under the FBCA, a corporation’s shareholders may also amend or repeal a corporation’s bylaws at an annual meeting provided the notice provisions described below are met, or at a Special Meeting.

Shareholder Director Nominations

Neither the AFI Articles of Incorporation nor the AFI bylaws provide for shareholder director nominations.

Nominations for election to the board of directors may be made by the board of directors or by any shareholder of any outstanding class of capital stock of Bancorp entitled to vote for the election of directors.

Nominations by Bancorp shareholders shall be made in writing to the Secretary of Bancorp and shall be delivered to or mailed and received at its principal executive offices of Bancorp not less than 120 days and not more than 180 days prior to the date of Bancorp’s notice of annual meeting provided with respect to the previous year’s annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed to be more than 30 calendar days earlier than the date contemplated by the previous year’s statement, such notice by the shareholder to be timely must be received no later than the close of business on the tenth day following the date on which notice of the date of the annual meeting is given to shareholders or made public, whichever first occurs.

Such notification shall contain the following information to the extent known to the notifying shareholder: (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director at the annual meeting (i) the name, age, business address and residence address of the proposed nominee, (ii) the principal occupation or employment of the proposed nominee, (iii) the class and number of shares of capital stock of Bancorp which are beneficially owned by the proposed nominee, and (iv) any other information relating to the proposed nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Schedule 14A of Regulation 14A promulgated under Section 14(a) of the Securities Exchange Act of 1934; and (b) as to the shareholder giving the notice of nominees for election at the annual meeting, (i) the name and record address of the shareholder, and (ii) the class and number of shares of capital stock of Bancorp which are beneficially owned by the shareholder. Bancorp may require any proposed nominee for election at an annual or special meeting of shareholders to furnish such other information as may reasonably be required by Bancorp to determine the

AFI	Bancorp
eligibility of such proposed nominee to serve as a director.

Shareholder Proposals

Neither the AFI Articles of Incorporation nor the AFI bylaws provide for shareholder proposals.

At an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (ii) otherwise properly brought before the meeting by or at the direction of the board of directors, or (iii) otherwise properly brought before the meeting by a shareholder in accordance with the Bancorp Bylaws.

The Bancorp Bylaws provide that for business to be properly brought before an annual meeting by a shareholder, Bancorp must have received timely notice thereof in writing from such shareholder. To be timely, a shareholder’s notice must be received by the Secretary of Bancorp as of the date set forth in Bancorp’s proxy statement relating to the annual meeting for the preceding year; provided, however, that if no such date is stated, then such date shall be one hundred and twenty (120) calendar days in advance of the date (with respect to the forthcoming annual meeting) that Bancorp’s proxy statement was released to its shareholders in connection with the previous year’s annual meeting of security holders; and provided further that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) calendar days from the date contemplated at the time of the previous year’s proxy statement, a proposal shall be received by Bancorp no later than the close of business on the tenth (10th) day following the date on which notice of the date of the annual meeting is given to shareholders or made public, whichever first occurs.

Such notification shall contain the following information as to each matter the shareholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on Bancorp’s books, of the shareholder proposing such business; (iii) the class and number of shares of the corporation which are beneficially owned, as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the shareholder; (iv) any substantial interest of the shareholder in such business; and (v) any other information required pursuant to the rules and regulations promulgated under the Exchange Act relating to shareholder proposals. For purposes of clause (iv) above, a “substantial interest of the shareholder in such business” shall be deemed to occur if such interest were reportable (assuming that the shareholder’s business was in fact

AFI	Bancorp
brought before the annual meeting) pursuant to Item 5 of Schedule 14A (Rule 14a-101) of the Exchange Act.

Vacancies on the Board

The AFI bylaws provide that any vacancy occurring on the AFI board of directors may be filled by the affirmative vote of the remaining directors, though less than a quorum of the board of directors. A director elected to fill a vacancy shall hold office only until the next election of directors by the shareholders.

The Bancorp Articles of Incorporation and Bylaws provide that any vacancies due to the death, resignation, retirement, removal from office, or increase in authorized number of directors shall be dilled by the affirmative vote of the majority of the directors then in office, though less than a quorum of the entire board of directors. Directors so chosen to fill any vacancy shall hold office for a term expiring at Bancorp’s next annual meeting of shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth the amount and percent of shares of AFI common stock that, as of December 12, 2011, are deemed under the rules of the Securities and Exchange Commission to be “beneficially owned” by each member of the board of directors of AFI, by each of AFI’s executive officers, by all of AFI’s directors and executive officers as a group, and by any person or “group” (as that term is used in Exchange Act)) known to AFI to be a “beneficial owner” of more than 5% of the outstanding shares of AFI common stock as of that date. The information concerning the beneficial ownership of AFI’s directors and officers is based solely on information provided by those individuals. Unless otherwise stated, the beneficial owner has sole voting and investment power over the listed AFI common stock, or shares such power with his or her spouse.

Percentage of Outstanding Common Stock Owned (1) (2)

Beneficial Owner	Number of Shares Held	Percentage
Charles Allcott, III	193,500	2.8%
Mahesh Amin(3)	128,000	1.9%
Derek Burke	66,000	1.0%
Sion Carter	134,000	2.0%
Robert Harbour(4)	122,000	1.8%
Mark Keenan	136,000	2.0%
Riley S. Miles, III	90,000	1.3%
Brian Moran	116,000	1.7%
Thomas P. Moran(5)	420,000	6.1%
John R. Warren	130,000	1.9%

All Executive Officers and Directors as a Group (10 persons)	1,567,500	22.9%

(1)	All entries based on information provided by AFI’s directors and executive officers.

(2)

For purposes of this table, a person is considered to beneficially own shares of AFI common stock if he or she directly or indirectly has or shares voting power, which includes the power to vote or to direct the voting of the shares, or investment power, which includes the power to dispose or direct the disposition of the shares, or if he or she has the right to acquire the shares under options which are exercisable currently or within 60 days of December 12, 2011. Each person named in the above table has sole voting power and sole investment power with respect to the indicated shares unless otherwise noted. A person is considered to have shared voting and investment power over shares indicated as being owned by the spouse or the IRA of the spouse of that person. The shares for each of the persons listed on the table include the following stock options and warrants (exercisable within 60 days of December 12, 2011):

Name	Stock Options and Warrants
Charles Allcott, III	154,250

Mahesh Amin	78,000

Derek Burke	41,000

Sion Carter	79,000

Robert Harbour	73,500

Mark Keenan	76,000

Riley S. Miles, III	60,000

Brian Moran	66,000

Thomas P. Moran	220,000

John R. Warren	90,000

(3)	Includes 20,000 shares which are beneficially owned by a limited partnership under which Mahesh Amin has sole investment and voting power.

(4)	Includes 3,000 shares which are beneficially owned by an IRA under which Robert Harbour has sole investment and voting power.

(5)	Includes 400,000 shares which are beneficially owned by a limited partnership under which Thomas P. Moran has sole investment and voting power.

BANCORP MANAGEMENT FOLLOWING THE MERGER

          The table below sets forth the current directors and executive officers of Bancorp and those expected to also serve as directors and executive officers of Bancorp following the Merger. In addition, Bancorp expects to appoint an existing AFI director to Bancorp’s board of directors, however the identity of the director has not yet been determined. Bancorp expects the appointed director to be an “independent director” as determined under Nasdaq rules.

Name	Position
Paula Berliner	Director
Jeffery L. Carrier	Director
Ronald A. David	Director
James Evans	Director
Arthur S. Loring	Director
Thomas E. Lynch	Director
Carlos Morrison	Director
Joseph W. Veccia, Jr	Director
Wade E. Jacobson	Executive Vice President, Chief Lending Officer, 1st United Bank
John Marino	President, Chief Financial Officer, and Director
Warren S. Orlando	Chairman of the Board of Directors
Lawrence Ostermayer	Senior Vice President, Credit Administration, 1st United Bank
Rudy E. Schupp	Chief Executive Officer and Director
To be determined	Proposed New Director

          Information about the Bancorp directors is contained in Bancorp’s 2010 proxy statement which is incorporated by reference into and made a part of this proxy statement/prospectus.

AFI Director Fees

          AFI has never paid fees to its directors.

Transactions with Management and Related Persons of AFI

          AFI enters into transactions during the ordinary course of business with officers and directors of AFI and entities in which they hold a significant financial interest. These transactions include business services provided to AFI, loans, commitments, lines of credit, and letters of credit, any of which may, from time to time, exceed $120,000. All loans included in these transactions were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons who were not affiliates of AFI and, in the opinion of management, did not involve more than the normal risk of collectability or presented other unfavorable features. AFI’s board of directors approved all of these transactions. Additional transactions with these persons and businesses are anticipated in the future. As of September 30, 2011, the amount of credit extended to directors, executive officers and their affiliates in the aggregate was approximately $7.7 million. The following summarizes these transactions as of September 30, 2011 and December 31, 2010 (Dollars in thousands):

	9/30/2011	12/31/2010

Loans:
Balance as beginning of year	$9,975	$9,421

Originated during the year	3,921	2,570

Loans to Individuals who are no longer directors or officers	(4,673)	(6)

Principal repayments	(1,451)	(2,010)

Balance at end of year	$7,772	$9,975

          AFI also accepts deposits from employees, officers, and directors of AFI and Anderen Bank and from affiliates of such officers and directors. The deposits are accepted on substantially the same basis as those of other depositors.

          AFI recognizes that transactions between AFI and any of its directors or executive officers can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than AFI’s and AFI’s shareholders’ best interests. Therefore, as a general matter, it is our preference to avoid these types of transactions. Nevertheless, we recognize that there are situations where these types of transactions may be, or may not be, in AFI’s best interests. Therefore, any proposed transactions with directors or executive officers are approved by the full board of directors.

SHAREHOLDER PROPOSALS

          Shareholder proposals that are to be included in the Bancorp proxy statement for the 2012 annual meeting of shareholders must have been received by December 17, 2011. Shareholder proposals for the 2012 annual meeting that are not intended to be included in the proxy statement for that meeting must have been received by March 1, 2012 or the board of directors can vote the proxies in its discretion on the proposals. Proposals must comply with the proxy rules and be submitted in writing to: Attention: Mr. John Marino, 1st United Bancorp, Inc., One North Federal Hwy., Boca Raton, Florida 33432.

LEGAL MATTERS

          Gunster, Yoakley & Stewart, P.A., West Palm Beach, Florida, will pass upon the validity of the shares of Bancorp common stock offered by this proxy statement/prospectus. Gunster, Yoakley & Stewart, P.A. will also opine as to certain federal income tax consequences of the Merger.

EXPERTS

          The consolidated financial statements of AFI as of December 31, 2010 and 2009, and for the two years in the period ended December 31, 2010, have been included herein and in the registration statement in reliance upon the report of Hacker, Johnson & Smith, P.A., independent accountants, included herein, and upon the authority of such firm as experts in accounting and auditing.

          The consolidated financial statements of Bancorp appearing in Bancorp’s Annual Report (Form 10-K) for the year ended December 31, 2010 have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

          As of the date of this proxy statement/prospectus, AFI’s board of directors knows of no matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement/prospectus.

WHERE YOU CAN FIND MORE INFORMATION

          Bancorp has filed with the SEC a registration statement under the Securities Act of 1933 that registers the shares of Bancorp common stock to be issued to AFI shareholders in connection with the Merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the capital stock of Bancorp and AFI.

          The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this proxy statement/prospectus. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy and information statements and other information about issuers, like Bancorp, that file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by Bancorp with the SEC are also available at Bancorp’s website. The address is www.1stunitedbankfl.com. We have included the web addresses of the Securities Exchange Commission and Bancorp as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.

          You also may be able to inspect reports, proxy statements and other information about Bancorp at the offices of the Nasdaq Global Market.

          The SEC allows Bancorp to incorporate certain information into this proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this proxy statement/prospectus. The documents that are incorporated by reference contain important information about Bancorp, and you should read this proxy statement/prospectus together with any other documents incorporated by reference in this proxy statement/prospectus.

          This proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by Bancorp (File No. 001-34462):

▪	Annual Report on Form 10-K for the year ended December 31, 2010;

▪	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011, except to the extent such information is deemed furnished;

▪	Current Reports on Form 8-K dated January 31, 2011, March 16, 2011, March 22, 2011, May 26, 2011, and October 24, 2011, except to the extent such information is deemed furnished; and

▪

The description of Bancorp common stock set forth in the registration statement on Form 8-A filed on September 17, 2009, pursuant to Section 12 of the Securities Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

          In addition, Bancorp is incorporating by reference any documents it may file under the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the Special Meeting, except to the extent such information is deemed furnished.

          Bancorp has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Bancorp, and AFI has supplied all information contained in this proxy statement/prospectus relating to AFI.

          Neither Bancorp nor AFI has authorized anyone to give any information or make any representation about the Merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Anderen Financial, Inc.

INDEPENDENT AUDITOR’S REPORT

Anderen Financial, Inc.
Palm Harbor, Florida:

          We have audited the accompanying consolidated statements of condition of Anderen Financial, Inc. and Subsidiaries (“AFI”) at December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity, comprehensive loss, and cash flows for the years then ended. These financial statements are the responsibility of AFI’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. AFI is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of AFI’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AFI at December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ HACKER, JOHNSON & SMITH PA

HACKER, JOHNSON & SMITH PA
Tampa, Florida
April 7, 2011

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Condition
At December 31, 2010 and 2009
(Dollars in thousands, except share amounts)

	2010	2009
Assets
Cash and due from banks	$1,135	$3,578
Interest-bearing deposits	3,645	5,020
Federal funds sold	8,042	7,477
Total cash and cash equivalents	12,822	16,075

Securities available-for-sale	26,108	38,157

Loans held for investment	147,907	85,027
Less: Allowance for loan losses	4,318	1,477
Net loans held for investment	143,589	83,550

Federal Home Loan Bank (“FHLB”) stock, at cost	708	406
Premises and equipment, net	6,399	6,702
Deferred tax asset	6,568	4,632
Accrued interest receivable	628	584
Other assets	605	1,002

Total assets	$197,427	$151,108

Liabilities and Shareholders’ Equity

Noninterest-bearing demand deposits	$10,270	$7,975
Interest-bearing checking accounts	2,179	1,680
Savings and money market deposits	61,143	34,884
Time deposits	84,072	56,460
Total deposits	157,664	100,999

FHLB advances	—	3,000
Accrued interest payable	106	93
Other liabilities	250	309
Total liabilities	158,020	104,401

Commitments (Notes 8 and 9)

Shareholders’ equity:
Preferred stock, $1 par value; 20,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized, 5,390,667 shares issued at December 31, 2010 and 2009, respectively	54	54
Additional paid-in capital	55,355	54,780
Treasury stock (384,050 shares in 2010), at cost	(3,840)	—
Accumulated deficit	(12,418)	(7,734)
Accumulated other comprehensive income (loss)	256	(393)
Total shareholders’ equity	39,407	46,707

Total liabilities and shareholders’ equity	$197,427	$151,108

See Accompanying Notes to Consolidated Financial Statements.

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
For the Years Ended December 31, 2010 and 2009
(Dollars in thousands, except per share data)

	2010	2009
INTEREST INCOME
Interest and fees on loans	$6,628	$3,838
Interest on securities and other	1,379	1,314
Interest on federal funds sold	11	14
TOTAL INTEREST INCOME	8,018	5,166

INTEREST EXPENSE
Interest on deposits	2,323	1,800
Interest on FHLB advances	49	158
TOTAL INTEREST EXPENSE	2,372	1,958

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	5,646	3,208
PROVISION FOR LOAN LOSSES	4,930	928
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	716	2,280

NON-INTEREST INCOME (EXPENSE)
Service charges and fees on deposits	27	10
Gain on sale of securities available-for-sale, net	—	33
Other-than-temporary impairment of securities available-for-sale	—	(1,000)
Other miscellaneous fee income	53	28
TOTAL NON-INTEREST INCOME (EXPENSE)	80	(929)

NON-INTEREST EXPENSES
Salaries and employee benefits	4,262	4,223
Occupancy expenses	662	567
Equipment rental, depreciation and maintenance	437	331
Data processing	449	400
Stationary, postage and office supplies	140	178
Professional fees	718	583
Advertising, marketing and public relations	35	35
Other operating expenses	1,104	895
TOTAL NON-INTEREST EXPENSES	7,807	7,212

LOSS BEFORE INCOME TAXES	(7,011)	(5,861)
Income tax benefit	(2,327)	(2,125)
NET LOSS	$(4,684)	$(3,736)

NET LOSS PER SHARE: BASIC AND DILUTED	$(0.92)	$(0.70)

WEIGHTED AVERAGE SHARES OUTSTANDING: BASIC AND DILUTED	5,095,958	5,319,038
DIVIDENDS PER SHARE	$—	$—

See Accompanying Notes to Consolidated Financial Statements.

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity
For the Years Ended December 31, 2010 and 2009
(Dollars in thousands)

	Common Stock
	Shares Issued	Amount	Additional Paid-In Capital	Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2008	4,540,797	$45	$45,605	$—	$(3,998)	$101	$41,753

Net loss	—	—	—	—	(3,736)	—	(3,736)

Stock-based compensation	—	—	685	—	—	—	685

Proceeds from sale of common stock	849,870	9	8,490	—	—	—	8,499

Change in unrealized gain on available-for-sale securities, net of tax of $(298)	—	—	—	—	—	(494)	(494)

Balance, December 31, 2009	5,390,667	54	54,780	—	(7,734)	(393)	46,707

Net loss	—	—	—	—	(4,684)	—	(4,684)

Stock-based compensation	—	—	575	—	—	—	575

Repurchase of common stock	—	—	—	(3,840)	—	—	(3,840)

Change in unrealized gain on available-for-sale securities, net of tax benefit of $391	—	—	—	—	—	649	649

Balance, December 31, 2010	5,390,667	$54	$55,355	$(3,840)	$(12,418)	$256	$39,407

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Loss
For the Years Ended December 31, 2010 and 2009
(Dollars in thousands)

	2010	2009

Net loss	$(4,684)	$(3,736)

Other comprehensive income (loss)
Unrealized holding gains (losses) arising during the year on available-for-sale securities, net of tax of $391 and $(298), respectively	649	(494)

Comprehensive loss	$(4,035)	$(4,230)

See Accompanying Notes to Consolidated Financial Statements.

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2010 and 2009
(Dollars in thousands)

	2010	2009
Cash flows used in operating activities:
Net loss	$(4,684)	$(3,736)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for loan losses	4,930	928
Depreciation and amortization	509	381
Accretion of loan fees, net	(31)	(35)
Amortization of premiums and discounts on securities, net	84	81
Gain on sale of securities available-for-sale, net	—	(33)
Other-than-temporary impairment of securities available-for-sale	—	1,000
Deferred income tax benefit	(2,327)	(2,125)
Stock-based compensation	575	685
Increase in accrued interest receivable	(44)	(192)
Decrease (Increase) in other assets	397	(710)
Increase in accrued interest payable	13	22
(Decrease) Increase in other liabilities	(59)	205
Net cash used in operating activities	(637)	(3,529)

Cash flows used in investing activities:
Net increase in loans held for investment	(64,938)	(40,279)
Purchase of securities available-for-sale	(6,083)	(35,097)
Proceeds from sale and maturities of securities available-for-sale	14,000	12,954
Principal payments on mortgage-backed securities	5,088	5,098
Purchase of FHLB stock	(302)	(112)
Purchase of premises and equipment, net	(206)	(2,058)
Net cash used in investing activities	(52,441)	(59,494)

Cash flows from financing activities:
Net increase in deposits	56,665	59,459
Proceeds from FHLB advances	16,500	—
Repayment of FHLB advances	(19,500)	(2,500)
Repurchase of common stock	(3,840)	—
Proceeds from issuance of common stock, net	—	8,499
Net cash provided by financing activities	49,825	65,458

Net (decrease) increase in cash and cash equivalents	(3,253)	2,435
Cash and cash equivalents at beginning of year	16,075	13,640
Cash and cash equivalents at end of year	$12,822	$16,075

Supplemental disclosure of cash flow information -
Cash paid during the year for interest	$2,359	$1,936

Noncash transaction -
Accumulated other comprehensive income (loss), change in unrealized gain (loss) on securities available-for-sale, net of tax	$649	$(494)

See Accompanying Notes to Consolidated Financial Statements.

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

(1)	Summary of Significant Accounting Policies

Organization. Anderen Financial, Inc. (the “Holding Company”) owns 100% of the outstanding common stock of Anderen Bank (the “Bank”) and Anderen, LLC. The Holding Company’s primary activity is the operation of the Bank. The Bank is a state (Florida)-chartered commercial bank. The Bank offers a variety of banking and financial services to small and middle-market businesses and individuals through its banking offices located in the Tampa Bay and Central Florida markets. The deposit accounts of the Bank are insured up to the applicable limits by the FDIC. Anderen, LLC was formed in 2008 solely for the purpose of holding certain real estate to be used in the business of the Bank and was dissolved in 2009 (see “Note 4 – Premises and Equipment”).

Subsequent Events. Management has evaluated events occurring subsequent to the consolidated balance sheet date through April 7, 2011, which is the date the financial statements were available to be issued, determining no events require additional disclosure in these consolidated financial statements.

Basis of Presentation. The accompanying consolidated financial statements include the accounts of the Holding Company, the Bank and Anderen, LLC (collectively, “AFI”). All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of AFI conform to accounting principles generally accepted in the United States of America (“GAAP”) and to general practices within the banking industry. The following summarizes the more significant of these polices and practices.

Use of Estimates . The accompanying consolidated financial statements, prepared in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Changes in such estimates might be required because of rapidly changing economic conditions, changing economic prospects of borrowers and other factors. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses and the valuation of the deferred tax asset.

Cash and Cash Equivalents. For purposes of the consolidated statement of cash flows, cash and cash equivalents include cash, demand balances due from banks, interest-earning deposits and federal funds sold. These assets have original maturities of three months or less.

Banks are required to maintain cash reserves in the form of vault cash or in an account with the Federal Reserve Bank or in accounts with other qualified banks based on the balances of their transaction deposit accounts. At December 31, 2010 and 2009, the Bank was exempt from having to maintain cash reserves with the Federal Reserve Bank or in accounts with other banks.

Securities. At date of purchase, AFI may classify its securities as held-to-maturity, trading or available-for-sale.

Securities for which AFI has the positive intent and ability to hold to maturity are classified as “held-to-maturity” and reported at amortized cost. Securities are classified as “trading” securities if bought and held principally for the purpose of selling them in the near future. Trading securities are recorded at fair value with unrealized gains and losses included in operations. AFI did not have any securities classified as “held-to-maturity” or “trading” during the years ended December 31, 2010 or 2009, respectively.

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
December 31, 2010 and 2009

(1)	Summary of Significant Accounting Policies, Continued

Securities (continued). Securities classified as “available-for-sale” are those securities that may be sold prior to maturity as part of AFI’s asset/liability management strategies or in response to other factors. These securities are reported at fair value with unrealized gains and losses excluded from operations and reported net of tax as a separate component of shareholders’ equity in accumulated other comprehensive income (loss) until realized.

Interest income and dividends on securities are recognized in interest income on an accrual basis. Premiums and discounts on securities are amortized as an adjustment to yield using the interest method over the period to maturity.

A decline in the fair value of any available-for-sale security or held-to-maturity security below cost that is deemed other-than-temporary results in a reduction of the carrying amount to fair value. The impairment is charged to operations and a new cost basis for the security is established. Declines in the value of securities judged to be other-than-temporary, if any, are recognized as losses in the consolidated statement of operations. Realized gains and losses on sales of available-for-sale securities are recorded when sold and are determined by specific identification method.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans Held for Investment. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at the principal amount outstanding adjusted for any charge-offs, net of unearned income, any net deferred fees and cost on originated loans, and an allowance for loan losses.

Commitment and loan origination fees are capitalized and certain direct origination costs are deferred. Both are amortized as an adjustment of the yield of the related loan using a method that approximates the interest method, generally over the contractual life of the loan. Interest income on all loans is accrued based on the outstanding daily balances.

Management has established a policy to discontinue accruing interest (non-accrual status) on a loan after it has become 90 days delinquent as to payment of principal or interest unless the loan is considered to be well collateralized and AFI is actively in the process of collection. In addition, a loan will be placed on non-accrual status before it becomes 90 days delinquent if management believes that the borrower’s financial condition is such that collection of interest or principal is doubtful. Interest previously accrued but uncollected on such loans is reversed and charged against current income when the receivable is estimated to be uncollectible. Interest income on non-accrual loans is recognized only as received on a cash basis method. Loans are returned to accrual status when all the principal and interest amounts contractually due have been brought current and future payments, in accordance with the agreed upon terms, are reasonably assured.

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
December 31, 2010 and 2009

(1)	Summary of Significant Accounting Policies, Continued

Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes the collectability of a loan balance is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is established and maintained at levels deemed adequate to cover losses inherent in the portfolio as of the date of the consolidated statement of condition. This estimate is based upon management’s evaluation of the risks in the loan portfolio and changes in the nature and volume of loan activity. Estimates for loan losses are derived by analyzing historical loss experience, current trends in delinquencies and charge-offs, historical peer bank experience, changes in the size and composition of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance for loan losses is comprised of: (1) a specific component for individual loan impairment and (2) a general component based on historical loss experience adjusted for qualitative factors. The specific component relates to loans that are impaired. For such loans, an allowance is established when the discounted cash flows or the collateral value of the impaired loan is lower than the carrying value of that loan. The general component covers all other loans and is based on historical loss experience and adjusted for qualitative factors, such as economic conditions and other trends or uncertainties that could affect management’s estimate of probable losses.

A loan is considered impaired when, based on current information and events, it is probable that AFI will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Larger impaired credits that are measured individually have been defined by the Bank to include loans which have been identified to contain certain credit weaknesses based on our credit risk policy and where the borrower relationship is greater than $250,000. For such loans that are considered impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Loans not individually evaluated for impairment include certain commercial and commercial real estate loans that are performing or do not fall within the guidelines to be individually evaluated for impairment and large groups of smaller balance one-to-four family and consumer loans. These loans are evaluated based on current economic conditions and historical peer bank loss experience which are adjusted for qualitative factors.

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
December 31, 2010 and 2009

(1)	Summary of Significant Accounting Policies, Continued

Premises and Equipment. While land is stated at cost, premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation expense is computed using the straight-line method over the estimated useful lives of the depreciable assets. Leasehold improvements are amortized over the lives of the respective leases, including certain renewal options, or the service lives of the improvements, whichever is less.

Depreciation and amortization expense was $509,000 and $381,000 for the years ended December 31, 2010 and 2009, respectively. The useful lives used in computing depreciation and amortization range as follows:

Furniture, fixtures and equipment	3 - 7 years
Leasehold improvements	3 - 10 years
Buildings	40 years

Transfer of Financial Assets. Transfers of financial assets or a participating interest in an entire financial asset are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from AFI, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) AFI does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

A participating interest is a portion of an entire financial asset that (1) conveys proportionate ownership rights with an equal priority to each participating interest holder (2) involves no recourse (other than standard representations and warranties) to, or subordination by, any participating interest holder, and (3) does not entitle any participating interest holder to receive cash before any other participating interest holder.

Off-Balance Sheet Instruments. In the ordinary course of business AFI has entered into off-balance sheet financial instruments consisting of commitments to extend credit, standby letters of credit and unused lines of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded.

Stock-Based Compensation. AFI expenses the fair value of any stock options granted. Compensation expense for all stock-based awards made to officers and employees is recognized in salaries and employee benefits and expense for stock-based awards to directors is recorded in other expense in the consolidated statements of operations. This expense is recognized on a straight-line basis over the vesting period.

Advertising. AFI expenses all advertising costs as incurred.

Income Taxes. There are two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. AFI determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. AFI recognizes interest and penalties on income taxes as a component of income tax expense.

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
December 31, 2010 and 2009

(1)	Summary of Significant Accounting Policies, Continued

Income Taxes (continued). Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

On January 1, 2009, AFI adopted accounting guidance relating to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions. As of December 31, 2010, management is not aware of any uncertain tax positions that would have a material effect on the Bank’s financial statements.

The Holding Company and the Bank file consolidated tax returns with the federal and state taxing authorities. The Bank computes federal and state income taxes as if it filed a separate return and remits to, or is reimbursed by, AFI based on its portion of taxes currently due or refundable.

Loss per Common and Common Equivalent Share. Basic loss per share represents net loss available to common shareholders divided by the weighted-average number of common shares outstanding during the year. Dilutive loss per share is computed based on the weighted average number of common shares outstanding plus the effect of outstanding stock options and warrants, computed using the treasury stock method. For the years ended December 31, 2010 and 2009, the outstanding stock options and warrants are not considered dilutive due to the net loss incurred by AFI.

Comprehensive Loss. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net operations. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated statements of condition, such items, along with net loss, are components of comprehensive loss. The components of other comprehensive loss and related tax effects, for the years ended December 31, 2010 and 2009 are as follows (Dollars in thousands):

	Year Ended December 31,
	2010	2009
Unrealized holding gains (losses) on available-for-sale securities	$1,040	$(1,759)
Reclassification adjustment for gains realized in net operations	—	(33)
Other-than-temporary impairment of security available-for-sale	—	1,000
Net change in unrealized gains (losses)	1,040	(792)
Income tax effect	391	(298)
Net unrealized holding gains (losses)	$649	$(494)

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
December 31, 2010 and 2009

(1)	Summary of Significant Accounting Policies, Continued

Interest-Rate Sensitivity. The objective of interest sensitivity management is to minimize the risk associated with the effect of interest rate changes on net interest margins while maintaining net interest income at acceptable levels. Managing this risk involves monitoring of the interest sensitive assets relative to interest sensitive liabilities over specific time intervals. All assets and liabilities are evaluated as maturing at the earlier of re-pricing date or contractual maturity date. While liabilities without specific terms such as money market, NOW and savings accounts are generally considered core deposits for liquidity purposes, they are deemed to re-price for purposes of interest rate sensitivity analysis. Management subjectively sets rates on all accounts.

A negative gap position is indicative of a Company that has a greater amount of interest sensitive liabilities repricing (or maturing) than it does interest sensitive assets, in a given time interval. In this instance, the impact on net interest income would be positive in a declining rate environment and negative if rates were rising. Conversely, a positive gap position represents a greater amount of interest sensitive assets re-pricing (or maturing). Thus, an increase in rates would positively impact net interest income, as the yield on interest-earning assets would increase prior to the increase in the cost of interest-bearing liabilities. The impact on net interest income described above is general, as other factors would additionally maximize or minimize the effect. For example, a change in the prime interest rate could affect an immediate change to rates on prime related assets, whereas a liability which re-prices according to changes in Treasury rates might (1) lag in the timing of the change and (2) change rates in an amount less than the change in the prime interest rate.

Management believes that the current balance sheet structure of interest sensitive assets and liabilities does not represent a material risk to earnings or liquidity in the event of a change in market rates.

Fair Value Measurements. GAAP defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. GAAP also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy describes three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and model-driven valuations whose inputs are observable or whose significant value drivers are observable. Valuations may be obtained from, or corroborated by, third-party pricing services.

Level 3: Unobservable inputs to measure fair value of assets and liabilities for which there is little, if any market activity at the measurement date, using reasonable inputs and assumptions based upon the best information at the time, to the extent that inputs are available without undue cost and effort.

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
December 31, 2010 and 2009

(1)	Summary of Significant Accounting Policies, Continued

Fair Value Measurements (continued). The following describes valuation methodologies used for assets that are measured at fair value:

Securities Available-for-sale. Where quoted prices are available in an active market, securities are classified within level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds, certain mortgage products and exchange-traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, include certain collateralized mortgage and debt obligations and certain high-yield debt securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within level 3 of the valuation hierarchy. Securities classified within level 3 include certain residual interests in securitizations and other less liquid securities. (See “Note 2 – Securities available-for-sale”)

Impaired Loans. AFI individually evaluates for impairment, loans which have been identified to contain certain credit weaknesses based on our credit risk policy and where the borrower relationship is greater than $250,000. Estimates of fair value are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of AFI’s management related to values of properties in AFI’s market areas. Management takes into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, fair value estimates for impaired loans are classified as level 3. (See “Note 3 – Loans held for investment”)

Please see “Note 10 – Fair Value of Financial Instruments” for the methods and assumptions used by AFI in estimating the fair values of financial instruments.

Recent Pronouncements.      In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-06, Improving Disclosures about Fair Value Measurements (Topic 820), which amends the guidance for fair value measurements and disclosures. The guidance in ASU 2010-06 requires a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and to describe the reasons for the transfers. Furthermore, ASU 2010-06 requires a reporting entity to present separately information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements using significant unobservable inputs; clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value; and amends guidance on employers’ disclosures about post retirement benefit plan assets to require that disclosures be provided by classes of assets instead of by major categories of assets. The ASU was effective for interim and annual reporting periods beginning January 1, 2010, except for the disclosures about purchases, sales, issuances, and settlements in the rollforward of activity in Level 3 fair value measurements. Those disclosures were effective January 1, 2011, and for interim periods thereafter. In the period of initial adoption, entities will not be required to provide the amended disclosures for comparative purposes. The adoption of this guidance had no effect on AFI’s consolidated financial statements.

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
December 31, 2010 and 2009

(1)	Summary of Significant Accounting Policies, Continued

Recent Pronouncements (continued). In July 2010, the FASB issued ASU No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The new disclosure will require significantly more information about credit quality in a financial institution’s loan portfolio. This statement addresses only disclosures and does not change recognition or measurement of the allowance. For public entities, the disclosures as of the end of a reporting period were effective for interim and annual reporting periods ending December 31, 2010. The disclosures about activity that occurs during a reporting period were effective for interim and annual reporting periods beginning on or after January 1, 2011. For nonpublic entities, the disclosures are effective for annual reporting periods on or after December 31, 2011. The adoption of the ASU is not expected to have a material impact on AFI’s consolidated financial statements.

Reclassification. Certain amounts in the 2009 consolidated financial statements may have been reclassified to reflect the 2010 presentation.

(2)	Securities available-for-sale

Securities have been classified according to management’s intent. The amortized cost, gross unrealized gains and losses and estimated fair value of securities available-for-sale shown in the consolidated statements of condition for December 31, 2010 and 2009 is as follows (Dollars in thousands):

		Gross Unrealized
	Amortized Cost	Gains	Losses	Fair Value
At December 31, 2010

Mortgage-backed securities	$19,715	$451	$(128)	$20,038
U.S. Agency obligations	5,983	91	(4)	6,070

Total	$25,698	$542	$(132)	$26,108

At December 31, 2009

Mortgage-backed securities	$18,798	$244	$(118)	$18,924
U.S. Agency obligations	19,989	2	(758)	19,233

Total	$38,787	$246	$(876)	$38,157

There were no securities pledged as collateral as of December 31, 2010 and 2009, respectively. AFI did not hold any tax exempt securities and there were no investments in securities from a single issuer which exceeded ten percent of shareholders’ equity as of December 31, 2010 and 2009, respectively.

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
December 31, 2010 and 2009

(2) Securities available-for-sale, Continued

Securities available-for-sale measured at fair value on a recurring basis at December 31, 2010 and 2009 are summarized below (Dollars in thousands):

		Fair Value Measurements Using
	Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
At December 31, 2010
Mortgage-backed securities	$20,038	$—	$20,038	$—
U.S. Agency obligations	6,070	—	6,070	—
Total	$26,108	$—	$26,108	$—

At December 31, 2009
Mortgage-backed securities	$18,924	$—	$18,924	$—
U.S. Agency obligations	19,233	—	19,233	—
Total	$38,157	$—	$38,157	$—

During the years ended December 31, 2010 and 2009, respectively, there were no securities that were transferred in or out of Level 1, Level 2, and Level 3.

There were no security sales during 2010. Security sales transactions on securities available-for-sale during 2009 are summarized as follows (Dollars in thousands):

2009
Proceeds received from sales:	$1,954

Gross gains	33
Net gains	$33

Expected maturities of investment securities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Periodic payments are received on mortgage-backed securities based on the payment patterns of the underlying collateral. As of December 31, 2010, the amortized cost and estimated fair value of investment securities, by contractual maturities, are as follows (Dollars in thousands):

	Amortized Cost	Fair Value

Due in five to ten years	$2,000	$2,017
Due after 10 years	3,983	4,053
Mortgage-backed securities	19,715	20,038
Total securities available-for-sale	$25,698	$26,108

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
December 31, 2010 and 2009

(2) Securities available-for-sale, Continued

At December 31, 2010, there were three out of eighteen securities at a loss position. The unrealized loss was caused by market conditions. It is expected that the securities would not be settled at a price less than the par value of the investments. Because AFI has the ability and intent to hold these investments until a market price recovery or maturity, these securities are not considered other-than-temporarily impaired. In 2009, AFI had one security with an other-than-temporary-impairment with a balance of $1,000,000 which was completely written off.

The securities with a gross unrealized loss at December 31, 2010 and length of time that the individual securities have been in a continuous loss position, is as follows (Dollars in thousands):

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Mortgage-backed securities	$(128)	$5,946	$—	$—
US Agency obligations	—	—	(4)	1,998
Total	$(128)	$5,946	$(4)	$1,998

(3) Loans held for investment

The composition of the loan portfolio at December 31, 2010 and 2009 is as follows (Dollars in thousands):

	2010	2009
Real Estate:
Commercial real estate	$78,923	$28,690
Real estate - construction	25,943	21,117
One-to-four family residential	6,391	6,669
Multifamily	6,162	5,578
Home equity lines of credit	3,885	4,926
Total Real Estate Loans	121,304	66,980
Commercial loans	24,501	15,887
Personal lines of credit	627	1,480
Other consumer loans	1,653	837
Total gross loans held for investment	148,085	85,184
Less deferred loan fees, net	(178)	(157)
Less allowance for loan losses	(4,318)	(1,477)
Total loans held for investment, net	$143,589	$83,550

AFI grants the majority of its loans to borrowers throughout the Tampa Bay and Orlando markets. Although AFI has a diversified loan portfolio, a significant portion of its borrowers’ ability to honor their contracts is dependent upon the economy of this area.

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
December 31, 2010 and 2009

(3) Loans held for investment, Continued

Loan Impairment and Credit Losses. The activity in the allowance for loan losses for the years ended December 31, is as follows (Dollars in thousands):

	2010	2009

Balance at beginning of year	$1,477	$549
Provision for loan losses	4,930	928
Less charge-offs	(2,089)	—

Balance at end of year	$4,318	$1,477

A loan is considered impaired when, based on current information and events; it is probable that AFI will be unable to collect all amounts due according to the contractual terms of the loan agreement. Specific impairment on loans in this category is calculated based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or for collateral-dependent loans, at the fair value of the collateral.

The following summarizes the amount of impaired loans at December 31, 2010 and 2009 (Dollars in thousands):

	2010	2009
Collateral dependent loans identified as impaired:
Gross loans with no related allowance for loan losses	$—	$—
Gross loans with related allowance for losses recorded	20,256	9,043
Less: Allowance on these loans	(1,278)	(486)
Net loans with related allowances	18,978	8,557
Net investment in collateral dependent impaired loans	18,978	8,557

Non-collateral dependent loans identified as impaired:
Gross loans with no related allowance for loan losses	1,398	—
Gross loans with related allowance for losses recorded	1,000	—
Less: Allowance on these loans	(17)	—
Net loans with related allowances	983	—
Net investment in non-collateral dependent impaired loans	2,381	—

Net investment in impaired loans	$21,359	$8,557

The average net investment in impaired loans and interest income recognized and received on impaired loans is as follows (Dollars in thousands):

	2010	2009

Average net investment in impaired loans	$10,018	$5,940

Interest income recognized on impaired loans	$218	$225

Interest income received on impaired loans	$286	$234

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
December 31, 2010 and 2009

(3) Loans held for investment, Continued

Loan Impairment and Credit Losses (continued).
At December 31, 2010 and 2009, nonaccrual loans and loans past due ninety days or more, but still accruing were as follows (Dollars in thousands):

	2010	2009
Nonperforming loans:
Nonaccrual loans	$7,051	$4,884
Loans past due ninety days or more, but still accruing	—	—
Total	$7,051	$4,884

Impaired collateral dependent loans are carried at the lower of carrying value or fair value. Those impaired loans at December 31, 2010 and 2009 which were measured at fair value on a nonrecurring basis are as follows (Dollars in thousands):

	Fair Value	Level 1	Level 2	Level 3	Total Losses	Losses Recorded During the Year
As of December 31, 2010
Commercial real estate	$18,475	$—	$—	$18,475	$2,041	$1,555
Other	503	—	—	503	56	56
Total	$18,978	$—	$—	$18,978	$2,097	$1,611

As of December 31, 2009
Commercial real estate	$8,557	$—	$—	$8,557	$486	$486

(4) Premises and Equipment

A summary of premises and equipment as of December 31, is as follows (Dollars in thousands):

	2010	2009
Land	$1,529		$1,529
Buildings	3,422		3,417
Leasehold improvements	684		661
Furniture, fixtures and equipment	1,355		1,201
Computer Equipment and software	546		522
Total premises and equipment	7,536		7,330
Less accumulated depreciation and amortization	(1,137)		(628)
Total premises and equipment, net	$6,399	$	_ 6,702

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
December 31, 2010 and 2009

(5) Income Taxes

The reasons for the differences between the statutory federal income tax rate and the effective income tax rate are summarized as follows (Dollars in thousands):

	Year Ended December 31,
	2010		2009
	Amount	% of Pretax Loss	Amount		% of Pretax Loss
Computed tax benefit at statutory rate	$2,384	34.0%		$1,993	34.0%
Increase (decrease) in income taxes resulting from:
State income taxes, net of federal tax benefit	225	3.2%		205	3.5%
Stock-based compensation	(265)	(3.8)%		(56)	(0.9)%
Non-deductible expenses	(17)	(0.2)%		(17)	(0.3)%
Total Income Tax Benefit	$2,327	33.2%	$	_ 2,125	36.3%

The components of the income tax benefit are as follows (Dollars in thousands):

	2010	2009
Deferred tax benefit:
Federal	$1,986	$1,814
State	341	311

Total Income Tax Benefit	$2,327	$2,125

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (Dollars in thousands):

	At December 31,
	2010	2009
Deferred tax assets:
Net operating loss carryforwards	$4,476	$3,117
Organizational and start-up costs	412	447
Allowance for loan losses	1,624	555
Stock-based compensation	212	296
Interest on nonaccrual loans	22	—
Unrealized losses on securities available-for-sale	—	237
Charitable contributions	5	5
Total Deferred Tax Assets	6,751	4,657

Deferred tax liabilities:
Premises and equipment	(29)	(25)
Unrealized gain on securities available-for-sale	(154)	—
Total Deferred Tax Liabilities	(183)	(25)

Deferred Tax Asset, net	$6,568	$4,632

At December 31, 2010, AFI had net operating loss carryforwards of approximately $11.9 million available to offset future taxable income. These carryforwards will expire during 2027 through 2030. AFI files income tax returns in the U.S. federal jurisdiction and the State of Florida and is subject to the U.S. federal or state and local income tax examinations by tax authorities for all years since inception.

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
December 31, 2010 and 2009

(6) Deposits

Total deposits at December 31st are comprised of the following (Dollars in thousands):

	2010	2009
Interest-bearing:
Money market accounts	$41,048	$22,441
Now accounts	2,179	1,680
Savings	20,095	12,443
Certificates of deposit:
Less than $100,000	22,815	13,964
$100,000 or more	61,257	42,496
Total interest-bearing deposits	147,394	93,024
Demand (non-interest-bearing, including official checks)	10,270	7,975
Total Deposits	$157,664	$100,999

A schedule of maturities of time deposits at December 31, 2010 is as follows (Dollars in thousands):

Year ending December 31,	Amount
2011	$47,208
2012	13,478
2013	22,287
2014	544
2015	555
Total	$84,072

The following table indicates amounts outstanding of time certificates of deposit of $100,000 or more and their respective maturities as of December 31, 2010 (Dollars in thousands):

Amount
Three months or less	$9,314
Four – six months	7,208
Seven – 12 months	14,679
Over 12 months	30,056
Total	$61,257

(7) Federal Home Loan Bank Advances

The Bank is a member of the FHLB. Borrowings from the FHLB may be either on a fixed or variable rate basis. These borrowings are collateralized by a blanket lien on AFI’s loan portfolio consisting of commercial real estate loans, one-to-four residential loans, home equity lines of credit/second mortgages, and multifamily dwellings at December 31, 2010. There were no outstanding advances at December 31, 2010. At December 31, 2010, AFI had an unused line of credit with the FHLB of $25.1 million.

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
December 31, 2010 and 2009

(7)	Federal Home Loan Bank Advances, Continued

The following table provides the amount, interest rate and maturity of outstanding advances at December 31, 2009 (Dollars in thousands):

	2009
	Amount	Rate
Fixed Rate Advances:
Matured 03/04/2010	$1,500	3.11%
Matured 09/07/2010	1,500	3.26%
Total FHLB Advances	$3,000	3.19%

During 2009, the Bank prepaid a $1,000,000 FHLB advance, due in 2013, and incurred a prepayment penalty of $54,000 which is included in other expenses.

(8)	Off-Balance Sheet Financial Instruments

In the normal course of business, AFI uses various financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit through loans approved and not yet funded, standby letters of credit and unused lines of credit and may involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statement of condition. The contract amounts of these instruments reflect the extent of involvement AFI has in these financial instruments.

Commitments to extend credit and unused lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. AFI evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by AFI upon extension of credit is based on management’s credit evaluation of the counterparty. AFI’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and unused lines of credit is represented by the contractual amount of those instruments.

Standby letters of credit are conditional commitments issued by AFI to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Most guarantees expire within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Credit losses are incurred when one of the parties fails to perform in accordance with the terms of the contract. All of the letters of credit at December 31, 2010 expire in 2011.

AFI uses the same credit policies in making commitments as it does for on-balance sheet instruments. Commitments to extend credit typically result in loans with a market interest rate when funded. A summary of the amounts of AFI’s financial instruments with off-balance sheet risk at December 31 follows (Dollars in thousands):

	2010	2009

Commitments to extend credit	$5,632	$7

Standby letters of credit	$2,050	$1,916

Unused lines of credit	$15,340	$17,198

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
December 31, 2010 and 2009

(9)	Commitments

AFI has entered into operating lease agreements for certain bank offices, which expire on various dates through 2017. These leases require the payment of common area maintenance expenses and also include renewal options. Rental payments are subject to periodic adjustments as set forth in the lease agreements. Rent expense was $262,000 and $247,000 during 2010 and 2009, respectively.

Future minimum lease commitments, including certain renewal options, as of December 31, 2010, are as follows (Dollars in thousands):

Year Ending December 31,	Amount
2011	$287
2012	285
2013	290
2014	303
2015	313
Thereafter	497
Total minimum payments	$1,975

AFI entered into a Master Software License and Maintenance Agreement with Jack Henry and Associates (“Jack Henry”) for data processing services on June 29, 2007. This agreement has a five year term. Data processing expense paid to Jack Henry was $193,000 and $192,000 for 2010 and 2009, respectively.

As of December 31, 2010, AFI had available $12.1 million in lines of credit with financial institutions, all of which are for variable rate borrowings. There were no borrowings outstanding as of December 31, 2010 or 2009. In addition, AFI’s banking subsidiary is a member of the FHLB. See “Note 7 – Federal Home Loan Bank Advances” of the “Notes to Consolidated Financial Statements” for further information on these borrowings.

(10)	Fair Value of Financial Instruments

The fair value estimates are presented for on-balance sheet financial instruments without attempting to estimate the value of the Bank’s long-term relationships with depositors and the benefit that results from low cost funding provided by deposit liabilities. In addition, significant assets, including office properties and equipment, are not considered financial instruments and are, therefore, not a part of the fair value estimates.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and cash equivalents: For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities Available-for-Sale: For securities available-for-sale, fair values are based on the framework for measuring fair value. See “Fair Value Measurements” under “Note 1 – Summary of Significant Accounting Policies” of the “Notes to Consolidated Financial Statements”.

Loans: For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed rate loans are estimated using discounted cash flow analysis using interest rates currently offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are based on the framework for measuring fair value.

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
December 31, 2010 and 2009

(10)	Fair Value of Financial Instruments, Continued

Federal Home Loan Bank Stock: The carrying value of Federal Home Loan Bank stock approximates its fair value since it is restricted stock and would only be sold to the Federal Home Loan Bank at cost.

Deposits: The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity deposits is estimated by discounting future cash flows using rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefits that result from low-cost funding provided by the deposit liabilities compared to the cost of alternate sources of funds.

FHLB Advances: Fair Values for FHLB advances are estimated using a discounted cash flow calculation that applies interest rates currently being offered on borrowings with similar terms and maturities.

Accrued interest: The carrying amounts of accrued interest receivable and accrued interest payable approximate their fair values.

Off-balance sheet instruments: The fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

The following tables present the estimates of fair value of financial instruments as of December 31(Dollars in thousands):

	2010		2009
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$12,822	$12,822	$16,075	$16,075
Securities available-for-sale	26,108	26,108	38,157	38,157
Net loans	143,589	145,587	83,550	83,146
FHLB Stock	708	708	406	406
Accrued interest receivable	628	628	584	584
Financial liabilities:
Deposits	157,664	156,659	100,999	98,657
FHLB Advances	—	—	3,000	3,026
Accrued interest payable	106	106	93	93
Off-Balance sheet financial instruments	—	—	—	—

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
December 31, 2010 and 2009

(11)	Stock-Based Compensation

AFI has a stock option plan under which AFI’s board of directors may grant stock options to directors, officers and certain key employees. Under the Plan, the Board is authorized to grant total options to purchase up to 25% of the number of shares of the common stock outstanding at time of grant. Any stock award that shall expire, or terminate, in whole or in part, without having been exercised in full, shall again become available for issuance under the Plan. Options to purchase common stock may be either incentive stock options, which are intended to satisfy the requirements of Section 422 of the U.S. Tax Code, as amended or non-qualified stock options which are not intended to satisfy the requirements of Section 422 of the U.S. Tax Code.

The exercise price of the stock options may not be less than the fair market value of common stock on the date the option is granted. The Plan provides for the grant of options at the discretion of the Board of Directors or a committee designated by the Board of Directors to administer the Plan. Each stock option granted under the Plan has a maximum term of ten years subject to earlier termination in the event the participant ceases to be an employee or director. The committee shall determine the period during which stock options vest at the date of grant. The Plan will terminate on October 15, 2017. In 2009, an additional 200,000 nonqualified stock options were granted which was not part of the stock option plan. At December 31, 2010, there were 659,661 shares available for grant under the Plan.

The total fair value of shares recognized as compensation expense was approximately $555,000 and $685,000 for the years ended December 31, 2010 and 2009, respectively. Additionally, there was $265,000 and $196,000 associated tax benefit recognized in connection with the non-qualifying portion of these stock options for the years then ended. As of December 31, 2010, AFI had 530,000 non-vested options outstanding and there was $943,000 of total unrecognized compensation cost related to these non-vested options. This cost is expected to be recognized monthly on a straight-line basis, over the vesting periods, through June 30, 2015. In addition, in 2010 AFI granted 20,000 fully vested warrants to a former employee as compensation. The warrants expire on August 13, 2013. The total compensation expense was $20,000 with an associated income tax benefit of 8,000.

Since AFI’s Plan was implemented in the fourth quarter of 2007, AFI could not identify any patterns in the exercise of options. As such, AFI used the guidance issued by the SEC to determine the estimated life of options issued. Based on this guidance, the estimated term was deemed to be the midpoint of the vesting term and the contractual term ((vesting term and original contractual term)/2). Expected volatility is based on historical volatility of similar stock for a new financial institution. The risk-free rate for periods within the contractual life of the option is based on the Zero Coupon Bond yield curve in effect at the time of grant. The dividend yield assumption is based on AFI’s historical and expected dividend payments.

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
December 31, 2010 and 2009

(11)	Stock-Based Compensation, Continued

All options and warrants granted have an exercise price of $10.00. The average fair value of each option granted was $2.48 and $1.96 for the years ended December 31, 2010 and 2009, respectively, and the fair value for each warrant granted in 2010 was $1.00, on the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions:

	2010	2009
Expected dividend yield	0.00%	0.00%
Expected volatility	9.30%	4.27%
Risk free interest rate	3.15%	3.11%
Expected life	3 - 7 years	7 years

Stock option activity during the periods indicated was as follows:

	Options Outstanding	Weighted Average Exercise Price	Remaining Contractual Term
Balance, December 31, 2008	846,000	$10
Granted	615,000	10
Forfeited	(108,000)	10
Balance, December 31, 2009	1,353,000	10

Granted	15,000	10
Forfeited	(576,000)	10
Balance, December 31, 2010	792,000	$10	7.64 years
Exercisable at December 31, 2010	262,000	$10	7.50 years

(12)	Related Party Transactions

AFI enters into transactions during the ordinary course of business with officers and directors of AFI and entities in which they hold a significant financial interest. The following summarizes these transactions (Dollars in thousands):

	2010	2009
Loans:
Balance at beginning of year	$9,421	$4,004
Originated during the year	2,570	7,617
Loans to individuals that are no longer directors or officers	(6)	(1,918)
Principal repayments	(2,010)	(282)
Balance at end of year	$9,975	$9,421

AFI also accepts deposits from employees, officers and directors of the Bank and AFI and from affiliates of such officers and directors. The deposits are accepted on substantially the same terms as those of other depositors.

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
December 31, 2010 and 2009

(13)	Shareholders’ Equity

During 2009, AFI completed the 2008 secondary offering which offered shares of its common stock to raise funds necessary for the expansion plans of the Bank. AFI sold 849,870 shares of common stock at $10.00 per share totaling proceeds of $8.5 million.

During 2008, AFI began a secondary offering which offered for sale 5,000,000 shares of its common stock to raise the funds necessary for the expansion plans of the Bank. AFI sold 1,135,983 shares of common stock at $10.00 per share and incurred $137,000 in common stock offering costs. The common stock was offered on a best efforts basis exclusively by our Directors and certain of our officers who received no commissions on account of such sales efforts. Additionally, 237,000 warrants to purchase one share of AFI’s common stock at $10 per share were issued to certain shareholders related to this offering.

In connection with the initial sale of common stock, and upon termination of this offering on February 28, 2008, AFI issued one warrant to purchase one share of AFI’s common stock at $10.00 per share for each share purchased in this initial offering, which total 3,404,814.

Notwithstanding, the foregoing, in the event that the Bank is deemed at any time to be “undercapitalized” pursuant to the provisions of Section 38 of the Federal Deposit Insurance Act and, as a consequence, is required to submit to the FDIC a capital restoration plan, such plan shall include a provision requiring that any outstanding warrants be exercised within 90 days after approval of the capital restoration plan by the FDIC or be forfeited and cancelled as of such date. All of the warrants described above, which total 3,641,814, will expire on August 13, 2013. As of December 31, 2010, no warrants had been exercised.

(14)	Dividend Restrictions

AFI and the Bank are subject to statutory and regulatory limitations on their payment of dividends. The Holding Company’s primary source of income from which it may pay dividends will be the dividends that it receives from the Bank.

The Bank is restricted in its ability to pay dividends by Florida statutes. The Bank is prohibited from paying a dividend when the net income from the current year, combined with the retained net income from the two previous years is a loss, or which would cause the capital accounts of the Bank to fall below the minimum amount required by law, regulation, order, or any written agreement with the regulatory authorities. However, for any dividend declaration, AFI must consider additional factors such as the amount of liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividends which AFI could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice.

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
December 31, 2010 and 2009

(15)	Regulatory Matters

The Bank is subject to regulatory capital requirements administered by federal and state banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors and the regulator can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the consolidated financial statements.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percents (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

As of December 31, 2010, the Bank was considered as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and percents for December 31, 2010 and 2009, are presented in the table below (Dollars in thousands):

	Actual		For Capital Adequacy Purposes		For Well Capitalized Purposes

	Amount	Percent	Amount	Percent	Amount	Percent
As of December 31, 2010:

Total Capital to Risk- Weighted Assets:	$32,855	20.82%	$12,622	8.00%	$15,778	10.00%

Tier I Capital to Risk- Weighted Assets:	30,853	19.56	6,311	4.00	9,467	6.00

Tier I Capital to Average Assets – leverage ratio*	30,853	16.06	8,131	4.00	9,604	5.00

As of December 31, 2009:

Total Capital to Risk- Weighted Assets:	$35,824	36.28%	$7,899	8.00%	$9,874	10.00%

Tier I Capital to Risk- Weighted Assets:	34,587	35.03	3,949	4.00	5,924	6.00

Tier I Capital to Average Assets – leverage ratio*	34,587	24.13	5,734	4.00	7,167	5.00

* Anderen Bank is required to maintain 8.00% leverage ratio throughout the first seven years of operations.

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
December 31, 2010 and 2009

(16)	Parent Company Only Financial Information

The Holding Company’s unconsolidated financial information is as follows (Dollars in thousands):

Condensed Statements of Condition

	At December 31,
	2010	2009
Assets
Cash	$1,743	$7,650
Investment in subsidiary	36,048	37,717
Premises and equipment, net	6	12
Deferred tax asset	1,629	1,109
Other assets	1	237
Total assets	$39,427	$46,725

Liabilities
Accrued expense and other liabilities	$20	$18

Shareholders’ Equity
Common stock	54	54
Additional paid-in-capital	55,355	54,780
Treasury stock	(3,840)	—
Accumulated deficit	(12,418)	(7,734)
Accumulated other comprehensive income (loss)	256	(393)
Total shareholders’ equity	39,407	46,707

Total liabilities and shareholders’ equity	$39,427	$46,725

Condensed Statements of Operations

	Year Ended December 31,
	2010	2009

Interest income	$42	$144

Expenses:
Salaries and employee benefits	1,226	963
Occupancy and equipment expenses	5	18
Professional fees	229	268
Other expenses	347	162
Total expenses	1,807	1,411
Loss from operations before income tax benefit and equity in undistributed net loss of subsidiary	(1,765)	(1,267)
Income tax benefit	(520)	(459)
Undistributed net loss of subsidiary	(3,439)	(2,928)

Net loss	$(4,684)	$(3,736)

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements, Continued
December 31, 2010 and 2009

(16)	Parent Company Only Financial Information, Continued

Condensed Statements of Cash Flows

	Year Ended December 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(4,684)	$(3,736)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity in undistributed loss of subsidiary	3,439	2,928
Depreciation	6	6
Deferred income tax benefit	(520)	(459)
Stock-based compensation	246	226
Decrease (Increase) in other assets	236	(111)
Increase in accrued expenses	2	14

Net cash used in operating activities	(1,275)	(1,132)

Cash flows from investing activities:
Investment in subsidiary	(792)	—
Disposal of premises and equipment	—	20

Net cash (used in) provided by investing activities	(792)	20

Cash flows from financing activity:
Repurchase of common stock	(3,840)	—
Proceeds from issuance of common stock, net	—	8,499

Net cash (used) provided by financing activities	(3,840)	8,499

Net (decrease) increase in cash	(5,907)	7,387
Cash at beginning of the year	7,650	263

Cash at end of year	$1,743	$7,650

Noncash transactions:
Net change in investment in subsidiary related to stock-based compensation	$329	$459

Accumulated other comprehensive income (loss) – unrealized gain (loss) on securities available-for-sale, net of tax	$649	$(494)

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Condition
(Dollars in thousands, except share amounts)
(unaudited)

	September 30, 2011	December 31, 2010
	(unaudited)
Assets

Cash and due from banks	$2,463	$1,135
Interest-bearing deposits	3,687	3,645
Federal funds sold	11,303	8,042
Total cash and cash equivalents	17,453	12,822

Securities available-for-sale	30,893	26,108

Loans held for investment	143,881	147,907
Less: Allowance for loan losses	3,011	4,318
Net loans held for investment	140,870	143,589

Federal Home Loan Bank (“FHLB”) stock, at cost	596	708
Premises and equipment, net	6,062	6,399
Other real estate owned	2,599	—
Deferred tax asset	5,991	6,568
Accrued interest receivable and other assets	1,012	1,233

Total assets	$205,476	$197,427

Liabilities and Shareholders’ Equity

Noninterest-bearing demand deposits	$15,841	$10,270
Interest-bearing checking accounts	2,748	2,179
Savings and money market deposits	69,759	61,143
Time deposits	76,861	84,072
Total deposits	165,209	157,664

Accrued interest payable	83	106
Other liabilities	240	250
Total liabilities	165,532	158,020

Shareholders’ equity:
Preferred stock, $1 par value; 20,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized, 5,390,667 shares issued at December 31, 2010 and 2009, respectively	54	54
Additional paid-in capital	55,629	55,355
Treasury stock (440,925 shares at September 30, 2011 and 384,050 shares at December 31, 2010), at cost	(4,410)	(3,840)
Accumulated deficit	(11,606)	(12,418)
Accumulated other comprehensive income (loss)	277	256
Total shareholders’ equity	39,944	39,407

Total liabilities and shareholders’ equity	$205,476	$197,427

See Accompanying Notes to Consolidated Financial Statements.

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
INTEREST INCOME
Interest and fees on loans	$2,047	$2,145	$5,944	$4,565
Interest on securities and other	332	345	922	1,114
Interest on federal funds sold	1	1	18	6
TOTAL INTEREST INCOME	2,380	2,491	6,884	5,685

INTEREST EXPENSE
Interest on deposits	540	663	1,744	1,692
Interest on FHLB advances	4	17	4	49
TOTAL INTEREST EXPENSE	544	680	1,748	1,741

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	1,836	1,811	5,136	3,944
PROVISION FOR LOAN LOSSES	(159)	1,225	(124)	2,010
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	1,995	586	5,260	1,934

NON-INTEREST INCOME (EXPENSE)
Service charges and fees on deposits	10	7	23	20
Gain on sale of securities-available-for-sale, net	212	—	888	—
Other miscellaneous fee income	26	12	76	34
TOTAL NON-INTEREST INCOME (EXPENSE)	248	19	987	54

NON-INTEREST EXPENSES
Salaries and employee benefits	880	907	2,622	3,339
Occupancy expenses	161	155	491	504
Equipment rental, depreciation and maintenance	109	115	324	327
Data processing	121	115	350	336
Stationary, postage and office supplies	39	33	106	110
Professional fees	58	140	190	512
Advertising, marketing and public relations	30	2	63	21
Other operating expenses	333	273	725	782
TOTAL NON-INTEREST EXPENSES	1,731	1,740	4,871	5,931

LOSS BEFORE INCOME TAXES	512	(1,135)	1,376	(3,943)
Income tax benefit	209	(203)	564	(1,222)
NET LOSS	$303	$(932)	$812	$(2,721)

NET LOSS PER SHARE: BASIC AND DILUTED	$0.06	$(0.19)	$0.16	$(0.53)

WEIGHTED AVERAGE SHARES OUTSTANDING: BASIC AND DILUTED	4,949,742	5,006,617	4,953,284	5,126,065

See Accompanying Notes to Consolidated Financial Statements.

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Shareholders’ Equity
Nine months Ended September 30, 2011 and 2010
(Dollars in thousands)

						Accumulated Other Comprehensive Income (Loss)
	Common Stock		Additional Paid-In Capital
	Shares Issued	Amount		Treasury Stock	Accumulated Deficit		Total
Balance, December 31, 2009	5,390,667	$54	$54,780	$—	$(7,734)	$(393)	$46,707

Net loss	—	—	—	—	(2,721)	—	(2,721)
Change in unrealized gain on available for sale securities, net of tax of $(298)	—	—	—	—	—	982	982
Total comprehensive income, net of taxes							(1,739)

Stock-based compensation	—	—	462	—	—	—	462

Repurchase of common stock	—	—	—	(3,840)	—	—	(3,840)

Balance, September 30, 2010	5,390,667	$54	$55,242	$(3,840)	$(10,455)	$589	$41,590

Balance, December 31, 2010	5,390,667	$54	$55,355	$(3,840)	$(12,418)	$256	$39,407

Net loss	—	—	—	—	812	—	812
Change in unrealized gain on available-for-sale securities, net of tax benefit of $391	—	—	—	—	—	21	21
Total comprehensive income, net of taxes							833

Stock-based compensation	—	—	274	—	—	—	274

Repurchase of common stock	—	—	—	(570)	—	—	(570)

Balance, September 30, 2011	5,390,667	$54	$55,629	$(4,410)	$(11,606)	$277	$39,944

See Accompanying Notes to Consolidated Financial Statements.

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2011 and 2010
(Dollars in thousands)

	2011	2010
Cash flows used in operating activities:
Net loss	$812	$(2,721)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for loan losses	(124)	2,010
Depreciation and amortization	373	381
Accretion of loan fees, net	(57)	(11)
Amortization of premiums and discounts on securities, net	62	64
Gain on sale of securities available-for-sale, net	(888)	—
Loss on sale of other real estate	68	—
Deferred income tax benefit	564	(1,222)
Stock-based compensation	274	462
Increase in accrued interest receivable	(7)	(72)
Decrease in other assets	228	401
(Decrease) Increase in accrued interest payable	(23)	8
Decrease in other liabilities	(2)	(35)
Net cash provided by (used in) operating activities	1,280	(735)

Cash flows used in investing activities:
Net increase in loans held for investment	(1,513)	(64,329)
Repayment/Sales of real estate owned	1,738	—
Purchase of securities available-for-sale	(47,298)	—
Proceeds from sale and maturities of securities available-for-sale	41,025	8,000
Principal payments on mortgage-backed securities	2,348	3,603
Redemption (Purchase) of FHLB stock	112	(330)
Purchase of premises and equipment, net	(36)	(206)
Net cash used in investing activities	(3,624)	(53,262)

Cash flows from financing activities:
Net increase in deposits	7,545	56,757
Proceeds from FHLB advances	9,000	16,500
Repayment of FHLB advances	(9,000)	(19,500)
Repurchase of common stock	(570)	(3,840)
Net cash provided by financing activities	6,975	49,917

Net (decrease) increase in cash and cash equivalents	4,631	(4,080)
Cash and cash equivalents at beginning of year	12,822	16,075
Cash and cash equivalents at end of year	$17,453	$11,995

Supplemental disclosure of cash flow information -
Cash paid during the year for interest	$1,771	$1,733
Transfer of loans to other real estate owned	$4,413	$—

Noncash transaction -
Accumulated other comprehensive income (loss), change in unrealized gain (loss) on securities available-for-sale, net of tax	$21	$982

See Accompanying Notes to Consolidated Financial Statements.

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
(Unaudited)

(1)	Summary of Significant Accounting Policies

Organization. Anderen Financial, Inc. (the “Holding Company”) owns 100% of the outstanding common stock of Anderen Bank (the “Bank”). Anderen Bank owns 100% of the outstanding common stock of AFI Holdings, Inc. AFI Holdings was formed for the sole purpose of holding and marketing foreclosed properties. The Holding Company’s primary activity is the operation of the Bank. The Bank is a state (Florida)-chartered commercial bank. The Bank offers a variety of banking and financial services to small and middle-market businesses and individuals through its banking offices located in the Tampa Bay and Central Florida markets. The deposit accounts of the Bank are insured up to the applicable limits by the FDIC.

Basis of Presentation. The accompanying consolidated financial statements include the accounts of the Holding Company, the Bank and AFI Holdings, Inc. (collectively, “AFI”). All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of AFI conform to accounting principles generally accepted in the United States of America (“GAAP”) and to general practices within the banking industry. The following summarizes the more significant of these policies and practices.

Use of Estimates. The accompanying consolidated financial statements, prepared in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Changes in such estimates might be required because of rapidly changing economic conditions, changing economic prospects of borrowers and other factors. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses, the value of foreclosed real estate and the valuation of the deferred tax asset.

          In the opinion of management, the accompanying unaudited interim consolidated financial statements reflect all adjustments necessary (consisting of normal recurring adjustments) to present fairly our financial position as of September 30, 2011 and December 31, 2010, and the results of operations for the three and nine-month periods ended September 30, 2011 and 2010, the shareholders’ equity and the cash flows or the nine month periods ended September 30, 2011 and 2010. These unaudited consolidated financial statements included herein should be read in conjunction with the audited financial statements and related footnotes included in this proxy statement/prospectus. The results of operations for interim periods are not necessarily indicative of the results of operations to be expected for the fiscal year ending December 31, 2011 or any interim period.

(2)	Securities available-for-sale

Securities have been classified according to management’s intent. The amortized cost, gross unrealized gains and losses and estimated fair value of securities available-for-sale shown in the consolidated statements of condition for September 30, 2011 and December 31, 2010 is as follows (Dollars in thousands):

	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
At September 30, 2011

Mortgage-backed securities	$20,497	$348	$—	$20,845
U.S. Agency obligations	9,952	96	—	10,048
Total	$30,449	$444	$—	$30,893

At December 31, 2010

Mortgage-backed securities	$19,715	$451	$(128)	$20,038
U.S. Agency obligations	5,983	91	(4)	6,070
Total	$25,678	$542	$(132)	$26,108

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
(Unaudited)

(2)	Securities available-for-sale, Continued

Securities available-for-sale measured at fair value on a recurring basis at September 30, 2011 and December 31, 2010 are summarized below (Dollars in thousands):

		Fair Value Measurements Using
	Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
At September 30, 2011
Mortgage-backed securities	$20,845	$—	$20,845	$—
U.S. Agency obligations	10,048	—	10,048	—
Total	$30,893	$—	$30,893	$—

At December 31, 2010
Mortgage-backed securities	$20,038	$—	$20,038	$—
U.S. Agency obligations	6,070	—	6,070	—
Total	$26,108	$—	$26,108	$—

During the nine months ended September 30, 2011 and the years ended December 31, 2010 and 2009, there were no securities that were transferred in or out of Level 1, Level 2, and Level 3.

There were no security sales during 2010. Security sales transactions on securities available-for-sale during the nine months ended September 30, 2011 and the year ended December 31, 2009 are summarized as follows (Dollars in thousands):

	Nine Months Ended September 30, 2011	Twelve Months Ended December 31, 2009
Proceeds received from sales:	$33,025	$1,954

Gross gains	888	33
Net gains	$888	$33

Expected maturities of investment securities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Periodic payments are received on mortgage-backed securities based on the payment patterns of the underlying collateral. As of September 30, 2011 and December 31, 2010, the amortized cost and estimated fair value of investment securities, by contractual maturities, are as follows (Dollars in thousands):

	As of September 30, 2011		As of December 31, 2010
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in five to ten years	$5,967	$6,056	$2,000	$2,017
Due after 10 years	3,985	3,992	3,983	4,053
Mortgage-backed securities	20,497	20,845	19,715	20,038
Total securities available-for-sale	$30,449	$30,893	$25,698	$26,108

(AFI does not have any securities with contractual maturities due in less than five years.)

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
(Unaudited)

(2)	Securities available-for-sale, Continued

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and ability of AFI to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At September 30, 2011, there were no securities in a loss position. At December 31, 2010, three out of eighteen securities were in an unrealized loss position. The unrealized losses were primarily a result of depressed market conditions. It is expected that the securities will not be settled at a price less than the par value of the investments. Because AFI has the ability and intent to hold these investments until a market price recovery or maturity, these securities are not considered other-than-temporarily impaired. In 2009, AFI did have one security classified as other-than-temporary impairment with a balance of $1,000,000 which was completely written off.

The securities with a gross unrealized loss at December 31, 2010 and length of time that the individual securities have been in a continuous loss position, is as follows (Dollars in thousands):

	Less Than Twelve Months		Greater than Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Mortgage-backed securities	$(128)	$5,946	$—	$—
US Agency obligations	—	—	(4)	1,998
Total	$(128)	$5,946	$(4)	$1,998

(3)	Loans

The components of the loan portfolio are as follows:

(Dollars in thousands)	As of September 30, 2011	As of December 31, 2010
Real Estate Loans:
1-4 Family	$9,854	$10,276
Multi-Family	2,526	6,162
Commercial real estate	86,766	78,923
Construction & Development	20,262	25,943
Total real estate loans	119,408	121,304
Commercial Loans	22,958	24,501
Consumer Loans	1,657	2,280
Total Loans	$144,023	$148,085
Less:
Deferred Income	(142)	(178)
Allowance for loan losses	(3,011)	(4,318)
Total Loans, net	$140,870	$143,589

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
(Unaudited)

(3)	Loans, Continued

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes the collectability of a loan balance is unlikely. Subsequent recoveries, if any, are credited to the allowance. In December 2010, AFI adjusted the qualitative factors and peer data used in the calculation of the general loan loss provision as a result of an increase in nonperforming and classified loans. Management identified peer banks whose loan portfolios closely resembled those of Anderen. Management derived average loss ratios by regulatory classification using an average loss history of peer banks or that of AFI, whichever was greater, plus qualitative and other economic factors as described in the “Interagency Policy Statement on the Allowance for Loan and Lease Losses.” This resulted in the recording, of additional loan loss reserves over and above what was previously required.

The allowance for loan losses is evaluated on a regular basis by management and is established and maintained at levels deemed adequate to cover losses inherent in the portfolio as of the date of the consolidated statement of condition. This estimate is based upon management’s evaluation of the risks in the loan portfolio, review of the collectability of the loans, grades assigned to individual loans, and changes in the nature and volume of loan activity. Estimates for loan losses are derived by analyzing historical loss experience, current trends in delinquencies and charge-offs, historical peer bank experience, changes in the size and composition of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance for loan losses is comprised of: (i) a general component based on historical loss experience adjusted for qualitative factors and (ii) a specific component for individual loan impairment. Loans not individually evaluated for impairment include certain commercial and commercial real estate loans that are performing or do not fall within the guidelines to be individually evaluated for impairment and large groups of smaller balance one-to-four family and consumer loans. These loans are evaluated based on current economic conditions and historical peer bank loss experience which are adjusted for qualitative factors.

The general component which covers loans not individually evaluated is based on historical loss experience and adjusted for qualitative factors, such as economic conditions and other trends or uncertainties that could affect management’s estimate of probable losses. The historical loss component of the allowance is determined by losses recognized over the preceding 18- to 24-month period. Because of AFI’s lack of historical loss experience, the allowance has been principally established based on loss histories of comparably sized and positioned banking institutions, adjusted for current economic and demographic conditions. This is supplemented by the risks for each portfolio segment. Risk factors impacting loans in each of the portfolio segments include an adjustment for the current economic conditions including broad deterioration of property values, reduced consumer and business spending as a result of continued high unemployment and reduced credit availability and lack of confidence in a sustainable recovery. The historical loss experience is further adjusted for other qualitative factors to include AFI’s current delinquency trends, slow economic recovery, changes in the volume and type of credit and the size of the portfolio being evaluated. These factors are reviewed quarterly and may be adjusted for other trends or uncertainties that could affect management’s estimate of probable losses.

The specific component relates to loans that are impaired. For such loans, an allowance is established when the discounted cash flows or the collateral value of the impaired loan is lower than the carrying value of that loan. A loan is considered impaired when, based on current information and events, it is probable that AFI will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
(Unaudited)

(3)	Loans, Continued

and interest owed. Larger impaired credits that are measured individually have been defined by AFI to include loans which have been identified to contain certain credit weaknesses based on our credit risk policy and where the borrower relationship is greater than $250,000. For such loans that are considered impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Generally, interest income received on impaired loans which have been placed into nonaccrual status is credited to principal. However, if a loan in nonaccrual status has been restructured, the interest income received on that loan is credited to income as received. A loan will be returned to accrual status after it remains current for a period of six months and there is evidence of the borrower’s ability to make timely payment going forward.

Credit Exposure and Quality Indicators

AFI has divided the loan portfolio into three portfolio segments, each with different risk characteristics and methodologies for assessing risk. The portfolio segments identified by AFI are as follows:

Real Estate Mortgage loans

Real estate mortgage loans are typically segmented into three classes: commercial real estate (both owner- and nonowner-occupied), residential real estate, and construction and land development loans. Commercial real estate loans, both owner and nonowner occupied, are secured by the subject property and are underwritten based upon standards set forth in policies approved by Anderen Bank’s board of directors. Such standards include, among other factors, loan to value limits, cash flow coverage and general credit worthiness of the obligors. Residential real estate loans are underwritten in accordance with policies set forth and approved by Anderen Board, including repayment capacity and source, value of the underlying property, credit history and stability. Residential and commercial construction loans to borrowers are to finance the construction of owner-occupied and lease properties. These loans are categorized as construction loans during the construction period, later converting to residential or commercial real estate loans after the construction is complete and amortization of the loan begins. Real estate development and construction loans are approved based on an analysis of the borrower and guarantor, the viability of the project and on an acceptable percentage of the appraised value of the property securing the loan. Real estate development and construction loan funds are disbursed periodically based on the percentage of the construction completed. AFI monitors these loans with on-site inspections and requires the receipt of lien waivers on funds advanced. Development and construction loans are typically secured by the properties under development or construction, and personal guarantees are typically obtained. To further mitigate risks related to changes in the value of the underlying collateral, AFI considers additional factors, including without limitation, the market conditions and the feasibility and viability of the proposed projects, the financial condition and reputation of the borrower and guarantors, the amount of the borrower’s equity in the project, independent appraisals, costs estimates and pre-construction sale information in deciding whether to fund a real estate development loan. AFI may also make loans for the purchase of land for future development by the borrower. Land loans may be extended for future development for either commercial or residential use by the borrower. AFI analyzes the intended use of the property and the viability thereof prior to extending such loans.

Commercial and Industrial loans

Commercial business loans and lines of credit consist of loans to small- and medium-sized companies in AFI’s market area. Commercial loans are generally used for working capital purposes or for acquiring equipment, inventory or furniture. The majority of AFI’s commercial loans are secured loans. AFI’s underwriting analysis consists of a review of the financial statements of the borrower, the lending history of the borrower, their debt service capabilities, projected cash flows of the business, value of the collateral, if any, and whether the loan is guaranteed by the principals of the borrower. These loans are generally secured by accounts receivable, inventory, equipment, or other assets. Commercial and industrial loans are made on the basis of the borrower’s ability to make

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
(Unaudited)

(3)	Loans, Continued

repayment from the cash flow of the borrower’s business, which makes them of higher risk than real estate secured loans and the collateral securing these loans may be difficult to appraise and may fluctuate in value based on the success of the business. We seek to minimize these risks through our underwriting standards.

Consumer and Other Loans

Consumer and other loans are extended for various purposes, including purchases of automobiles, recreational vehicles, and boats. AFI also offers home improvement loans, lines of credit, personal loans, and deposit account collateralized loans. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas such as unemployment levels. Loans to consumers are extended after a credit evaluation, including the credit worthiness of the borrower(s), the purpose of the credit, and the secondary source of repayment. Consumer loans are made at fixed and variable interest rates and may be made on terms of up to ten years. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

An analysis of the changes in the allowance for loan losses for the three and nine month periods ended September 30, 2011 and 2010 is as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(Dollars in thousands)	2011	2010	2011	2010

Balance at beginning of period	$3,212	$2,262	$4,318	$1,477

Charge-offs	(127)	(1,271)	(1,268)	(1,271)
Recoveries	85	—	85	—
Net recoveries (charge-offs)	(42)	(1,271)	(1,183)	(1,271)
Additions charged to operations	(159)	1,225	(124)	2,010
Balance at end of period	$3,011	$2,216	$3,011	$2,216

          The following table shows the breakdown of the charge-offs and recoveries for the periods indicated:

	September 30, 2011		September 30, 2010		December 31, 2010		December 31, 2009
(Dollars in thousands)	Charge-offs	Recoveries	Charge-offs	Recoveries	Charge-offs	Recoveries	Charge-offs	Recoveries
Real estate	$1,268	$3	$—	$—	$818	$—	$—	$—
Commercial	—	82	1,271	—	1,271	—	—	—
Consumer & other	—	—	—	—	—	—	—	—
Total	$1,268	$85	$1,271	$—	$2,089	$—	$—	$—

Asset Quality

Anderen Bank’s board of directors reviews, on a monthly basis, all loan portfolio activity including any and all levels of concentrations. Anderen Bank’s asset quality management includes what it considers prudent underwriting characteristics, a comprehensive risk rating component and detailed monitoring and reporting.

The loan loss reserve to total loans at September 30, 2011 was 2.09% and the nonperforming asset coverage ratio (loan loss allowance to nonperforming loans) was 50.87%. Net of partial charge-offs, AFI had five loans totaling $5.9 million at September 30, 2011 that were classified as nonperforming and $2.6 million in REO representing three properties. As of September 30, 2011, nonperforming loan to total loans was 4.11% and nonperforming assets to total assets was 4.18%.

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
(Unaudited)

(3)	Loans, Continued

At December 31, 2010, the loan loss reserve to total loans was 2.92% and the nonperforming asset coverage ratio (loan loss allowance to nonperforming loans) was 61.25%. Net of partial charge-offs, AFI had six loans totaling $7.1 million at December 31, 2010 that were classified as nonperforming and no REO property. As of December 31, 2010, nonperforming loans to total loans was 4.77% and nonperforming assets to total assets was 3.61%.

Credit Quality Indicators

AFI analyzes loans individually by classifying the loans as to credit risk. Loans classified as substandard or special mention are reviewed monthly by AFI for further deterioration or improvement to determine if they are appropriately classified and whether there is any impairment. All loans are graded upon initial issuance. In addition, during the renewal process of any loan, as well as if a loan becomes past due, AFI will determine the appropriate loan grade.

Loans excluded from the review process above are generally classified as pass credits until: (i) they become past due; (ii) management becomes aware of deterioration in the credit worthiness of the borrower; or (iii) the customer contacts AFI for a modification. In these circumstances, the loan is specifically evaluated for potential classification as to special mention, substandard or even a partial charge off. AFI uses a nine point rating system as follows:

Risk – 1: Excellent	Risk – 5: Acceptable	Risk – 9: Loss
Risk – 2: Minimal	Risk – 6: Special Mention
Risk – 3: Above Average	Risk – 7: Substandard
Risk – 4: Average	Risk – 8: Doubtful

The following is a summary of the definitions for the risk ratings:

Pass – A pass loan includes all loans risk rated 1 through 5 as indicated above. Generally, a pass loan’s primary source of repayment is satisfactory, with secondary sources very likely to be realized if necessary.

Special Mention – A special mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of repayment prospects for the loan or in the bank’s credit position at some future date. Special mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant an adverse classification.

Substandard – A substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledge, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the bank will sustain some loss if the deficiencies are not corrected.

Doubtful – A loan classified doubtful has all the weaknesses inherent in those classified substandard with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of the currently known facts, conditions and values, highly questionable and improbable.

Loss – A loan classified loss is considered uncollectible and of such little value that their continuance as a bankable loan is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off this worthless asset even though partial recovery may be affected in the future. Losses should be taken in the period in which they surface as uncollectible.

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
(Unaudited)

(3)	Loans, Continued

Management has established a policy to discontinue accruing interest (non-accrual status) on a loan after it has become 90 days delinquent as to payment of principal or interest unless the loan is considered to be well collateralized and AFI is actively in the process of collection. In addition, a loan will be placed on non-accrual status before it becomes 90 days delinquent if management believes that the borrower’s financial condition is such that collection of interest or principal is doubtful. Interest previously accrued but uncollected on such loans is reversed and charged against current income when the receivable is estimated to be uncollectible. Interest income on non-accrual loans is recognized only as received on a cash basis method. Loans are returned to accrual status when all the principal and interest amounts contractually due have been brought current and future payments, in accordance with the agreed upon terms, are reasonably assured.

The following summarizes the loan credit quality at September 30, 2011 and December 31, 2010 (Dollars in thousands):

Credit Risk Profile by Internally Assigned Grade

	Real Estate Mortgage Loans
	Commercial Real Estate	Residential Real Estate	Construction and Land Devel. Loans	Commercial loans	Consumer loans	Total
As of September 30, 2011:
Pass loans:	$75,982	$9,746	$9,784	$21,156	$1,590	$118,258
Special Mention loans:	6,428	109	3,600	802	66	11,005
Substandard loans:	6,882	—	6,878	1,000	—	14,760
Doubtful loans:	—	—	—	—	—	—
Loss loans:	—	—	—	—	—	—
Total loans	$89,292	$9,855	$20,262	$22,958	$1,656	$144,023

As of December 31, 2010:
Pass loans:	$73,832	$9,717	$16,899	$22,103	$2,280	$124,831
Special Mention loans:	1,133	—	—	—	—	1,133
Substandard loans:	10,120	559	9,044	2,398	—	22,121
Doubtful loans:		—	—	—	—	—
Loss loans:	—	—	—	—	—	—
Total loans	$85,085	$10,276	$25,943	$24,501	$2,280	$148,085

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
(Unaudited)

(3)	Loans, Continued

The following provides an age analysis of past-due loans at September 30, 2011 and December 31, 2010 (Dollars in thousands):

	Accruing Loans
	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Current loans	Nonaccrual loans	Total Loans
As of September 30, 2011:
Real estate mortgage loans:
Commercial real estate	$4,475	$—	$—	$4,475	$80,118	$4,699	$89,292
Residential real estate	—	—	—	—	9,854	—	9,854
Construction and land real estate	2,364	—	—	2,364	17,678	220	20,262
Commercial	—	—	—	—	21,958	1,000	22,958
Consumer	—	—	—	—	1,657	—	1,657
Total	$6,839	$—	$—	$6,839	$131,265	$5,919	$144,023

As of December 31, 2010:
Real estate mortgage loans:
Commercial real estate	$—	$—	$—	$—	$81,176	$3,909	$85,085
Residential real estate	—	—	—	—	10,276	—	10,276
Construction and land real estate	2,448	—	—	2,448	21,751	1,744	25,943
Commercial	—	1,000	—	1,000	22,103	1,398	24,501
Consumer	—	—	—	—	2,280	—	2,280
Total	$2,448	$1,000	$—	$3,448	$137,586	$7,051	$148,085

*There were no loans past due ninety days or more but still accruing.

A loan is considered impaired when, based on current information and events, it is probable that AFI will be unable to collect all amounts due according to the contractual terms of the loan agreement. Specific impairment on loans in this category is calculated based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or for collateral-dependent loans, at the fair value of the collateral.

The following summarizes the amount of impaired loans at September 30, 2011 (Dollars in thousands):

	With No Related Allowance			With an Allowance Recorded			Total
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
Real estate mortgage loans:
Commercial real estate	$5,520	$5,482	$—	$1,399	$1,400	$237	$6,919	$6,882	$237
Residential real estate	—	—	—	—	—	—	—	—	—
Construction and land real estate	4,514	4,513	—	2,379	2,364	372	6,893	6,877	372
Commercial	—	—	—	1,000	1,000	187	1,000	1,000	187
Consumer	—	—	—	—	—	—	—	—	—
Total	$10,034	$9,995	$—	$4,778	$4,764	$796	$14,812	$14,759	$796

Comparative totals - 2010	$1,380	$1,398	$—	$21,277	$21,256	$1,295	$22,657	$22,654	$1,295

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
(Unaudited)

(3)      Loans, Continued

          The following summarizes the amount of impaired loans at the dates indicated (Dollars in thousands):

	September 30		December 31
	2011	2010	2010	2009
Collateral dependent loans identified as impaired:
Gross loans with no related allowance	$9,995	$—	$—	$—
Gross impaired loans with related allowance	4,764	7,539	20,256	9,043
Allowance on these loans	(796)	(518)	(1,278)	(486)
Net loans with related allowances	3,968	7,021	18,978	8,557
Net investment in collateral dependent impaired loans	13,963	7,021	18,978	8,557

Non-collateral dependent loans identified as impaired:
Gross loans with no related allowance	—	2,684	1,398	—
Gross impaired loans with related allowance	—	—	1,000	—
Allowance on these loans	—	—	(17)	—
Net loans with related allowances	—	—	983	—
Net investment in non-collateral dependent impaired loans	—	2,684	2,381	—
Net investment in impaired loans	$13,963	$9,705	$21,359	$8,557

The average net investment in impaired loans and interest income recognized and received on impaired loans, by class, as of September 30, 2011, is as follows (Dollars in thousands):

	Average Recorded Investment	Interest Income Recognized	Interest Income Received

Real estate mortgage loans:
Commercial real estate	$8,298	$253	$251
Residential real estate	337	19	21
Construction and land real estate	8,423	222	210
Commercial	2,235	(12)	53
Consumer	—	—	—
Total	$19,293	$482	$535

AFI did not have any impaired loans for the years ended December 31, 2008 and 2007. The average net investment in impaired loans and interest income recognized and received on impaired loans is as follows (Dollars in thousands):

	For the nine months ended September 30, 2011	For the year ended December 31, 2010	For the year ended December 31, 2009
Impaired Loans Analysis:
Average net investment in impaired loans	$19,293	$10,018	$5,940
Interest income recognized on impaired loans	$482	$218	$225
Interest income received on impaired loans	$535	$286	$234

Nonperforming Loans:
Nonaccrual loans	$5,919	$7,051	$4,884
Loans past due ninety days or more, but still accruing interest	—	—	—
Total nonperforming loans	$5,919	$7,051	$4,884

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
(Unaudited)

(3)      Loans, Continued

The key characteristics of a troubled debt restructuring (“TDR”) include when (i) the original terms of the loan have been modified solely because of deterioration in the financial condition of the borrower; (ii) the modification provides for a reduction of either interest or principal repayment or is extended beyond a maturity that would not normally be considered by the bank for a similar credit risk; (iii) the transfer from the borrower to the bank of real estate, receivables from third parties, other assets or an equity interest in the borrower in full or partial satisfaction of the loan; or (iv) a combination of any of the foregoing.

AFI did not have any TDRs for the years ended December 31, 2007, 2008, 2009 and 2010. TDRs during the nine months ended September 30, 2011 are as follows (Dollars in thousands):

Troubled Debt Restructurings:	Number of contracts	Pre- Modification Outstanding Recorded Investment	Pre- Modification Outstanding Recorded Investment
Commercial Real Estate:
Modified interest rates	—	$—	$—
Modified amortization	—	$—	$—
Modified Interest Rate and amortization	—	$—	$—
Modified principal	1	$521	$231

The allowance for loan losses on commercial real estate loans that have been restructured and are considered a TDR are included in AFI’s specific reserve. The specific reserve is determined on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the loan is collateral dependent. TDRs that have subsequently defaulted would be considered collateral dependent. There have been no TDRs that have subsequently defaulted.

(4)      Earnings (Loss) Per Common and Common Equivalent Share

Basic earnings (loss) per share represents net earnings (loss) available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Dilutive earnings (loss) per share is computed based on the weighted average number of common shares outstanding plus the effect of outstanding stock options and warrants, computed using the treasury stock method.

For the three and nine-months ended September 30, 2011 and 2010, stock options to acquire 771,600 and 793,000 shares, respectively, were not considered in computing diluted earnings (loss) per share because consideration of those instruments would be anti-dilutive.

For the three and nine-months ended September 30, 2011 and 2010, stock warrants to acquire 3,661,814 and 3,641,814 shares, respectively, were not considered in computing diluted earnings (loss) per share because consideration of those instruments would be anti-dilutive.

ANDEREN FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)
(Unaudited)

      (5) Fair Value Measurements

GAAP defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. GAAP also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy describes three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and model-driven valuations whose inputs are observable or whose significant value drivers are observable. Valuations may be obtained from, or corroborated by, third-party pricing services.

Level 3: Unobservable inputs to measure fair value of assets and liabilities for which there is little, if any market activity at the measurement date, using reasonable inputs and assumptions based upon the best information at the time, to the extent that inputs are available without undue cost and effort.

The following describes valuation methodologies used for assets that are measured at fair value:

Securities Available-for-sale. Where quoted prices are available in an active market, securities are classified within level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds, certain mortgage products and exchange-traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, include certain collateralized mortgage and debt obligations and certain high-yield debt securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within level 3 of the valuation hierarchy. Securities classified within level 3 include certain residual interests in securitizations and other less liquid securities. (See Note (2) Securities available-for-sale.)

Impaired Loans. AFI individually evaluates for impairment, loans which have been identified to contain certain credit weaknesses based on our credit risk policy and where the borrower relationship is greater than $250,000. Estimates of fair value are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of AFI’s management related to values of properties in AFI’s market areas. Management takes into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, fair value estimates for impaired loans are classified as level 3. (See Note (3) Loans held for investment.)

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

1ST UNITED BANCORP, INC.,

ANDEREN FINANCIAL, INC.

AND

ANDEREN BANK

Dated as of October 24, 2011

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October __, 2011, by and among 1ST UNITED BANCORP, INC., a Florida corporation (“Bancorp”), ANDEREN FINANCIAL, INC., a Florida corporation (“AFI”), and ANDEREN BANK, a Florida-chartered commercial bank and subsidiary of AFI (“Anderen Bank”).

PREAMBLE

          The respective Boards of Directors of Bancorp, AFI and Anderen Bank are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders. This Agreement provides for the acquisition of AFI by Bancorp pursuant to the merger of (i) AFI with and into Bancorp (the “Holding Company Merger”) and (ii) Anderen Bank with and into a Florida-chartered bank subsidiary of Bancorp, 1st United Bank (“1st United”) (the “Bank Merger”) (collectively, the “Mergers”). At the effective time of the Holding Company Merger, the outstanding shares of AFI Common Stock shall be converted into the right to receive shares of Bancorp Common Stock and/or cash as described in this Agreement. As a result, certain shareholders of AFI shall become shareholders of Bancorp and Bancorp shall conduct the business and operations of AFI and 1st United shall conduct the business and operations of Anderen Bank. The transactions described in this Agreement are subject to the approvals of the shareholders of AFI, the Board of Governors of the Federal Reserve System, the Florida Office of Financial Regulation, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties that the Mergers, for federal income tax purposes, shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.

          Certain terms used in this Agreement are defined in Section 10.1 of this Agreement.

          NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties, intending to be legally bound, agree as follows:

1. TRANSACTIONS AND TERMS OF MERGERS

          1.1 HOLDING COMPANY MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, AFI shall be merged with and into Bancorp in accordance with the provisions of, and with the effect provided in, Sections 607.1101, 607.1103, 607.1105, 607.1106 and 607.1107 of the FBCA. Bancorp shall be the Surviving Corporation resulting from the Holding Company Merger and shall continue to be governed by the Laws of the State of Florida. The Holding Company Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of AFI and Bancorp.

          1.2 BANK MERGER. Subsequent to the consummation of the Holding Company Merger, Anderen Bank shall be merged with and into 1st United in accordance with the provisions of and with the effect provided in Section 658.41 of the Florida Statutes on terms and subject to the provisions of the Bank Plan of Merger and Merger Agreement (“Bank Plan”), attached hereto as Exhibit 1. AFI shall vote the shares of Anderen Bank Capital Stock in favor of the Bank Plan and the Bank Merger provided therein. Bancorp shall vote the shares of 1st United Capital Stock in favor of the Bank Plan and the Bank Merger provided therein.

          1.3 TIME AND PLACE OF CLOSING. The closing of the transactions contemplated hereby (the “Closing”) will take place at the close of business on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 a.m.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties or may be conducted by mail or facsimile as may be mutually agreed upon by the Parties.

          1.4 EFFECTIVE TIME. The Holding Company Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Holding Company Merger shall become effective with the Secretary of State of the State of Florida (the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within 60 days after the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent (including, without limitation, the Consent of the FDIC pursuant to shared-loss agreements between 1st United and the FDIC) of any Regulatory Authority having authority over and approving or exempting the Mergers, and (ii) the date on which the shareholders of AFI approve this Agreement to the extent such approval is required by applicable Law. The actual Effective Time within the 60-day period shall be mutually agreed upon by Bancorp and AFI.

          1.5 ARTICLES OF INCORPORATION. The Articles of Incorporation of Bancorp in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended or repealed, and the Articles of Incorporation of 1st United in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank until duly amended or repealed.

          1.6 BYLAWS. The Bylaws of Bancorp in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed, and the Bylaws of 1st United in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank until duly amended or repealed.

          1.7 DIRECTORS AND OFFICERS.

                    (a) Subject to Section 7.21, the directors of Bancorp in office immediately prior to the Effective Time, together with such persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. Subject to Section 7.12 , the officers of Bancorp in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                    (b) Subject to Section 7.21, the directors of 1st United in office immediately prior to the Effective Time, together with such persons as may thereafter be elected, shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank. Subject to Section 7.12 , the officers of 1st United in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank.

2. MANNER OF CONVERTING SHARES

          2.1 CONVERSION OF SHARES. Subject to the provisions of this ARTICLE 2, at the Effective Time, by virtue of the Mergers and without any action on the part of Bancorp, 1st United, AFI, or Anderen Bank or the shareholders of the foregoing, the shares of the constituent corporations shall be converted as follows:

                    (a) Each share of Bancorp Capital Stock and 1st United Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time and shall be unaffected by the Mergers.

                    (b) Subject to Section 2.4, each share of AFI Capital Stock, excluding shares held by any AFI Entity or any Bancorp Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their statutory dissenters’ rights as provided in Section 2.3, issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive consideration equal to the Per Share Consideration for each such share, such consideration to be paid, at the election of the holder of AFI Common Stock, as provided in Section 3.1, in one of the following manners:

                              (1) subject to the proration adjustment of Section 2.7, up to 100% in cash (“Cash Consideration”) (such election being the “Cash Election” and each share held by a shareholder electing the Cash Election constituting “Cash Election Shares”);

                              (2) subject to the proration adjustment of Section 2.7, up to 100% in Bancorp Common Stock (“Stock Consideration”) (such election being the “Stock Election” and each share held by a shareholder electing the Stock Election constituting “Stock Election Shares”) as determined by dividing the Per Share Consideration by the Average Closing Price; or

                              (3) fifty percent (50%) in Bancorp Common Stock and fifty percent (50%) in cash (such election being the “Mixed Election” and each share held by a shareholder electing the Mixed Election constituting “Mixed Election Shares”). The number of shares of Bancorp Common Stock to be received shall be determined by multiplying one-half (1/2) of the number of Mixed Election Shares by the quotient obtained by dividing the Per Share Consideration by the Average Closing Price. Holders of AFI Common Stock for which no election pursuant to ARTICLE 3 has been made as of the Effective Time (such shares constituting “Non-Election Shares”), shall be deemed to have made a Mixed Election.

                    (c) Each share of Anderen Bank Capital Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be extinguished from and after the consummation of the Bank Merger.

          2.2 SHARES HELD BY AFI ENTITIES. Each of the shares of AFI Common Stock held by any AFI Entity other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

          2.3 DISSENTING SHAREHOLDERS. Any holder of shares of AFI Common Stock who perfects their dissenters’ rights (the aggregate shares of all such holders constituting the “Dissenting Shares”) in accordance with and as contemplated by Sections 607.1301-1333 of the FBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the FBCA and surrendered to AFI the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of AFI fails to perfect, or effectively withdraws or loses, his or her right to appraisal and of payment for his or her shares subject to Bancorp’s consent in its sole discretion, Bancorp shall issue and deliver the consideration to which such holder of shares of AFI Common Stock is entitled under this ARTICLE 2 (without interest) upon surrender by such holder of the certificate or certificates representing shares of AFI Common Stock held by such holder.

          2.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of AFI Common Stock exchanged pursuant to the Mergers who would otherwise have been entitled to receive a fraction of a share of Bancorp Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Bancorp Common Stock multiplied by the Average Closing Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

          2.5 EQUITY RIGHTS. Immediately prior to the Effective Time, each outstanding Equity Right to acquire shares of AFI Capital Stock or Anderen Bank Capital Stock shall automatically become vested and shall be canceled without conversion thereof and without payment of any compensation therefor.

          2.6 ANTI-DILUTION PROVISIONS. In the event Bancorp changes the number of shares of Bancorp Common Stock issued and outstanding prior to the Effective Time as a result of the stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the share and dollar amounts set forth in this ARTICLE 2, ARTICLE 9 and ARTICLE 10 shall be proportionately adjusted as needed to preserve the relative economic benefit to the Parties.

          2.7 PRORATION.

                    (a) Notwithstanding any other provision contained in this Agreement, the aggregate number of Cash Election Shares (which, for the purposes of this Section 2.7 only, shall be deemed to include the Dissenting Shares determined as of the Effective Time) shall equal the aggregate number of Stock Election Shares at the

Effective Time. To the extent that the aggregate number of Cash Election Shares and the aggregate number of Stock Election Shares are not equal at the Effective Time, holders of AFI Common Stock making the Cash Election or the Stock Election, as the case may be, shall receive consideration which shall consist of both Cash Consideration and Stock Consideration subject to proration pursuant to Section 2.7(b).

                    (b) Within five (5) business days after the Election Deadline, Bancorp shall use reasonable efforts to cause the Exchange Agent to effect the allocation among holders of AFI Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

                               (1) If the aggregate number of Cash Election Shares exceeds the aggregate number of Stock Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and all Cash Election Shares shall be converted into the right to receive a combination of Cash Consideration and Stock Consideration, prorated such that the aggregate number of Cash Election Shares equals the aggregate number of Stock Election Shares after such proration is applied; or

                              (2) If the aggregate number of Stock Election Shares exceeds the aggregate number of Cash Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration, and all Stock Election Shares shall be converted into the right to receive a combination of Cash Consideration and Stock Consideration, prorated such that the aggregate number of Cash Election Shares equals the aggregate number of Stock Election Shares after such proration is applied.

                    (c) This Section 2.7 shall not affect the Mixed Election Shares (including the Non-Election Shares which are deemed to be Mixed Election Shares) which shall be converted into the right to receive the Mixed Consideration and shall not be subject to any proration.

3. CONSIDERATION ELECTION AND EXCHANGE OF SHARES

          3.1 ELECTION AND EXCHANGE PROCEDURES.

                    (a) Concurrently with the mailing of the Proxy Statement to the shareholders of AFI (which date shall be referred to as the “Mailing Date”), Bancorp and AFI shall mail an election form (the “Election Form”) to each holder of record of a certificate or certificates which represent shares of AFI Common Stock as of the record date for the Shareholders’ Meeting (the “Record Date”).

                     (b) Subject to the limitations contained in this Section 3.1, each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through appropriate and customary documentation and instructions) to elect to receive, with respect to each share of such holder’s AFI Common Stock (i) Cash Consideration (subject to proration), (ii) Stock Consideration (subject to proration), or (iii) Mixed Consideration, or to indicate that such holder makes no election (such shares thereby designated as Non-Election Shares). Any shares of AFI Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to Bancorp, an effective, properly completed Election Form on or before 5:00 p.m., on the day of the Shareholders’ Meeting (the “Shareholder Meeting Date”) (or such other time and date as Bancorp and AFI may mutually agree) (the “Election Deadline”) shall also be deemed to be Non-Election Shares.

                              Any such election shall have been properly made only if Bancorp or AFI shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline by written notice to Bancorp, which notice must be received by the Bancorp at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of AFI Common Stock represented by such Election Form shall become Non-Election Shares. Subject to the terms of this Agreement and of the Election Form, Bancorp shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decision of Bancorp regarding such matters shall be binding and conclusive. Bancorp shall be under no obligation to notify any Person of any defect in an Election Form.

                              Within five (5) business days after the Election Deadline, Bancorp or the exchange agent selected by Bancorp (the “Exchange Agent”) shall allocate among holders of AFI Common Stock the right to receive, with respect to each such share, Cash Consideration and/or Stock Consideration in the Merger in accordance with the terms of ARTICLE 2.

                    (c) Bancorp and AFI shall cause the Exchange Agent to mail within five (5) business days after the Effective Time (which date shall be referred to as the “Transmittal Date”), to each holder of record of a certificate or certificates which represented shares of AFI Common Stock immediately prior to the Effective Time (the “Certificates”) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent) containing instructions for use in effecting the surrender of the AFI stock certificates. The Certificate or Certificates of AFI Common Stock so delivered shall be duly endorsed as the Exchange Agent may require.

                    (d) Upon surrender of a Certificate for exchange and cancellation to Bancorp, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to promptly receive in exchange therefor (x) a certificate representing that number of whole shares of Bancorp Common Stock, if any, to which such holder of AFI Common Stock shall have become entitled pursuant to the provisions of ARTICLE 2 hereof, and (y) a check representing the amount of cash, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of ARTICLE 2 and the Certificate so surrendered shall forthwith be canceled.

                    (e) In the event of a transfer of ownership of shares of AFI Common Stock represented by Certificates that are not registered in the transfer records of AFI, the consideration provided in ARTICLE 2 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Bancorp and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of AFI Common Stock (other than shares to be canceled pursuant to Section 2.2 or as to which statutory dissenters’ rights have been perfected as provided in Section 2.3) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided pursuant to ARTICLE 2, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 3.2. To the extent required by Section 2.4, each holder of shares of AFI Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the Certificate or Certificates, cash in lieu of any fractional share of Bancorp Common Stock to which such holder may be otherwise entitled (without interest). Bancorp shall not be obligated to deliver the consideration to which any former holder of AFI Common Stock is entitled as a result of the Mergers until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 3.1. Any other provision of this Agreement notwithstanding, neither Bancorp nor the Exchange Agent shall be liable to a holder of AFI Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Adoption of this Agreement by the shareholders of AFI shall constitute ratification of the appointment of the Exchange Agent.

          3.2 RIGHTS OF FORMER AFI SHAREHOLDERS. At the Record Date, the stock transfer books of AFI shall be closed as to holders of AFI Common Stock immediately prior to the Record Date and no transfer of AFI Common Stock by any such holder shall thereafter be made or recognized. Assuming the Mergers are consummated, until surrendered for exchange in accordance with the provisions of Section 3.1, each Certificate therefor representing shares of AFI Common Stock (other than shares to be canceled or surrendered pursuant to Sections 2.2 and 2.3 respectively) shall from and after the Record Date represent for all purposes only the right to receive the consideration provided in ARTICLE 2 in exchange therefor. Whenever a dividend or other distribution is declared by Bancorp on the Bancorp Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Bancorp Common Stock issuable pursuant to this Agreement. No dividend or other distribution payable to the holders of record of Bancorp Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 3.1. However, upon surrender of such Certificate, both the Bancorp Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate.

          3.3 RETURN OF EXCHANGE FUND. At any time following the six (6) month period after the Effective Time, Bancorp shall be entitled to require the Exchange Agent to deliver to it any portions of the cash and certificates for shares of Bancorp Common Stock (together with any dividends or distributions with respect thereto) which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Bancorp (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificated held by them.

          3.4 WITHHOLDING. Bancorp or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Certificates such amounts as any Bancorp Entity or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable Law. To the extent that such amounts are properly withheld by a Bancorp Entity or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of whom such deduction and withholding were made by Bancorp or the Exchange Agent.

4. REPRESENTATIONS AND WARRANTIES OF AFI AND ANDEREN BANK

          AFI and Anderen Bank hereby jointly and severally represent and warrant to Bancorp as follows:

          4.1 ORGANIZATION, STANDING, AND POWER.

                    (a) AFI is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. AFI is duly qualified or licensed to transact business and in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, an AFI Material Adverse Effect. The minute books and other organizational documents and corporate records (including AFI’s Articles of Incorporation and Bylaws) for AFI have been made available to Bancorp for its review and, except as disclosed in Section 4.1(a) of the AFI Disclosure Memorandum, are true and complete in all Material respects as in effect as of the date of this Agreement and accurately reflect in all Material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

                    (b) Anderen Bank is a state-chartered bank duly organized, validly existing, and in good standing under the Laws of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Anderen Bank is duly qualified or licensed to transact business and in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, an AFI Material Adverse Effect. The minute books and other organizational documents and corporate records (including Anderen Bank’s Articles of Incorporation and Bylaws) for Anderen Bank have been made available to Bancorp for its review and, except as disclosed in Section 4.1(b) of the AFI Disclosure Memorandum, are true and complete in all Material respects as in effect as of the date of this Agreement and accurately reflect in all Material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

          4.2 AUTHORITY OF AFI AND ANDEREN BANK; NO BREACH BY AGREEMENT.

                    (a) Each of AFI and Anderen Bank has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of AFI and Anderen Bank, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of AFI Common Stock and a majority of the outstanding shares of Anderen Bank Common Stock, which are the only shareholder votes required for approval of this Agreement and consummation of the Mergers by AFI and Anderen Bank, and subject to receipt of the requisite Consents referred to in Sections 8.1(b) and 8.1(c). Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of AFI and Anderen Bank, enforceable against AFI and Anderen Bank in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any such proceeding may be brought).

                    (b) Neither the execution and delivery of this Agreement by AFI and Anderen Bank, nor the consummation by AFI and Anderen Bank of the transactions contemplated hereby, nor compliance by AFI and Anderen Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of AFI’s Articles of Incorporation or Bylaws or the certificate or articles of incorporation of any AFI Subsidiary or any resolution adopted by the board of directors or the shareholders of any AFI Entity, (ii) except as disclosed in Section 4.2(b) of the AFI Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any AFI Entity under, any Contract or Permit of any AFI Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, an AFI Material Adverse Effect or where such event would cause a breach hereof or a Default hereunder, or (iii) subject to receipt of the requisite Consents referred to in Sections 8.1(b) and 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any AFI Entity or their respective Material Assets (including any Bancorp Entity or any AFI Entity becoming subject to or liable for the payment of any Tax on any of the Assets owned by any Bancorp Entity or any AFI Entity being reassessed or revalued by any taxing authority).

                    (c) Other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, an AFI Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by AFI or Anderen Bank of the Mergers and the other transactions contemplated in this Agreement.

          4.3 CAPITAL STOCK.

                    (a) The authorized capital stock of AFI consists of (i) 100,000,000 shares of AFI Common Stock, of which 5,390,667 shares are issued and outstanding as of the date of this Agreement and not more than 5,390,667 shares will be issued and outstanding at the Effective Time, and (ii) no shares of preferred stock are authorized, issued or outstanding. All of the issued and outstanding shares of AFI Capital Stock of are duly and validly issued and outstanding and are fully paid and nonassessable under the FBCA. None of the outstanding shares of AFI Capital Stock has been issued in violation of any preemptive rights of the current or past shareholders of AFI.

                    (b) The authorized capital stock of Anderen Bank consists of (i) 50,000,000 shares of Anderen Bank Common Stock, of which 2,120,000 shares are issued and outstanding as of the date of this Agreement and not more than 2,120,000 shares will be issued and outstanding at the Effective Time, and (ii) no shares of preferred stock are authorized, issued or outstanding. All of the issued and outstanding shares of Anderen Bank Capital Stock of are duly and validly issued and outstanding and are fully paid and nonassessable under the FBCA. None of the outstanding shares of Anderen Bank Capital Stock has been issued in violation of any preemptive rights of the current or past shareholders of Anderen Bank.

                    (c) Except as set forth in Sections 4.3(a) and 4.3(b), or as disclosed in Section 4.3 of the AFI Disclosure Memorandum, there are no shares of AFI Capital Stock, Anderen Bank Capital Stock, or other equity securities of AFI or Anderen Bank outstanding and no outstanding Equity Rights relating to AFI Capital Stock or Anderen Bank Capital Stock.

          4.4 INVESTMENTS; SUBSIDIARIES.

                    (a) AFI and Anderen Bank have disclosed in Section 4.4(a) of the AFI Disclosure Memorandum all of the AFI Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the AFI Subsidiaries that are general or limited partnerships, limited liability companies, trusts or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, the type of entity and the amount and nature of the ownership interest therein). AFI or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each AFI Subsidiary. Since inception, neither AFI nor Anderen Bank has had any Subsidiary, other than Anderen Bank being a Subsidiary of AFI and AFI Holdings, Inc. being a Subsidiary of Anderen Bank.

                    (b) No capital stock (or other equity interest) of any AFI Subsidiary is or may become required to be issued (other than to another AFI Entity) by reason of any Equity Rights, and there are no Contracts by which any AFI Subsidiary is bound to issue (other than to another AFI Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any AFI Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any AFI Subsidiary (other than to another AFI Entity).

                    (c) There are no Contracts relating to the rights of any AFI Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any AFI Subsidiary.

                    (d) All of the shares of capital stock (or other equity interests) of each AFI Subsidiary held by a AFI Entity are fully paid and (except pursuant to 12 U.S.C. § 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the AFI Entity free and clear of any Lien.

                    (e) Except as disclosed in Section 4.4(e) of the AFI Disclosure Memorandum, each AFI Subsidiary is either a bank, a savings association, or a corporation, and each such subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each AFI Subsidiary is duly qualified or licensed to transact business and in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, an AFI Material Adverse Effect. Each AFI Subsidiary that is a depository institution is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Deposit Insurance Fund up to applicable limits, and all premiums and assessments required to be paid in connection therewith have been paid when due.

                    (f) The minute books, and other organizational and corporate documents for each AFI Subsidiary have been made available to Bancorp for its review, and, except as disclosed in Section 4.4(f) of the AFI Disclosure Memorandum, are true and complete in all Material respects as in effect as of the date of this Agreement and accurately reflect in all Material respects all amendments thereto and all proceedings of the Board of Directors, all committees of the Board of Directors and shareholders thereof.

          4.5 FINANCIAL STATEMENTS.

                    (a) Each of the AFI Financial Statements was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presents in all Material respects the consolidated financial position of AFI and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

                    (b) The records, systems, controls, data and information of AFI are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of AFI or its accountants (including all means of access thereto and therefrom).

                    (c) Since December 31, 2007, (i) Neither AFI nor, to the Knowledge of AFI, any director, officer, employee, auditor, accountant or Representative of any AFI Entity has received or otherwise had or obtained knowledge of any Material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of AFI or its internal accounting controls, including any Material complaint, allegation, assertion or claim that AFI has engaged in questionable accounting or auditing practices, and (ii) no attorney representing AFI, or other Person, whether or not employed by AFI, has reported evidence of a Material violation of Law or breach of fiduciary duty by AFI or any of its officers, directors, employees or agents to the Board of Directors or senior management of AFI or any committee thereof or to any director or officer of AFI.

          4.6 ABSENCE OF UNDISCLOSED LIABILITIES. No AFI Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, an AFI Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of AFI as of December 31, 2010, included in the AFI Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. Except as set forth in Section 4.6 of the AFI Disclosure Memorandum, no AFI Entity has incurred or paid any Liability since December 31, 2010, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, an AFI Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

          4.7 ABSENCE OF CERTAIN CHANGES OR EVENTS.

                    (a) Since December 31, 2010, except as disclosed in the AFI Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 4.7(a) of the AFI Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, an AFI Material Adverse Effect, and (ii) the AFI Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of AFI provided in ARTICLE 6.

                    (b) Since December 31, 2010, through and including the date of this Agreement, except as set forth in Section 4.7(b) of the AFI Disclosure Memorandum, AFI has not (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2010 (which amounts have been previously made available to Bancorp), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any right to acquire any shares of AFI Capital Stock other than grants to employees, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any Material election for federal or state income tax purposes, (v) made any Material change in the credit policies or procedures of AFI or Anderen Bank, the effect of which was or is to make any such policy or procedure less restrictive in any Material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $50,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of AFI affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

          4.8 TAX MATTERS.

                    (a) Filing of Tax Returns. Each AFI Entity has timely filed with the appropriate taxing authorities all Returns (including, without limitation, information returns and other Material information) in respect of Taxes that it is required to file through the date hereof. All such Returns are, and the information contained therein is, complete and accurate in all Material respects. Except as specified in Section 4.8(a) of the AFI Disclosure Memorandum, no AFI Entity has requested any extension of time within which to file Returns (including, without limitation, information returns) in respect of any Taxes. AFI and Anderen Bank have made available to Bancorp copies of the federal, state, foreign and local income tax returns of each AFI Entity. Except as set forth in Section 4.8(a) of the AFI Disclosure Memorandum, no AFI Entity has derived income from or operated a trade or business in any foreign country, state or locality.

                    (b) Payment of Taxes. All Taxes in respect of periods beginning before the date hereof (i) if due and payable, have been timely paid, (ii) if not yet due and payable, have an adequate reserve established therefor in accordance with GAAP, as set forth in Section 4.8(b) of the AFI Disclosure Memorandum, or (iii) are being contested in good faith by an AFI Entity pursuant to appropriate proceedings which are being diligently pursued and an adequate reserve therefor has been established in accordance with GAAP, as set forth in Section 4.8(b) of the AFI Disclosure Memorandum. No AFI Entity has any Material Liability for Taxes in excess of the amounts so paid or reserves so established. Each AFI Entity has, within the time and manner prescribed by applicable Law, rules and regulations, withheld and paid over to the proper taxing or other governmental authorities all Taxes required to be withheld and paid over. Except (i) acts, events or omissions that are ordinary business activities, (ii) to the extent relating to income an AFI Entity receives after the Closing, or (iii) as set forth in Section 4.8(b) of the AFI Disclosure Memorandum, no acts, events or omissions have occurred on or before the Closing Date that would result in Material Taxes for which any AFI Entity is or may become liable that will apply in a period or a portion thereof beginning on or after the Closing Date.

                    (c) Audit History. There are no deficiencies for Taxes claimed, proposed or assessed that have not yet been fully and finally resolved and, if such resolution required payment of any Taxes, such payment has been made. Except as set forth in Section 4.8(c) of the AFI Disclosure Memorandum, there are no pending or, to AFI’s Knowledge or to Anderen Bank’s Knowledge, threatened audits, investigations or claims for or relating to Taxes, and there are no matters under discussion with any taxing or other governmental authority with respect to Taxes. Audits of federal, state, foreign and local Returns for Taxes of any AFI Entity by the relevant taxing authorities have been completed for each period set forth in Section 4.8(c) of the AFI Disclosure Memorandum. Except as set forth in Section 4.8(c) of the AFI Disclosure Memorandum, no extension of a statute of limitations relating to Taxes is in effect with respect to any AFI Entity.

                    (d) Tax Elections.

                              (1) All Material elections with respect to Taxes affecting any AFI Entity that are effective as of the date hereof are set forth in Section 4.8(d) of the AFI Disclosure Memorandum.

                              (2) No AFI Entity: (i) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) has made an election or is required, to treat any Asset of any AFI Entity as owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before enactment of the Tax Reform Act of 1986, (iii) owns tax-exempt bond financed property within the meaning of Section 168(g) of the Code, or (iv) owns tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

                    (e) Asset Liens. There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any Assets of any AFI Entity.

                    (f) Tax Rulings/Binding Agreement. No AFI Entity has requested or received any ruling from any taxing authority, or signed any binding agreement with any taxing authority (including, without limitation, any advance pricing agreement), that would affect the amount of Taxes after the Closing Date.

                    (g) Power of Attorney. Except as set forth in Section 4.8(g) of the AFI Disclosure Memorandum, there is no power of attorney currently in force granted by any AFI Entity relating to Taxes.

                    (h) Prior Affiliated Groups. Section 4.8(h) of the AFI Disclosure Memorandum lists all combined consolidated or unitary groups of which each AFI Entity has been a member and which has filed a combined, consolidated or unitary return for federal, state, local or foreign tax purposes.

                    (i) Tax-Sharing Agreements. Except as set forth in Section 4.8(i) of the AFI Disclosure Memorandum), no AFI Entity is a party to a Tax-sharing agreement, Tax indemnity agreement, or any similar arrangement.

                    (j) Existing Partnerships and Single Member LLCs. Except as set forth in Section 4.8(j) of the AFI Disclosure Memorandum, no AFI Entity (i) is subject to any joint venture, partnership or other agreement or arrangement which is treated as a partnership for federal income tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity, or (iii) owns a qualified Subchapter S subsidiary which is treated as a disregarded entity under the Code.

                    (k) Parachute Payments. Except as set forth in Section 4.8(k) of the AFI Disclosure Memorandum, no AFI Entity has made or become obligated to make, or will, as a result of any event connected with the merger of AFI with Bancorp or any other transaction contemplated herein, make or become obligated to make, any “excess parachute payment” as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

                    (l) Balance of Intercompany Items. Except as set forth in Section 4.8(l) of the AFI Disclosure Memorandum, all items of income, gain, deduction or loss from an intercompany transaction will be taken into account as of the Closing Date under the matching and acceleration rules of Treas. Reg. Sections 1.1502-13.

                    (m) Debt or Stock of Acquiring Group. No AFI Entity owns any debt obligation of a Bancorp Entity or any Bancorp Capital Stock.

                    (n) Compliance with Section 6038A. Each AFI Entity has complied with all reporting and record-keeping requirements under Section 6038A of the Code with respect to certain foreign-owned companies and transactions with certain related parties.

                    (o) FIRPTA. No AFI Entity is a “foreign person” as defined in Section 1445(f)(3) of the Code.

                    (p) Permanent Establishment. No AFI Entity has, or has had, a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and any such foreign country.

                    (q) Security for Tax-Exempt Obligations. None of the Assets of any AFI Entity directly or indirectly secures any debt, the interest on which is tax-exempt under Section 103(a) of the Code.

                    (r) U.S. Real Property Holding Corporation. No AFI Entity is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                    (s) Tax Basis and Tax Attributes. Section 4.8(s) of the AFI Disclosure Memorandum sets forth as of the date hereof (i) the basis of each AFI Entity in its Assets, (ii) the current and accumulated earnings and profits of each AFI Entity, and (iii) the amount of any net operating loss, net capital loss, unused investment credit or other credit, unused foreign tax, or excess charitable contribution allocable to each AFI Entity.

                    (t) Unpaid Tax. The unpaid Taxes of each AFI Entity do not exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the most recent AFI Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of AFI.

                    (u) Tax Ownership. Each Asset with respect to which each AFI Entity claims depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by such AFI Entity.

                    (v) Timing Differences. No item of income or gain reported by any AFI Entity for financial accounting purposes in any pre-Closing period is required to be included in taxable income for a post-Closing period.

                    (w) Section 197 Elections. No AFI Entity has made or is bound by any election under Section 197 of the Code.

                    (x) Section 368(a). No AFI Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

          4.9 ALLOWANCE FOR POSSIBLE LOAN LOSSES. Management of AFI has reasonably and in good faith concluded that the allowances for possible loan and lease credit losses (collectively, the “Allowance”) shown on the AFI Financial Statements as of the date hereof and immediately prior to the Effective Time will be, as of the date thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolio (including accrued interest receivables) of the AFI Entities and other extensions of credit (including letters of credit) by the AFI Entities as of the dates thereof, and neither AFI nor Anderen Bank has been advised by any Regulatory Authority that the Allowance or methodology for determining such Allowance is inadequate.

          4.10 ASSETS.

                    (a) Except as disclosed in Section 4.10(a) of the AFI Disclosure Memorandum or as disclosed or reserved against in the AFI Financial Statements delivered prior to the date of this Agreement, each AFI Entity has good, marketable, and insurable title, free and clear of all Liens, to all of its Assets. All tangible properties used in the businesses of each AFI Entity are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with such AFI Entity’s past practices.

                    (b) All Assets which are Material to the business of either AFI or and Anderen Bank, held under leases or subleases by any AFI Entity, are held under valid Contracts enforceable by an AFI Entity and to the Knowledge of AFI or to the Knowledge of and Anderen Bank as to the counterparty to such Contracts in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), there are no Defaults under such Contract and no event(s) has occurred, which with the giving of notice or passage of time would cause such a Default to occur, and each such Contract is in full force and effect.

                    (c) Each AFI Entity currently maintains the insurance coverage set forth in Section 4.10(c) of the AFI Disclosure Memorandum. None of the AFI Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be Materially increased. There are presently no claims for amounts exceeding in any individual case $25,000, or in the aggregate $100,000, pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any AFI Entity under such policies.

                    (d) The Assets of each AFI Entity include all Assets required to operate the business of the AFI Entities as presently conducted.

                    (e) Except as disclosed and described in detail in Section 4.10(e) of the AFI Disclosure Memorandum, neither AFI nor any AFI Subsidiary holds any deposits or has made any loans to any individuals or related group of individuals which (i) in the case of deposits, individually or in the aggregate exceed $1 million, or (ii) in the case of loans, individually or in the aggregate exceed $1 million.

                    (f) Section 4.10(f) of the AFI Disclosure Memorandum contains a true and complete list and a brief description of all real property (other than properties in the OREO Portfolio) owned by AFI or Anderen Bank (including the improvements thereon, the “Owned Real Property”) and a true and complete list of all real property leased or subleased (whether as tenant or subtenant) by AFI or Anderen Bank (including the improvements thereon, the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”). The business conducted by AFI and Anderen Bank does not require any real property other than the Real Property.

                    (g) An AFI Entity has good fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property, in each case free and clear of all Liens. An AFI Entity has exclusive possession and the right of use of each of the Real Properties. The Real Property is structurally sound and in good operating condition, maintenance and repair. With respect to each Leased Real Property, (i) the entirety of such Leased Real Property is leased by Bank pursuant to the applicable leases described in Section 4.10(f) of the AFI Disclosure Memorandum, which each such lease (x) is in full force and effect, and has not been amended or modified and (y) constitutes the entire agreement with respect to the leasing by Anderen Bank of the Leased Real Property, (ii) a copy of the lease (together with any amendments, extensions, renewals, guaranties and other agreements with respect thereto) heretofore delivered by AFI is a true and complete copy of the original thereof, (iii) all rent due and payable (as of the date hereof) under such lease has been paid, (iv) the Leased Real Property has been maintained in accordance with such lease, and (v) no AFI Entity is in Default under the lease, nor is the landlord in Default under the lease.

                    (h) There are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any Owned Real Property or any Leased Real Property, including AFI’s and Anderen Bank’s banking facilities and all other real estate or foreclosed properties and any improvements thereon, except as set forth in Section 4.10(h) of the AFI Disclosure Memorandum. Each lease for the Leased Real Property that requires the consent of the lessor or its agent resulting from the Mergers by virtue of the terms of such lease is listed in Section 4.10(h) of the AFI Disclosure Memorandum identifying the section of the lease that contains such prohibition or restriction.

                    (i) Except as set forth in Section 4.10(i) of the AFI Disclosure Memorandum, there are no outstanding contracts for sale, options or rights of first refusal to purchase any Real Property or any portion thereof or interest therein.

                    (j) There are no parties (other than any AFI Entities) in possession of any Real Property, other than tenants under any leases disclosed in Section 4.10(j) of the AFI Disclosure Memorandum, who are in possession of space to which they are entitled.

                    (k) Each real property owned or leased by any AFI Entities and which is used in the ordinary course of AFI’s or Anderen Bank’s banking business is supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable Law and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such property.

                    (l) Except as set forth in the Section 4.10(l) of the AFI Disclosure Memorandum, each Real Property owned or leased by AFI or Anderen Bank and which is used in the ordinary course of AFI’s or Anderen Bank’s banking business has direct vehicular access to a public road, or has access to a public road via permanent, irrevocable, appurtenant easements benefiting the parcel of Real Property.

          4.11 INTELLECTUAL PROPERTY. Each AFI Entity owns or has a license to use all of the Intellectual Property used by such AFI Entity in the course of its business. Each AFI Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such AFI Entity in connection with such AFI Entity’s business operations, and such AFI Entity has the right to convey by sale or license any Intellectual Property so conveyed. No AFI Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of AFI threatened, which challenge the rights of any AFI Entity with respect to Intellectual Property used, sold or licensed by such AFI Entity in the course of its business, nor has any Person claimed or alleged any rights to such Intellectual Property. The conduct of the business of any AFI Entity does not infringe any Intellectual Property of any other Person. Except as disclosed in Section 4.11 of the AFI Disclosure Memorandum, no AFI Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 4.11 of the AFI Disclosure Memorandum, every officer, director, or employee of any AFI Entity is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to an AFI Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of any AFI Entity, and to the Knowledge of AFI or to the Knowledge of Anderen Bank, no such officer, director or employee is party to any Contract with any Person other than any AFI Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than AFI or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than any AFI Entity. Except as disclosed in Section 4.11 of the AFI Disclosure Memorandum, no officer, director or, to the Knowledge of AFI or to the Knowledge of Anderen Bank, any employee of any AFI Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any AFI Entity.

          4.12 ENVIRONMENTAL MATTERS.

                    (a) Each AFI Entity, its Participation Facilities, its Operating Properties, and each of its respective current and former properties, are and have been, at all times, in compliance in all Material respects with all Environmental Laws.

                    (b) Each AFI Entity, its Participation Facilities, its Operating Properties, and each of its respective current and former properties, have not, at any time, generated, manufactured, processed, distributed, treated, stored, transported, used, or handled any Hazardous Material or disposed of, or arranged for the disposal of, any Hazardous Material.

                    (c) There has not occurred, nor is there presently occurring, nor is there any basis for the occurrence of, any emission, release, discharge, spill, or disposal, or any threatened emission, release, discharge, spill, or disposal, of any Hazardous Material at, in, on, upon, about, into, beneath, adjacent to, or affecting (or potentially affecting) any AFI Entity’s Operating Properties or Participation Facilities, or to the Knowledge of AFI or Anderen Bank, any property located adjacent to, or otherwise in close physical proximity to, any respective current or former properties of any AFI Entity, that was caused by, contributed to, exacerbated by, or otherwise affected or adversely affected by (or potentially affected or adversely affected by), the acts or omissions of an AFI Entity or any of its Participation Facilities or its Operating Properties, including, but not limited to, (i) in an amount requiring, or reasonably requiring, a notice, notification, or report to be made to a governmental agency or authority pursuant to Environmental Laws or (ii) in violation or noncompliance, or alleged violation or noncompliance, of Environmental Laws.

                    (d) Each AFI Entity, its Participation Facilities, its Operating Properties, and each of its respective current and former properties, have not, at any time, disposed of or arranged for the disposal of Hazardous Material at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Material or (ii) any site which, pursuant to any Environmental Laws, (x) has been placed on the National Priorities List or on its state equivalent or analog or on any other list of hazardous waste sites maintained by a governmental agency or authority, or (y) the United States Environmental Protection Agency or the relevant state agency or other governmental agency or authority has notified any AFI Entity or any of its Participation Facilities or Operating Properties that such governmental agency or authority has proposed or is proposing to place such site on the National Priorities List or on its state equivalent or analog or on any other list of hazardous waste sites maintained by a governmental agency or authority, nor is there any basis for the above.

                    (e) There is no Litigation pending or threatened to occur, nor is there a basis for any Litigation to occur, before any court, governmental agency or authority, or any other forum, in which any AFI Entity or any of its Operating Properties or Participation Facilities (or any AFI Entity in respect of such Operating Property or Participation Facility), including any of its respective current and former properties, has been or, with respect to threatened Litigation, may be named as a defendant or respondent (i) for violation or noncompliance, or alleged violation or noncompliance, with any Environmental Laws, or (ii) relating to the emission, release, discharge, spill, or disposal or threatened emission, release, discharge, spill, or disposal of any Hazardous Material at, in, on, upon, about, into, beneath, adjacent to, or affecting (or potentially affecting) the environment, whether or not occurring at, in, on, into, upon, beneath, about, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any AFI Entity or any of its Operating Properties or Participation Facilities.

                    (f) There are no non-compliance orders, warning letters, or notices of violation (collectively, “Notices”) pending or, to the Knowledge of AFI or Anderen Bank, threatened, nor is there a basis for any Notices, before any court, governmental agency or authority, or any other forum, in which any AFI Entity or any of its Operating Properties or Participation Facilities (or any AFI Entity in respect of such Operating Property or Participation Facility), including any of its respective current and former properties, has been or, with respect to threatened Notices, may be named as a defendant or respondent (i) for violation or noncompliance, or alleged violation or noncompliance, with any Environmental Laws or (ii) relating to the emission, release, discharge, spill, or disposal or threatened emission, release, discharge, spill, or disposal of any Hazardous Material at, in, on, upon, about, into, beneath, adjacent to, or affecting (or potentially affecting) the environment, whether or not occurring at, in, on, upon, beneath, about, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any AFI Entity or any of its Operating Properties or Participation Facilities.

                    (g) During the period of (i) any AFI Entity’s ownership or operation of any of its respective current or former properties, (ii) any AFI Entity’s participation in the management of any Participation Facility, or (iii) any AFI Entity’s holding of a security interest in an Operating Property, there have been no emissions, releases, discharges, spills, or disposals, or threatened emissions, releases, discharges, spills, or disposals, of Hazardous Material at, in, on, upon, into, beneath, about, adjacent to, or affecting (or potentially affecting) such properties.

          4.13 QUESTIONABLE PAYMENTS. No AFI Entity nor any Affiliate thereof, nor to AFI’s or Anderen Bank’s Knowledge has any AFI Entity or any Affiliate thereof: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other Material unlawful payment to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government.

          4.14 ANTI-MONEY LAUNDERING LAWS. Neither AFI nor Anderen Bank is aware of, has been advised of, or has reason to believe that any facts or circumstances exist that would cause any AFI Entity: (i) to be deemed to have knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities, other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering Laws (“Unlawful Gains”), (ii) to be deemed to have knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains; or (iii) to be deemed to be operating in violation in any Material respect of the U.S. Anti-Money Laundering Laws. The Board of Directors of each AFI Entity that qualifies as a “financial institution” has adopted, and each AFI Entity that qualifies as a “financial institution” has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply in all Material respects with the U.S. Anti-

Money Laundering Laws and has kept and filed all Material reports and other necessary Material documents as required.

          4.15 OFAC. Neither AFI nor Anderen Bank is, nor would either reasonably be expected to become, a Person or entity with whom a United States Person or entity is restricted from doing business under regulation of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action. AFI and Anderen Bank have implemented an OFAC compliance program that adequately covers in all Material respects all elements of OFAC compliance, and to the Knowledge of AFI and to the Knowledge of Anderen Bank, no AFI Entity is engaging nor has any AFI Entity engaged in any dealings or transactions with, and no AFI Entity has been otherwise associated with, such Persons or entities.

          4.16 COMPLIANCE WITH LAWS.

                    (a) AFI is duly registered as a bank holding company under the BHC Act. Each AFI Entity has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, an AFI Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, an AFI Material Adverse Effect. Except as disclosed in Section 4.16(a) of the AFI Disclosure Memorandum, none of the AFI Entities: (i) is in Default under or in violation of any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments); (ii) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or (iii) since January 1, 2008, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (A) asserting that any AFI Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, an AFI Material Adverse Effect, (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, an AFI Material Adverse Effect, or (C) requiring any AFI Entity to enter into or Consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts Materially the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends, nor has any AFI Entity been advised since January 1, 2008 by any Regulatory Authority that it is considering issuing, initiating, ordering, or requesting any such action.

                    (b) Copies of all Material reports (excluding supervisory examination reports), correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Bancorp.

                    (c) Anderen Bank is “well-capitalized” and “well managed” under applicable Law, and its examination rating under the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (“CRA”) is “satisfactory.”

                    (d) The business and operations of AFI and Anderen Bank have been conducted in compliance with all applicable Law regulating the business of consumer lending, including state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collection Practices Act and other federal, state, local and foreign laws regulating lending (“Finance Laws”), and have complied with all applicable collection practices in seeking payment under any loan or credit extension, except where non-compliance would not reasonably be likely to have, individually or in the aggregate, an AFI Material Adverse Effect. In addition, there is no pending or, to the Knowledge of AFI or Anderen Bank, threatened charge by Regulatory Authorities that any AFI Entity has violated any applicable Finance Laws, except insofar as would not reasonably be likely to have, individually or in the aggregate, an AFI Material Adverse Effect.

                    (e) Anderen Bank’s deposit accounts are insured up to the applicable limits by the Federal

Deposit Insurance Corporation (the “FDIC”), and all premiums and assessments required to be paid in connection therewith have been paid when due.

                    (f) AFI has no Knowledge of any facts and circumstances, and has no reason to believe that any facts or circumstances exist, that would cause Anderen Bank: (i) to be deemed not to be in satisfactory compliance with the CRA or to be assigned a CRA rating by federal or state banking regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation, in any Material respect, of the U.S. Anti-Money Laundering Laws; or (iii) to be deemed not to be in satisfactory compliance, in any Material respect, with all applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations as well as the provisions of all information security programs adopted by any AFI Entity.

                    (g) Except as would not reasonably be expected to have, individually or in the aggregate, an AFI Material Adverse Effect, each AFI Entity has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable federal and state Law and regulation and common law. Neither any AFI Entity nor any director, officer or employee of any AFI Entity has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, individually or in the aggregate, an AFI Material Adverse Effect and, except as would not reasonably be expected to have, individually or in the aggregate, an AFI Material Adverse Effect, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

          4.17 LABOR RELATIONS. No AFI Entity is the subject of any Litigation asserting that it or any other AFI Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other AFI Entity to bargain with any labor organization as to wages or conditions of employment, nor is any AFI Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any AFI Entity, pending or, to the Knowledge of AFI or Anderen Bank, threatened, or to the Knowledge of AFI or to the Knowledge of Anderen Bank is there any activity involving any AFI Entity’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

          4.18 EMPLOYEE BENEFIT PLANS.

                    (a) AFI and Anderen Bank have listed in Section 4.18(a) of the AFI Disclosure Memorandum, and, in addition thereto, have delivered or made available to Bancorp prior to the execution of this Agreement copies (and will continue to make same available to Bancorp after execution and prior to Closing, where necessary) of any and all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, including any employment agreement which may itself contain such provisions, all payroll practices, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA (generally referred to as “Benefit Plans”), currently adopted, maintained by, participated in, sponsored in whole or in part by, or contributed to by AFI or ERISA Affiliate (as defined below) or terminated within the last three years, for the benefit of AFI’s or any ERISA Affiliate’s employees, retirees, dependents, spouses, directors, independent contractors, or any other beneficiaries (collectively “Participants”) under which such Participants are eligible to participate or receive benefits (collectively, the “AFI Benefit Plans”). The AFI Benefit Plans documents delivered or made available to Bancorp by AFI include true and complete copies of each plan, together with any amendments thereto, any trust agreements associated with an AFI Benefit Plan, together with any amendments thereto, any insurance or annuity contracts with respect to any AFI Benefit Plan, all rulings, determination letters, no-action letters or advisory opinions from the Internal Revenue Service (“IRS”), the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Regulatory Authority that pertain to each Benefit Plan and any open requests therefor, all corporate resolutions with respect to any AFI Benefit Plan, all summary plan descriptions and summary of Material modifications with respect to any AFI Benefit Plan, together with any amendments thereto, all IRS Forms 5300 and 5500 (or variations thereof) together with any schedules and any other attachment thereto filed with respect to any AFI Benefit Plan (for each of the three most recent plan years), all certified actuarial statements (for each of the three most recent plan years) with respect to any AFI Benefit Plan, all financial reports (audited and/or unaudited) and auditor’s reports (for each of the three most recent plan years)

with respect to any AFI Benefit Plan, all contracts with third-party administrators, actuaries, investment managers, consultants, leasing companies and other independent contractors that relate to any Benefit Plan, all agreements or Contracts entered into with any third party administrator or trustee with respect to any AFI Benefit Plan, and all agreements or contracts with any investment manager, investment advisor or third party administrator with respect to any AFI Benefit Plan. AFI has further provided Bancorp with a list of each ERISA Affiliate, pension consultant, actuary, attorney, and accountant providing professional services with respect to any AFI Benefit Plan or the fiduciaries of any AFI Benefit Plan, as well as the location of all other records and the name of the individual responsible for such records with respect to any AFI Benefit Plan. Any of the AFI Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “AFI ERISA Plan.” Each AFI ERISA Plan that is also a “defined benefit plan” (as defined in Section 414(j) of the Code) is referred to herein as a “AFI Pension Plan.” No AFI Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

                    (b) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter and neither AFI nor any ERISA Affiliate is aware of any reason why any such determination letter should be revoked or not be reissued. Each trust created under any Benefit Plan has been determined to be exempt from taxation under Section 501(a) of the Code.

                    (c) AFI, Anderen Bank, their agents, the trustees and other fiduciaries of the AFI Benefit Plans have, at all times, complied in all respects with the applicable provisions of the AFI Benefit Plans, the Code and ERISA, including, but not limited to, COBRA, HIPAA (as those terms are defined below) and any applicable, similar state law, and with all agreements relating to the administration of such AFI Benefit Plans. Except as otherwise provided for or disclosed elsewhere in this Agreement, each AFI Benefit Plan has been administered and communicated to the Participants and beneficiaries in accordance with its provisions, and all required annual reports, filings, disclosures, or other communications, which have been required to be made to the Participants and beneficiaries, other employees, the IRS, the U.S. Department of Labor, Pension Benefit Guaranty Corporation (“PBGC”) or any other applicable governmental agency, in connection with each AFI Benefit Plan, pursuant to the Code, ERISA, or other applicable statute or regulation, have been filed in a timely manner and no Liability has been incurred on account of delinquent or incomplete compliance or failure to comply with such requirements. All amendments and actions required to bring the AFI ERISA Plans into conformity in all respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken. Any bonding required with respect to any AFI Benefit Plan in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

                    (d) Except as disclosed in Section 4.18(d) of the AFI Disclosure Memorandum, AFI and each ERISA Affiliate represent and warrant that:

                              (1) There are no actions, suits, investigations, arbitrations, proceedings, or adverse Participant claims pending against any AFI Benefit Plan, against the Assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any agent or fiduciary of any AFI Benefit Plan with respect to the operation of such plans (other than routine benefit claims). No events have occurred with respect to any Benefit Plan that could result in payment or assessment of any excise taxes or result in any liens under ERISA or the Code;

                               (2) Neither AFI nor any ERISA Affiliate or any disqualified person (as defined in Section 4975 of the Code) have engaged in a transaction with respect to any AFI Benefit Plan that would subject AFI, Anderen Bank, their agents, the trustees or the other fiduciaries of the AFI Benefit Plans to a Tax imposed by either Section 4975 of the Code or any penalty under Section 502 of ERISA;

                              (3) Neither AFI nor any ERISA Affiliate or any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Benefit Plan subject to Title IV of ERISA.

                              (4) There have been no governmental audits of any AFI Benefit Plan within the last six (6) years that have resulted in any penalties, fines, excise taxes, additional benefit accruals, and there are no threatened or pending governmental audits as of the date hereof and as of the date of Closing; and

                              (5) No AFI Entity will issue any stock, stock options or amend or terminate any AFI Benefit Plan subsequent to the date of this Agreement without the written consent of Bancorp except as may be necessary to honor any pre-existing contract or to maintain the qualification of such AFI Benefit Plan in which case AFI shall promptly notify Bancorp of such issuance, amendment or termination in writing prior to its implementation.

                              (6) All nonqualified deferred compensation plans (as defined in Code Section 409A) sponsored by AFI or by any ERISA Affiliate are in compliance with such Law and other IRS requirements and all such plans may be terminated at any time by AFI (or by Bancorp after Closing) without violation of Section 409A of the Code. With respect to each nonqualified deferred compensation plan which is (or but for an exemption could be) subject to Section 409A of the Code (i) such plan has been maintained and administered in a manner consistent with avoiding adverse tax consequences under Section 409A of the Code, (ii) the transactions contemplated by this Agreement will not result in such adverse tax consequences, and (iii) Section 4.18(d) of the AFI Disclosure Memorandum contains a description of the approach taken to date with respect to each such plan to comply with (or be exempt from) Section 409A of the Code, including, as applicable a description of any transition relief utilized in connection with such plan.

                    (e) Except as disclosed in Section 4.18(e) of the AFI Disclosure Memorandum, neither AFI nor any ERISA Affiliate has any Liability for retiree health and life benefits under any of the AFI Benefit Plans and if there are any such plans, there are no restrictions on the rights of AFI or on any ERISA Affiliate to amend or terminate any such retiree health or benefit Plan without incurring any post-termination Liability thereunder (except for administrative costs and professional fees to terminate same).

                    (f) Except as disclosed in Section 4.18(f) of the AFI Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, change of control, or otherwise) becoming due to any director or any employee of any AFI Entity under any AFI Benefit Plan or otherwise, or (ii) increase any benefits otherwise payable under any AFI Benefit Plan.

                    (g) To AFI’s Knowledge, no executive officer is, or is now expected to be, in violation of any Material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of a third party, and to AFI’s Knowledge, the continued employment of such executive officer does not subject any AFI Entity to any liability with respect to any of the foregoing matters.

                    (h) Except as disclosed in Section 4.18(h) of the AFI Disclosure Memorandum, the actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any AFI Entity and respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Sections 401(a) and/or 412 of the Code or Section 302 of ERISA, have been fully reflected on the AFI Financial Statements to the extent required by and in accordance with GAAP.

                    (i) No contribution has been made to any Benefit Plan that has or would result in a Tax under Section 4979 of the Code.

                    (j) No Liability under any AFI Pension Plan has been funded or satisfied with the purchase of a contract from an insurance company that is not rated “A(Excellent)” or better by A.M. Best Company, Inc.

                    (k) No stock or other security issued by any AFI Entity forms or has formed a part of the Assets of any AFI Benefit Plan.

                    (l) Neither AFI, Anderen Bank, any AFI Benefit Plan nor any employee, administrator or agent thereof, is or has been in violation of the transaction code set rules enacted by HIPAA and codified at 42 U.S.C. §§ 1320d-1 to 1320d-3 or the HIPAA privacy rules under 45 C.F.R. Part 160 and subparts A and E of Part 164. No penalties have been imposed on AFI, Anderen Bank, any AFI Benefit Plan, or any employee, administrator or agent thereof, under 42 U.S.C. §§ 1320d-5 or 1320d-6 as enacted by HIPAA. Except for the continuation coverage requirements of COBRA in its ordinary course of business, AFI and Anderen Bank have no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Benefit Plans that are employee welfare benefit plans, as defined in Section 3 of ERISA. Other than the employment contract termination benefit payments required to be paid by Bancorp pursuant to Section 8.3(e), AFI and Anderen Bank shall be responsible for the payment of any termination or severance payments and the notification and provision of continuation coverage in accordance with the requirements of COBRA. For purposes of this Agreement, “COBRA” means the provision of Section 4980B of the Code and the regulations thereunder, and Part 6 of Subtitle B of Title I of ERISA and any regulations thereunder. For purposes of this Agreement, “HIPAA” means provisions of the Code, ERISA, and Social Security Act as enacted by the Health Insurance Portability and Accountability Act of 1996, and any regulations thereunder.

                    (m) Except as set forth in Section 4.18(m) of the AFI Disclosure Memorandum, there is no contract, plan or arrangement (written or otherwise) or Benefit Plan covering any employee or former employee that, individually or collectively, will accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer. There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code. AFI or Anderen Bank have not made or become obligated to make, and will not, as a result of any event connected with this Agreement or any other transaction contemplated herein, make or become obligated to make any gross-up payments under Code Sections 280G and 4999.

                    (n) Notwithstanding anything to the contrary herein, neither this Section 4.18, nor any provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Benefit Plan.

          4.19 MATERIAL CONTRACTS. Except as disclosed in Section 4.19 of the AFI Disclosure Memorandum or otherwise reflected in the AFI Financial Statements, none of the AFI Entities, nor any of their Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any AFI Entity or the guarantee by any AFI Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any AFI Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among AFI Entities, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and commercial “shrink-wrap” software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by any AFI Entity, (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract of less than $50,000), (viii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract, and (ix) any other Contract or amendment thereto that would be required to be filed with any relevant Regulatory Authority as of the date of this Agreement (together with all Contracts referred to in Sections 4.7, 4.10, 4.11, and 4.18(a), the “AFI Contracts”). With respect to each AFI Contract and except as disclosed in Section 4.19 of the AFI Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no AFI Entity is in Default thereunder or would be in Default thereunder as a result of this Agreement or the transaction contemplated herein; (iii) no AFI Entity has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of AFI or to the Knowledge of Anderen Bank, in Default in any respect or has repudiated or waived any Material provision thereunder. All of the indebtedness of any AFI Entity for money borrowed is prepayable at any time by such AFI Entity without penalty or premium. Except as disclosed in Section 4.19 of the AFI Disclosure Memorandum, no AFI Entity has any obligation or Liability to any wholesale mortgage business (“Wholesale Mortgage Business”) or to any Affiliate of such Persons to purchase, fund or extend credit with respect to any loans, extensions of credit, mortgages, or any participation or other interest therein originated, brokered or referred by or through such Persons. Except as described in Section 4.19 of the AFI

Disclosure Memorandum, all Contracts to which any AFI Entity is a party may be terminated by such AFI Entity and its successors and assigns without penalty, charge, liability or further obligation.

          4.20 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of AFI or to the Knowledge of Anderen Bank, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any AFI Entity or any AFI Benefit Plan, or against any director or employee of any AFI Entity, in their capacity as such, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any AFI Entity. Section 4.20 of the AFI Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any AFI Entity is a party and which names any AFI Entity as a defendant or cross-defendant or for which any AFI Entity has any potential Liability.

          4.21 LOAN PORTFOLIO.

                    (a) Section 4.21(a) of the AFI Disclosure Memorandum sets forth a listing, as of September 30, 2011, by account, of: (i) all loans (including loan participations) of Anderen Bank that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of Anderen Bank which have been terminated by Anderen Bank during the past twelve months by reason of a Default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) all loans, lines of credit and loan commitments as to which Anderen Bank has given written notice of its intent to terminate during the past twelve months; (iv) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from any AFI Entity to any of Anderen Bank’s borrowers, customers or other parties during the past twelve months wherein Anderen Bank has requested or demanded that actions be taken to correct existing Defaults or facts or circumstances which may become Defaults; (v) each borrower, customer or other party which has notified Anderen Bank during the past twelve months of, or has asserted against Anderen Bank, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of AFI and Anderen Bank, each borrower, customer or other party which has given Anderen Bank any oral notification of, or orally asserted to or against Anderen Bank, any such claim; (vi) all loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (D) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (E) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (F) where a specific reserve allocation exists in connection therewith, and (vii) all assets classified by any AFI Entity as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

                    (b) All loans receivable (including discounts) and accrued interest entered on the books of AFI arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of AFI’s business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of AFI and Anderen Bank, the loans, discounts and the accrued interest reflected on the books of AFI are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Anderen Bank free and clear of any liens.

                    (c) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all Material respects, valid, true and genuine, and what they purport to be.

          4.22 TRANSACTIONS WITH AFFILIATES AND EMPLOYEES. None of the officers or directors of any AFI Entity and to AFI’s and Anderen Bank’s Knowledge, none of the employees of any AFI Entity, is presently a party to any transaction with any AFI Entity or to a presently contemplated transaction that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the 1933 Act if AFI were subject to such requirement. AFI and Anderen Bank have disclosed any transactions with directors of AFI or Anderen Bank since January 1, 2006 as required by the Federal Reserve’s Regulation O (“Regulation O”), and AFI and Anderen Bank are otherwise in full compliance with the requirements of Regulation O.

          4.23 MORTGAGE BANKING BUSINESS. Except as has not had and would not reasonably be expected to have an AFI Material Adverse Effect:

                    (a) Each AFI Entity has complied with, and all documentation in connection with the origination, processing, underwriting, credit approval and, if applicable, foreclosure of any mortgage loan originated, purchased or serviced by any AFI Entity satisfied, (i) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, foreclosure or filing of claims in connection with mortgage loans, including all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between any AFI Entity and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan; and

                    (b) No Agency, Loan Investor or Insurer has (i) claimed that any AFI Entity has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by any AFI Entity to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed restrictions on the activities (including commitment authority) of any AFI Entity or (iii) indicated to any AFI Entity that it has terminated or intends to terminate its relationship with any AFI Entity for poor performance, poor loan quality or concern with respect to any AFI Entity’s compliance with Laws.

          4.24 DEPOSITS. None of the Deposits is a “brokered deposit” as defined in 12 C.F.R. § 337.6(a)(2).

          4.25 INVESTMENT SECURITIES. None of the investments reflected in the AFI Financial Statements are subject to any restrictions, whether contractual or statutory, that Materially impairs the ability of AFI to freely dispose of the investments at any time, and all of the investments comply with applicable Law.

          4.26 REPORTS. Except as set forth in Section 4.26 of the AFI Disclosure Memorandum, since January 1, 2006, or the date of organization if later, each AFI Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          4.27 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any AFI Entity or any Affiliate thereof to Bancorp pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information with respect to an AFI Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Bancorp with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. The allowance for loan losses reflected in the AFI Financial Statements contained in the Registration Statement was adequate, as of the dates thereof, under GAAP. None of the information with respect to an AFI Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to AFI shareholders in connection with the Shareholders’ Meeting, and any other documents to be filed by any AFI Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of AFI, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that any AFI Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

          4.28 INTEREST RATE RISK MANAGEMENT ARRANGEMENTS. No AFI Entity is a party to any, nor is any property bound by, any interest rate swaps, caps, floors or option agreements used to manage interest rate risk or other risk management arrangements.

          4.29 OFF BALANCE SHEET ARRANGEMENTS. There is no transaction, arrangement, or other relationship between any AFI Entity and an unconsolidated or other off balance sheet entity that is not disclosed in the AFI Financial Statements.

          4.30 REGISTRATION OBLIGATIONS. AFI is not under any obligation, contingent or otherwise, which will survive the Effective Time to register any transaction involving any of its securities under the Securities Laws or any state securities Law.

          4.31 ACCOUNTING, TAX, AND REGULATORY MATTERS. No AFI Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Sections 8.1(b) or 8.1(c) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

          4.32 STATE TAKEOVER LAWS. Each AFI Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws (collectively, “Takeover Laws”), including Sections 607.0901 and 607.0902 of the FBCA.

          4.33 APPLICATION OF TAKEOVER PROTECTIONS; RIGHTS AGREEMENTS. AFI has not adopted any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of AFI Common Stock or a change in control of AFI.

          4.34 CHARTER PROVISIONS. Each AFI Entity has taken all action so that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any AFI Entity or restrict or impair the ability of Bancorp or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any AFI Entity that may be directly or indirectly acquired or controlled by them. This Agreement and the transactions contemplated herein will not trigger any supermajority voting provisions under the Articles of Incorporation, Bylaws, or other governing instruments of any AFI Entity.

          4.35 OPINION OF FINANCIAL ADVISOR. AFI has received the opinion of Sandler O’Neill & Partners, L.P., dated the date of this Agreement, to the effect that the consideration to be received by AFI shareholders in connection with the Holding Company Merger is fair, from a financial point of view, to such holders, a signed copy of which has been delivered to Bancorp. Such opinion has not been amended or rescinded as of the date of this Agreement.

          4.36 BOARD RECOMMENDATION. The Board of Directors of AFI, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i)

determined that this Agreement and the transactions contemplated hereby, including the Mergers, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of AFI Common Stock approve this Agreement.

          4.37 RISK MANAGEMENT. Except as would not reasonably be expected to result in an AFI Material Adverse Effect, each AFI Entity has in place risk management policies and procedures sufficient in scope and operation to protect against risks of the type and in amounts to reasonably be expected to be incurred by Persons of similar size and in similar lines of business as such AFI Entity.

5. REPRESENTATIONS AND WARRANTIES OF BANCORP

          Bancorp hereby represents and warrants to AFI and Anderen Bank as follows:

          5.1 ORGANIZATION, STANDING, AND POWER.

                    (a) Bancorp is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Material Assets. Bancorp is duly qualified or licensed to transact business in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect.

                    (b) 1st United is a state-chartered bank duly organized, validly existing, and in good standing under the Laws of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. 1st United is duly qualified or licensed to transact business and in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect.

          5.2 AUTHORITY OF BANCORP; NO BREACH BY AGREEMENT.

                    (a) Bancorp has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Bancorp, subject to receipt of the requisite Consents referred to in Sections 8.1(b) or 8.1(c). This Agreement represents a legal, valid, and binding obligation of Bancorp, enforceable against Bancorp in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                    (b) Neither the execution and delivery of this Agreement by Bancorp, nor the consummation by Bancorp of the transactions contemplated hereby, nor compliance by Bancorp with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Bancorp’s Articles of Incorporation or Bylaws, or (ii) subject to receipt of the requisite Consents referred to Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Bancorp Entity under, any Contract or Permit of any Bancorp Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Sections 8.1(b) or 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Bancorp Entity or any of their respective Material Assets (including any Bancorp Entity or any AFI Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Bancorp Entity or any AFI Entity being reassessed or revalued by any taxing authority).

                    (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of FINRA, and other than Consents required from Regulatory Authorities (including, without limitation, the Consent of the FDIC pursuant to shared-loss agreements between 1st United and the FDIC), and other than notices to or filings with the IRS or the PBGC with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Bancorp of the Mergers and the other transactions contemplated in this Agreement.

          5.3 CAPITAL STOCK.

                    (a) The authorized capital stock of Bancorp consists of (i) 60,000,000 shares of Bancorp Common Stock, of which 30,557,603 shares are issued and outstanding as of the date of this Agreement and (ii) 5,000,000 shares of Bancorp Preferred Stock, of which no shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Bancorp Capital Stock are, and all of the shares of Bancorp Common Stock to be issued in exchange for shares of AFI Common Stock upon consummation of the Mergers, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the FBCA. None of the outstanding shares of Bancorp Capital Stock has been, and none of the shares of Bancorp Common Stock to be issued in exchange for shares of AFI Common Stock upon consummation of the Mergers will be, issued in violation of any preemptive rights of the current or past shareholders of Bancorp.

                    (b) Except as set forth in Section 5.3(a), or as provided pursuant to the Bancorp Stock Plans, or as disclosed in Section 5.3(b) of the Bancorp Disclosure Memorandum, there are no shares of capital stock or other equity securities outstanding and no outstanding Equity Rights relating to the Bancorp Capital Stock.

          5.4 BANCORP SUBSIDIARIES. Bancorp has disclosed in Section 5.4 of the Bancorp Disclosure Memorandum all of its Significant Subsidiaries as of the date of this Agreement that are corporations and all of the Bancorp Subsidiaries that are general or limited partnerships or other non-corporate entities. Each Bancorp Subsidiary that is a depository institution is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

          5.5 FINANCIAL STATEMENTS. Each of the Bancorp Financial Statements (including, in each case, any related notes) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presented in all Material respects the consolidated financial position of Bancorp and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

          5.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Bancorp Disclosure Memorandum, no Bancorp Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Bancorp as of December 31, 2010, included in the Bancorp Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. Except as disclosed in the Bancorp Disclosure Memorandum, no Bancorp Entity has incurred or paid any Liability since December 31, 2010, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

          5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 2010, except as disclosed in the Bancorp Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the Bancorp Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect, and (ii) the Bancorp Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Bancorp provided in ARTICLE 6.

          5.8 ALLOWANCE FOR POSSIBLE LOAN LOSSES. Management of Bancorp has reasonably and in good faith concluded that the Allowance shown on the Bancorp Financial Statements as of the date hereof and immediately prior to the Effective Time will be, as of the date thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolio (including accrued interest receivables) of the Bancorp Entities and other extensions of credit (including letters of credit) by the Bancorp Entities as of the dates thereof, and neither Bancorp nor 1st United Bank has been advised by any Regulatory Authority that the Allowance or methodology for determining such Allowance is inadequate.

          5.9 COMPLIANCE WITH LAWS.

                    (a) Bancorp is duly registered as a financial holding company under the BHC Act. Each Bancorp Entity has in effect all Permits necessary for it to own, lease or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect. Except as disclosed in Section 5.9 of the Bancorp Disclosure Memorandum, none of the Bancorp Entities:

                              (1) is in Default under its Articles of Incorporation or Bylaws (or other governing instruments); or

                              (2) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect; or

                              (3) since January 1, 2008, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Bancorp Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect, or (iii) requiring any Bancorp Entity to enter into or Consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends, nor has any Bancorp Entity been advised since January 1, 2008 by any Regulatory Authority that it is considering issuing, initiating, ordering, or requesting any such action.

                    (b) 1st United is “well-capitalized” and “well managed” under applicable Law, and its examination rating under the CRA is “satisfactory.”

                    (c) The business and operations of Bancorp and 1st United have been conducted in compliance with all applicable Law regulating the business of consumer lending, including state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act and other federal, state, local and foreign laws regulating lending (“Finance Laws”), and have complied with all applicable collection practices in seeking payment under any loan or credit extension, except where non-compliance would not reasonably be likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect. In addition, there is no pending or, to the Knowledge of Bancorp or 1st United, threatened charge by Regulatory Authorities that any Bancorp Entity has violated any applicable Finance Laws, except insofar as would not reasonably be likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect.

                    (d) 1st United’s deposit accounts are insured up to the applicable limits by the FDIC and all premiums and assessments required to be paid in connection therewith have been paid when due.

                    (e) Bancorp has no Knowledge of any facts and circumstances, and has no reason to believe that any facts or circumstances exist, that would cause 1st United: (i) to be deemed not to be in satisfactory compliance with the CRA or to be assigned a CRA rating by federal or state banking regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation, in any Material respect, of the U.S. Anti-Money Laundering Laws; or (iii) to be deemed not to be in satisfactory compliance, in any Material respect, with all applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations as well as the provisions of all information security programs adopted by any Bancorp Entity.

                    (f) Except as would not reasonably be expected to have, individually or in the aggregate, a Bancorp Material Adverse Effect, each Bancorp Entity has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable federal and state Law and regulation and common law. Neither any Bancorp Entity nor any director, officer or employee of any Bancorp Entity has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, individually or in the aggregate, a Bancorp Material Adverse Effect and, except as would not reasonably be expected to have, individually or in the aggregate, a Bancorp Material Adverse Effect, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

          5.10 LEGAL PROCEEDINGS. Except as disclosed in Section 5.10 of the Bancorp Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Bancorp, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Bancorp Entity or employee benefit plan of any Bancorp Entity, or against any director or employee of any Bancorp Entity, in their capacity as such, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Bancorp Entity. Section 5.10 of the Bancorp Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any Bancorp Entity is a party and which names any Bancorp Entity as a defendant or cross-defendant or for which any Bancorp Entity has any potential Liability.

          5.11 REPORTS. Since January 1, 2002, or the date of organization if later, each Bancorp Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Bancorp Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. As of its respective date, each such report and document did not, in all Material respects, contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          5.12 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by any Bancorp Entity or any Affiliate thereof to AFI pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Bancorp Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Bancorp with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Bancorp Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to the shareholders of AFI in connection with the Shareholders’ Meeting, and any other documents to be filed by any Bancorp Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of AFI, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that any Bancorp Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

          5.13 ACCOUNTING, TAX AND REGULATORY MATTERS. No Bancorp Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section. All Tax Returns required to be filed by or on behalf of any of the Bancorp Entities have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before the day of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Bancorp Material Adverse Effect and all such Tax Returns filed are complete and accurate in all Material respects. All Taxes shown on Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against any Bancorp Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.13 of the Bancorp Disclosure Memorandum. The provision for Taxes due or to become due for any of the Bancorp Entities for the period or periods through and including the day of the respective Bancorp Financial Statements has been made and is reflected on such Bancorp Financial Statements, to the Knowledge of Bancorp, is sufficient to cover all such Taxes.

6. CONDUCT OF BUSINESS PENDING CONSUMMATION

          6.1 AFFIRMATIVE COVENANTS OF AFI AND ANDEREN BANK. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Bancorp shall have been obtained, and except as otherwise expressly contemplated herein, AFI and Anderen Bank shall operate its business only in the usual, regular, and ordinary course, and in a manner designed to preserve intact its business organization and Assets and maintain its rights and franchises, and shall take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 8.1(b) or 8.1(c), or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

          6.2 NEGATIVE COVENANTS OF AFI AND ANDEREN BANK. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Bancorp shall have been obtained, and except as otherwise expressly contemplated herein, AFI and Anderen Bank covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

                    (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any AFI Entity; or

                    (b) (1) change the number of authorized of its capital stock; (2) issue any shares of its capital stock (except for the issuance of AFI Common Stock pursuant to the exercise of Equity Rights outstanding as disclosed in Section 6.2(b) of the AFI Disclosure Memorandum), including any shares that are held as “treasury shares” as of the date of this Agreement; (3) issue or grant any Equity Rights or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock; (4) adjust, split, combine or reclassify any shares of its capital stock; (5) declare, set aside or pay any dividend or other distribution in respect of capital stock; (6) redeem or otherwise acquire any shares of AFI Capital Stock; (7) issue or authorize the issuance of any other securities in respect of or in substitution for shares of the capital stock of any AFI Entity; (8) encumber any shares of the capital stock of any AFI Entity; or (8) issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of any capital stock of any AFI Entity; or

                    (c) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a AFI Entity to another AFI Entity) in excess of an aggregate of $250,000 (for the AFI Entities on a consolidated basis) except in the ordinary course of the business of AFI Subsidiaries consistent with past practices (which shall include, for AFI Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any AFI Entity of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the AFI Disclosure Memorandum); or

                    (d) make application for the opening or closing of any, or open or close any, branch or automated banking facility; or

                    (e) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under AFI Benefit Plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any AFI Entity, or except as consistent with past practice; or

                    (f) encumber any Asset having a book value in excess of $25,000 other than in the ordinary course of business for reasonable and adequate consideration; or

                    (g) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned AFI Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by a depository Subsidiary solely in its fiduciary capacity; or

                    (h) (1) make any new loans or extensions of credit or renew, extend or renegotiate any existing loans or extensions of credit in an amount in excess of $250,000 without discussing such proposed action with Bancorp; (2) purchase or sell (except for sales of single family residential first mortgage loans in the ordinary course of AFI’s or Anderen Bank’s business for fair market value) any whole loans, leases, mortgages or any loan participations or agented credits or other interest therein, or (3) renew or renegotiate any loans or credits that are on any watch list and/or are classified or special mentioned or take any similar actions with respect to collateral held with respect to debts previously contracted or other real estate owned, except pursuant to safe and sound banking practices and with prior disclosure to Bancorp; provided, however, that AFI or Anderen Bank may, without the prior notice to or written consent of Bancorp, renew or extend existing credits on substantially similar terms and conditions as present at the time such credit was made or last extended, renewed or modified, for a period not to exceed one year and at rates not less than market rates for comparable credits and transactions and without any release of any collateral except as any AFI Entity is presently obligated under existing written agreements kept as part of such AFI Entity’s official records; or

                    (i) (1) grant any increase in compensation or benefits to the employees or officers of any AFI Entity, except in accordance with past practice as disclosed in Section 6.2(i) of the AFI Disclosure Memorandum or as required by Law; (2) pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement as disclosed in Section 6.2(i) of the AFI Disclosure Memorandum; (3) enter into or amend any severance agreements with officers of any AFI Entity; (4) grant any increase in fees or other increases in compensation or other benefits to directors of any AFI Entity except in accordance with past practice disclosed in Section 6.2(i) of the AFI Disclosure Memorandum; (5) voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other Equity Rights or (6) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except as may be required pursuant to commitments existing on the date hereof and set forth in Section 6.2(i) of the AFI Disclosure Memorandum; or

                    (j) adopt any new AFI Benefit Plan or terminate or withdraw from, or make any Material change in or to, any existing AFI Benefit Plan other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such AFI Benefit Plans, except as required by Law, the terms of such plans or consistent with past practice; or

                    (k) (1) merge or consolidate AFI with any other corporation; (2) sell or lease all or any substantial portion of the assets or business of AFI; (3) make any acquisition of all or any substantial portion of the business or Assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between AFI and any other Person; or (4) enter into a purchase and assumption transaction with respect to Deposits or Liabilities; or

                    (l) (1) voluntarily take any action which would result in any of the representations and warranties of AFI or Anderen Bank set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in ARTICLE 7 hereof not being satisfied, except in each case as may be required by applicable Law; or (2) create, renew or amend or take any other action that may result in any restriction on AFI’s ability to engage in any type of activity; or

                    (m) make any significant change in any Tax or accounting methods or methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                    (n) enter into, renew, extend or modify any other transaction (other than a Deposit transaction) with any Affiliate; or

                    (o) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest; or

                    (p) make any Material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other Material banking policies except as may be required by changes in applicable Law or by Regulatory Authorities; or

                    (q) make any capital expenditures in excess of $5,000 individually or $10,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing Assets in good repair; or

                    (r) purchase or otherwise acquire, or sell or otherwise dispose of, any Assets or incur any Liabilities other than in the ordinary course of business consistent with past practices and policies; or

                    (s) purchase or sell any equity securities, or purchase or sell any securities other than securities rated “A” or higher by either Standard & Poor’s Rating Services or Moody’s Investors Service, (ii) with a weighted average life of not more than three years, and (iii) otherwise in the ordinary course of business consistent with past practice; or

                    (t) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any AFI Entity for Material money damages or restrictions upon the operations of any AFI Entity; or

                    (u) except in the ordinary course of business and as expressly permitted in Section 6.2(h), enter into, modify, amend or terminate any Material Contract calling for payments exceeding $50,000 or waive, release, compromise or assign any Material rights or claims; or

                    (v) make, change or revoke any Tax election, file any amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any Liability with respect to Taxes; or

                    (w) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern; or

                    (x) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice; or

                    (y) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Bancorp and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of Bancorp (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of Bancorp (which shall not be unreasonably withheld), except as required by Law or for communications in the ordinary course of business consistent with past practice that do not relate to the Mergers or other transactions contemplated hereby; or

                    (z) agree to do any of the foregoing, or take any action that could reasonably be expected to result in any of the foregoing.

          6.3 COVENANTS OF BANCORP. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of AFI shall have been obtained, and except as otherwise expressly contemplated herein, Bancorp covenants and agrees that it shall (a) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Bancorp Capital Stock and the business prospects of the Bancorp Entities and to the extent consistent therewith use all reasonable efforts to preserve intact the Bancorp Entities’ core businesses and goodwill with their respective employees and the communities they serve, and (b) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 8.1(b) or 8.1(c), or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that, subject to the foregoing, no Bancorp Entity shall be prevented from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of Bancorp, desirable in the conduct of the business of Bancorp and its Subsidiaries. Bancorp further covenants and agrees that it will not amend or agree or commit to amend or permit any of its Subsidiaries to amend or agree or commit to amend, without the prior written consent of AFI, which consent shall not be unreasonably withheld, the Articles of Incorporation or Bylaws of Bancorp, in each case, in any manner adverse to the holders of AFI Common Stock as compared to the rights of holders of Bancorp Common Stock generally as of the date of this Agreement.

          6.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, an AFI Material Adverse Effect or a Bancorp Material Adverse Effect, as applicable, or (ii) would cause or constitute a breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

          6.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present in all Material respects the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports filed with the SEC will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

          6.6 TAXES.

          (a) Actions Prior to Closing.

                              (1) Termination of Existing Tax-Sharing Agreements. All Tax-sharing agreements, Tax indemnity agreements, or similar arrangements involving an AFI Entity or to which an AFI Entity is a party shall be terminated with respect to such AFI Entity on the Closing Date, and, after the Closing Date, such AFI Entity shall not be bound thereby or have any Liability thereunder.

                              (2) Tax Elections. No new elections, and no changes in current elections, with respect to Taxes affecting any AFI Entity shall be made after the date of this Agreement without the prior written consent of Bancorp, which consent shall not be unreasonably withheld.

                              (3) Tax Certificates. AFI shall provide Bancorp, on or before the Closing Date, with (i) all forms, certificates and/or other instruments required in connection with the transfer and recording taxes and charges arising from the transactions contemplated by this Agreement, together with evidence satisfactory to Bancorp that such transfer taxes and charges have been paid in full by AFI, and (ii) a clearance certificate or similar documents which may be required by any state taxing authority to relieve Bancorp of any obligation to withhold any portion of payments to AFI pursuant to this Agreement.

                              (4) Access to Books and Records. Between the date of the Agreement and the Closing Date, AFI and Anderen Bank shall give Bancorp and its authorized Representatives reasonable access to all books, records and returns of each AFI Entity and have its personnel and accountants available to respond to reasonable requests of Bancorp and its authorized Representatives.

                    (b) [Intentionally Omitted]

                    (c) Filing of Tax Returns.

                              (1) AFI shall prepare and timely file all Tax returns for all periods ending on or before the Closing Date. All such returns shall be prepared in accordance with past practice (unless a contrary position is required by Law) as to elections and accounting practices to the extent any position taken in such Returns may affect the Tax Liability of AFI after the Closing. AFI shall discharge all Tax Liabilities shown on such Returns. In connection with preparation of such Returns, AFI shall prepare books and working papers (including a closing of the books as of the Closing Date) which shall clearly demonstrate the income and activities of each AFI Entity for the period ending on the Closing Date. AFI shall provide a copy of such returns to Bancorp for its review at least 20 days before the filing of such Returns. AFI shall not file any amended Return for a period ending on or before the Closing without Bancorp’s written consent (which consent shall not be unreasonably withheld) if the filing of any such amended Return may affect the Tax Liability of any AFI Entity or for which Bancorp is or may become liable.

                              (2) Bancorp shall prepare and timely file all Tax Returns with respect to AFI other than the Tax Returns referred to in Section 6.6(c)(1) above, that are required to be filed after the Closing.

                    (d) Carryovers and Carrybacks. For purposes of this Section, Tax or Taxes shall include the amount of Taxes which would have been paid but for the application of any credit or net operating or capital loss deduction attributable to periods beginning after the Closing Date or to any Post-Closing Partial Period.

                    (e) Allocation Between Partial Periods. Any Taxes for any period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”) shall be apportioned between the Pre-Closing Partial Period and the Post-Closing Partial Period, based, in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes (including, without limitation, income Taxes and Taxes in lieu of income

Taxes), on the actual activities, taxable income or taxable loss of AFI during such Pre-Closing Partial Period and such Post-Closing Partial Period, based on a closing of the books as of the close of business on the Closing Date. AFI shall not be permitted to carry out any transaction outside the ordinary course of its trade or business on the Closing Date after the Closing (other than the transactions contemplated by this Agreement). “Pre-Closing Partial Period” shall mean the portion of the Straddle period up to and including the Closing Date, and “Post-Closing Partial Period” shall mean the portion of the Straddle period following the Closing Date.

7. ADDITIONAL AGREEMENTS

          7.1 REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL.

                    (a) As soon as reasonably practicable (but in no event later than 60 days) after execution of this Agreement, at a date determined by Bancorp in its sole discretion, Bancorp shall prepare and file the Registration Statement (which shall contain the Proxy Statement) with the SEC in connection with the registration under the 1933 Act of the aggregate shares of Bancorp Common Stock to be issued in the Mergers pursuant to Section 2.1. The Parties shall use their reasonable best efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Bancorp Common Stock upon consummation of the Mergers. AFI and Anderen Bank shall each cooperate in the preparation and filing of the Registration Statement and shall furnish all information concerning the AFI Entities and the holders of AFI Capital Stock or Anderen Bank Capital Stock as Bancorp may reasonably request in connection with such action. Bancorp and AFI shall make all necessary filings with respect to the Mergers under the Securities Laws.

                    (b) In connection with the Proxy Statement, (i) AFI shall prepare and mail such Proxy Statement (which shall be contained in the Registration Statement) to the AFI shareholders, (ii) AFI shall cooperate with Bancorp in the preparation of the Proxy Statement and Registration Statement, including furnishing to Bancorp all information concerning AFI and Anderen Bank that Bancorp may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of AFI shall recommend to AFI shareholders the approval of the matters submitted for approval (the “AFI Recommendation”), and (iv) the Board of Directors and officers of AFI shall use their reasonable best efforts to obtain such shareholders’ approval.

                    (c) AFI shall call a Shareholders’ Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC and in any event not more than 30 days after the Registration Statement has become effective, for the purpose of voting upon approval of this Agreement, the transactions contemplated hereby, and such other related matters as it deems appropriate.

                    (d) Bancorp and AFI shall promptly notify the other Parties if at any time it becomes aware that the Registration Statement contains any untrue statement of a Material fact or omits to state a Material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, AFI shall cooperate with Bancorp in the preparation of a supplement or amendment to such Registration Statement that corrects such misstatement or omission, and Bancorp shall file an amended Registration Statement with the SEC, and AFI shall mail an amended Proxy Statement (which shall be contained in the Registration Statement) to the AFI shareholders. If requested by Bancorp, AFI shall obtain, at Bancorp’s expense, a “comfort” letter from its independent certified public accountant, dated as of the date of the Registration Statement and updated as of the date of consummation of the Mergers, with respect to certain financial information regarding AFI, in form and substance that is customary in transactions such as the Mergers.

          7.2 APPLICATIONS. Bancorp shall promptly prepare and file (but in no event later than 45 days following the date of this Agreement), and AFI and Anderen Bank shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall promptly deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

          7.3 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, Bancorp shall execute and file, in connection with the Closing, the Articles of Merger, or such other required filings to effectuate the Mergers, with the Secretary of State of the State of Florida.

          7.4 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in ARTICLE 8; provided, that nothing herein shall preclude any Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

          7.5 INVESTIGATION AND CONFIDENTIALITY.

                    (a) Prior to the Effective Time, each Party shall keep the other Party advised of all Material developments relevant to its business and to consummation of the Mergers.

                    (b) Prior to the Effective Time, AFI and Anderen Bank shall permit and allow Bancorp to make or cause to be made, at their own expense, such investigation(s) of the business and properties of AFI and its Subsidiaries, and of their respective financial and legal conditions, as Bancorp reasonably request, provided that such investigation(s) shall be reasonably related to the transactions contemplated hereby. In order to perform or to conduct any such investigation(s) described in this Section 7.5(b), or as permitted in Section 7.15, AFI and Anderen Bank shall grant Bancorp the right to gain reasonable access to the businesses and properties of each AFI Entity. Prior to the Effective Time, Bancorp and 1st United shall permit and allow AFI to make or cause to be made, at its own expense, such investigation(s) of the business and properties of Bancorp and its Subsidiaries, and of their respective financial and legal conditions, as AFI reasonably requests, provided that such investigation(s) shall be reasonably related to the transactions contemplated hereby. In order to perform or to conduct any such investigation(s) described in this Section 7.5(b), or as permitted in Section 7.15, Bancorp and 1st United shall grant AFI the right to gain reasonable access to the businesses and properties of each Bancorp Entity. No investigations by a Party shall affect the representations and warranties of the other Party.

                    (c) If any investigation(s) of Bancorp conducted pursuant to Section 7.5(b) results in a finding of an event or circumstance that has had or is reasonably likely to have an AFI Material Adverse Effect (an “AFI Adverse Finding”), Bancorp shall have the right, but not the obligation (unless required by Section 7.5(f)), to elect to identify and describe in writing to AFI such AFI Adverse Finding and to request its correction, cure, or other resolution, to Bancorp’s complete satisfaction (which Bancorp shall in good faith determine in its sole discretion), within a specific period of time. Any such action taken by Bancorp pursuant to the foregoing sentence (1) shall not waive Bancorp’s right to terminate this Agreement and abandon the Mergers without penalty and at any time before the Closing Date pursuant to Section 9.1(h), provided AFI fails to cure the AFI Adverse Finding to Bancorp’s satisfaction in the time granted to AFI, and (2) shall not, in any way, act as a waiver as to any other right(s) granted to Bancorp pursuant to this Agreement. If any investigation(s) of AFI conducted pursuant to Section 7.5(b) results in a finding of an event or circumstance that has had or is reasonably likely to have a Bancorp Material Adverse Effect (a “Bancorp Adverse Finding”), AFI shall have the right, but not the obligation (unless required by Section 7.5(f)), to elect to identify and describe in writing to Bancorp such Bancorp Adverse Finding and to request its correction, cure, or other resolution, to AFI’s complete satisfaction (which AFI shall in good faith determine in its sole discretion), within a specific period of time. Any such action taken by AFI pursuant to the foregoing sentence (1) shall not waive AFI’s right to terminate this Agreement and abandon the Mergers without penalty and at any time before the Closing Date pursuant to Section 9.1(i), provided Bancorp fails to cure the Bancorp Adverse Finding to AFI’s satisfaction in the time granted to Bancorp, and (2) shall not, in any way, act as a waiver as to any other right(s) granted to AFI pursuant to this Agreement.

                    (d) In addition to the Parties’ respective obligations under the Confidentiality Agreement, which are hereby reaffirmed and adopted, and incorporated by reference herein each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. In the event that a Party is required by applicable Law or valid court process to disclose any such confidential information, then such Party shall provide the other Party with prompt written notice of any such requirement so that the other Party may seek a protective Order or other appropriate remedy and/or waive compliance with this Section 7.5. If in the absence of a protective Order or other remedy or the receipt of a waiver by the other Party, a Party is nonetheless, in the written opinion of counsel, legally compelled to disclose any such confidential information to any tribunal or else stand liable for contempt or suffer other censure or penalty, a Party may, without Liability hereunder, disclose to such tribunal only that portion of the confidential information which such counsel advises such Party is legally required to be disclosed, provided that such disclosing Party uses its best efforts to preserve the confidentiality of such confidential information, including without limitation, by cooperating with the other Party to obtain an appropriate protective Order or other reliable assurance that confidential treatment will be accorded such confidential information by such tribunal. If this Agreement is terminated prior to the Effective Time, upon written request of the other Party, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

                    (e) AFI shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons, if any, which were considering an Acquisition Proposal with respect to any AFI Entity to preserve the confidentiality of the information relating to such AFI Entity provided to such Persons and their Affiliates and Representatives.

                    (f) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have an AFI Material Adverse Effect or a Bancorp Material Adverse Effect, as applicable, subject to the provisions of Section 7.5(c).

                    (g) Upon request of Bancorp, AFI and Anderen Bank shall request within 10 days of the date thereof, that all third parties that received confidential information regarding AFI or any of its Subsidiaries within the last 12 months in connection with a possible sale or merger transaction involving AFI or any of its Subsidiaries promptly return such confidential information to AFI or Anderen Bank.

          7.6 PRESS RELEASES. Prior to the Effective Time, AFI, Anderen Bank and Bancorp shall consult with each other as to the form and substance of any press release or other public disclosure Materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

          7.7 CERTAIN ACTIONS.

                    (a) Except with respect to this Agreement and the transactions contemplated hereby, no AFI Entity nor any Affiliate thereof nor any Representatives thereof retained by any AFI Entity shall directly or indirectly (i) solicit, initiate, induce, or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person any information or data with respect to AFI or otherwise relating to an Acquisition Proposal, (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which AFI is a party, (iv) enter into any agreement regarding or that could reasonably be expected to lead to any Acquisition Proposal, or (v) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal. Any violation of the foregoing restrictions by any AFI Entity or any Representatives thereof, whether or not such Representatives are so authorized and whether or not such Representatives are purporting to act on behalf of an AFI Entity or otherwise, shall be deemed to be a breach of this Agreement by AFI. AFI shall, and shall cause each of AFI’s Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

                    (b) AFI and Anderen Bank shall promptly, but in no event more than 24 hours, advise Bancorp following the receipt of any Acquisition Proposal and the details thereof (including amendments or proposed amendments) and advise Bancorp of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. AFI and Anderen Bank shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, (ii) direct and use its reasonable best efforts to cause all of its Affiliates and Representatives not to engage in any of the foregoing, and (iii) use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any such activities, discussions, negotiations or Acquisition Proposal. AFI and Anderen Bank will take all actions necessary or advisable to inform the officers, directors, employees, agents, Representatives, and Affiliates of each AFI Entity of the obligations undertaken in this Section 7.7, and it is understood that any violation of this Section 7.7 by any such individuals or entities shall be deemed to be a breach of this Section 7.7 by AFI.

                    (c) Neither the Board of Directors of any AFI Entity nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Bancorp, the approval of the Agreement, the Mergers or the AFI Recommendation or take any action or make any statement in connection with the Shareholders’ Meeting inconsistent with such approval or AFI Recommendation (collectively, a “Change in the AFI Recommendation”), (ii) approve or recommend, or propose to approve or recommend, or fail to recommend against, any Acquisition Proposal, or (iii) enter into (or permit Anderen Bank to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Proposal or (B) requiring AFI or Anderen Bank to abandon, terminate or fail to consummate the Mergers or any other transaction contemplated by this Agreement except in accordance with its terms. If AFI shall take a neutral position or no position with respect to an Acquisition Proposal in connection with any formal communications to shareholders or Regulatory Authorities, then such position shall be considered a breach of this Section 7.7(c).

                    (d) Nothing contained in this Section 7.7 shall prohibit AFI from communicating information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with applicable Law.

          7.8 ACCOUNTING AND TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Mergers, and to use its reasonable efforts to take no action which would cause the Mergers not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes.

          7.9 STATE TAKEOVER LAWS. Each AFI Entity and its Affiliates shall take the necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law, including Sections 607.0901 and 607.0902 of the FBCA.

          7.10 CHARTER PROVISIONS. Each AFI Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any AFI Entity or restrict or impair the ability of Bancorp or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any AFI Entity that may be directly or indirectly acquired or controlled by them.

          7.11 INTEGRATION.

                    (a) In order to facilitate the continuing interaction of Bancorp with AFI and Anderen Bank, and in order to keep Bancorp fully advised of all ongoing activities of AFI and Anderen Bank, subject to the limitations in this Section 7.11(a) and subject to no written objection from any applicable Regulatory Authority, AFI and Anderen Bank agree to allow the Chairman, CEO, or President of Bancorp (each a “Bancorp Designee”) to attend as an invited guest and fully monitor all called meetings of the board of directors (during the sessions in which the regular business of the board meeting is conducted) and committees of such board of directors of AFI and Anderen Bank (including, but not limited to, meetings of the officers’ loan committee of Anderen Bank). No more than one Bancorp Designee may attend any such board or committee meeting. AFI and Anderen Bank shall promptly give Bancorp prior notice by telephone and electronic mail of all called meetings. Any such Bancorp Designee shall only be permitted to observe at the meetings, and shall have no right to vote and may be excluded from sessions of the boards of directors or committees during which there is being discussed, (a) matters involving this Agreement, (b) information or Material that AFI or Anderen Bank is required or obligated to maintain as confidential under applicable Laws, (c) pending or threatened Litigation or investigations if, in the opinion of counsel to AFI or Anderen Bank, the presence of any such Bancorp Designee could reasonably affect the confidential nature of or any privilege relating to any matters to be discussed, or (d) any other matter which is determined by the Chairman or a majority of the Board of Directors of AFI or Anderen Bank as requiring only attendance by directors and officers of AFI or Anderen Bank. Complete minutes of all such meetings will be provided to Bancorp, subject to redacting matters heretofore described in this Section 7.11(a) in the foregoing clauses (a), (b), (c) and/or (d). No attendance by Representatives of Bancorp at board or committee meetings under this Section 7.11(a) or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties or covenants and agreements of AFI or Anderen Bank made in this Agreement. If the transactions contemplated by this Agreement are disapproved by any Regulatory Authority whose approval is required or the Agreement is otherwise terminated prior to the Effective Time, then the Bancorp Designee will no longer be entitled to notice of and permission to attend any such meetings.

                    (b) The Parties shall meet on a regular basis to discuss and plan for the conversion of AFI’s data processing and related electronic informational systems to those used by Bancorp, which planning shall include, but not be limited to, discussion of the possible termination by AFI of third party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by AFI in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that AFI shall not be obligated to take any such action prior to the Effective Time and, unless AFI otherwise agrees, no conversion shall take place prior to the Effective Time.

                    (c) AFI shall provide Bancorp, within fifteen (15) business days of the end of each calendar month, an update to Section 4.21(a) of the AFI Disclosure Memorandum.

                    (d) Notwithstanding any provision contained in this Agreement, neither Bancorp nor any Bancorp Subsidiary shall under any circumstance be permitted to exercise control of AFI prior to the Effective Time.

                    (e) The Parties shall consult with respect to AFI’s and Anderen Bank’s major policies and practices, and AFI and Anderen Bank shall make such modification or changes to their policies and practices, if any, as of the Effective Time as may be mutually agreed upon, such agreement not to be unreasonably withheld, delayed or conditioned. Neither Party’s representations, warranties, covenants or agreements contained in this Agreement shall be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken solely on account of this Section 7.11. Notwithstanding anything contained herein to the contrary, AFI shall not be required to seek the agreement or consent of Bancorp for any changes requested or required by any Regulatory Authority or applicable Law.

          7.12 EMPLOYEE BENEFITS AND CONTRACTS.

                    (a) Following the Effective Time, Bancorp shall provide generally to officers and employees of the AFI Entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of Bancorp Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Bancorp Entities to their similarly situated officers and employees. Bancorp shall waive any pre-existing condition exclusion under any employee health plan for which any employees and/or officers and dependents are covered by AFI plans as of Closing, to the extent that such pre-existing condition was covered under the corresponding plan maintained by the AFI Entity. For purposes of participation and vesting (but not benefit accrual) under Bancorp’s employee benefit plans, the service of the employees of the AFI Entities with the AFI Entities prior to the Effective Time shall be treated as service with a Bancorp Entity participating in such employee benefit plans.

                    (b) Concurrent with the execution of this Agreement, but effective at the Effective Time, Charles Allcott, III, John R. Warren, and Riley S. Miles III shall enter into two-year employment agreements with Bancorp in the form attached hereto as Exhibit 2 (the “Executive Employment Agreement”).

                    (c) Nothing contained herein is intended to provide, or shall be construed or interpreted as providing, any officer or employee of the AFI Entities any right to continued employment or restrict Bancorp from amending or terminating any employee benefit plan, program or policy of, or any agreement with, Bancorp, AFI or any of their respective Subsidiaries, in accordance with the terms thereof. This Agreement is not intended, and it shall not be construed, to create third party beneficiary rights for any current or former employees of the Parties or their respective Subsidiaries (including any beneficiaries or dependents thereof) under or with respect to any plan, program, or arrangement described in or contemplated by this Agreement.

                    (d) Not later than the day immediately preceding the Closing Date, AFI and Anderen Bank each agree to terminate their 401(k) plans without any cost, Liability, or additional expense to any Bancorp Entity.

                    (e) Each employee of an AFI Entity shall receive credit under the Bancorp Entities’ plans for co-pays, deductibles and other similar limits incurred under the AFI Entities’ plans during the year in which the former employees of the AFI Entities are integrated into the Bancorp Entities’ plans.

                    (f) If, within six months of the Effective Time, any employee of any AFI Entity is terminated by Bancorp or 1st United solely as a result of the Mergers (i.e., elimination of duplicative jobs, etc.), and not as a result of inadequate performance or other good cause, Bancorp shall pay severance to each such employee in an amount equal to one week’s pay for each twelve months of such employee’s prior employment with such AFI Entity; provided, however, that in no event will the total amount of severance for any single employee exceed $10,000 in the aggregate.

          7.13 INDEMNIFICATION.

                    (a) Subject to the limitations in this Section 7.13, from and after the Effective Time, Bancorp agrees that it will indemnify and hold harmless each director and executive officer of AFI and/or of Anderen Bank (each, an “Indemnified Party”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively “Claims”), arising out of actions or omissions occurring at or prior to the Effective Time pertaining to (i) the fact that he or she is or was a director or executive officer of an AFI Entity, or (ii) this Agreement or any of the transactions contemplated by this Agreement, in either case, whether asserted or claimed prior to, at or after the Effective Time, to the extent that AFI would have been allowed under Florida Law and its Articles of Incorporation and Bylaws as in effect on the date hereof to indemnify such Indemnified Parties; provided, however, that Bancorp’s indemnification obligations under this Section 7.13 shall be limited to Claims that are actually covered and paid by the Existing D&O Policies (as defined in, and as extended pursuant to, Section 7.13(c)), but only for the monetary responsibilities of the named insured under such policies (e.g., deductibles or self-insured retentions), and in addition for amounts in excess of the policy limits, but Bancorp’s total indemnity obligations for any and all Claims shall not exceed $2,500,000 in the aggregate. Bancorp’s obligations under this Section 7.13 shall continue in full force and effect for a period of three (3) years from the Effective Time; provided, that all rights to indemnification in respect of any Claim asserted or made prior to such period shall continue until the final disposition of such Claim.

                    (b) Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Bancorp thereof. In the event of any such claim, action, suit, proceeding or investigation (whether before or after the Effective Time) (i) Bancorp shall have the right to assume the defense thereof and Bancorp shall not be liable to such Indemnified Party for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, (ii) the Indemnified Party will cooperate in the defense of any such matter and (iii) Bancorp shall not be liable for any settlement effected without its prior written consent; provided that Bancorp shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

                    (c) For a period of four (4) years from the Effective Time, Bancorp shall maintain in effect, for the benefit of each Indemnified Party with respect to all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers or employees of any AFI Entity occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), the existing policy or policies of directors’ and officers’ liability insurance maintained by AFI and Anderen Bank as of the date of this Agreement in the form delivered by AFI to Bancorp prior to the date of this Agreement (the “Existing D&O Policies”); provided, however, that: (i) Bancorp may, in its sole discretion, substitute for the Existing D&O Policies a single 4-year aggregate policy with coverage of $5,000,000 in the aggregate, or multiple policies, of comparable coverage, including a “tail” insurance policy; and (ii) Bancorp shall not be required to pay more than $100,000 in the aggregate for the premiums for the Existing D&O Policies (or for any substitute or “tail” policy or policies) (the “Maximum Premium”). In the event the aggregate premium or premiums for the Existing D&O Policies (or any substitute policies) exceed the Maximum Premium, Bancorp shall be entitled to reduce the amount of coverage of the Existing D&O Policies (or any substitute or “tail” policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. AFI and Anderen Bank represent that its respective current annual premium for the Existing D&O Policies is disclosed in Section 7.13(c) of the AFI Disclosure Memorandum.The provisions of this paragraph shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 7.13 with the prior consent of Bancorp, which policies provide the Indemnified Parties with coverage for an aggregate period of four (4) years after the Effective Time (including with respect to acts or omissions occurring in connection with approval of this Agreement and the consummation of the transactions contemplated hereby), and nothing in Section 7.13 shall prohibit AFI or Anderen Bank from obtaining such prepaid policies prior to the Effective Time with the prior consent of Bancorp, provided that the cost thereof shall not exceed $100,000 in the aggregate for such policy or policies. If such prepaid policy or policies have been obtained prior to the Effective Time, Bancorp shall maintain such policy or policies in full force and effect for its or their duration.

                    (d) If Bancorp or any of its successors or assigns shall (i) consolidate with or merge into any other Person or entity and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any other Person or entity then, in each case, proper provision shall be made so that the successors and assigns of Bancorp shall assume the obligations set forth in this Section 7.13.

          7.14 SHAREHOLDER VOTING AGREEMENTS. Concurrently with the execution and delivery of this Agreement, AFI and Anderen Bank agree to cause each of their directors to execute and deliver a Shareholder Voting Agreement in the form attached hereto as Exhibit 3 (“Shareholder Voting Agreement”).

          7.15 REAL PROPERTY MATTERS. At its option and expense, Bancorp may cause to be conducted: (1) a title examination, physical survey, zoning compliance review, and structural inspection of the Real Property and improvements thereon that is used by any AFI Entity as a banking office (collectively, the “Property Examination”); and (2) site inspections, historic reviews, regulatory analyses, and environmental investigations and assessments of the Real Property as Bancorp shall deem necessary or desirable (collectively, the “Environmental Survey”). The Environmental Survey may include, but shall not be limited to: (i) Bancorp’s right to perform a Phase I Environmental Site Assessment (pursuant to ASTM Standard E 1527-05) in connection with any businesses or properties of any AFI Entity, including any of its Participation Facilities or its Operating Facilities, (ii) Bancorp’s right to perform or to conduct any other environmental investigations, inspections, assessments, site reconnaissance, or site visits, or environmental sampling, testing, analysis, or monitoring activities, in connection with any businesses or properties of any AFI Entity, including its Participation Facilities or its Operating Facilities, and (iii) Bancorp’s right to request and to obtain from any AFI Entity any information or documents, including, but not limited to, environmental reports and regulatory agency correspondence, in any AFI Entity’s possession or control relating to the matters described in this Section 7.15. In order to perform or to conduct any such investigation(s) described in this Section 7.15, each AFI Entity shall grant Bancorp the right to gain reasonable access to any businesses and properties of any AFI Entity, including access to its Participation Facilities or its Operating Facilities.

Should Bancorp elect to complete an Environmental Survey of any Real Property, it shall notify AFI or Anderen Bank before commencing the Environmental Survey and shall make reasonable efforts to coordinate the Environmental Survey with AFI and Anderen Bank.

                    If, in the course of the Property Examination or Environmental Survey, Bancorp discovers a “Material Defect” (as defined below) with respect to the Real Property, Bancorp shall have the option, at its sole discretion, exercisable upon written notice to Seller (“Material Defect Notice”) to: (1) waive the Material Defect; (2) direct Seller to cure the Material Defect to Bancorp’s satisfaction; or (3) terminate this Agreement (with such termination being deemed to be a termination under Section 9.1(a)).

                    If Bancorp elects to direct AFI or Anderen Bank to cure, then AFI or Anderen Bank shall have thirty (30) days from the date of the receipt of the Material Defect Notice, or such later time, which shall not be later than the Closing Date, as shall be mutually agreeable to the parties in which to cure such Material Defect to Bancorp’s satisfaction. If AFI or Anderen Bank fails to cure a Material Defect to Bancorp’s satisfaction within the period specified above, then Bancorp may terminate this Agreement (with such termination being deemed to be a termination under Section 9.1(a))

                    For purposes of this Agreement, a “Material Defect” shall consist of:

                    (a) the existence of any Lien (other than the lien of Real Property Taxes not yet due and payable), encumbrance, zoning restriction, easement, covenant or other restriction, title imperfection or title irregularity, or the existence of any facts or conditions that constitute a Material breach of the representations and warranties contained in Section 4.10 or 4.12, in either such case that Bancorp reasonably believes could result in a Material Adverse Effect on its use of any parcel of the Real Property for the purpose for which it currently is used or the value or marketability of any parcel of the Real Property, or as to which Bancorp otherwise objects;

                    (b) the existence of any structural defects or conditions of disrepair in the improvements on the Real Property (including any equipment, fixtures or other components related thereto) that Bancorp reasonably believes would cost more than $250,000 in the aggregate to repair, remove or correct as to all such Real Property; or

                    (c) the existence of facts or circumstances relating to any of the Real Property reflecting that: (1) there likely has been a discharge, disposal, release, threatened release, or emission by any Person of any Hazardous Material on, from, under, at, or relating to the Real Property; or (2) any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to the Real Property which constitutes or would constitute a violation of any Environmental Laws as to which Bancorp reasonably believes, based on the advice of legal counsel or other consultants, that an AFI Entity could become responsible or liable, or that Bancorp could become responsible or liable, following the Closing Date, for assessment, removal, remediation, monetary damages, or civil, criminal or administrative penalties or other corrective action and in connection with which the amount of expense or Liability which an AFI Entity could incur, or for which Bancorp could become responsible or liable, following the Closing Date, could equal or exceed an aggregate of $250,000 or more as to all such Real Property.

          7.16 FINANCIAL AND OTHER STATEMENTS.

                    (a) Promptly upon receipt thereof, AFI will furnish to Bancorp copies of each annual, interim or special audit of the books of AFI made by its independent auditors and copies of all internal control reports submitted to AFI by such auditors in connection with each annual, interim or special audit of the books of AFI made by such auditors.

                    (b) AFI will furnish to Bancorp copies of all documents, statements and reports as it shall send to its shareholders or any Regulatory Authority, except as legally prohibited thereby. Within 25 days after the end of each month, AFI will deliver to Bancorp a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

                    (c) AFI will advise Bancorp promptly of the receipt of any examination report of any Regulatory Authority with respect to the condition or activities of AFI.

                    (d) AFI shall book all adjustments to the AFI Financial Statements that are required by any Regulatory Authority in connection with any Regulatory Authority examination that occurs prior to Closing (“Examination Adjustments”), and each of these adjustments shall be reflected in the calculation of AFI Tangible Book Value. In the event that the Examination Adjustments reflect, in whole or in part, accounting procedures or policies of AFI or Anderen Bank that are not consistent with GAAP, AFI agrees to modify immediately their accounting procedures and policies to conform with GAAP. AFI shall prepare the AFI Financial Statements, for periods as of or ending on a date that occurs subsequent to December 31, 2010, in accordance with such modified accounting procedures and policies.

          7.17 MAINTENANCE OF INSURANCE. AFI shall maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, but in no event shall the coverage be less than the insurance coverage set forth in Section 4.10(c) of the AFI Disclosure Memorandum.

          7.18 DISCLOSURE SUPPLEMENTS. From time to time prior to the Effective Time, AFI and Bancorp shall promptly supplement or amend the AFI Disclosure Memorandum and Bancorp Disclosure Memorandum, respectively, with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure memorandum or which is necessary to correct any information in such disclosure memorandum which has been rendered Materially inaccurate thereby. No supplement or amendment to such disclosure memorandum shall have any effect for the purpose of determining satisfaction of the conditions set forth in ARTICLE 8.

          7.19 FAILURE TO FULFILL CONDITIONS. In the event that either Party determines that a condition to its obligation to complete the Mergers cannot be fulfilled and that it will not waive that condition, it will promptly notify the other Party.

          7.20 NASDAQ LISTING. Prior to the Effective Time, to the extent required by the Nasdaq Global Market, Bancorp (i) shall file a notice of additional listing of shares with Nasdaq with respect to the shares of Bancorp Common Stock to be issued to the holders of the AFI Common Stock in the Mergers and (ii) agrees to use reasonable efforts to cause such shares to be approved for listing on the Nasdaq Global Market prior to the Effective Time.

          7.21 BOARD OF DIRECTORS.

                    (a) At or promptly following the Effective Time:

                              (1)  Bancorp shall increase the size of its Board of Directors to twelve (12);

                              (2) 1st United shall increase the size of its Board of Directors to nineteen (19);

                              (3) Bancorp and 1st United shall take all action necessary to appoint one (1) qualified, independent (non-insider) director from the current AFI Board of Directors to serve on both the Bancorp and 1st United Boards of Directors; and

                              (4) Bancorp and 1st United shall take all action necessary to appoint one (1) additional qualified, independent (non-insider) director from the current Anderen Bank Board of Directors to serve on the 1st United Board of Directors;

                              provided that one of the directors appointed pursuant to this Section shall reside in and be familiar with the greater Tampa/Clearwater market and the other director appointed pursuant to this Section shall reside in and be familiar with the greater Orlando market.

                    (b) No later than thirty (30) days after the execution of this Agreement, AFI and Anderen Bank shall provide to Bancorp their recommendations as to the individuals to serve on the Bancorp and 1st United Boards pursuant to Section 7.21(a).

          7.22 NON-COMPETITION AGREEMENTS.

                    (a) Concurrently with the execution and delivery of this Agreement and effective upon Closing, AFI agrees to cause each non-employee director of AFI and Anderen Bank to execute and deliver the Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit 4 (the “Non-Competition Agreement”).

                    (b) At the Effective Time, Bancorp shall grant each non-employee director of AFI and Anderen, other than the two directors who are appointed to the Bancorp or 1st United Boards of Directors pursuant to Section 7.21(a), 20,000 options (the “Option Grant”) to purchase Bancorp Common Stock with an exercise price equal to the closing price on the Closing Date. Such options shall cliff vest on the two-year anniversary of the Closing Date and shall be exercisable until the seven-year anniversary of the Closing Date.

          7.23 CLAIMS LETTERS. Concurrently with the execution and delivery of this Agreement and effective upon Closing, AFI agrees to cause each director of AFI and Anderen Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit 5 (the “Claims Letter”).

8. CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

          8.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

                    (a) Shareholder Approval. The shareholders of AFI shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Holding Company Merger, as and to the extent required by Law and by the provisions of any governing instruments.

                    (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Mergers (including, without limitation, the Consent of the FDIC pursuant to shared-loss agreements between 1st United and the FDIC) shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Bancorp or AFI would result in a Material Adverse Effect on the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

                    (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Mergers (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, an AFI Material Adverse Effect or a Bancorp Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Bancorp would result in a Material Adverse Effect on the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

                    (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

                    (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act relating to the issuance of the shares of Bancorp Common Stock issuable pursuant to the Mergers shall have been received.

                    (f) Nasdaq Listing. The shares of Bancorp Common Stock to be issued in the Mergers shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

                    (g) Tax Matters. Gunster, Yoakley & Stewart, P.A., as counsel to Bancorp, shall have issued its written opinion, in form reasonably satisfactory to the Parties and addressed to the Parties (the “Tax Opinion”), to the effect that (i) each of the Mergers will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) the exchange in the Holding Company Merger of AFI Common Stock for Bancorp Common Stock will not give rise to gain or loss to the shareholders of AFI with respect to such exchange (except to the extent of any cash received), (iii) the holding period for the shares of Bancorp Common Stock received in the Holding Company Merger will include the holding period for the shares of AFI Common Stock exchanged therefor, (iv) the basis in the shares of Bancorp Common Stock received in the Holding Company Merger will consist of the basis for the shares of AFI Common Stock in exchange therefor (reduced by an amount of any cash received), and (v) neither AFI nor Bancorp will recognize gain or loss as a consequence of the Mergers (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code). Officers of each Party shall execute and deliver to Gunster, Yoakley & Stewart, P.A. certificates containing appropriate representations reasonably satisfactory in form and substance to such counsel at such time or times as may be reasonably requested by such law firm in connection with its respective delivery of such Tax Opinion. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of AFI and Bancorp.

          8.2 CONDITIONS TO OBLIGATIONS OF BANCORP. The obligations of Bancorp to perform this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Bancorp pursuant to Section 10.6(a):

                    (a) Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of AFI and Anderen Bank set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of AFI and Anderen Bank set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, an AFI Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “Material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

                    (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of AFI and Anderen Bank to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

                    (c) Certificates. AFI and Anderen Bank shall have delivered to Bancorp (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 related to AFI or Anderen Bank and in Section 8.2(a) and 8.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by AFI’s and Anderen Bank’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Bancorp and its counsel shall request.

                    (d) Shareholder Voting Agreements. Bancorp shall have received from each director of AFI and Anderen Bank the Shareholder Voting Agreement in the form of Exhibit 3.

                    (e) Executive Employment Agreement. Bancorp shall have received an executed Executive Employment Agreement, in the form of Exhibit 2, from each of Charles Allcott, III, John R. Warren, and Riley S. Miles III.

                    (f) Non-Competition Agreement. Bancorp shall have received from each director of AFI and Anderen Bank an executed Non-Competition Agreement in the form of Exhibit 4.

                    (g) Claims Letters. Bancorp shall have received from each director and officer of AFI and Anderen Bank the Claims Letters, dated as of the Closing Date (“Claims Letter”), in the form of Exhibit 5.

                    (h) No AFI Material Adverse Effect. Since the date of this Agreement (i) no event shall have occurred which has resulted in an AFI Material Adverse Effect, and (ii) no condition, event, fact, circumstances or other occurrence shall have occurred that may reasonably be expected to have or result in such an AFI Material Adverse Effect.

                    (i) Dissenters’ Rights. Holders of no more than five (5) percent of the outstanding shares of AFI Common Stock shall have validly exercised, or remained entitled to exercise, their dissenters’ rights under Sections 607.1301-1333 of the FBCA.

          8.3 CONDITIONS AND OBLIGATIONS OF AFI AND ANDEREN BANK. The obligations of AFI and Anderen Bank to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by AFI or Anderen Bank pursuant to Section 10.6(b):

                    (a) Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Bancorp set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Bancorp set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Bancorp Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “Material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

                    (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Bancorp to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

                    (c) Certificates. Bancorp shall have delivered to AFI and Anderen Bank (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 related to Bancorp and in Section 8.3(a) and 8.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Bancorp’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as AFI and Anderen Bank and their counsel shall request.

                    (d) No Bancorp Material Adverse Effect. Since the date of this Agreement (i) no event shall have occurred which has resulted in a Bancorp Material Adverse Effect, and (ii) no condition, event, fact, circumstances or other occurrence shall have occurred that may reasonably be expected to have or result in such a Bancorp Material Adverse Effect.

                    (e) Employment Contract Termination Payments. As of the Effective Time, Bancorp shall have made the employment contract termination payments to Messrs. Allcott, Warren, and Miles as set forth in Section 8.3(e) of the AFI Disclosure Memorandum.

9. TERMINATION

          9.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of AFI, this Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Time:

                    (a) By mutual consent of Bancorp and AFI in a written statement, if the Board of Directors of each so determines, by a vote of a majority of the members of the entire Board of Directors of each; or

                    (b) By Bancorp or AFI (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, an AFI Material Adverse Effect or a Bancorp Material Adverse Effect, as applicable, on the breaching Party; or

                    (c) By Bancorp or AFI (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                    (d) By Bancorp or AFI (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Mergers and the other transactions contemplated hereby (including, without limitation, the Consent of the FDIC pursuant to shared-loss agreements between 1st United and the FDIC) shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of AFI fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

                    (e) By Bancorp or AFI in the event that the Mergers shall not have been consummated by April 30, 2012, which date, if this Agreement has not been terminated under one of the other subsections of this Section 9.1, may be extended by Bancorp through June 30, 2012 if necessary to receive the necessary Consents from Regulatory Authorities (the “End Date”), if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(e); or

                    (f) By Bancorp or AFI (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Mergers cannot be satisfied or fulfilled by the End Date; or

                    (g) By Bancorp, (i) in the event that the management of AFI or Anderen Bank or their Board of Directors, for any reason, shall have failed to reaffirm its approval of the Mergers and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Mergers, whether or not permitted by the terms of this Agreement or (ii) in the event AFI or Anderen Bank shall have violated Sections 7.1 or 7.7; or

                    (h) By Bancorp, in the event of an AFI Adverse Finding and, if time is granted by Bancorp to cure such AFI Adverse Finding pursuant to Section 7.5(c), such AFI Adverse Finding is not cured to the satisfaction of Bancorp within the time specified in Bancorp’s notice of such AFI Adverse Finding; or

                    (i) By AFI, in the event of a Bancorp Adverse Finding and, if time is granted by AFI to cure such Bancorp Adverse Finding pursuant to Section 7.5(c), such Bancorp Adverse Finding is not cured to the satisfaction of AFI within the time specified in AFI’s notice of such Bancorp Adverse Finding; or

                    (j) By AFI if the Average Closing Price is less than $4.50 or by Bancorp if the Average Closing Price is greater than $8.00.

          9.2 EFFECT OF TERMINATION.

                    (a) In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that the provisions of Section 7.5(d), Section 7.6, Section 7.7, this Section 9.2, and ARTICLE 10 shall survive any such termination and abandonment indefinitely or otherwise in accordance with its terms, provided, however, that nothing herein shall relieve any Party from any liability for any willful breach by a Party of any of its representations, warranties, covenants, or agreements set forth in this Agreement.

                    (b) In the event this Agreement is terminated by Bancorp or AFI pursuant to Section 9.1(d)(ii) and there shall have been prior to any Shareholders’ Meeting a Third Party Public Event and AFI shall have entered into any acquisition or other similar agreement, including a letter of intent, in connection with, or shall have consummated, any Acquisition Proposal within 18 months from the date of termination of this Agreement, AFI shall, within ten (10) days of the date of such termination, pay to Bancorp, by wire transfer, $2,000,000 (the “Bust-up Fee”) in full satisfaction of Bancorp’s losses and damages resulting from such termination.

                    (c) In the event this Agreement is terminated by Bancorp pursuant to Section 9.1(c) due to a breach of Section 7.7 or pursuant to Section 9.1(g), AFI shall, within ten (10) days of the date of such termination, pay to Bancorp, by wire transfer, an amount equal to the Bust-up Fee in full satisfaction of Bancorp’s losses and damages resulting from such termination.

                    (d) In the event this Agreement is terminated by AFI or Bancorp pursuant to Section 9.1(e) without the Shareholders’ Meeting having occurred and with the Registration Statement having been declared effective under the 1933 Act and, in either case, (1) at any time from the date hereof until such termination there shall have been a Third Party Public Event or a proposed Acquisition Proposal communicated to the senior management or the Board of Directors of AFI or any of its Subsidiaries and (2) AFI shall have entered into any acquisition or other similar agreement, including a letter of intent, in connection with, or shall have consummated, such Third Party Public Event or such Acquisition Proposal within 18 months from the date of termination of this Agreement with the party that originally submitted such Third Party Event or Acquisition Proposal, as the case may be, AFI shall, within ten (10) days of the date of such termination, pay to Bancorp, by wire transfer, an amount equal to the Bust-up Fee in full satisfaction of Bancorp’s losses and damages resulting from such termination.

                    (e) AFI acknowledges and agrees that the agreements set forth in this Section 9.2 are an integral part of the transactions contemplated by the Agreement, and that, without these agreements, Bancorp would not enter into this Agreement. AFI agrees that the Bust-up Fee is reasonable under the circumstances, that it would be impossible to exactly determine Bancorp’s actual damages as a result of such a termination and that Bancorp’s actual damages resulting from the loss of the transaction are in excess of the Bust-up Fee.

          9.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3 and ARTICLES 1, 2, 3 and 10 and Sections 7.6, 7.12, 7.13, and 7.21.

10. MISCELLANEOUS

          10.1 DEFINITIONS.

                    (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          “1933 ACT” shall mean the Securities Act of 1933, as amended.

          “1934 ACT” shall mean the Securities Exchange Act of 1934, as amended.

          “1ST UNITED” shall mean 1st United Bank, a Florida-chartered commercial bank and a Bancorp Subsidiary.

          “1ST UNITED BANK CAPITAL STOCK” shall mean, collectively, the 1st United Bank Common Stock and any other class or series of capital stock of 1st United Bank.

          “1ST UNITED BANK COMMON STOCK” shall mean the common stock of 1st United Bank, $7.00 par value per share.

          “ACQUISITION PROPOSAL” with respect to a Party shall mean any proposal or offer, whether or not in writing, from any Person (other than Bancorp and its Affiliates) relating to (A) any direct or indirect acquisition or purchase of (x) assets of AFI and its Subsidiaries that generate 15% or more of the net revenues or net income, or that represent 15% or more of the total assets, of AFI and its Subsidiaries, taken as a whole; or (y) 15% or more of any class of AFI Capital Stock, (B) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of AFI Capital Stock, or (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, or similar transaction involving any AFI Entity, other than the transactions contemplated by this Agreement.

          “AFFILIATE” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any executive officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest, of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          “AFI” shall mean Anderen Financial, Inc., a Florida corporation.

          “AFI CAPITAL STOCK” shall mean, collectively, the AFI Common Stock and any other class or series of capital stock of AFI.

          “AFI COMMON STOCK” shall mean the common stock of AFI, $0.01 par value per share.

          “AFI DISCLOSURE MEMORANDUM” shall mean the written information entitled “Anderen Financial, Inc. Disclosure Memorandum” delivered prior to the date of this Agreement to Bancorp describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          “AFI ENTITIES” shall mean, collectively, AFI and all AFI Subsidiaries.

          “AFI FINANCIAL STATEMENTS” shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of AFI as of December 31, 2010 and 2009, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2010, 2009 and 2008, and (ii) the consolidated statements of condition of AFI (including related notes and schedules, if any) and related statements of income, and changes in shareholders’ equity (including related notes and schedules, if any) that are delivered to Bancorp with respect to periods ended subsequent to December 31, 2010.

          “AFI MATERIAL ADVERSE EFFECT” shall mean any event, change, effect, occurrence, or state of facts which, individually or together with any other event, change or occurrence, has a Material adverse impact on (i) the financial position, business, or results of operations of AFI and its Subsidiaries, taken as a whole, or (ii) the ability of AFI to perform its obligations under this Agreement or to consummate the Mergers or the other transactions contemplated by this Agreement; provided that “AFI MATERIAL ADVERSE EFFECT” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of AFI (or any of its Subsidiaries) taken with the prior informed written Consent of Bancorp in contemplation of the transactions contemplated hereby, (d) the direct effects of compliance with this Agreement on the operating performance of AFI, including expenses incurred by AFI in consummating the transactions contemplated by this Agreement, and (e) actions and omissions of AFI (or any of its Subsidiaries) taken with the prior informed written Consent of Bancorp in contemplation of the transactions contemplated hereby.

          “AFI STOCK PLANS” shall mean all stock-based plans of AFI.

          “AFI SUBSIDIARIES” shall mean the Subsidiaries of AFI, which shall include the AFI Subsidiaries described in Section 4.4 and any corporation, bank, savings association, or other organization acquired as a Subsidiary of AFI in the future and held as a Subsidiary by AFI at the Effective Time.

          “AFI TANGIBLE BOOK VALUE” shall mean the total modified consolidated shareholders’ equity of AFI. The AFI Tangible Book Value shall equal the total of AFI’s total shareholders’ equity, as that term is calculated in accordance with GAAP and in accordance with applicatory regulatory requirements as determined on the last day of the calendar month immediately preceding the Effective Time, less goodwill, intangible assets, Unused Tax Deferred Assets, and subject to any Examination Adjustments pursuant to Section 7.16(d). In addition, (i) expenses incurred by AFI in connection with the Mergers and (ii) except to the extent approved by Bancorp in writing, gains recognized from sales of investment securities, loans and other Assets after September 30, 2011, shall be deducted from AFI Tangible Book Value.

          “AGENCY” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the U.S. Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture, the U.S. Department of Justice, the Office of the Attorney General of the State of Florida or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by any AFI Entity or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities.

          “AGREEMENT” shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

          “ANDEREN BANK” shall mean Anderen Bank, a Florida-chartered commercial bank and an AFI Subsidiary.

          “ANDEREN BANK CAPITAL STOCK” shall mean, collectively, the Anderen Bank Common Stock and any other class or series of capital stock of Anderen Bank.

          “ANDEREN BANK COMMON STOCK” shall mean the common stock of Anderen Bank, $5.00 par value per share.

          “ARTICLES OF MERGER” shall mean the Articles of Merger to be executed by Bancorp and filed with the Secretary of State of the State of Florida relating to the Holding Company Merger as contemplated by Section 1.1.

          “ASSETS” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          “AVERAGE CLOSING PRICE” shall mean the average of the daily closing sales prices during the regular session of one share of Bancorp Common Stock as reported on the Nasdaq Global Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Bancorp) for the twenty (20) consecutive full trading days in which such shares are traded on the Nasdaq Global Market ending at the close of trading on the fifth full trading day preceding the Effective Time, rounded to the nearest whole cent.

          “BANCORP” shall mean 1st United Bancorp, Inc., a Florida corporation.

          “BANCORP CAPITAL STOCK” shall mean, collectively, the Bancorp Common Stock, the Bancorp Preferred Stock and any other class or series of capital stock of Bancorp.

          “BANCORP COMMON STOCK” shall mean the common stock of Bancorp, $.01 par value per share.

          “BANCORP DISCLOSURE MEMORANDUM” shall mean the written information entitled “1st United Bancorp, Inc. Disclosure Memorandum” delivered prior to the date of this Agreement to AFI describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          “BANCORP ENTITIES” shall mean, collectively, Bancorp and all Bancorp Subsidiaries.

          “BANCORP FINANCIAL STATEMENTS” shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Bancorp as of December 31, 2010 and 2009, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2010, 2009 and 2008, and (ii) the consolidated statements of condition of Bancorp (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) that are delivered to AFI with respect to periods ended subsequent to December 31, 2010.

          “BANCORP MATERIAL ADVERSE EFFECT” shall mean any event, change, effect, occurrence, or state of facts which, individually or together with any other event, change or occurrence, has a Material adverse impact on (i) the financial position, business, or results of operations of Bancorp and its Subsidiaries, taken as a whole, or (ii) the ability of Bancorp to perform its obligations under this Agreement or to consummate the Mergers or the other transactions contemplated by this Agreement, including without limitation the tax-free reorganization status of the Mergers; provided that “BANCORP MATERIAL ADVERSE EFFECT” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) any contemplated or consummated additional acquisitions (by merger or otherwise) by Bancorp or 1st United, provided that Bancorp can fulfill its obligations under this Agreement; (d) actions and omissions of Bancorp (or any of its Subsidiaries) taken with the prior informed written Consent of AFI in contemplation of the transactions contemplated hereby, (e) the direct effects of compliance with this Agreement on the operating performance of Bancorp, including expenses incurred by Bancorp in consummating the transactions contemplated by this Agreement, and (f) actions and omissions of Bancorp (or any of its Subsidiaries) taken with the prior informed written Consent of AFI in contemplation of the transactions contemplated hereby.

          “BANCORP PREFERRED STOCK” shall mean the preferred stock of Bancorp.

          “BANCORP STOCK PLANS” shall mean the existing stock-based plans of Bancorp designated as follows: 2008 Incentive Plan.

          “BANCORP SUBSIDIARIES” shall mean the Subsidiaries of Bancorp, which shall include the Bancorp Subsidiaries described in Section 5.4 and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Bancorp in the future and held as a Subsidiary by Bancorp at the Effective Time.

          “BHC ACT” shall mean the federal Bank Holding Company Act of 1956, as amended.

          “CLOSING DATE” shall mean the date on which the Closing occurs.

          “CODE” shall mean the Internal Revenue Code of 1986. All citations to the Code, or the Treasury Regulations promulgated thereunder, shall include all amendments thereto and any substitute and successor provisions. All section references to the Code (or Treasury Regulations) shall include all similar provisions under the applicable state, local or foreign tax law.

          “CONFIDENTIALITY AGREEMENT” shall mean that certain Confidentiality Agreement, dated August 29, 2011, among AFI, Anderen Bank, and Bancorp.

          “CONSENT” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          “CONTRACT” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

          “DEFAULT” shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

          “DEPOSIT ACCOUNTS” means the deposit accounts held at AFI or Anderen Bank, the balances which are included in the Deposits or would be so included if the Deposit Account had a positive balance.

          “DEPOSITS” means all deposits (as defined in 12 U.S.C. § 1813(I)) held by AFI or Anderen Bank, as of the Effective Time.

          “ENVIRONMENTAL LAWS” means all federal, state, regional or local statutes, laws, rules, regulations, codes, ordinances, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions, whether currently in existence or hereafter enacted or promulgated, any of which govern (purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, ordinances, plans, injunctions, decrees, rulings, and changes or ordinances, or judicial or administrative interpretations thereof.

          “EQUITY RIGHTS” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

          “ERISA AFFILIATE” shall mean any Person, corporation, trade or business controlled by, controlling or under common control with AFI (within the meaning of Section 414 of the Code) or Section 4001(a)(14) or 4001(b) of ERISA)

          “EXHIBITS” 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          “FBCA” shall mean the Florida Business Corporation Act, as amended.

          “GAAP” shall mean generally accepted accounting principles as in effect in the United States of America at the time of the preparation of the subject financial statement, consistently applied during the periods involved.

          “HAZARDOUS MATERIAL” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance, as those terms have been, are currently, or after the Effective Time are, regulated, or defined, by any applicable Environmental Laws, and (ii) any other chemical, pollutant, constituent, contaminant, substance, material, waste, petroleum, petroleum product, or oil, or similar or related items, that have been, are currently, or after the Effective Time are, regulated, or defined, by any applicable Environmental Laws. The term “HAZARDOUS MATERIAL” shall specifically include (but is not limited to) asbestos or lead-based paint requiring abatement, removal, or encapsulation, or are otherwise regulated, pursuant to the requirements of governmental agencies or authorities.

          “HSR ACT” shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          “INSURER” shall mean a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by any AFI Entity, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

          “INTELLECTUAL PROPERTY” shall mean: (a) all inventions (whether patentable or un-patentable and whether or not reduced to practice), all rights to all improvements thereto, and all patents, patent applications, and patent disclosures, together with all re-issuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, corporate names and domain names together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works (including, but not limited to, training materials and instruction manuals), all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets and confidential business information (including ideas, know-how, formulae, compositions, techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business methods and business and marketing plans and proposals); (e) all computer software in source or object code (including data and related documentation); (f) all other proprietary rights relative to any of the foregoing; (g) all copies and tangible embodiments of the foregoing (in whatever form or medium); and (h) all licenses to any of the foregoing.

          “KNOWLEDGE” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

          “LAW” shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

          “LIABILITY” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          “LIEN” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien, and which are disclosed in Section 10.1 of the AFI Disclosure Memorandum or the Bancorp Disclosure Memorandum, as applicable.

          “LITIGATION” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding, including without limitation, any actual, pending, or threatened condemnation, relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          “LOAN INVESTOR” shall mean any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by any AFI Entity or a security backed by or representing an interest in any such mortgage loan.

          “MATERIAL” and “MATERIALLY” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          “MATERIAL ADVERSE EFFECT” shall mean either an AFI Material Adverse Effect or a Bancorp Material Adverse Effect, as applicable.

          “MATERIALS OF ENVIRONMENTAL CONCERN” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

          “OFAC” means the office of Foreign Assets Control of the U.S. Treasury Department.

          “OPERATING PROPERTY” shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          “ORDER” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi- judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          “PARTICIPATION FACILITY” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          “PARTY” shall mean either AFI and Anderen Bank, collectively, or Bancorp, and “PARTIES” shall mean AFI, Anderen Bank, and Bancorp.

          “PER SHARE CONSIDERATION” shall mean the quotient of (i) Total Consideration and (ii) the total number of shares of AFI Common Stock issued and outstanding as of the Effective Date, rounded to the nearest one-tenth (1/10) of one cent.

          “PERMIT” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          “PERSON” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          “PROXY STATEMENT” shall mean the proxy statement used by AFI to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of Bancorp relating to the issuance of the Bancorp Common Stock to holders of AFI Common Stock.

          “REGISTRATION STATEMENT” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Bancorp under the 1933 Act with respect to the shares of Bancorp Common Stock to be issued to the shareholders of AFI in connection with the transactions contemplated by this Agreement.

          “REGULATORY AUTHORITIES” shall mean, collectively, the SEC, FINRA, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Florida Department of Financial Services and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self- regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

          “REPRESENTATIVE” shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

          “RETURNS” shall mean all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and any claims for refunds of Taxes, including any amendments or supplements to any of the foregoing.

          “SEC” means the Securities and Exchange Commission.

          “SEC DOCUMENTS” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          “SECURITIES LAWS” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          “SHAREHOLDERS’ MEETING” shall mean the meeting of the shareholders of AFI to be held pursuant to Section 7.1, including any adjournment or adjournments thereof.

          “SIGNIFICANT SUBSIDIARY” shall mean any present or future consolidated Subsidiary of the Party in question, the assets of which constitute ten percent (10%) or more of the consolidated assets of such Party as reflected on such Party’s consolidated statement of condition prepared in accordance with GAAP.

          “STIPULATED CLOSING PRICE” shall mean the average of the daily closing sales prices during the regular session of one share of Bancorp Common Stock as reported on the Nasdaq Global Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Bancorp) for the twenty (20) consecutive full trading days in which such shares are traded on the Nasdaq Global Market ending at the close of trading on the fifth full trading day preceding the Effective Time, rounded to the nearest whole cent provided that: (i) if the Stipulated Closing Price is less than $5.37, the Stipulated Closing Price shall be deemed to equal $5.37 or (ii) if the Stipulated Closing Price is greater than $6.50, the Stipulated Closing Price shall be deemed to equal $6.50.

          “SUBSIDIARIES” shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

          “SURVIVING BANK” shall mean 1st United as the surviving bank resulting from the Bank Merger.

          “SURVIVING CORPORATION” shall mean Bancorp as the surviving corporation resulting from the Holding Company Merger.

          “TAX” or “TAXES” shall mean all federal, state, local, foreign and other taxes, assessments or other governmental charges, including, without limitation, (i) income, estimated income, business, occupation, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, ad valorem, transfer, gains, profits, capital stock, license, gross receipts, business receipts, stamp, real estate, severance and withholding taxes, and any fee assessment or other charge in the nature or in lieu of any tax and including any transferee or secondary liability in respect of any tax (imposed by Law, agreement or otherwise) and (ii) interest, penalties and additions in connection therewith, in each case, for which AFI is or may be liable (including as a result of the application of Treas. Reg. Sections 1.1502-6).

          “THIRD PARTY PUBLIC EVENT” shall be deemed to occur if, prior to the event giving rise to the right to terminate the Agreement, an Acquisition Proposal shall have been made known to AFI or any of its Subsidiaries or has been made directly to its shareholders generally or any Person shall have publicly announced, or disclosed to AFI’s Board of Directors, an intention (whether or not conditional) to make an Acquisition Proposal.

          “TOTAL CONSIDERATION” shall mean the sum of (i) one-half (1/2) of AFI Tangible Book Value and (ii) the product of (1) the quotient of (a) one-half (1/2) of AFI Tangible Book Value and (b) the Stipulated Closing Price and (2) the Average Closing Price.

          “UNUSED TAX DEFERRED ASSETS” shall mean the sum of $1,700,000.

          “U.S. ANTI-MONEY LAUNDERING LAWS” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a financial institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the Patriot Act), the Bank Secrecy Act, 31 U.S.C. § 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. § 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. §§ 1956 and 1957.

                    (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

AFI Adverse Finding	Section 7.5(c)
AFI Benefit Plans	Section 4.18(a)
AFI Contracts	Section 4.16
AFI ERISA Plan	Section 4.18(a)
AFI Pension Plan	Section 4.18(a)
AFI Recommendation	Section 7.1(b)
Allowance	Section 4.9
Bancorp Adverse Finding	Section 7.5(c)
Bancorp Designee	Section 7.11(a)
Bank Merger	Preamble
Bank Plan	Section 1.2
Benefit Plan	Section 4.18(a)
Bust-Up Fee	Section 9.2(b)
Cash Consideration	Section 2.1(b)(1)
Cash Election	Section 2.1(b)(1)
Cash Election Shares	Section 2.1(b)(1)
Certificates	Section 3.1(a)
Change in the AFI Recommendation	Section 7.7(c)
Claims	Section 7.13(a)
Claims Letter	Section 8.2(g)
Closing	Section 1.3
COBRA	Section 4.18(l)
CRA	Section 4.16(c)
Dissenting Shares	Section 2.3
Effective Time	Section 1.4
Election Deadline	Section 3.1(b)
Election Form	Section 3.1(a)
End Date	Section 9.1(e)
Environmental Survey	Section 7.15
Examination Adjustments	Section 7.16(d)
Exchange Agent	Section 3.1(b)
Executive Employment Agreement	Section 7.12(b)
Existing D&O Policies	Section 7.13(c)
Finance Laws	Section 4.16(d)
FDIC	Section 4.16(e)
HIPPA	Section 4.18(l)
Holding Company Merger	Preamble
Indemnified Party	Section 7.13(a)
IRS	Section 4.18(a)
Leased Real Property	Section 4.10(f)
Mailing Date	Section 3.1(a)
Material Defect	Section 7.15
Material Defect Notice	Section 7.15
Maximum Premium	Section 7.13(c)
Mergers	Preamble
Mixed Election	Section 2.1(b)(3)
Mixed Election Shares	Section 2.1(b)(3)
Non-Competition Agreement	Section 7.22
Non-Election Shares	Section 2.1(b)(3)
Notices	Section 4.12(f)
Option Grant	Section 7.22(b)
Owned Real Property	Section 4.10(f)
Participants	Section 4.18(a)
PGBC	Section 4.18(a)
Post-Closing Partial Period	Section 6.6(e)
Pre-Closing Partial Period	Section 6.6(e)

Property Examination	Section 7.15
Real Property	Section 4.10(f)
Record Date	Section 3.1(b)
Regulation O	Section 4.22
Shareholder Meeting Date	Section 3.1(b)
Stock Consideration	Section 2.1(b)(2)
Stock Election	Section 2.1(b)(2)
Stock Election Shares	Section 2.1(b)(2)
Straddle Period	Section 7.9
Takeover Laws	Section 4.32
Tax Opinion	Section 8.1(g)
Transmittal Deadline	Section 3.1(c)
Unlawful Gains	Section 4.14
Wholesale Mortgage Business	Section 4.19

                    (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

          10.2 EXPENSES. Except as otherwise provided in this Section 10.2 or in Section 10.14, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

          10.3 BROKERS AND FINDERS. Except as disclosed in Section 10.3 of the AFI Disclosure Memorandum as to AFI and Anderen Bank, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by AFI, Anderen Bank or by Bancorp, each of AFI and Bancorp, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

          10.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 7.5(d), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 7.11(b), 7.12, and 7.13.

          10.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of AFI Common Stock, there shall be made no amendment that reduces or modifies in any Material respect the consideration to be received by holders of AFI Common Stock; and further provided, that the provisions of this Agreement relating to the manner or basis in which shares of AFI Common Stock will be exchanged for shares of Bancorp Common Stock shall not be amended after the Shareholders’ Meeting in a manner adverse to the holders of AFI Common Stock without any requisite approval of the holders of the issued and outstanding shares of AFI Common Stock entitled to vote thereon.

          10.6 WAIVERS.

                    (a) Prior to or at the Effective Time, Bancorp, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by AFI, to waive or extend the time for the compliance or fulfillment by AFI of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Bancorp under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Bancorp.

                    (b) Prior to or at the Effective Time, AFI, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Bancorp, to waive or extend the time for the compliance or fulfillment by Bancorp of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of AFI under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of AFI.

                    (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

          10.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

          10.8 NOTICES. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the Person giving such notice) hand delivered by messenger or courier service, transmitted by fax, or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to:

AFI:	Anderen Financial, Inc. 3450 East Lake Road Palm Harbor, FL 34685 Facsimile Number: (727) 771-4670 Attention: Charles Allcott III

Anderen Bank:	Anderen Bank 3450 East Lake Road Palm Harbor, FL 34685 Facsimile Number: (407) 367-4556 Attention: John R. Warren

Copy to AFI and Anderen Bank Counsel:	Smith Mackinnon, P.A. 255 South Orange Avenue, Suite 800 Orlando, Florida 32801 Facsimile Number: (407) 843-2448 Attention: John P. Greeley, Esq.

Bancorp:	1st United Bancorp, Inc. One North Federal Highway Boca Raton, FL 33432 Facsimile Number: (561) 362-3436 Attention: John Marino

Copy to Counsel:	Gunster, Yoakley & Stewart, P.A. 777 South Flagler Drive, Suite 500 West Palm Beach, Florida 33401 Facsimile Number: (561) 655-5677 Attention: Michael V. Mitrione, Esq.

or to such other address as any party may designate by notice complying with the terms of this Section 10.8. Each such notice shall be deemed delivered (a) on the date delivered, if by messenger or courier service; (b) on the date of the confirmation of receipt, if by fax; and (c) either upon the date of receipt or refusal of delivery, if mailed.

          10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Florida, without regard to any applicable conflicts of Laws.

          10.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to an electronic mail message, shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

          10.11 CAPTIONS; ARTICLES AND SECTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

          10.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

          10.13 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          10.14 ENFORCEMENT COSTS. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, Default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use Taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, Taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such Party or Parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use Taxes and all other charges billed by the attorney to the prevailing Party (including any fees and costs associated with collecting such amounts).

          10.15 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          10.16 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement expressed or implied, is intended to confer upon any Person other than the Parties or their respective successors, any right, remedies, obligations or liabilities under or by reason of this Agreement, except as set forth in Sections 7.12 and 7.13 or as otherwise expressly contemplated by this Agreement.

          10.17 JURISDICTION AND VENUE. The Parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Palm Beach County, Florida. Any civil action, counterclaim, proceeding, or Litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Palm Beach County or the United States District Court, Southern District of Florida. Each Party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or Litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or Litigation in such Florida court. Service of any court paper may be effected on such Party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable Laws, rules of procedure or local rules.

          10.18 JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

[Signature Page Follows]

          IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

1ST UNITED BANCORP, INC.

By:	/s/ Rudy E. Schupp
Name:	Rudy E. Schupp
Title:	Chairman and Chief Executive Officer

ANDEREN FINANCIAL, INC.

By:	/s/ Charles Allcott III
Name:	Charles Allcott III
Title:	Chief Executive Officer

ANDEREN BANK

By:	/s/ John R. Warren
Name:	John R. Warren
Title:	President

LIST OF EXHIBITS

Exhibit Number	Description

1.	Bank Plan of Merger (Section 1.2).

2.	Form of Executive Employment Agreement (Sections 7.12(b) and 8.2(e)).

3.	Form of Shareholder Voting Agreement (Sections 7.13(a) and 8.2(d)).

4.	Form of Non-Competition Agreement (Sections 7.22 and 8.2(f)).

5.	Form of Claims Letter (Sections 7.23 and 8.2(f)).

Annex B

FLORIDA APPRAISAL RIGHTS STATUTE

607.1301. Appraisal rights; definitions

The following definitions apply to ss. 607.1302-607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

607.1302. Right of shareholders to appraisal

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of

Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

607.1303. Assertion of rights by nominees and beneficial owners

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

607.1320. Notice of appraisal rights

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’

meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

607.1321. Notice of intent to demand payment

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

607.1322. Appraisal notice and form

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation’s estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of ss. 607.1301-607.1333.

607.1323. Perfection of rights; right to withdraw

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

607.1324. Shareholder’s acceptance of corporation’s offer

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

607.1326. Procedure if shareholder is dissatisfied with offer

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

607.1330. Court action

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

607.1331. Court costs and counsel fees

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

607.1332. Disposition of acquired shares

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

607.1333. Limitation on corporate payment

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

Annex C

FAIRNESS OPINION

October 20, 2011

Board of Directors
Anderen Financial, Inc.
3450 East Lake Road
Suite 202
Palm Harbor, FL 34685

Ladies and Gentlemen:

          Anderen Financial, Inc. (“Anderen”), Anderen Bank (“Bank”) and 1st United Bancorp, Inc. (“1st United”) plan to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Anderen will merge with and into 1st United (the “Merger”). Subsequently, Bank will merge into a wholly-owned bank subsidiary of 1st United, 1st United Bank. Under the terms of the Agreement, upon consummation of the Merger, each share of Anderen common stock issued and outstanding immediately prior to the Merger (the “Anderen Common Stock”), other than certain shares specified in the Agreement, will be converted into the right to receive the Per Share Consideration. The Per Share Consideration is defined as the quotient of (i) Total Consideration and (ii) the total number of shares of Anderen Common Stock issued and outstanding as of the Effective Date. Total Consideration is defined as (i) one-half (1/2) of Anderen’s tangible book value and (ii) the product of (1) the quotient of (a) one-half (1/2) of Anderen’s tangible book value and (b) the Stipulated Closing Price and (2) the Average Closing Price. The Stipulated Closing Price shall mean the average of the daily closing sales prices of one share of 1st United common stock as reported on the Nasdaq Global Market for the twenty (20) consecutive full trading days in which such shares are traded on the Nasdaq Global Market and ending at the close of trading on the fifth full trading day preceding the consummation of the Merger but if: (i) if the Stipulated Closing Price is less than $5.37, the Stipulated Closing Price shall be deemed to equal $5.37 or (ii) if the Stipulated Closing Price is greater than $6.50, the Stipulated Closing Price shall be deemed to equal $6.50. The Average Closing Price means the average of the daily closing sales prices of one share of 1st United common stock as reported on the Nasdaq Global Market for the twenty (20) consecutive full trading days in which such shares are traded on the Nasdaq Global Market ending at the close of trading on the fifth full trading day preceding the consummation of the Merger. The terms of the Merger are more fully described in the Agreement. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Per Share Consideration to the holders of Anderen Common Stock.

          Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the execution version of the Agreement, dated as of October 24, 2011; (ii) certain audited financial statements and other historical financial information of Anderen as provided by Anderen and that we deemed relevant; (iii) certain publicly audited financial statements and other historical financial information of 1st United that we deemed relevant; (iv) internal financial projections for Anderen for the years ending December 31, 2011 through December 31, 2014 in each case as prepared by and discussed with senior management of Anderen; (v) median publicly available earnings and growth estimates for 1st United for the years ending December 31, 2011 and 2012 and an estimated growth rate thereafter and in each case as discussed with senior management of 1st United; (vi) the pro forma financial impact of the Merger on 1st United based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of 1st United; (vii) a comparison of certain financial information for Anderen and 1st United with similar institutions for which publicly available information is available; (viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the commercial banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Anderen the business, financial condition, results of operations and prospects of Anderen and held similar discussions with certain members of senior management of 1st United regarding the business, financial condition, results of operations and prospects of 1st United, including the potential impact of 1st United Bank’s recently announced FDIC-assisted acquisition of Old Harbor Bank.

          In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Anderen and 1st United or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of Anderen and 1st United that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Anderen and 1st United or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Anderen and 1st United, or the combined entity after the Merger and we have we not reviewed any individual credit files relating to Anderen or 1st United. We have assumed, with your consent, that the respective allowances for loan losses for both Anderen and 1st United are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

          In preparing its analyses, Sandler O’Neill received internal financial projections and estimates for Anderen and used median publicly available earnings and growth estimates for 1st United. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments and expected cost savings which were prepared by and/or reviewed with the managements of 1st United. With respect to those projections, estimates and judgments, the respective managements of Anderen and 1st United confirmed to us that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of Anderen and 1st United, respectively, and we assumed that such performance would be achieved. We express no opinion as to such projections, estimates or the assumptions on which they are based. We have also assumed that there has been no material change in Anderen’s and 1st United’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Anderen and 1st United will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the Agreement are not waived. Finally, Sandler O’Neill is not rendering any opinion with respect to the legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

          Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We have acted as Anderen’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. Anderen has also agreed to indemnify us against certain liabilities arising out of our engagement. In the past we have provided investment banking services to Anderen and have received customary fees for those services. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Anderen and 1st United and their affiliates.

          Our opinion is directed to the Board of Directors of Anderen in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Anderen as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Per Share Consideration to holders of Anderen Common Stock and does not address the underlying business decision of Anderen to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Anderen or the effect of any other transaction in which Anderen might engage. This opinion shall not be reproduced or used for used for any other purposes, without Sandler O’Neill’s prior written consent. This Opinion has been approved by Sandler

O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by Anderen’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of Anderen.

          Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Consideration is fair to the holders of Anderen Common Stock from a financial point of view.

Very truly yours,

/s/ SANDLER O’NEILL & PARTNERS, L.P.

SANDLER O’NEILL & PARTNERS, L.P.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

     Bancorp is incorporated under the laws of the State of Florida. The Florida Business Corporation Act grants each corporation organized thereunder the power to indemnify its officers, directors, employees and agents on certain conditions against liabilities arising out of any action or proceeding to which any of them is a party by reason of being such officer, director, employee or agent. The Florida Business Corporation Act permits a Florida corporation, with the approval of its shareholders, to include within its articles of incorporation a provision eliminating or limiting the personal liability of its directors to such corporation or its shareholders for monetary damages resulting from certain breaches of the directors’ fiduciary duty of care, both in suits by or on behalf of the corporation and in actions by shareholders of the corporation.

     Bancorp’s Articles of Incorporation and Bylaws include provisions that allow Bancorp to take advantage of such provisions of the Florida Business Corporation Act. Bancorp’s Articles of Incorporation and Bylaws also provide for the indemnification, to the fullest extent permitted by the Florida Business Corporation Act, of Bancorp’s officers and directors. Bancorp currently maintain policies of insurance under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against specified expenses in connection with the defense of actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

     Bancorp has entered into indemnification agreements with each of its directors, which may, in certain cases, be broader than the specific indemnification provisions contained in Bancorp’s Articles of Incorporation and Bylaws. The indemnification agreements may require Bancorp, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors, officers, or employees of Bancorp and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified.

     It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

Item 21. Exhibits

EXHIBIT NUMBER	DESCRIPTION
2.1

Agreement and Plan of Merger, dated October 24, 2011, by and among 1st United Bancorp, Inc., Anderen Financial, Inc., and Anderen Bank (included as Annex A to the proxy statement/prospectus forming a part of this registration statement). Bancorp agrees to furnish supplementally a copy of any omitted schedules to the SEC upon request. A list identifying the contents of the omitted schedules is included on the last page of the agreement.*

3.1	Amended and Restated Articles of Incorporation of Bancorp - incorporated herein by reference to Exhibit 3.1 of Bancorp’s Quarterly Report on Form 10-Q (filed 7/22/08) (No. 001-34462).

3.2	Amendment to Bancorp’s Amended and Restated Articles of Incorporation – incorporated herein by reference to Exhibit 3.1 of Bancorp’s Current Report on Form 8-K (filed 5/28/09) (No. 001-34462).

3.3	Amendment to Bancorp’s Amended and Restated Articles of Incorporation– incorporated herein by reference to Exhibit 3.1 of Bancorp’s Current Report on Form 8-K (filed 12/9/09) (No. 001-34462).

3.4	Bylaws of Bancorp – incorporated herein by reference to Exhibit 3.2 of Bancorp’s Current Report on Form 8-K (filed 12/9/09) (No. 001-34462).

4.1	See Exhibits 3.1 through 3.4 for provisions of the Articles of Incorporation and Bylaws of Bancorp defining rights of the holders of common stock of Bancorp.

5.1	Opinion of Gunster, Yoakley & Stewart, P.A. regarding the validity of the securities to be registered.*

8.1	Opinion of Gunster, Yoakley & Stewart, P.A. regarding certain tax matters.*

23.1	Consent of Crowe Horwath LLP.*

23.2	Consent of Hacker, Johnson & Smith PA.*

23.3	Consent of Gunster, Yoakley & Stewart, P.A. (included in Exhibit 5.1 filed herewith)

23.4	Consent of Gunster, Yoakley & Stewart, P.A. (included in Exhibit 8.1 filed herewith)

24.1	Powers of Attorney of the Directors of the Registrant.*

99.1	Form of Anderen Financial, Inc’s Proxy Card.*

99.2	Form of Election Form of Anderen Financial, Inc.+

99.3	Consent of Sandler O’Neill & Partners, L.P.*

*	Filed herewith

+	To be filed by amendment

Item 22. Undertakings.

     The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (1) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

          (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (e) That every prospectus (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (g) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (h) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (i) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (j) To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boca Raton, State of Florida, on December 12, 2011.

1ST UNITED BANCORP, INC.

By:	/s/ Rudy E. Schupp
Rudy E. Schupp
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on the date indicated.

	Signature	Title	Date

	/s/ Rudy E. Schupp	Chief Executive Officer and Director	December 12, 2011
	Rudy E. Schupp	(Principal Executive Officer)

	/s/ John Marino	President and Chief Financial Officer and Director	December 12, 2011
	John Marino	(Principal Financial and Accounting Officer)

		Chairman of the Board	December 12, 2011
Warren S. Orlando

	*	Director	December 12, 2011
Paula Berliner

	*	Director	December 12, 2011
Jeffery L. Carrier

	*	Director	December 12, 2011
Ronald A. David

		Director	December 12, 2011
James Evans

	*	Director	December 12, 2011
Arthur S. Loring

	*	Director	December 12, 2011
Thomas E. Lynch

	*	Director	December 12, 2011
Carlos Morrison

	*	Director	December 12, 2011
Joseph W. Veccia, Jr.

*By:	/s/ John Marino
John Marino (Attorney-in-Fact)

EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
2.1

Agreement and Plan of Merger, dated October 24, 2011, by and among 1st United Bancorp, Inc., Anderen Financial, Inc., and Anderen Bank (included as Annex A to the proxy statement/prospectus forming a part of this registration statement). Bancorp agrees to furnish supplementally a copy of any omitted schedules to the SEC upon request. A list identifying the contents of the omitted schedules is included on the last page of the agreement.*

3.1	Amended and Restated Articles of Incorporation of Bancorp - incorporated herein by reference to Exhibit 3.1 of Bancorp’s Quarterly Report on Form 10-Q (filed 7/22/08) (No. 001-34462).

3.2	Amendment to Bancorp’s Amended and Restated Articles of Incorporation – incorporated herein by reference to Exhibit 3.1 of Bancorp’s Current Report on Form 8-K (filed 5/28/09) (No. 001-34462).

3.3	Amendment to Bancorp’s Amended and Restated Articles of Incorporation– incorporated herein by reference to Exhibit 3.1 of Bancorp’s Current Report on Form 8-K (filed 12/9/09) (No. 001-34462).

3.4	Bylaws of Bancorp – incorporated herein by reference to Exhibit 3.2 of Bancorp’s Current Report on Form 8-K (filed 12/9/09) (No. 001-34462).

4.1	See Exhibits 3.1 through 3.4 for provisions of the Articles of Incorporation and Bylaws of Bancorp defining rights of the holders of common stock of Bancorp.

5.1	Opinion of Gunster, Yoakley & Stewart, P.A. regarding the validity of the securities to be registered.*

8.1	Opinion of Gunster, Yoakley & Stewart, P.A. regarding certain tax matters.*

23.1	Consent of Crowe Horwath LLP.*

23.2	Consent of Hacker, Johnson & Smith PA.*

23.3	Consent of Gunster, Yoakley & Stewart, P.A. (included in Exhibit 5.1 filed herewith)

23.4	Consent of Gunster, Yoakley & Stewart, P.A. (included in Exhibit 8.1 filed herewith)

24.1	Powers of Attorney of the Directors of the Registrant.*

99.1	Form of Anderen Financial, Inc’s Proxy Card.*

99.2	Form of Election Form of Anderen Financial, Inc.+

99.3	Consent of Sandler O’Neill & Partners, L.P.*

*	Filed herewith

+	To be filed by amendment